Exhibit 15.1

Excerpt containing the pages and sections of the 2021 Universal Registration Document that are incorporated by reference into the 2021 Annual Report on Form 20-F(1)

(1)   The following document contains certain pages and sections of the Orange 2021 Universal Registration Document which are being incorporated by reference into the 2021 Annual Report on Form 20-F of Orange. Where information within a subsection has been deleted, such deletion is indicated with a notation that such information has been redacted.

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1.1     Overview

Orange is one of the world’s leading telecommunications operators with revenue of 42.5 billion euros in 2021 and 140,000 employees worldwide at December 31, 2021, including 78,000 in France. The Group has a total customer base of 271 million customers worldwide at December 31, 2021, including 224 million mobile customers and 22 million fixed broadband customers. The Group is present in 26 countries. Orange is also a leading provider of global IT and telecommunication services to multinational companies, under the brand Orange Business Services. In December 2019, the Group presented its new "Engage 2025" strategic plan, which, guided by social and environmental accountability, aims to reinvent its operator model. While accelerating in growth areas and placing data and AI at the heart of its innovation model, the Group will be an attractive and responsible employer, adapted to emerging professions.

Orange SA has been listed since 1997 on Euronext Paris (symbol: ORA) and on the New York Stock Exchange (symbol: ORAN).

Orange’s purpose is to be the trusted partner that gives everyone the keys to a responsible digital world.

1.1.1      Group’s main footprint and key figures

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1.1.3      History

Orange, formerly France Telecom, is France’s incumbent telecommunications operator. The Group has its origins in the Ministry for Mail, Telegraphs and Telephone. It was renamed France Telecom in 1991 and became a société anonyme (limited company) on December 31, 1996. In October 1997, France Telecom shares were listed on the Paris and New York stock exchanges, allowing the French government the disposal of 25% of its shares to the public and Group employees. Subsequently, the public sector gradually reduced its holding to 53%. Between 2004 and 2008 the public sector sold a further 26% of the capital, and then again 4% in 2014 and 2015. On December 31, 2021, the French State retained 22.95% of the share capital, held either directly or jointly with Bpifrance Participations.

France Telecom’s area of activity and its regulatory and competitive environment have undergone significant changes since the 1990s. In a context of increased deregulation and competition, the Group has, over that period, undertaken several strategic investments, in particular the acquisition of the mobile operator Orange Plc and its brand created in 1994, and the acquisition of a controlling stake in Poland’s incumbent operator, Telekomunikacja Polska.

Since 2005, the Group has expanded strategically in Spain by acquiring the mobile operator Amena, then in 2015 the fixed-line operator Jazztel.

Over the last fifteen years, the Group has pursued a policy of selective, value-creating acquisitions by concentrating on the markets in which it is already present. Mainly targeting the emerging markets of Africa and the Middle East where the Group is historically present (in particular Cameroon, Côte d’Ivoire, Guinea, Jordan, Mali and Senegal), this strategy was implemented through the acquisition of Mobinil in Egypt (2010) and of Méditel in Morocco (2015) and more recently by the acquisition of a number of African operators (in Liberia, Burkina Faso, Sierra Leone and the Democratic Republic of the Congo) (2016).

It also resulted in the joint venture with Deutsche Telekom that combined UK activities under the EE brand (2010) followed by the disposal of EE in 2016, as well as the disposal of Orange Suisse (2012), Orange Dominicana (2014), Orange Armenia (2015) and Telkom Kenya (2016).

As part of its corporate services and since the acquisition of Equant in 2000, Orange has been pursuing its strategy of becoming a global player in digital transformation and has accelerated its shift to services through a number of targeted acquisitions, notably in the fields of cyber security and Cloud services, such as those of Business & Decision and Basefarm in 2018 and SecureLink and SecureData in 2019.

Business diversification is one of the major pillars of Orange’s strategy. The acquisition of Groupama Banque, now Orange Bank, in 2016, which launched its new banking offer in November 2017, illustrates the goal of diversifying into the mobile financial services sector.

In 2006, Orange became the Group’s main brand for Internet, television and mobile telephony services in the majority of countries where it operated, most importantly France and Spain. In 2013, the Company adopted the Orange name, offering the full range of its telephony services in France under the Orange brand. This policy continued with the adoption of the Orange brand by Telekomunikacja Polska in 2013, by Mobinil in Egypt, Mobistar in Belgium and Méditel in Morocco in 2016, and by several of the Group’s subsidiaries in Africa in 2017. Corporate services in the world are offered primarily under the brand Orange Business Services.

In December 2019, the Group presented its new "Engage 2025" strategic plan, which, guided by social and environmental accountability, aims to reinvent its operator model. For more information on Orange’s strategic plan and its business model, see Section 1.2 Business model, market and strategy.

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1.2.2      Key changes in the telecoms services market

Network development and growth in telecommunication uses

Thanks to the increased capacity of existing network (fiber and 4G/5G) and the penetration of smartphones, the take-up of new uses has accelerated, impacted also by the multiplicity of screens (computers, smartphones, tablets, connected TV, augmented reality glasses and headphones). The development of 5G technology has prompted the emergence of new uses for businesses (optimization of production time, remote control of machines, predictive maintenance, etc.), and for the general public (immersive videos, Cloud gaming, Metaverse, live 360 transmission with several HD cameras).

In Africa and in the Middle East, Internet access networks are developing primarily through the rollout of 4G mobile networks, and fiber is taking off in targeted zones in large cities. In Europe, network investments are focused on very high-speed broadband access, with the development of fiber in the fixed-line segment, improved performance of 4G mobile networks and commercial launches of 5G. At the same time, operators are constantly upgrading their networks in a bid to make them more agile and easier to manage (through the virtualization of network functions and automation), and to optimize their value through pooling.

New consumer and business expectations

The health crisis made the need for connectivity a vital issue for individuals - to work, access healthcare and maintain social connection, and for businesses to secure their growth or their survival (teleworking, e-commerce, etc.). This acceleration of digitalization has made cybersecurity necessary for all: individuals, businesses and States.

More than ever customers count on networks being reliable and resilient and the protection of their personal data, prompting awareness of the importance of a relationship of trust with their operator.

The context of the economic and health crisis has aggravated unequal access to digital solutions. At the same time, there have been an increasing number of extreme weather events. Faced with this dual phenomenon, society as a whole increasingly expects greater transparency from companies, more commitment in respect of major environmental and social issues, but also a greater presence in regional towns and communities.

Transformation of the telecoms industry

Against this new backdrop, the transformation of the telecoms industry has gathered pace.

The major US digital players (GAFAM [1]) have continued to grow more powerful: smartphones manufacturers and digital services providers are challenging the capacity of operators to stand out, while Over-The-Top (OTT) service providers are now focused on the substitution of voice in B2B and International Wholesale. Thanks to the size of their domestic market - sufficient to generate the means required to innovate globally, Chinese suppliers have become key players in networks and smartphones, thereby raising the question of the dependence of European telcos (supply chain in particular). Lastly, the supremacy of these giants looms over the digital economy and could generate security and sovereignty risks at the European level.

The major digital players are also speeding up the development of their proprietary infrastructures by building new Data centers and international networks that they are promoting in the B2B and wholesale markets.

To face the increasingly steady growth of uses (video, data), European operators must continue to invest in tomorrow’s very high-speed broadband, fixed (fiber) and mobile (4G/5G) networks. At the same time, they are facing very fierce competition (low cost, price war) and more severe regulatory requirements (imposed rates ). To address the resulting high financial constraint, operators are pooling and sharing their networks, some have transferred all or part of their infrastructures to financial funds or infrastructure companies (see sections 1.3 Significant events [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.2.3      The Orange group strategy

The Engage 2025 strategic plan, which combines growth and responsibility, is based on an environmental and social commitment and four ambitions :

1.    Reinventing Orange’s operator model ;

2.    Accelerating in growth areas ;

3.    Placing data and AI at the heart of the innovation model ;

4.    Co-creating a future-facing company.

In this plan for 2025, launched in December 2019, for the first time Orange made the clear and committed choice to place its social responsibility at the heart of its strategic vision. With Engage 2025, the Group aims to play its part in building a more sustainable and inclusive world by focusing its CSR initiatives on two main areas: the fight against global warming and against digital inclusion.

A strong commitment guided by social and environmental responsibility

The Group has adopted a business model that is committed and accountable to its employees, its customers and the Society as a whole.

Commitment to inclusion

In a crisis context that has aggravated unequal access to digital solutions, Orange trains and supports the digitally excluded. Nine Orange Digital Centers were thus opened in the MEA region (Middle-East and Africa) [2] to foster entrepreneurship and employability of young people by developing their digital skills. The Group also offers solutions to low-income households in Europe, such as Tarifa social in Spain (improved to adapt to the growing connectivity needs of households), and affordable smartphones. In December, it launched Neva Leaf, the first «eco-responsible» smartphone which combines durability and inclusion: reduced carbon footprint (20% of recycled plastic), easily repairable (shell, screen, battery), upgradable for a very affordable price.

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Environmental commitment

In response to the challenge of climate change, Orange has set itself the goal of bringing forward the GSMA objectives by 10 years, reaching Net Zero Carbon by 2040, despite the surge in network data, compounded by the health crisis (teleworking, digitalization). In 2021, the group met 36,3% of its electricity needs by using power from renewable sources (with a goal of at least 50% in 2025).

In 2021, the Group signed several renewable energy power purchase agreements in France, Spain and Poland, with Engie, Boralex and TotalEnergies. In the MEA zone, it sped up its solar-related projects and has partnered with Engie to use solar energy to power GOS (Groupement Orange Services), the main Orange Data Center in Côte d’Ivoire. It is continuously reducing its energy consumption (networks, buildings, vehicles) and increasingly active in the circular economy: eco-designed products, second-hand network equipment with Nokia and BuyIn [3], reconditioned terminals and/or fixed in stores, first SIM card made of 100% recycled plastic in Belgium. Lastly, to physically capture its incompressible residual carbon emissions, Orange has chosen to finance natural carbon sinks, notably through the creation of Orange Nature, an innovative carbon fund launched in December 2021 (See sections 1.3 Significant events and 1.6.3 Capital investment).

Since 2015, the Group has reduced its CO2 emissions by 12.4%, with a goal of a 30% reduction in 2025. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Four bold ambitions to tackle a changing ecosystem

Reinventing its operator model by capitalizing on its leading position in networks

The group seeks to grow its core business, connectivity, thanks to enhanced connectivity and more open and higher valued network infrastructures.

Faster digital development for regional communities

Despite the health crisis, the Group continued to accelerate the rollout of its high-speed and mobile networks in 2021.

On the fixed-line segment, 56.5 million households worldwide became eligible for fiber to the home (FTTH) at year-end 2021 (+19.7% over one year) with an acceleration of the rollout in France, where Orange reached 6 million customers on the fiber network in January 2022. With 70% of its territory covered, largely thanks to Orange, France is the country with the highest fiber connections in Europe. Orange continues to optimize its copper network in France while  supporting all network users in their transition to fiber.

Whether through its own infrastructure or the use of third-party networks, Orange is the European leader on fiber and aims to market its FTTH offers in more than 65 million homes in Europe by 2023.

On the Mobile segment, 5G has been launched in six European countries: France, Spain, Poland, Romania, Luxembourg and Slovakia, and is scheduled for launch in the MEA region in Jordan, Morocco, Egypt, Senegal and Côte d’Ivoire. The Group develops its new uses through its nine Orange 5G Labs: Seven in France and two abroad. (https://5glab.orange.com/fr/).

At the end of 2021, Orange was ranked by Arcep as the best mobile network in mainland France for the 11th consecutive year on all networks (4G, 5G, speed of receipt of text messages and web page display).

Lastly, the Group is intensifying its investments to develop national and international networks and extract value from them on the wholesale market. In October, Orange’s International Carriers was voted as the «Best Wholesale Operator» at the World Communication Awards 2021 in London, for having the most extensive solutions catalog on the market, capable of fully addressing the needs of its operator and content provider customers.

In Africa, Orange continues to invest massively in international connectivity projects with more than 40 undersea cables worldwide, including the 2Africa consortium, the AMITIE transatlantic cable, PEACE and Djoliba which connects  eight West African countries. See Section 1.3 Significant events.

The Group strengthened its digital infrastructures with partners: in October, Orange signed a network sharing partnership for the entire African continent with Liquid Intelligent Technologies, the leading pan-African digital infrastructure provider with a network of 100,000 km; and launched with Oracle a project to speed up Cloud-based digital transformation in West Africa (local hosting of client data in Senegal and Côte d’Ivoire, joint promotion of health solutions, etc.). It continued the digital coverage of isolated communities throughout the MEA region: At end-2021, 17 of the 18 countries were covered by 4G, 6,000 mobile sites powered by solar energy provide rural coverage and 98,000 solar kits provide access to energy for individuals in nine countries.

More open and better valued network infrastructures thanks to the operational launch of its FiberCo and TowerCo solutions

Announced in January 2021 in France, Orange Concessions is now up and running. It brings together 24 Public Initiative Networks (Réseaux d’Initiative Publique), governed by contracts with local authorities, ultimately representing nearly 4.5 million fiber connections, which makes Orange Concessions the leading infrastructure operator in French rural areas. This new company was valued at 2.7 billion euros, confirming the value of Orange’s investments and the relevance of its strategy in optical fiber. In Poland, Orange also launched its FiberCo, by signing an agreement with APG in April 2021 to roll out 1.7 million FTTH connections. See Section 1.3 Significant events.

TOTEM, Orange’s European TowerCo launched in February 2021 in France and in Spain, has become a first-class European passive mobile infrastructure platform. The Group seeks to make TOTEM a European leader on the TowerCos market and to keep this strategic asset in a long-term industrial perspective. See Section 1.3 Significant events.

Lastly, the group has consolidated its convergence leadership in Europe through two acquisitions: a 54% stake in the second fixed operator in Romania, Telekom Romania Communications, completed in September and a 75% stake in VOO in Belgium, holder of the cable network in Wallonia and Brussels, signed in December. See Section 1.3 Significant events.

Accelerating its development in three growth areas: Africa and the Middle East, B2B services and financial services, that differentiate it from its competitors

Making Orange the benchmark digital operator in Africa and the Middle East

Orange is one of the few businesses that made the strategic choice of Africa and the Middle East more than 20 years ago. With its operational headquarters based in Casablanca, Morocco, Orange MEA is now one of the Group’s main growth engines. The African continent, with a population of 1.5 billion people, is booming and has a strong potential for innovation thanks to its large youthful population, who will be the users of tomorrow’s digital services. Orange has 135 million customers in 16 consolidated countries in Africa and the Middle East.

In the MEA region, the Group primarily relies on the growth of mobile data driven by the increase in the penetration rate of smartphones, 4G and soon 5G and fiber rollouts in densely populated areas, and network sharing agreements or adapted solutions to extend its coverage in rural areas. Despite the increasingly intense competition, particularly on Orange Money, in 2021, Orange Middle East & Africa reported solid growth of 10.6% driven by 4G mobile data and its 44.4 million 4G customers (+34.4%), Orange Money (25.1 million active Orange Money customers) and fixed broadband (2.1 million FBB customers).

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On this infrastructure basis, the Group has reinforced its multi-service strategy through the development of mobile financial services, as well as content, e-health and energy offers, around the My Orange app, entry point for its digital services. The aim is for these services to account for 20% of MEA revenue by 2025.

Accelerating the development of IT services for B2B customers and scaling up cybersecurity

With the inherent opportunities that it conveys, the digital transformation of businesses was further strengthened in 2021. Businesses are implementing end-to-end digitalization (cooperation with providers, internal processes and customer experience) and migrating their IT environment to the Cloud to become more agile and reduce costs. Orange supports them in this transformation through Orange Business Services (OBS) and continues its transition from a B2B telecommunication operator to a digital services company.

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In 2025, more than 55% of OBS and OCDs revenues is expected to be generated by digital, IT services and new connectivity services (5G private networks in particular in the 4.0 industry, software-defined wide-area networks - SD-WAN), compared to 43% at the end of 2021 (including 41% for IT & integration services alone).

In the shorter term, the accelerated transition from historical high-margin activities to our new growth drivers is impacting profitability. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Under the Orange Cyberdefense (OCD) brand, the Group has become a reference cybersecurity player unparalleled by other telecom operators. With 2,500 experts in 160 countries and 32 threat-detection centers, OCD provides support to more than 8,000 customers worldwide. In September, Orange Cyberdefense obtained the ANSSI security Visa for its PRIS qualification, one of the most demanding distinctions on the market in terms of cybersecurity, as it covers the company, its staff and the implementation of missions. In 2021, OCD posted revenues of 838 million euros, up 14% compared to 2020, and aims to exceed 1 billion euros of revenues on an annual basis in Europe by end-2023. The Group seeks double-digit revenue growth for OCD, exceeding that of the market [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Continuing its expansion in financial services across its footprint

The Engage 2025 strategic plan underscores Orange’s determination to accelerate its growth in financial services.

Four years after its launch, Orange Bank continues its development by capitalizing on the success of bank and telecoms crossed offers (cashback in stores; financing of devices), and its upgrading strategy (marketing of new insurance products, launch of premium bank card). In October 2021 Orange has decided to buy out the shares of its historical partner Groupama and is now a 100% shareholder in Orange Bank. In addition, a capital increase of 230 million euros gives Orange Bank the means to accelerate its growth projects. With 1.7 million customers in France and in Spain at end-2021, Orange Bank currently ranks among the top five online banks in France. Almost all of its new customers in France sign up for a paying offer, while online banks mostly maintain a free offer model.

Through Orange Money, Orange is a key player in ensuring financial inclusion in Africa and in the Middle East for customers without access to a bank. With Orange Bank Africa, the Group seeks to capitalize on the success of Orange Money in countries with limited access to a bank where demand is very strong. Launched in July 2020 in Côte d’Ivoire, Orange Bank Africa proposes pico-credit and insurance offers. At end-2021, the bank had 0.7 million customers and had granted over one million loans totaling FCFA 52 billion.

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Crossing a new milestone in its digital transformation by placing AI and data at the heart of its innovation model

To support its growth ambition by 2025, Orange is reinventing itself and adapting to a deeply changing world. The Group resorts to artificial intelligence and data to improve customer experience, make its networks smarter and the entire business more agile.

Smarter networks and improved operational efficiency

Orange has expanded the use of AI/Data for smarter networks and better quality of service: optimization of the roll-out of new mobile sites and fiber, maintenance of networks, cost reduction and improvement of service quality.

New AI/Data services are developing within the Group: virtual assistants, predictive behavioral analysis to better anticipate customer needs, DataScience4Business offer to raise its knowledge of customers, points of sale and products.

A reinvented customer experience with artificial intelligence and Data for more customization, prevention, support, security and control.

New technologies (chatbots, Robotic Process Automation, data targeting) are enabling Orange to improve customer experience by combining the best of digital and human intervention. The fluidity of the digital channel and the ease of access to the human touch via the network of stores or the customer service generate both better customer satisfaction and commercial efficiency. Text and voice interfaces are enhanced thanks to chatbots: 25 million conversations were handled by chatbots in 2021, 65% of which were entirely handled by the chatbot (without any human intervention). This resulted in a 25% reduction in incoming calls to Call Centers in 2021.

In 2021, My Orange app had 30 million users. 18% of sales in Europe are made through the digital channel. The goal is to reach 30% by 2025.

Thanks to smoother customer journeys and better customer insight, the Group is aiming to have 9 out of 10 customers recommend Orange in all its countries by 2025. By the end of 2021, this figure reached 8.8 out of 10 customers.

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Signing of several strategic partnerships

After signing a strategic partnership in July 2020 with Google Cloud to accelerate Orange’s IT and digital transformation and develop new cloud services, especially in Edge computing, Orange announced in May 2021 that it had partnered with Capgemini to create BLEU, a new company that will provide an independent "Cloud de Confiance". Designed to address the sovereignty needs of the French government, public administrations and businesses with critical infrastructures, this French cloud de confiance will operate under French and European laws. In addition, Orange participates in the «European Alliance For Industrial Data, Edge and Cloud» alliance, launched in July 2021 by the European Commission, which promotes the development of the next generation of European Clouds: secure, interoperable and operated by a European operator.

With Capgemini, Sanofi and Generali, Orange also announced in June 2021 the creation of a joint venture Future4care, a startup accelerator program with the ambition of developing rapid e-healthcare solutions.

Lastly, in March 2021, Orange created its Data and IA Ethics Council, to strengthen its bond with customers, employees and stakeholders - in connection with its Purpose. This advisory and independent body supports the implementation by the business of the ethical principles governing the use of these technologies.

Orange is currently one of the leading private players involved in digital research in France and a player engaged in upcoming transformations (see section 1.6 Research and development). After the reorganization of its research and innovation activities in 2020, Orange Innovation thus inaugurated in Lannion in September, the Padus Lab to experiment future networks and different energy efficiency technologies: free cooling, solar energy solutions, very high efficiency power supply architectures; and in Chatillon in November its Open RAN Integration Center (Open Radio Access Networks), the 1st test and integration laboratory in France to accelerate the development of this benchmark technology based on virtualization and automation for future mobile networks.

To accelerate the development of new 5G services, Orange supports the next immersive technologies revolution aimed at creating new personal and professional uses in entertainment, 4.0 industry, medical research, training, etc. In March 2021, via its Orange Digital Investment holding, the Group invested in the American venture capital fund, Venture Reality Fund II, dedicated to immersive technologies and a major player in the XR (eXtended Reality) sector, which combines Augmented Reality, Virtual and Mixed Reality. Furthermore, in May and December 2021, respectively, Orange launched the Orange Ventures Impact investment vehicle and created the Orange Nature fund (see section 1.3 Significant events).

Co-creating a future-facing company

For Orange, this entails meeting the skills challenge in the continuity of its "digital and human" employer promise, by supporting all its employees as best as possible and by enhancing the company’s attractiveness.

The company continues its shift by becoming more international and more geared toward B2B and new technologies. After establishing the operational head office of Orange MEA in Casablanca (Morocco) in 2020, the Group unveiled Bridge, its new headquarters in Issy-les-Moulineaux, in September 2021, which houses 3,000 corporate and operational employees.

To strike a balance between generations and functions inside the company, and to cope with the evolution of its economic model, Orange signed on December 17 in France a new intergenerational agreement for the 2022-2024 period with three union organizations, which combines measures to promote youth insertion and support for employees in the middle or at the end of their careers (see section 1.3 Significant events).

The Group has invested over 1.5 billion euros in an ambitious upskilling and professional retraining plan, open to all employees. It seeks to help its employees develop their soft as well as technological (Data, Artificial Intelligence (AI), Cloud, Cybersecurity) skills. In May 2021, the first class of cybersecurity engineers graduated from the Orange Cybersecurity Campus in France. The class was made up of Group’s employees and young people on work/study programs, via a distance learning structure (CNAM) while still working in their operational entity.

The Group’s challenge to rank among the most attractive employers is reinforced by the scarcity of tech profiles on the job market. In 2021, Orange was ranked in France 8th in the Universum study conducted with IT students and 7th among experienced IT engineers. The Group is also in 7th position in the new Universum CSR ranking of the CAC 40 groups «the most committed according to the Master’s degree level students» and 4th according to the students of the Grandes Ecoles (January 2022). Finally, it is N°1 in the LinkedIn Top Companies 2021 ranking of the 25 companies offering the best career prospects in France.

In the new context of the health crisis, the Group has facilitated the use of telework and continues to implement in-house actions to ensure inclusion and quality of life at work. Furthermore, Orange is a reference company with respect to professional gender equality: women account for 35,9% of the Group’s overall workforce, and 31,6% of the network of managers and senior executives are women. In France, Orange employs 4,400 people with disabilities, who are supported from their integration into the company to the accessibility of their work environment.

Lastly, Orange aims to ensure long-term employee engagement in the Group’s development and the success of its strategy. In November 2021, 64,000 employees in 37 countries enrolled in Together 2021, the Group employee shareholding program (see Section 1.3 Significant events).

A growth ambition accompanied by an operational efficiency program

At the launch of the Engage 2025 plan at the end of 2019, the Group committed to achieving net savings of one billion euros between 2019 and 2023 on a defined scope of indirect costs of nearly 14 billion euros.

The Scale Up operational efficiency program is based on a portfolio of some twenty initiatives to support the operating entities in achieving their objectives, grouped into four main categories: industrial choices, pooling of resources, changes in working methods and expenses optimization.

By the end of 2021, cumulative net savings of more than 300 million euros were achieved within the defined scope compared with end-2019 (see Section 1.3 Significant events).

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1.3     Significant events

Governance

The Orange Board of Directors duly noted on November 24, 2021, the decision taken by Stéphane Richard to submit his resignation as Chairman and CEO to the Board. The Orange Board of Directors met on January 28, 2022 and appointed Christel Heydemann as the Chief Executive Officer of Orange as from April 4, 2022. For more information, see Chapter 5 Corporate governance.

Optimization, development and enhancement of FTTH and mobile infrastructures

To reinvent its operator model in the context of the Engage 2025 strategic plan, Orange seeks to optimize, develop and further enhance its infrastructures, while keeping control over its strategic assets.

Disposal of 50% of Orange Concessions (FiberCo in France)

Announced in January 2021, Orange Concessions, the new FiberCo in France, has been operational since November 2021.

On November 3, 2021, after obtaining the necessary agreements, Orange group transferred 50% of the capital of Orange Concessions to the consortium made up of La Banque des Territoires (Caisse des Dépôts et Consignations), CNP Assurances and EDF Invest for a cash inflow of 758 million euros (net of tax and cash transferred) on the basis of an enterprise value of 2 675 million euros for 100% of the capital. The profit recognized in 2021 as a gain on disposal amounted to 2 124 million euros. The transaction also includes a call option for the acquisition of an additional 1%, exercisable by Orange during the second quarter of fiscal years 2025 through 2027 (see Notes 3.2, 11 and 16 to the Consolidated Financial Statements).

Orange Concessions brings together 24 subsidiaries Public Initiative Network (Réseaux d’Initiative Publique) governed by contracts with local authorities, in mainland France and in French overseas territories, ultimately representing nearly 4.5 million FTTH connections built or to be built, which makes Orange Concessions the leading infrastructure operator in French rural areas.

Assisting local authorities in the digital planning of their territory, Orange Concessions oversees the design, construction and operation of fiber networks by relying on Orange as the leading industrial partner and handles the marketing to all commercial operators (ISP) in order to offer fiber to their end customers. In accordance with the ambitions of the Engage 2025 strategic plan, Orange Concessions continues to roll out fiber in rural areas in France while sharing the investment effort with its shareholders, La Banque des Territoires, CNP Assurances and EDF lnvest.

As a result of this disposal, Orange Concessions is jointly controlled by Orange and by the consortium (each holding 50% ownership). Due to the loss of exclusive control of this entity by Orange, Orange Concessions has been recognized as an equity affiliate in the Consolidated Financial Statements of the Orange group since November 3, 2021.

Disposal of 50% of Światlowód Inwestycje (FiberCo in Poland)

On August 31, 2021, Orange Polska transferred 50% of capital from its Światlowód Inwestycje (the Polish FiberCo) to the APG group for a cash inflow, in 2021, of 132 million euros (net of tax and transferred cash) on the basis of an enterprise value of approximately 600 million euros for 100% of the capital. The profit recognized in 2021 as a gain on disposal amounted to 340 million euros. The transaction also includes a call option for approximately 1% of the additional holding in Światlowód Inwestycje, exercisable by Orange Polska in fiscal years 2027 through 2029 (see Notes 3.2, 11 and 16 to the Consolidated Financial Statements).

The Polish FiberCo brings fiber to areas where demand has not been satisfied and there is little or no competition. Orange is mostly in charge of the construction and maintenance of existing lines as well as an additional 1.7 million FTTH connections that will be built in the next five years, in total representing approximately 2.4 million lines. In this context, the Polish FiberCo was granted a credit facility of 3.1 billion Polish zlotys to finance its fiber deployment plan.

Following this disposal, Światlowód Inwestycje is 50% owned by Orange Polska and 50% owned by the APG group which jointly control this entity. Due to the loss of exclusive control of this entity by Orange, the Polish FiberCo has been recognized as an equity affiliate in the Consolidated Financial Statements of Orange since August 31, 2021.

Operational launch of TOTEM (TowerCo in Europe)

Announced in February 2021, TOTEM, the European TowerCo that is 100% owned by Orange has been operational since end-2021. Orange has transferred to TOTEM all the key assets of its passive mobile infrastructure (sites, land, leases and rental agreements to third parties) in France and Spain. The creation of this independently managed entity allows Orange to strengthen its position as a manager and operator of passive mobile infrastructure and to benefit from new growth drivers.

TOTEM seeks to become a European leader on the TowerCo market (i) by operating first-class passive mobile infrastructure assets, (ii) by focusing on revenue growth and the optimization of operational efficiency, and (iii) by fostering both organic and external growth.

At the end of 2021, TOTEM’s passive mobile infrastructure portfolio thus included more than 26,000 sites in France and Spain, the two largest countries in which Orange operates. TOTEM France manages 18,500 macro-sites comprised of 58% of masts, 30% of flat rooftops and 12% of other installations. TOTEM Spain manages 7,900 macro-sites, equally distributed between masts and flat rooftops. After France and Spain, TOTEM will study the possibility of integrating the Orange group’s other European passive mobile infrastructure assets that could create value.

Due to the entry into the operational phase of TOTEM, the presentation of segment information will change from 2022 (see Note 1.10 to the Consolidated Financial Statements).

Telecommunication networks

Fixed access networks

In the context of the Engage 2025 strategic plan, Orange announced at end-2019 its ambition to market its FTTH offers in more than 65 million homes in Europe by 2023 (whether through its own infrastructure or the use of third-party networks), in order to confirm its European leadership in fiber.

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In accordance with this objective, Orange continued to steadily roll out its optical fiber network in 2021. As such, the Group connected 9.3 million additional homes to FTTH year-on-year and had 56.5 million households connectable to FTTH worldwide at December 31, 2021, up 19.7% year on year, including 28.8 million in France, 15.7 million in Spain, 9.7 million in Other European countries and 2.4 million in Africa & Middle East. France is the country with the highest fiber connections in Europe, with 70% of France covered, largely thanks to Orange. The Group thus deployed fiber for 63% of the 29 million premises connectable to FTTH in France, using its own funds or in partnership with local authorities.

At December 31, 2021, a total number of 57.5 million households were connectable to all very high-speed broadband networks combined (i.e. FTTH and cabled networks).

Furthermore, every year, Orange devotes significant resources to maintaining its copper network in France in spite of the fall in the number of customers who are switching to the fiber network. In May 2021, the Group announced the launch of an action plan with the aim of improving the quality of the entire copper network. Orange also undertakes to maintain in its catalog until 2023 the offers were part of the universal service until the end of 2020.

Mobile access networks

In November 2021, the results of the Arcep annual survey on the quality of the mobile services of French telecom operators, confirmed for the 11th consecutive year that Orange has the best mobile network in mainland France (i.e. excluding French overseas territories). Orange remains the leader for the quality of its mobile services, being ranked 1st or joint 1st on 366 of the 403 criteria measured. This leadership is the result of intensive investment by Orange in all networks. The study also highlights the fact that Orange specifically offers the best speeds to users equipped with 5G-capable cell phones and phone plans. This 1st place was obtained thanks to the strategic choice of Orange to prioritize 5G performance by mostly deploying 3.5 GHz antennas.

During 2021, the Group continued to roll out its 5G network in France and internationally. In France, Orange started to roll out the 5G network in Paris and in Le Havre in March 2021. As of early January 2022, Orange had 1,000 municipalities with 5G coverage in France. Internationally, Orange also launched the roll-out of the 5G network in Slovakia in the first half of 2021, following the acquisition of the required frequencies in 2020. In Spain, Orange acquired new 5G licenses in 2021 for a total amount of 611 million euros, thus consolidating its position as the operator with the largest quantity of spectrum in the two priority bands for the deployment of 5G technology.

Furthermore, in 2021 Orange opened nine Orange 5G Labs, seven of which are in France, one in Romania and the other in Belgium. The Orange 5G Lab is a system that seeks to help economic players to better understand the opportunities, value and usefulness of 5G. These players can test their current solutions in the Lab and think about new uses while benefiting from Orange’s technical expertise and an ecosystem to innovate.

In June 2021, following the technical incident that affected the routing of some calls to emergency numbers in France, the French national agency for IT systems security (Agence nationale de la sécurité des systèmes d’information - ANSSI) was tasked with verifying the security and integrity of Orange’s network and services. ANSSI published its findings in a report on July 19, 2021. Meanwhile, in June 2021 Orange presented the first findings of the internal investigation commissioned to identify the specific causes of the incident and the lessons to be learned from it. The investigation recognized the immediate involvement and the strong mobilization of technical players as soon as the first disruptions occurred and the collaboration with the authorities to restore normal operations. It nevertheless noted the need to improve the speed at which information had been shared with the different stakeholders in the crisis, i.e. the public authorities, the emergency services and the media. This rare event underlined the crucial and essential role played by the networks.

Transmission networks

To support the increasing uses of its fixed, mobile, business and wholesale customers, Orange regularly increases the capacity of its domestic and international transmission networks (both land and submarine).

In 2021, the 2Africa consortium, of which Orange is a member, announced the extension of the 2Africa cable to several African regions (Seychelles, Comores, Angola, southern Nigeria, Canary Islands), then to the Persian Gulf, India and Pakistan with the 2Africa PEARLS segment. The latter extension will raise the total length of the 2Africa cable system to more than 45,000 kilometers, which makes it the longest submarine cable system ever deployed. 2Africa will provide a faster and more reliable Internet connection to each country served.

In September 2021, Orange announced the landing of AMITIE near Bordeaux in France, the new transatlantic submarine cable of which it is a partner. This is a next-generation cable. It is scheduled for commissioning in early 2022. The 6,800 kilometer-long cable will provide a connection between the US State of Massachusetts, France and England. In October 2021, Orange also announced the landing in Marseilles of the PEACE submarine cable. This cable will connect Europe to Asia through East Africa. It is scheduled for commissioning in 2022. Lastly, in February 2022, Orange announced its participation in the SEA-ME-WE 6 (Southeast Asia-Middle East-Western Europe 6) consortium, for the construction of an "express" submarine system which will directly connect France, from Marseilles, to Singapore.

Mobile Financial Services

Capital increase and acquisition of 21.7% of Orange Bank

On September 30, 2021, Orange entered into an agreement with Groupama to acquire the 21.7% stake held by Groupama in Orange Bank. Groupama will remain a major commercial partner by extending up to 2028 the exclusive agreement granted to Orange Bank on retail banking and consumer credit. This acquisition does not change the nature of the control that Orange holds on Orange Bank and its subsidiaries. At December 31, 2021, Orange owned 100% of Orange Bank.

Furthermore, in order to strengthen the development of Orange Bank and accelerate its ongoing growth projects, Orange subscribed to a capital increase of 300 million euros of Orange Bank in 2021 (see Note 1.8 to the Consolidated Financial Statements).

Acquisition of Anytime and partnership with Younited

In January 2021, Orange Bank announced the acquisition of Anytime, a neobank dedicated to independent professionals and small businesses. This acquisition allows Orange to offer financial support and digital management tools to its millions of customers who are independent professionals. In addition, in order to offer its loans to the largest number of customers possible, in June 2021 Orange Bank signed a partnership with Younited to accelerate its presence on the consumer credit market. This agreement allows Orange Bank to benefit from the experience of a recognized player, to improve customer experience (with simplified and shorter processes), and to monitor loans and propose its personal loan offering to a larger customer base.

At December 31, 2021, Mobile Financial Services had 1.7 million customers in France and Spain (including nearly 1.4 million individual customers and more than 350,000 independent professional customers or businesses) and 0.7 million customers in Africa.

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Orange, a people-oriented digital employer

New intergenerational agreement for the 2022 to 2024 period

In December 2021, Orange signed a new intergenerational agreement with three union organizations in France covering the 2022 to 2024 period, proposing measures to help young people find employment, as well as support for employees in the middle or at the end of their careers. In line with the trajectories of the Engage 2025 strategic plan, Orange undertakes to hire at least 8,000 people on permanent contracts in France for the 2022 to 2024 period. The Group also proposes an attractive new arrangement, the French part-time for seniors plans ("Temps Partiel Séniors"- TPS) open to employees in 2022 to allow them to rearrange their working time over a period of 18 to 60 months prior to their retirement.

The expense related to the new intergenerational agreement, recognized in specific labor expenses in the consolidated income statement, amounted to 1,225 million euros in 2021. At December 31, 2021, the Group estimates that approximately 11,900 employees are currently benefiting from or will eventually benefit from the different TPS arrangements (see Note 6.2 to the Consolidated Financial Statements).

This new intergenerational agreement illustrates the ability of Orange to come up with innovative solutions for its employees in order to address the major challenges faced by the Group. Orange intends to address these challenges while dealing with the changes in its economic model and continuing its investment in next-generation networks.

Employee shareholding program Together 2021

In September 2021, Orange launched an Employee Offering, Together 2021, for approximately 1% of the capital. The aim of this operation is to ensure long-term employee engagement in the Group’s development and the success of the Engage 2025 strategic plan, while also strengthening employee shareholding, which is a stabilizing factor in the company’s governance.

The offer covered a maximum of 260 million euros of subscriptions, including an employer’s contribution (expressed in reference price before discount). It was carried out through the disposal of existing shares previously repurchased by Orange under its share Buyback program. 64,000 employees in 37 countries subscribed to the offer. Thanks to this wide participation, 7.38% of Orange’s capital was held by employee shareholders at December 31, 2021. Ultimately, Orange seeks to reach 10% of employee shareholding. The expense recognized as share-based compensation amounted to 172 million euros for fiscal year 2021 (see Note 6.3 to the Consolidated Financial Statements).

The employee shareholding program Together 2021 follows the receipt by Orange at end-2020 of a 2.2 billion euro tax income related to the favorable decision of the French Council of State in the settlement of a tax dispute in France for fiscal years 2005 to 2006 (see Note 10.2 to the Consolidated Financial Statements).

Social and environmental accountability

During 2021, Orange took a series of initiatives in line with its social and environmental policy that guides its commitment under the Engage 2025 strategic plan. The main purpose of these initiatives is to ensure that the Group is able to meet 50% of its electricity requirements from renewable sources in 2025 and to achieve "Net Zero Carbon" at Group level by 2040.

Increased use of renewable energy

In February 2021, Orange partnered with ENGIE to implement a comprehensive renewable energy supply solution in France. The 15-year electrical power purchase agreement signed by Orange and ENGIE will enable the development of two new solar projects totaling 51 Megawatt-peak (MWp). In March 2021, Orange also signed a renewable electrical power purchase agreement with TotalEnergies for the supply of 100 GigaWattHours per year, renewable over a period of 20 years. By 2024, TotalEnergies will develop ten or more solar plants distributed throughout France to address this demand.

Numerous sites in the Africa & Middle East region are not connected to the mains power grid or suffer from insufficient grid quality, and are therefore sometimes forced to use fuel-oil powered generators. In May 2021, Orange announced that it was the leader in the number of solar panels deployed in five Africa & Middle East countries, with 5,400 telecom sites equipped with solar panels, leading to annual savings of 55 million liters of fuel oil.

Launch of Orange Nature (carbon fund)

In December 2021, Orange announced the creation of Orange Nature, an innovative carbon fund intended to finance reforestation projects and the restoration of natural ecosystems. The fund will invest in different carbon sequestration projects worldwide (in the form of either mangroves or agroforestry projects). Special importance will be given to the economic and social development of the territories and populations concerned by the projects, as well as their positive impacts on biodiversity. Orange will be remunerated solely by the high-quality carbon credits generated by the financed projects. Orange Nature is endowed with an investment capacity of 50 million euros and will produce sufficient carbon credits to capture a significant portion of the residual carbon emissions produced by the Group by 2040.

Orange has already deployed several carbon sinks: reforestation of pine forests in Spain, mangrove plantations in Senegal and the acquisition of a stake in Livelihoods Carbon Fund 3. In October 2021, Orange signed an agreement with Alliance Forêts Bois to finance reforestation projects of approximately 175 hectares of forests in France.

Launch of Orange Venture Impact (investment vehicle)

In May 2021, Orange announced the launch of Orange Ventures Impact, a 30 million euros investment vehicle dedicated to the financing of socially committed start-ups. Such start-ups are expected to contribute to the emergence of new responsible economic models with a positive impact on the environment, social inclusion or CareTech. Orange Ventures Impact is part of the Engage 2025 strategic plan and enhances the overall strategy of Orange Ventures, the Orange venture capital subsidiary which manages 350 million euros of funds, 30 million euros of which will therefore be allocated to this new vehicle.

Progress of the Scale Up operational efficiency program

To ensure that it achieves its financial objectives, in late 2019, Orange committed to net savings of 1 billion euros by 2023 on a defined scope of indirect costs of 13.8 billion euros at end-2019. These correspond to the Group’s indirect costs (i) excluding Africa & Middle East and Mobile Financial Services, and (ii) excluding labor expenses and other network expenses and IT expenses of Enterprise IT & integration services. To that end, Orange launched the Scale Up operational efficiency program.

Cumulatively over fiscal years 2020 and 2021, more than 300 million euros of net savings were achieved on this scope of costs compared with end-2019. The savings mainly stem from the structural reduction in the number of employees and the transformation of ways of working accelerated by the health crisis, with positive impacts on our cost base.

Against a background of inflation and strong pressure on energy prices, the Group seeks to achieve, on this scope of costs, cumulative net savings of approximately 600 million euros by end-2022, a step toward reaching its goal of 1 billion euros by end-2023.

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Changes in the asset portfolio

Orange Concessions, Światlowód Inwestycje and TOTEM

With respect to Orange Concessions (FiberCo in France), Światlowód Inwestycje (FiberCo in Poland) and Totem (TowerCo in Europe), see above Optimization, development and enhancement of FTTH and mobile infrastructures.

Acquisition of 54% of Telekom Romania Communications (TKR)

In accordance with the announcement made in November 2020, Orange finalized on September 30, 2021, the acquisition of a majority 54% stake in fixed operator Telekom Romania Communications (TKR) and the takeover of an MVNO contract previously entered into with TKR and Telekom Romania Mobile for a cash outflow of 206 million euros (net of the cash acquired) on the basis of an enterprise value of 497 million euros for 100% of the capital. The Romanian State continues to hold 46% of the remaining capital (see Note 3.2 to the Consolidated Financial Statements).

Thanks to this acquisition, Orange, the country’s leading mobile operator, will rely on the strength of TKR’s fixed network and on its subscriber base to create a fully convergent operator.

Acquisition of 23.94% of Orange Belgium (conditional voluntary takeover bid)

In the first half of 2021, Orange launched a conditional voluntary takeover bid for 46.97% of the capital of Orange Belgium, corresponding to the remaining shares not held directly and indirectly. As a result of the offer, Orange SA acquired 23.94% of the share capital of Orange Belgium and owned directly and indirectly, 76.97% of the share capital of Orange Belgium. The total acquisition cost of these shares amounts to 316 million euros. This share Buyback offer does not change the Orange group’s p-existing control of Orange Belgium and its subsidiaries (see Note 3.2 to the Consolidated Financial Statements).

This operation henceforth equips the Group with the means to improve the financial flexibility of Orange Belgium, to deploy its long-term value creation strategy more effectively and to improve its ability to address the major transformations of the Belgian market.

Agreement by Orange Belgium to acquire approximately 75% of VOO

On December 24, 2021, Orange Belgium signed an agreement with Nethys to acquire 75% of the capital minus one share of cable operator VOO on the basis of an enterprise value of 1.8 billion euros for 100% of the capital. Present in the Wallonia region and in part of the Brussels region, VOO offers a portfolio of fixed and mobile telephony, very high-speed Internet and television services. The acquisition of VOO will provide Orange Belgium with access to a very high-speed network in Wallonia and parts of Brussels and enable it to consolidate the deployment of its convergent strategy throughout Belgium.

Completion of the transaction is subject to the customary conditions precedent, including the approval of the European Commission expected in 2022 (see Note 3.2 to the Consolidated Financial Statements).

Acquisition of 21.7% of Orange Bank

Concerning the acquisition of 21.7% of Orange Bank, see Mobile Financial Services above.

Impairment of goodwill in Spain

In Spain, the business plan has been significantly revised downward since December 31, 2020, in view of (i) a deteriorating competitive environment despite market consolidation operations (affected by the erosion of average revenue per user) and (ii) uncertainties surrounding the continuation of the health crisis (delay in the forecasts for economic recovery).

The revision of the business plan in Spain has led to the recognition during the first semester of 3,702 million euros impairment of goodwill (see Note 7 to the Consolidated Financial Statements).

1.4     Operating activities

Orange provides consumers, businesses and other telecommunication operators with a wide range of services including fixed and mobile telecommunications, data transmission and other value-added services, including mobile financial services. The Group is present as an operator in 26 countries. In addition to its role as a supplier of connectivity, the Group provides business services, primarily solutions in the fields of digital work, security and improving business line processes.

For consistency with the segment information in the Consolidated Financial Statements, the Group’s activities are presented below by operating segment: France, Europe, Africa and Middle East, Enterprise, International Carriers & Shared Services, and Mobile Financial Services. Following the implementation of the Group Executive Committee’s new organization on September 1, 2020, Spain has joined the Europe aggregate and the Orange Bank business segment has been renamed Mobile Financial Services to take into account the gradual integration of new activities into that segment (see Section 3.3, Note 1.9 Definition of business segments and performance indicators).

The results of Orange’s activities in 2021 and its principal operating indicators in its various business segments are set out in Section 3.1 Review of the Group’s financial position and results. Information on the operating segments’ performance and objectives is also available in section 1.2.3 The Orange Group strategy.

Unless otherwise indicated, the market shares indicated in this chapter relate to market shares in terms of volume, and the data related to customers does not include SIM cards dedicated to connected devices (Machine to Machine - M2M).

1.4.1      France

Orange is France’s incumbent telecommunication operator (see Section 1.1.3 History). The bulk of its business is carried by Orange SA, which is also the parent company of the Orange group.

The France business segment includes all fixed and mobile communication services to consumers and companies with fewer than 50 employees [4] in France [5] as well as services to carriers. Activities developed for companies with more than 50 employees, content activities and mobile financial services are covered in Sections 1.4.4, 1.4.5.2 and 1.4.6 of this document, respectively.

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In 2021, the France business segment generated 41.1% of the Group’s consolidated revenue.

The market

After a year in 2020 that was heavily impacted by the Covid-19 health crisis, the revenues of telecoms operators regained momentum after ten years of decline. In the first half of 2021, revenues were up 3% on an annual basis (Source: Arcep, Q3 2021).

While fixed narrowband telephony revenues continued their downward trend as a result of the steady decline in the number of copper network lines, fixed broadband telephony revenues continued to grow due to the increasing number of accesses. This growth was driven by the rapid development of Fiber To The Home (FTTH). At the end of Q3 2021, 13.4 million accesses were active on the fiber network, which represents growth of 4.2 million year on year (Source: Arcep, Q3 2021).

Revenues from mobile services on the retail market also rose by 5% between the second half of 2020 and the second quarter of 2021.

The French broadband and very high-speed broadband Internet market is dominated by four main operators, which account for 96,5% of broadband customers. Orange maintained its market share in 2021 (39.8% in Q3 2021 versus 39.9% in Q3 2020) and remains the leader on this market ahead of Free, Altice-SFR and Bouygues Telecom (ranked second, third and fourth, respectively, by number of customers) [6].

The French mobile market is dominated by the same four operators as the fixed market, which account for 89% of mobile customers (excluding M2M). With market share of 34.1% in Q3 2021, compared with 34.7% in Q3 2020, Orange also remains the leader on this segment, ahead of competitors Altice-SFR, Free Mobile and Bouygues Telecom (ranked second, third and fourth, respectively, by number of mobile customers excluding M2M) and all MVNOs [7].

Orange’s business activities

With the ongoing Covid-19 health crisis throughout 2021, Orange’s priorities were the same as in 2020, to ensure the safety of its employees and to support its customers by providing telecommunication services, which have become more essential than ever.

Orange France’s core business involves the provision of fixed-line telephony, broadband and very high-speed broadband Internet and mobile telephony services for the B2C and Pro-SME markets. Its strategy is based on improving speeds in fixed (fiber) and mobile networks (4G and 5G), promoting the take-up of new services and conquering new areas of growth, while continuing to propel its customer relations to a new level of excellence (see Section 1.2.3 The Orange group strategy).

Mobile

In the B2C mobile market, Orange segments its offers into four main ranges covering all customers, from those looking for just the essentials in terms of communications or Internet connectivity to those wanting the best smartphones and who have very intense connectivity uses in France and internationally. In October 2021, the Group overhauled its range of mobile phone plans for customers on the retail market of mainland France. Now, the Orange brand has only seven mobile offers, three of which are compatible with 5G technology.

Orange is present on all market segments, including on the entry-level market. In addition to the Orange brand, Orange France also proposes under the Sosh brand several types of mobile subscriptions at attractive prices, only available on the Internet, with no commitment and without a terminal device. At the end of December 2021, Sosh had 4.5 million mobile customers.

Since 2015, all the offers sold by Orange are at least 4G compatible, including market entry-level offers. Since 2020, some of these offers are also 5G compatible. Orange is continuing its family-focused strategy with the development of multi-line plans through its flagship Open offer. Open mobile offers are available in the same ranges as conventional mobile offers and include the same levels of service.

Segmenting offers on the B2C and Pro-SME markets allows Orange to continue to grow its subscriber base while the decline in prepaid offers continues. See Section 3.1.3.1.5 Additional information - France. At the same time, the MVNO customer base hosted on the Orange network increased slightly between 2020 and 2021.

Fixed telephony and Internet

In the B2C broadband Internet market, Orange segments its offers into two main categories: Livebox, aimed at customers looking for Internet and TV essentials, and Livebox Up, which meets the needs of those wanting the best speeds and a premium TV experience. In terms of equipment, in October 2019 Orange launched the new Livebox 5, designed to have a lower carbon footprint and vastly improved speeds to meet customers’ growing needs, and to incorporate the fact that many households share bandwidth.

Sosh has also been present on the broadband Internet market since 2018, with affordable offers, available exclusively online and with no commitment.

The Orange and Sosh broadband Internet access offers are marketed using FTTH technology in eligible areas, or otherwise ADSL. Orange is the market leader in terms of the number of FTTH accesses sold with a total of more than 5.9 million subscribers at end-2021 over a scope including B2C, professionals and small and medium-sized businesses.

With the steady growth in full unbundling, as well as the wholesale of contracts and naked ADSL access to third-party Internet service providers, the decline in revenue generated by the conventional telephony service business continues.

At the time of presentation of its strategic plan, the Group announced the launch of a first copper decommissioning experimental phase. On January 31, 2022, Orange submitted its copper network switch-off plan to Arcep. Arcep has published the plan for public consultation from February 7 to April 4, 2022. Under the plan, the transition phase which began in 2020 will continue until 2025, when the fiber network will be fully rolled out in France. During this first phase, copper connection sales will be interrupted on a case by case basis insofar as the four telecom operators have deployed fiber up to the base point. In March 2022, sales were discontinued on 15 million copper connections. This phase also includes switch-off experiments on a few hundred thousand premises. From 2026, Orange will no longer sell new ADSL subscriptions and the large-scale switch-off of the copper network will begin. By 2030, it will concern the entire network.

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Since November 27, 2020, Orange is no longer the operator responsible for providing universal services including connection to a fixed network and telephone service. See Section 1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet.

Orange also pursues advertising network activities through its websites, which have nearly 28.7 million unique visitors each month (source: Médiamétrie - Overall Internet Audience in France in November 2021, January 2022).

Wholesale

Furthermore, Orange has a wholesale activity that includes the interconnection of competitive operators, wholesale services (ADSL and fiber) regulated by Arcep (see Section 1.7.2.3 Regulation of fixed telephony broadband and very high-speed broadband Internet - Price framework for access to the copper local loop) and construction and marketing of very high-speed fiber optic networks.

Concerning the unbundling of access to the copper network, revenues from services to operators have declined structurally.

With respect to the fiber network, it is marketed to rival operators according to two methods: leasing or co-financing of lines. Co-financing requires a basic investment for third-party operators, plus recurring maintenance fees. After having increased significantly in 2020, revenues from co-financing dropped sharply in 2021. These contrasted trends show that the timing of co-financing payments to be received by Orange is highly dependent on the purchasing strategies of third-party operators in connection with the development of fiber and the investment policies of financing vehicles. According to Orange’s estimates, co-financing revenues will be spread mainly until 2025.

Lastly, since 2011, Orange has been providing Free Mobile with a nationwide roaming service on its 2G and 3G networks. That service was extended until the end of 2022 by amendment signed in February 2020. See Section 1.7.2.2 Regulation of mobile telephony - Infrastructure sharing.

Distribution

Since 2020 and the Covid-19 health crisis, the sales channel mix has been deeply disrupted.

Orange France is pressing ahead with its digital development strategy, with a fully digital customer experience in Orange online stores (available on Orange.fr) and Sosh (via Sosh.fr), with Sosh offers only available on the digital channel. In 2021, the number of sales made through the digital channel rose by 23% compared to 2019 (p-crisis year) and 2% compared to 2020, and represent one third of the total number of sales. My Orange, the Orange contract management mobile app, continues to attract new users. The application shows a monthly average of 3.64 million single visitors per month (compared to 3.59 million in 2020).

The dedicated customer call centers, based on the type of services marketed, account for 22% of sales. Their number is up 8% compared to 2019 and 5% compared to 2020.

The network of retail stores spread across France continues to roll out the Smart Store concept. At end-2021, this network was comprised of 323 stores owned by Orange (including 304 Smart Stores, 18 of which are megastores) and 220 Générale de Téléphone stores (including 204 Smart Stores). Retail stores accounted for 38% of sales in 2021. The volume of sales was down 32% compared to 2019 due to the health crisis.

Lastly, the number of sales made through other channels, such as direct marketing, door-to-door and the multi-operator network, increased 75% compared to 2019 and 28% compared to 2020. They account for 5.7% of all sales.

The network

Orange’s commercial leadership is built partly on its leadership in fixed and mobile networks.

Orange continued to roll out its fiber network at a steady pace in 2021. In France, the Group connected 5.9 million additional households to FTTH year on year (after 6.6 million in 2020) and had 28.8 million households connectable to FTTH at December 31, 2021, up 25.8% year on year (including through Orange’s own infrastructure and third-party networks). 57% of homes connected in France are deployed by Orange (source: Arcep, Q3 2021).

In november 2021, Orange finalized the disposal of 50% of Orange Concessions to the consortium made up of La Banque des Territoires, CNP Assurances and EDF Invest. Orange Concessions brings together 24 Public Initiative Networks (PIN), governed by contracts with local governments, ultimately representing more than 4.5 million FTTH connections, which makes it the leading infrastructure operator in French rural areas (see Section 1.3 Significant events).

For the mobile network, the rollout of 4G continued, with an unchanged coverage rate of 99% of the French population, still the best 4G rate in the country (source: Orange estimates). At January 1, 2022, Orange had deployed 27,337 4G sites in France [8] (source: Observatoire ANFr, January 4, 2022).

For the eleventh consecutive year, Orange’s mobile network was ranked number one by Arcep in 2021 (see Section 1.3 Significant events).

In November 2021, Orange announced the operational launch of TOTEM, its fully owned TowerCo. Orange transferred all the key assets of its passive mobile infrastructure (sites, land, leases and third-party lease agreements) to TOTEM. The creation of TOTEM enables the Group to strengthen its position as a manager and operator of passive mobile infrastructure and to benefit from new growth drivers.

Concerning 5G, the pace of on-site deployments accelerated in 2021. At January 1, 2022, France had 31,650 5G sites authorized by ANFr (versus 18,039 on January 7, 2021), of which 9,185 sites technically operational in 3.5Ghz frequencies. Orange operates 2,699 of these sites (Source: Observatoire ANFr, January 4, 2022). Since November 2016, the frequency managers of the European Union Member States have recommended the use of the 3.5 GHz band as the primary band for the introduction of 5G.

1.4.2      Europe

Outside France, the Group operates in seven countries in Europe, where it is implementing its convergence strategy based on the local context and drawing on the strengths of its subsidiaries:

−    in Spain, where the Group is number two in the fixed and mobile markets, and operates a multi-brand strategy;

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−    in Poland, where the Group is the incumbent operator, leader in fixed and number two in mobile;

−    in Belgium and Luxembourg, where the Group launched its convergence offers via partnerships; and

−    in other Central European countries (Romania, Slovakia and Moldova), where the Group, leader in the mobile segment, is a convergent player through the rollout of fiber optic, the use of 4G for the development of fixed telephony via LTE, and its partnerships or acquisitions.

In 2021, the Europe segment represented 24.6% of the Group’s consolidated revenue.

Spain

The Group has been present in Spain since the deregulation of the telecom market in 1998. Initially operating in the fixed telephony market, it acquired mobile telephony operator Amena in 2005 before adopting the Orange brand in 2006. The acquisition of fixed telephony operator Jazztel in 2015 enabled Orange to consolidate its position in terms of convergence thanks to Jazztel’s fiber coverage. The Group also strengthened its presence in the low-cost market with the acquisitions of MVNOs Simyo in 2012 and República Móvil in 2018, thereby continuing a multi-brand strategy designed to cover all market segments. En 2021, Orange Espagne consolidated its brand portfolio to focus on Orange, Jazztel and Simyo. In 2021, the Group generated 11.0% of its consolidated revenue in Spain.

The market

Since the consolidation that started in 2014, four operators have dominated the telecom market: Telefónica, the incumbent, which acquired D+ in 2014 and operates under the Movistar brand; Orange; Vodafone, which acquired ONO in 2014; and MásMóvil Ibercom, initially an MVNO, which acquired Yoigo in 2016 and then signed a commercial agreement for access to Orange’s fixed and mobile networks before acquiring Euskaltel in 2021.

In addition to competing in the B2B and B2C segments through their main brands, these four operators also compete via other brands in the low-cost market: Orange with Jazztel and Simyo; Telefónica with Tuenti and O2; Vodafone with Lowi; and MásMóvil with Pepephone and Euskaltel.

Together, the four convergent operators have a combined market share of over 90%, with Telefónica ranked first, followed by Orange (whose market share in October 2021 reached 24.2% for broadband Internet and 23.1% for mobile), then Vodafone (source: CNMC).

In 2021, the Spanish market, which was in decline in 2020, continued this trend due to the health crisis and a highly competitive environment. Development on the Spanish market is marked by a shift towards low-cost offers accompanying the growth of this market segment and the proliferation of new brands.

Orange’s activities in Spain

In 2021, Orange Espagne set up its "Back to Growth" transformation plan, to deal with the difficult context of the Spanish market. This plan is structured around three key areas: focus on the core activities and their implementation, make the entire business customer-oriented and focus on "frontline" relations and lastly, simplify Orange offers and processes.

In the Spanish B2C market, Orange is pursuing a multi-brand and multi-service strategy aimed at offering quality services at the best price, including for entry-level offers. In 2021, Orange fine-tuned its offers to meet growing demand for data and services, and developed a multi-service approach to differentiate itself from its competitors and create value. Within this strategy, in 2021 Orange:

−    simplified its brands, by finalizing the migration of its Republica Movil customers to Simyo, and Amena to Orange. In this way, Orange Espagne consolidated its brand portfolio focused on Orange (premium), Jazztel (mid-market), and Simyo (entry-level);

−    transformed its distribution channels into a more efficient and sustainable model, by paying particular attention to the growth of a digital channel, multi-channel experience, and better segmentation of its brands;

−    launched a 10Gbits/s (XGSPON technology) fiber offer optic for its B2C customers in five Spanish cities, and improved Wi-Fi customer experience by including WiFi6 in all its Love offers. 5G and XGSPON are key elements for differentiating a premium network;

−    continued to improve its operational efficiency, through simplification and digitization, in order to improve the customer experience.

On the B2B market, Orange is implementing its transformation plan, by reviewing all customer paths and processes. The Group has rolled out a portfolio of offers that are more affordable, simpler and bring more value to customers, with faster connections and more data, the inclusion of WiFi6 in all tariffs, and the addition of a 10Gbps fiber option. In 2021, Orange launched Orange Digital Empresas, a range of digital services to help businesses in the successful completion of their digital transformation, with solutions for all categories eligible for the "Digital Kit" program launched by the Spanish government. Orange also supported the Spanish 5G plan by participating in the implementation of 5G use cases to promote the digital transformation of the economy in various sectors.

In line with the Group’s strategy, in 2020, Orange Spain was the first operator to launch a subsidized offer known as Tarifa Social de Orange, the first rate for convergent offers adapted to the needs and financial capacity of low-income households in Spain. In 2021, Orange increased the speed including in this price range to 500Mbit/s and set up numerous other digital inclusion initiatives.

The network

In 2021, Orange continued to roll out its fiber optic network by connecting nearly 0.8 million additional households to FTTH over one year. At the end of 2021, Orange was able to offer an FTTH connection to nearly 16 million Spanish households.

New agreements and the improvement of existing agreements have given Orange one of the market’s most efficient and profitable networks thanks to the optimization of its infrastructure, and prepared it for the launch of 5G on mobile devices, and the deployment of XGSPON technology on fiber which makes it possible to reach 10Gbit/s. At the end of 2021, the company had rolled out 5G in 840 cities, i.e. a coverage of 58.6% of the population, beyond its coverage goal of 50%. Concerning 4G, in 2021, Orange Espagne continued to expand its network, reaching coverage of 98% of the population at the end of the year.

In 2021, Orange launched the TowerCo TOTEM in France and in Spain. Its creation will enable Orange to strengthen its position as a manager and operator of passive mobile infrastructures and benefit from new growth drivers (see Section 1.3 Significant events).

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Poland

The Group has been present in Poland since 2000, when it acquired an interest in the incumbent operator, Telekomunikacja Polska (renamed Orange Polska). In 2006, Orange became the single brand for mobile activities, in accordance with the Group’s brand policy. In 2012, it also became the single brand for all fixed telephony services offered by the Group in Poland. Orange owns 50.67% of the shares of Orange Polska, which is listed on the Warsaw Stock Exchange. In 2021, the Group generated 6.1% of its consolidated revenue in Poland.

Poland has four main mobile telephony operators: Orange, T-Mobile (owned by Deutsche Telekom), Polkomtel (operating under the Plus brand, owned by the Cyfrowy Polsat group) and P4 (held by Iliad since end-2020, operating under the Play brand). At the end of 2021, these four mobile telephony operators accounted for 98% of the total number of SIM cards in Poland, and Orange was the leading operator with market share of 28.8% [9].

In the broadband Internet market, Orange ranks first, with market share of 28.0% at end-2021 [10]. Its principal competition comes from cable TV operators (mainly UPC Polska and Vectra), as well as from Netia (part of the Cyfrowy Polsat group), a conventional telecommunication operator.

The Polish telecommunication market remains fragmented, despite recent consolidation. The Cyfrowy Polsat group acquired Netia in 2018. In 2020, Vectra acquired Multimedia Polska, creating the country’s leader in the cable market, Play completed the acquisition of Virgin Mobile, Poland’s biggest MVNO, and Iliad completed the acquisition of Play.

In 2021, Play announced the purchase of UPC Polska from Liberty Global. This transaction is subject to the approval of the European Commission. It confirms the trend observed among a growing number of operators that have opted to adopt a convergent offer strategy in the B2C market. While these developments underscore the merits of Orange’s convergent strategy in Poland, they are likely to boost competition. Furthermore, Play and Cyfrowy Polsat have both sold their mobile infrastructure to Cellnex, which thus enters the Polish TowerCo market: Play by selling 60% of the company that owns its passive infrastructure, and Cyfrowy Polsat by selling both its passive and active infrastructures.

Once again, the long-awaited 5G auctions have been delayed as the government continues to work on a cybersecurity law. All operators continued to market 5G on their existing spectrum using dynamic spectrum sharing (DSS) technology; all of them except Plus have included 5G in their premium offers.

Orange’s activities in Poland

In 2021, Orange Polska announced its new strategic plan, Grow, for the 2021-2024 period. Grow applies a scalable strategy, in line with Orange’s previous strategy. Financially, Orange has committed to faster and more sustainable growth [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] with the main engine being revenue growth fueled by commercial activity, rather than the cost control that was the key element of the previous strategy.

Convergence remains a key growth driver, enabling the Group to gain and maintain customer trust and loyalty. In 2021, Orange continued to focus its efforts on its Love convergent offer. Love is a package that includes both fixed and mobile services in its basic formula at an affordable price. It can be extended for higher fixed broadband speed, additional SIM cards, enhanced TV content and other value-added services.

The number of convergent customers continued to rise in 2021, reaching 1.55 million and now accounting for 67% of the total number of fixed broadband access. This growth was supported by strong sales for the fiber offer, with fiber customers accounting for 34% of the customer base at end-2021, an increase of 7 points compared with 2020. This good performance was driven by strong demand for fixed broadband, as well as the continued rollout of the FTTH network, particularly in small and medium-sized towns and cities, where competition from cable operators is more muted.

In 2021, Orange Polska continued its "more for more" business strategy, increasing rates for mobile packages and prepaid offers in the B2C market, and redesigning its convergent offers to make it easier for customers to migrate to abundance offers. The higher rates apply only to new plans, while the terms of existing contracts remain unchanged.

In the B2B market, Orange Polska continued to strengthen its position as the preferred partner for the digital transformation of its customers. IT and Integration Services continued to enjoy robust growth, benefiting from the acquisition of Craftware in December 2020 and the organic growth of these activities.

The number of fixed voice lines continued to decline in 2021, with a net loss of 0.2 million voice customers (conventional PSTN or VoIP) due to structural demographic factors, as well as the growing appeal of mobile telephony services offering unlimited calls across all networks.

The network

In 2021, Orange Polska continued to roll out its FTTH network, reaching 5.9 million connectable households by the end of the year, with 3.7 million on its own networks and 2.2 million via partnerships with other operators.

In August 2021, Orange Polska completed the disposal of 50% of its FiberCo to the APG Group. The joint venture expects to connect approximately 1.7 million Polish households to fiber, mainly in areas without fixed broadband infrastructure (see Section 1.3 Significant events).

With regard to the 4G network, Orange is responding to strong growth in traffic by increasing the spectrum allocated to 4G (to the detriment of that allocated to 2G and 3G) and the number of sites allowing the grouping of spectrum. At end-2021, Orange’s 4G network covered 99.9% of the population [11].

Belgium & Luxembourg

In Belgium and Luxembourg, Orange operates via Orange Belgium and its subsidiary Orange Communications Luxembourg. Orange Belgium is listed on the Brussels Stock Exchange. Following a takeover bid, completed on May 4, 2021, the Orange Group now holds 76.97% of the capital of Orange Belgium (see Section 1.3 Significant events). A long-standing player in the mobile segment in Belgium, in 2016 Orange launched convergent offers across the entire country based on the regulation of wholesale access to cable. In 2021, Orange Belgium generated 3.1% of the Group’s consolidated revenue.

Belgium

In 2021, the telecommunication industry continued to be marked by the Covid-19 health crisis, with the government implementing measures to stem the spread of the pandemic, such as limiting the number of customers in stores, teleworking and other measures throughout the year. As in 2020, the pandemic impacted the country’s competitive environment. 2021 was characterized by numerous promotions, attractive subsidies and new product launches.

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Orange has two main competitors in the mobile telephony market: Proximus (the incumbent operator, 53.5% owned by the Belgian State) and Telenet (58.3% owned by the Liberty Global Group), which acquired Base in 2016. With a market share of 28.3% in the fourth quarter of 2021, Orange ranks second behind Proximus [12].

The competitive structure of the fixed telephony market remained relatively stable in 2021, with the predominance of incumbent operator Proximus and regional cable operators Telenet and VOO.

There were major developments on the fixed market: Proximus began to roll out a fiber network throughout Belgium, on its own infrastructure and through two joint ventures (Fiberklaar with EQT Infrastructure, and Unifiber with Eurofiber). Meanwhile, Telenet signed a non-binding agreement with Fluvius with the intention of deploying a fiber network in Flanders.

In December 2021, Orange Belgium announced the signature of an agreement with Nethys to acquire 75% of the capital of VOO SA (less one share). This acquisition would represent major progress in Orange Belgium’s national convergent strategy. It will increase investment and competition in the telecommunication sector for the benefit of customers and the competitiveness of the Walloon and Brussels regions (see Section 1.3 Significant events).

Orange’s activities in Belgium

Throughout 2021, Orange continued its value strategy for its customers by introducing new offers on the market. In particular, the company:

−    improved its Go Plus offers by raising the included data volume from 8Go to 10Go;

−    launched the "Orange TV Lite" service, which allows TV viewers to watch up to 20 TV channels on their smartphones, tablets and PCs without a set-top box;

−    launched hey!, a new 100% digital brand for ultra-connected customers;

−    transformed GO Unlimited offers into GO Extreme, which now includes 60Go per month.

In the third quarter of 2021, Orange Belgium officially inaugurated its first 5G Orange Lab in Antwerp, inviting businesses to discover, test and develop new innovative use cases of the 5G Stand Alone technology network.

Luxembourg

Orange started its operations in Luxembourg in 2007 via the acquisition of Voxmobile. The company adopted the Orange brand in 2009.

In the mobile segment, Orange Communications Luxembourg, with market share of approximately 14%, ranks third behind incumbent operator Post Luxembourg, the market leader, and Proximus Luxembourg, a subsidiary of Belgian operator Proximus, with its Tango brand (source: ILR, June 2021). Post Luxembourg also has the largest market share in the fixed and Internet market.

In 2021, Orange continued to adapt its portfolio, in line with its position as challenger, while taking advantage of the 5G launched in 2020, and focusing on customer experience, especially multichannel via innovations such as Video shopping and Live shopping.

Central Europe

Romania

Orange Romania was founded in 1997 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange launched its satellite TV offers in 2013, then its fiber offer in 2016, following a wholesale agreement with Telekom. In 2021, the Group generated 2.9% of its consolidated revenue in Romania.

The Romanian telecommunication market is dominated by four operators: Orange, Vodafone, Telekom (the incumbent in fixed telephony, which also operates in the mobile segment, co-owned by the Romanian government and OTE, itself jointly controlled by Deutsche Telekom and the Greek government) and RCS & RDS (operating under the Digi brand, owned by Digi Communications).

On September 30, 2021, Orange completed the acquisition of 54% of Telekom Romania Communications (TKR), a fixed telephony operator (see Section 1.3 Significant events). This transaction gives Orange Romania the means to implement its convergent ambitions in Romania. Relying on the expertise of teams, the pooling of the two telecommunication infrastructures will provide Romanians with future access to a comprehensive offer of fixed, mobile, and TV convergent services.

In the mobile market, Orange’s market share was estimated at 37.7% at the end of the first half of 2021, compared with 38.2% in 2020. Orange maintained its leading position, followed by Vodafone, Telekom and Digi (Source: Ancom, H1 2021).

Following the launch of its fixed offers and its own fiber network, Orange’s fixed market share continued to grow in 2021, in a market dominated by Digi, followed by Telekom, the incumbent, and Vodafone.

Orange’s activities in Romania

In 2021, Orange Romania focused on the guidelines defined under Engage 2025, the Group’s strategic plan, while the second year of the pandemic continued to deeply disrupt the market.

Orange continued to ramp up its 4G operations, the most extensive in Romania, with population coverage now reaching 98.31% nationwide and 99.71% in urban areas (internal estimates).

In 2021, Orange Romania was once again confirmed as a leader in connectivity following tests carried out by Ookla, including for the performance of its 5G network. A report by Romanian regulator ANCOM, based on user tests, also recognized Orange Romania as the operator with the fastest fixed and mobile network in Romania.

As the Group’s first country to market 5G, Orange Romania continued to roll out its 5G network, available in 17 cities by the end of 2021, and continued to innovate, including via the inauguration of the first 5G Lab in Romania, in partnership with the CAMPUS Research Institute. In 2021, Orange Romania received the Innovation Award from CCIFER (French Chamber of Commerce in Romania).

On fiber, Orange also rolled out connectivity up to 10Gbit/s (XGSPON technology), and Orange Romania is the first Romanian operator to launch a 5G fixed access solution, enabling B2B customers to enjoy a mobile speed of 1.2Go/s.

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Throughout 2021, Orange Romania continued to transform its customer journeys, focusing on both digital products and channels, especially in the context of the pandemic. YOXO, the first fully digital no-commitment plan in Romania, continued to record a steady increase in active users. This transformation was supported by the successful launch of portability as well as eSIM, enabling an end-to-end digital journey.

In 2021, Orange Romania also focused on its growth drivers and the IT and Integration Services activities reported better performance than in 2020. Furthermore, Orange Money continued to grow with the January launch of a credit card service; and as of July 2021, its services became available to all customers, regardless of their telecom service provider.

Slovakia

Orange Slovensko started operating in 1996 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange reinforced its position in convergent offers thanks to the rollout of its own fiber program and the launch of fixed solutions via LTE in 2017. In 2020, the Group generated 1.3% of its consolidated revenue in Slovakia.

Slovakia’s fixed broadband market is dominated by the incumbent operator Slovak Telekom (owned by the Deutsche Telekom group), which has infrastructure covering the entire country. Orange ranks second, with market share of 17.5% [13]. Nevertheless, the rollout of its proprietary fiber optic network and regulated access to Slovak Telekom’s fixed network allow Orange to provide fixed broadband services to a large number of potential customers.

Orange has three main competitors in the mobile telephony market: O2 (owned by Czech group PPF), Slovak Telekom (owned by Deutsche Telekom) and Swan (national operator). 4ka began offering mobile services in October 2015, but remains a marginal player. Its services are available in all post offices and mainly focus on the market’s entry level. With a market share of 31.8%, Orange remains the market leader [14]. Slovak Telecom ranks second, closely followed by O2.

Orange’s activities in Slovakia

In 2021, Orange continued to implement its strategy, which consists of strengthening its position in the convergence market, backed up by its substantial market share in mobile telephony combined with growing market share in fixed telephony and TV.

Orange markets a number of innovative offers, particularly its Love convergent offer. After streamlining its portfolio of mobile offers in 2020, Orange is now focusing on a portfolio of fixed offers and has enhanced its customer loyalty program. On the B2B segment, Orange has put in place new complex service offers, around virtual data, cyber security, and IoT solutions.

Orange continued to invest in its network infrastructure in 2021. In May 2021, Orange launched its 5G network in Bratislava and Banska Bystrica, using the 3.5Ghz frequency band. The 4G network now covers 99% of the Slovakian population and offers the best coverage in the country. The Orange mobile network was recognized as the best in Slovakia for the second consecutive year and was named the best and fastest of the 25 European operators measured by Systemics PAB. Orange also extended its FTTH network, now reaching 695,000 connectable households at end-2021.

Moldova

Orange Moldova started operating in 1998 and adopted the Orange brand in 2007. A long-standing player in the mobile segment, Orange launched its fixed and convergent telephony offers in 2017, following the 2016 acquisition of SUN Communications, Moldova’s main cable operator. In 2021, the Group generated 0.3% of its consolidated revenue in Moldova.

Moldova’s main telecommunication operators are Orange, Moldcell (part of a Nepal-based conglomerate since 2020) and Moldtelecom. Moldtelecom is the incumbent operator; its infrastructure provides both fixed and mobile services. It is the leader in the Internet and fixed telephony, and also operates under the Unite brand in mobile. In 2021, with a market share of 52.6%, Orange maintained its number one position in the mobile telephony market, followed by Moldcell and Unite (source: Ancreti Report, Q3 2021).

Orange’s activities in Moldova

In 2021, in line with its ambition to strengthen its position on fixed broadband, Orange Moldova launched its full migration project to fiber with the objective of reaching a 100% fiber by end 2022, and migrating all cable customers to fiber by 2023. The acceleration of the fiber deployment will help to improve customer experience and encourage the development of convergence. This ambition is supported by the launch at end-2021 of new Love offers aimed at strengthening Orange’s leadership in the convergence market.

In line with its strategy, Orange has revised its portfolio of offers with a "More for More" approach, while prepaid offers have been renewed with a new "Starter Kit." A new B2B segmentation B2B was deployed to better target potential customers and address their needs Furthermore, the "SOHO boost" initiative is aimed at improving customer experience and boosting sales.

Orange Moldova also continued to invest in the country’s infrastructure. The company operates the most extensive and fastest 2G/3G/4G network, with 4G population coverage of 99%. For the ninth consecutive year, Orange Moldova’s network was rated "Best Moldovan mobile network in the test" by Polish company Systemics PAB.

1.4.3      Africa and Middle East

The Orange group is present in 18 countries in Africa and the Middle East, including 16 where it has controlling interests and two (Tunisia and Mauritius) where it has minority interests. Part of the activities are structured into sub-groups (Sonatel and Côte d’Ivoire). Orange operates in both the mobile and fixed markets.

Mobile markets are mainly prepaid markets, largely driven by the accelerated development of voice and data usage. In the fixed broadband market, Orange is speeding up fiber rollout in particular.

Orange is pursuing a 4G rollout strategy in Africa and the Middle East, and is investing in all countries to upgrade and extend their access networks. Despite the increasingly intense competition, the Group has also seen rapid development in mobile financial services with the Orange Money offering. Given the arrival of a new competitor in four countries in the region (Senegal, Côte d’Ivoire, Mali and Burkina Faso), Orange has changed the business model for its offering and accelerated its digitization. These strong measures made it possible for the Orange Money customer bases to continue to grow in the fourth quarter. Orange Money had 62 million customers at December 31, 2021, including 25 million active customers using the service each month.

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Countries in the Africa and Middle East business segment are generally tightening regulations covering service quality and environmental standards, while the tax burden is rising.

In 2021, Africa and the Middle East accounted for 14.6% of the Group’s consolidated revenue.

As part of its Engage 2025 strategic plan, Orange aims to become the benchmark digital operator in Africa and the Middle East (see Section 1.2.3 The Orange group strategy).

1.4.3.1     Sonatel sub-group

The Sonatel sub-group operates under the Orange brand in five countries. With operations in Senegal dating back to 1997, it began its international development in Mali in 2002. It generates 70% of its revenue in those two countries. The Sonatel sub-group also operates in Guinea, Guinea-Bissau (operations launched in 2007) and Sierra Leone, where it acquired Airtel Sierra Leone in 2016. In 2021, it generated 4.6% of the Group’s revenue.

With mobile market share of 55.7% in Senegal, 59% in Guinea, 57.2% in Mali, 52.8% in Guinea-Bissau and 54.9% in Sierra Leone (source: internal estimates), the Sonatel sub-group is leader in all its geographical areas.

Depending on the country, it has two or three competitors: Free (whose brand was launched in October 2019 to replace Tigo) and Expresso (Sudatel group) in Senegal; Sotelma/Malitel (Maroc Telecom group) and Alpha Telecom (Planor-Monaco Telecom International consortium) in Mali; MTN and Cellcom in Guinea; MTN in Guinea-Bissau; Sierratel (the incumbent operator), Africell and QCell in Sierra Leone.

The Sonatel sub-group is continuing the development of very high-speed fixed and mobile broadband based on 4G/4G+, FDD/TDD and fiber as well as the development of mobile data. In 2021, Data services achieved double-digit growth in all sub-group countries.

In 2021, Orange Money experienced a slowdown in business following the arrival of Wave in Senegal and Mali but continued to see growth in its active customer base.

Despite growing competition, in particular in the Mobile Financial Services market in Senegal and Mali, often unfavorable regulatory decisions, and the context of a global health crisis and political instability in certain geographical areas, Sonatel delivered a noteworthy operational performance in 2021 that enabled it to record double-digit revenue growth.

Sonatel makes significant contributions to the economy in the countries where it is established. Its social programs leave an important socioeconomic footprint and constitute effective levers for the creation of value, jobs and wealth for its stakeholders.

1.4.3.2     Côte d’Ivoire sub-group

The Côte d’Ivoire sub-group operates under the Orange brand in three countries. The activity covers Côte d’Ivoire, where the Group has operated since 1996 and which accounts for 65% of its revenue, and Burkina Faso and Liberia, where it acquired Cellcom Liberia and Airtel Burkina Faso in 2016. That represents an area with a population of more than 50 million. In 2021, it generated 3.3% of the Group’s revenue.

The Côte d’Ivoire sub-group is the leader in Côte d’Ivoire and Burkina Faso. In Côte d’Ivoire, the Orange market share in number of mobile subscribers is 43.3% and in data traffic (SMS) it is 68.2% (source: Artci, Q3 2021). In Burkina Faso, the Group holds a market share of 43.8% of mobile subscribers and 76% of data traffic (source: Arcep BF, Q3 2021). In Liberia, where its market share now stands at 48.6% (source: GSMA, Q4 2021), it ranks second behind MTN.

The three entities face the following main competitors in their respective geographies: MTN and Moov in Côte d’Ivoire; Onatel and Telecel in Burkina Faso; and MTN in Liberia.

The sub-group is also the market leader in mobile financial services in Côte d’Ivoire. In 2021, Orange Money experienced a slowdown in business following the arrival of Wave in Côte d’Ivoire and Burkina Faso but continued to see growth in its active customer base.

The sub-group’s activity was characterized by strong resilience in 2021, against the backdrop of health, economic and competitive climates that largely impacted revenues from mobile financial services and B2B services. Despite fierce competition in the Mobile Financial Services market, the Côte d’Ivoire sub-group recorded year-on-year revenue growth of 11% and improved its profitability.

FTTH development became one of the sub-group’s most powerful growth engines. At end-2021, in Côte d’Ivoire, Orange had over 100,000 active customers for around 382,000 connectable units. In Burkina Faso, Orange launched the FTTH service in June 2021 and had over 3,000 active customers at the end of the year.

The Corporate Social Responsibility policy of the Orange Côte d’Ivoire sub-group ensures that strategy, investments and innovation create lasting value for all stakeholders. At the center of the sub-group’s ambitions are digital equality and reducing its environmental footprint.

These two pillars are at the heart of the CSR strategy of the Côte d’Ivoire sub-group, which has consistently strengthened its societal impact through various initiatives based around entrepreneurship, financial inclusion and the environmental transition. In June 2021, in an important step toward boosting its regional presence, the sub-group published its first Societal Report, aimed at all stakeholders, in which it presented its achievements and ambitions.

1.4.3.3     Countries in North Africa and the Middle East

Egypt

The Orange group entered the Egyptian telecom market in 1998 through a partnership with Orascom and Motorola in the operator Mobinil. It gradually increased its stake following the withdrawal of Motorola in 2000 and Orascom in 2015. Since 2016, all services have been marketed under the Orange brand. In 2018, Orange Egypt was delisted from the Egyptian Exchange. In 2021, the Group generated 2.2% of its consolidated revenue in Egypt.

After a period of considerable market slowdown following the introduction of a tax on mobile subscriptions, particularly in 2017 and 2018, and the impact of the Covid-19 crisis in 2020, the number of subscriptions started to rise again in 2021.

With mobile market share of 27.1% (source: GSMA, Q4 2021), Orange ranks second in the market, behind Vodafone but ahead of Etisalat and WE.

Among significant events in 2021, Orange notably:

−    continued to strengthen its commercial operations through its #012 promotional platform, and saw double-digit revenue growth;

−    continued to expand its network across the country;

−    continued its transformation plan aimed at increasing its profitability.

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Morocco

The Orange group entered the Moroccan telecom market in 2010 through a partnership with Médi Telecom. The company, which was operating under the Méditel brand, became a consolidated subsidiary of the Group in July 2015 after Orange increased its interest to 49% of the capital. Since the end of 2016, all services have been marketed under the Orange brand. In 2021, the Group generated 1.5% of its consolidated revenue in Morocco.

With 33.5% of the mobile market (source: ANRT, Observatoire de la téléphonie mobile (Mobile telephony observatory) - situation at end of September 2021), Orange is the country’s second-largest mobile operator (behind the incumbent, Maroc Telecom, but ahead of Inwi).

In a Moroccan market heavily impacted by the Covid crisis, Orange maintained its commercial momentum in 2021, a noteworthy year that saw a return to mobile growth in general, and significant development of fixed telephony and fiber in particular. The milestone of two million active users of the Orange et Moi application was reached, confirming leadership in the digital field.

Jordan

The Orange group entered the Jordanian telecom market in 2000 through a partnership with the incumbent operator Jordan Telecom. The company became a consolidated subsidiary of the Group in 2006 after Orange increased its interest to 51% of the capital. Since the end of 2007, all services have been marketed under the Orange brand. In 2021, the Group generated 0.9% of its consolidated revenue in Jordan.

With mobile market share of 26.3% at the end of 2021 (source: GSMA, Q4 2021), Orange is the country’s third-largest mobile operator, behind Zain and Umniah.

Orange is also a leader in the fixed market through its ADSL Internet offers, together with FTTH, launched in 2016 (source: internal estimates). Zain and Umniah are also competitors in this segment.

In 2021, Orange continued its large-scale rollout of fiber optic to all of the country’s major towns and cities.

Orange inaugurated its Orange Digital Center in December 2021.

Tunisia

Orange Tunisie launched its activity in May 2010 after acquiring its license in July 2009. The Orange group is a partner, with 49% of the capital.

Orange’s mobile market share is 21.4%, placing it in third position behind Ooredoo, which maintains its leading position, and Tunisie Telecom. In data traffic, Orange is in second position (behind Ooredoo and ahead of Tunisie Telecom), with market share of 26.1% (source: INT, Q3 2021).

In 2021, against the unfavorable backdrop of the public health crisis and political instability, Orange Tunisie consolidated both its digital transformation and the transformation of its distribution network, including for B2B customers, strengthening its market position with growing customer bases and revenue.

1.4.3.4     Countries of Central and Southern Africa

Democratic Republic of the Congo

The Orange group entered the Congolese telecom market in 2011 through the acquisition of Congo Chine Telecom. In 2016, Orange acquired the Congolese subsidiary of the Millicom group, which operated under the Tigo brand. In 2021, Orange RDC generated 0.7% of the Group’s consolidated revenue.

With a mobile voice traffic market share of 26.8%, Orange is the country’s third-largest mobile operator, behind Vodacom and Airtel but ahead of Africell. In data traffic, Orange is in second place (behind Airtel and ahead of Vodacom) with market share of 27.4% (source: Arptc, Observatoire du marché de la téléphonie mobile (Mobile telephony observatory), Q2 2021).

In 2021, Orange RDC had good commercial momentum with revenue growth driven by the significant development of its mobile data and Orange Money business.

Orange was the first operator to launch 4G, and in 2021 continued to roll out mobile broadband network infrastructure to DRC’s main towns and cities.

The year 2021 was also marked by the intensification of regulatory and tax-related investigations by the various Congolese authorities.

Cameroon

The Orange group has been present in Cameroon since the liberalization of the telecom sector in 1999. All services, initially launched under the Mobilis brand, have been marketed under the Orange brand since 2002. In 2021, the Group generated 0.9% of its consolidated revenue in Cameroon.

With market share of 44.5% in 2021 (source: GSMA, Q4 2021), Orange is the country’s second-largest mobile operator, behind MTN but ahead of Nexttel. In 2021, fixed-line operator Camtel launched a mobile business.

In 2021, Orange Cameroon achieved a very high level of growth thanks to the sustained development of Orange Money and the mobile data business, as well as good performance from outgoing voice. The regulatory and tax-related issues investigated by the various Cameroonian authorities once again marked the year.

The start of 2022 will be marked by Cameroon’s organization of the Africa Cup of Nations soccer tournament. Orange is a key partner of Cameroon’s national team, the "Indomitable Lions".

Botswana

The Orange group has been present in Botswana since 1998 and since 2003 under the Orange brand. In 2021, the Group generated 0.3% of its consolidated revenue there.

Orange is the country’s second-largest mobile operator, behind Mascom and ahead of Be Mobile, with market share of 39.1% (source: GSMA, Q4 2021), in a well-developed market with a penetration rate of 173% (source: BOCRA, October 2021).

Botswana’s economy was heavily impacted by the public health crisis as well as a high inflation rate. However, Orange enjoyed excellent growth of around 22% in 2021, thanks to the success of its abundant voice, mobile data and Orange Money offers, significant network investment leading to better service quality, and a growing customer base.

The year 2022 will be marked by the rollout and launch of 5G offers in the region.

Madagascar

The Orange group has been present in Madagascar since 1998 and since 2003 under the Orange brand. In 2021, the Group generated 0.2% of its consolidated revenue there.

Orange is the country’s second-largest mobile operator, behind Telma and ahead of Airtel and MVNO Blueline, with market share of 31% (source: internal estimates).

In 2021, still against the backdrop of the public health crisis, Orange Madagascar increased its revenue growth thanks to outgoing voice, mobile data, Orange Money, and the development of fixed TDD services, which were a great success with the Wifiber offer. Orange’s business in Madagascar was also marked in 2021 by the ongoing expansion of Orange Money’s activities in digital services and international transfers.

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Central African Republic

The Orange group entered the telecom market in the Central African Republic in 2007 as the fourth entrant. In 2021, the Group generated 0.1% of its consolidated revenue there.

The year was marked by the fire at the Bangui Data Center in June, which caused major damage and led to the suspension of all services. This incident halted the strong growth momentum that Orange Centrafrique was experiencing at the beginning of the year.

Despite a slight drop in its revenue in 2021, Orange Centrafrique remains the leader of the Central African Republic market ahead of Telecel and Moov with market share of 55.5% (source: GSMA, Q4 2021).

The fourth operator, Azur, exited the market in 2020.

Mauritius

The Orange group has been present in Mauritius since 2000 through a partnership with the incumbent operator, Mauritius Telecom, in which it holds 40% of the capital.

Mauritius Telecom is the leader in Internet and fixed telecom services in Mauritius, ahead of DCL, and in mobile services ahead of Emtel and MTML, with market share of 49.5% at end-2021 (source: GSMA, Q4 2021).

The operator offers a comprehensive range of fixed and mobile data and voice services. It also offers convergent services (voice, IP and TV) through its MyT service. The first operator to launch 4G and a mobile payment service in 2012, Mauritius Telecom launched its fiber optic network (FTTH) in 2013 and now covers almost all of the country’s households and businesses.

The main growth drivers for Mauritius Telecom lie in content, in particular with a strategy of investing in premium content, enabling Mauritius Telecom to strengthen its position as the market leader.

The company also offers international connectivity via fiber optic submarine cables.

1.4.4      Enterprise

The Enterprise business segment includes all services to key accounts, local authorities and companies with over 50 employees in France, as well as multinationals around the world.

Operating under the Orange Business Services brand (OBS), Orange is one of the world leaders in supporting the digital transformation of businesses. As an infrastructure operator, technology integrator and value-added services provider, Orange Business Services, thanks to the commitment and expertise of its 28,500 employees, provides a complete portfolio of offers designed to assist its customers to carry out their digital transformation projects and implement their communication projects (connectivity, Internet of Things, Cloud, Artificial Intelligence, applications development). OBS provides its customers with a high level of expertise in terms of protecting, collecting, transporting, storing, processing, analyzing and sharing their data and creating value. Under the Orange Cyberdefense brand, it also offers its customers enhanced data protection during all these stages.

OBS leverages the demands of its status as an operator in terms of reliability and performance to accelerate its development in IT services through an ambitious acquisition policy in the fields of Cloud Computing data as well as cybersecurity (Enovacom, Basefarm, Business & Decision, SecureLink and SecureData).

Business services (connectivity and IT integration services) are one of the three growth drivers identified by the Group and are key to its Engage 2025 strategy (see Section 1.2.3 The Orange group strategy). In the context of the strategic plan, OBS seeks to earn more than half of its revenue from digital technology, new connectivity services (SD-WAN, 5G) and IT services in 2025.

In 2021, the Enterprise sector generated 17.3% of the Group’s consolidated revenue.

The market

Nearly two years after the onset of the Covid-19 pandemic, signs of an economic recovery became visible in 2021, but at different degrees depending on the countries and the sectors. Although the health crisis has accelerated the digital transformation of businesses (new digital, migrations to the Cloud & software-defined networks and services, cybersecurity), it has also had an impact on historical telecoms services (voice/connectivity) due to the acceleration of new ways of working as well as the adoption of Cloud-based collaboration & connectivity solutions.

As a result of the economic rebound in 2021, the global market for communications services and IT services for businesses totaled €1,352 billion in 2021, up by 4% compared to 2020. This increase was fueled by IT services, up by 6.4%, while telecoms services reported a decrease of 3.7% compared to 2020. This trend is expected to continue in upcoming years for IT services with growth of 11.1% forecast for 2022. Telecoms services are expected to see an increase of +2.7% in 2022 before settling around 0.7% for the following years (source: Gartner, Q4 2021).

Faced with a highly competitive and fragmented telecommunications and IT business services market, encompassing numerous players such as telecommunications operators, network integrators, IT service providers, or again players from the Internet, digital or cybersecurity world, Orange Business Services has adopted the position of a "network-native digital services company." On the IT services market, OBS ranks among the top five in France (source: Teknowlogy Group/PAC - November 2021 survey). Given the large number of players, there is no available reliable or pertinent information on market shares. In the specific cybersecurity services market, Orange ranks as a major player, with one of the deepest footprints in Europe. In 2021, Orange Cyberdefense was a leader in cybersecurity services in France and one of the leaders in Europe (source: Teknowlogy Group - January 2022 survey) and ranked 7th worldwide (source: Gartner, Market shares - July 2021).

Orange Business Services activities

Orange offers a wide range of products and services, including those that are packaged or tailor-made and using different methods such as integrated, managed or Cloud, aimed at guiding businesses in their digital transformation, and structured around their main challenges (connectivity, mobility, streamlining of processes, smoothness of exchanges with customers and support for their projects).

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Orange has structured its portfolio of offers around four main types of products and services:

−    fixed telephony (conventional and IP) and audio conference services;

−    mobile telephony offers;

−    network offers, including certain service guarantee levels (mobile and fixed connectivity, data transfer, hybrid networks, fixed and mobile convergence offers);

−    IT and integration service offers, including Cloud solutions, digital & data solutions, cyberdefense solutions, intelligent mobility solutions, unified communication and collaboration services, and customer services and consulting:

-      cloud solutions include virtualization and the development of "aaS" (as a Service) solutions and business models that business customers are embracing. Orange Business Services has positioned itself as an integrator capable of orchestrating and building on the different applications bricks of its customers, including the most critical ones, from end-to-end in a multi-cloud environment, for both the public or private Cloud. Beyond its own infrastructures, Orange has also developed a genuine strategy of alliance with major industry players such as Microsoft Azure and Amazon Web Services. Nearly 3,500 customers already trust Orange Business Services for its multi-cloud expertise,

-      digital & data solutions, including the Business & Decision subsidiary, enable the design of digital solutions for customers in the fields of Big Data, data analytics and artificial intelligence, in addition to the integration and supply of systems, business applications and application programming interface (API). Through its Enovacom subsidiary, Orange also offers healthcare players tailored solutions to meet the challenges of digital transformation,

-      cyberdefense solutions covering infrastructure and users, in managed and integrated or Cloud mode (safe work environments and infrastructure, cyberdefense, management and governance), supervised from a security operations center [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED],

-      smart mobility solutions are based not only on mobile technologies, but also on the IoT (Internet of Things),

-      unified communication and collaboration services include interoperability between telephony, messaging and video conference solutions, in triple or quadruple play,

-      lastly, advice and services to customers include needs analysis, solution architecture, support from rollout to implementation, user training and administration of services and solutions in a range of areas: transition to all-IP, adopting Machine to Machine and the Internet of Things, supervising and managing quality of service, switching to Cloud infrastructure solutions, and the digital transformation of companies.

These offers are also used to develop cross-sector business solutions (finance, transport, energy, government and public sector, geolocation and fleet management, etc.).

As regards its core business as an operator, Orange relies on international partners to supplement its offer and geographical coverage in areas where its customers operate and where its presence does not offer a comprehensive solution. The Group is strengthening this type of partnerships on the most developed markets, preferably with leading operators in the geographic areas concerned, such as AT&T or NTT Communications.

Orange also works in close collaboration with an ecosystem of international technological partners, who are leaders in their respective fields of connectivity, unified communication, Cloud infrastructure, effective data use or cybersecurity. In 2020, two strategic partnerships were announced: the first with Google Cloud (around data services, artificial intelligence, the Cloud and edge computing) and the second with Amazon Web Services (around innovation in the Enterprise Cloud and digital transformation). Furthermore, with sovereignty becoming a major transformation topic for businesses, Orange Business Services is pursuing two complementary development vectors: the first through an independent company named Bleu, a joint venture with CapGemini and in partnership with Microsoft as technology provider; the second through Gai-X, a European initiative in which Orange is a founding member.

Lastly, Orange is developing partnerships with service players to enhance the operational performance of French manufacturers. Like, for example, the partnership with Siemens in the Industry 4.0 segment related to automation and digital transformation solutions in order to allow French industrial groups to fully maximize the potential of digitalization. In this perspective, the partnership proposes end-to-end support which ranges from consulting to integration and analysis.

In 2021, Orange signed a series of major contracts to assist its customers throughout the world, particularly with BNP Paribas to roll out the SD-WAN network technology on more than 1,800 sites, one of the largest rollouts worldwide for Orange Business Services; with Kone for infrastructure migration from its contact center to the Cloud with the aim of simplifying and optimizing its operations; with Safran Aircraft Engines for the Internet of Things solution of Orange Business Services to accelerate the digitalization of its industrial processes; and with GRTGaz to develop a sovereign solution designed to protect its industrial sites with the rollout of a cyber-resilient information system and security systems for its sensitive installations.

1.4.5      International Carriers & Shared Services

The operating activities of the International Carriers & Shared Services segment include:

−    international carrier activities undertaken by the Wholesale International Networks Division (rollout of the international and long-haul network, sales of international telephony and services to international carriers, and installation and maintenance of submarine cables); and

−    the activities of OCS and Orange Studio in content.

The segment also includes other cross-cutting activities of the Group, in particular research and innovation (see Section 1.6), or real-estate, as well as support and shared activities including corporate functions at the headquarters.

The operating activities of the segment accounted for 2.3% of the Group’s consolidated revenue in 2021.

1.4.5.1     International Carrier activities

The wholesale operator market comprises three categories of players: global wholesalers, multinational retail operators (including Orange) and regional or specialist players.

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The wholesale market’s customer base comprises voice market specialists (call-shop, prepaid cards), fixed and mobile domestic retail carriers (including MVNOs), Internet access and content providers and OTT players. International carriers also sell wholesale traffic to each other.

Wholesale International Networks (WIN) offers a broad range of solutions on the international market. Its business is structured on a large infrastructure of long-haul networks. Its presence in both the retail and wholesale markets means it can develop solutions that are particularly well adapted to the needs of the retail operators.

The Group is notable for being heavily involved in the design, construction and operation of submarine cables. With its ownership or co-ownership of several cable systems, Orange ranks among the world’s largest owners of submarine links. This has enabled it to satisfy the increase in transatlantic traffic.

The Group’s wholesale activity is based on:

−    a seamless global network [15] and an IPX protocol network [16] supporting voice and data with points of presence throughout the world;

−    a global network of dedicated IP routes with end users in more than 220 countries, connections to more than 200 Internet service providers, and connectivity in over 100 countries in a single IP network hop;

−    99.99% network availability, and centralized network supervision 24/7.

In 2021, IP data traffic increased by 29%, very strong growth boosted by the health crisis.

Offers

Voice services

Voice service solutions enable operators worldwide to transit their customers’ calls internationally to over 1,200 destinations with 24/7 technical support.

Services to mobile operators

With mobile services solutions, Orange offers roaming as a result of direct connections with over 200 mobile operators as well as broad connectivity enabling it to offer messaging services.

Internet and transmission services

Orange’s data and IP network includes terrestrial, submarine and satellite systems which combine to create a vast global network. With its Internet network, Orange offers adjustable solutions to meet the needs of Internet service or content providers.

Convergence services

Orange provides operators with a multiservice offer to enable them to manage their voice and mobile data services over a single connection.

Security and anti-fraud services

To protect the value of its customers’ business, Orange Wholesale International Networks offers solutions covering the protection of identity and privacy and that of its networks, mobile traffic and voice traffic.

The portfolio of anti-fraud and security services relies on voice, Internet and mobile service solutions. These offers include audit, detection and protection functions as well as the provision of analysis reports. The portfolio also contains offers that focus on the fight against the dangers of cybercrime. Orange Wholesale International Networks’ customers can resell some of these offers to their own customers.

Orange Marine

Orange Marine is a major player in submarine cables, from the early research and engineering stage through to the setting up of intercontinental connections and the maintenance of existing cables. In total, Orange Marine has installed more than 265,000 kilometers of submarine cables (including over 30,000 kilometers of buried cables) across all oceans and carried out surveys on over 80,000 kilometers of seabed. Its vessels carried out more than 850 repairs on defective cables, some of which were performed at a depth of 5,000 meters. Orange Marine has a cable-laying fleet of seven vessels (six cable ships and one submarine research ship). It represents 15% of the global fleet and is one of the most experienced worldwide.

In 2021, Orange Marine’s business recovered strongly. For more information on the announcements made by Orange regarding submarine cables, see Section 1.3 Significant events.

1.4.5.2     Content activities

Content distribution activities (TV, video-on-demand, music, video games) are a key component of Orange’s strategy as a multi-service operator, with over 11.8 million households in Europe connected to its TV universe at the end of 2021 (following the acquisition of TKR - see Section 1.3 Significant events). These activities help promote the Group’s very high-speed broadband offers.

Orange’s content strategy is primarily based on developing partnerships with rights holders and service publishers. In Europe, Orange is aggregating the best entertainment services from large distributors and offering them to its customers through its broadband networks. As a result, in September 2021, Orange renewed its framework agreement with Netflix. Throughout the year, the Group also rolled out its partnership with Amazon in Europe (in France, Belgium, Spain and Romania). In Africa and the Middle East, content activities are at the heart of the multi-service strategy and help to cement Orange as a responsible local operator. In 2021, Orange therefore implemented the partnership it signed with CANAL+ in 2018 to broadcast CANAL+ content in sub-Saharan Africa. Moreover, the development of local content production and the rollout of Pay TV are key pillars of the Group’s strategy.

In France, Orange is also developing an ambitious policy of producing and co-producing films and series, and broadcasting them via its Orange Studio subsidiaries and OCS.

All OCS programs are available via scheduled programming and on-demand. Most distributors offer OCS and it can be accessed directly online. In 2021, Orange was able to anticipate and support regulatory and competition changes in France by signing a new agreement with French cinema organizations that secures investments amounting to 60 million euros over three years. At end-2021, OCS had approximately 3 million subscribers.

In 2021, Orange Studio’s business was significantly affected by the health crisis, which caused scheduling issues and a drop in cinema revenue. Nevertheless, Florian Zeller’s hit film The Father, coproduced by Orange Studio, won the Academy Awards for Best Actor in a Leading Role and Best Adapted Screenplay.

In 2022, Orange Studio still has to contend with the problems of the post-Covid cinema industry (lower audience numbers, people staying at home, etc.). One of its key challenges is to grow international sales of its catalog.

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1.4.6      Mobile Financial Services

Mobile financial services are a key component of Orange’s Engage 2025 strategy. With the expansion of its multiservice activities on the African continent, B2B and IT services, mobile financial services are one of the Group’s three growth drivers. The Mobile Financial Services business segment accordingly includes the activities of Orange Bank and Orange Bank Africa. Orange Money’s business continues to be driven by geographical segments, particularly Africa and the Middle East (see Section 1.4.3).

The banking market

The European banking sector is currently undergoing far-reaching change, marked by:

−    the ongoing Covid-19 pandemic, and an uncertain economic climate weighing on both revenue and cost of risk;

−    a lasting environment of low interest rates, which undermines the profitability of banks’ lending activity by narrowing their margins, despite the European Central Bank’s accommodative monetary policy;

−    the need to adapt to regulatory developments (DSP2, GDPR, etc.) in the face of more vigilant regulatory authorities (ACPR, CNIL, etc.);

−    increased competition and fragmentation of supply (online trading, account aggregators, open banking, etc.);

−    a boom in digital uses that is reshaping customer behavior towards banks (autonomous, distant, volatile, demanding) and prompting the integration of new technologies (instant payment, data and AI, blockchain, etc.) for greater innovation and performance.

The very intense competition in this market comes from players in several major categories:

−    the large conventional banking networks;

−    online banks (Boursorama Banque, ING Direct, etc.);

−    neobanks (such as Orange Bank), which appeared in the 2010s and are based on a mobile application and a simplified customer experience. In competition with online and conventional banks, innovation is their key means of capturing market share. At the end of 2021, Europe had 77 neobanks or payment players and France had a total of 30, targeted at both individuals and professionals;

−    fintechs (financing platforms, means of payment and account aggregators) whose financing reached record levels in 2021, with 206 fintechs having obtained "unicorn" status at the end of September 2021 (source: CB insights Fintech report Q3 2021);

−    tech giants offering mobile payment solutions including Apple Pay, the Facebook Messenger payment function, Samsung Pay, Android Pay, etc.;

−    large retailers (Leclerc, Fnac-Darty, etc.), which are aiming to become links in the mobile financial services value chain, and new players from all backgrounds that continue to emerge in the banking market (MafrenchBank, Uber Money, Free, Starling Bank).

The most significant trends in the banking market are as follows:

−    hyper-personalization of services, notably with the rollout of apps and offers targeted at children, young people and their parents;

−    transformation in payments with the emergence of "Buy Now Pay Later". Fintechs aim to provide an all-in-one shopping application;

−    banks’ CSR commitments and a rise in green neobanks, with the promise of providing customers with a way to take action through the choice of a player positioned in responsible financing or by adopting responsible shopping habits with the help of digital tools to calculate the carbon footprint of their purchases;

−    a change in usage, with a rise in trading and cryptoassets: the French Financial Markets Authority (Autorité des marchés financiers - AMF) counted 2.5 million individual investors in France in the third quarter of 2021, twice as many as the same period in 2019;

−    an evolving market for professionals with the arrival of new players offering less extensive banking services compared to banking networks, but with customer experience and management services that are highly valued by business customers.

In the West African Economic and Monetary Union, the monetary situation shows a consolidation of economic financing with a 13.6% average increase in domestic receivables over the period 2021-2023. According to the central scenario, the inflation rate is expected to reach 3.2% in 2021, compared to 2.1% in 2020.

The very intense competition in the Côte d’Ivoire market comes from:

−    mobile money operators such as Wave or MTN with MomoCash;

−    aggregators offering interoperable payment solutions (KKiaPay, Intouch, etc.);

−    conventional banks: all banking institutions are developing their digital channels via mobile applications.

Mobile Financial Services activities

Orange Bank

Launched in November 2017, Orange Bank, a subsidiary fully owned by the Orange group, provides cutting-edge banking services natively designed based on the mobile uses of customers and in strong synergy with telecom activities.

Accessible to everyone, the offer is available in France and requires no conditions of income, savings or minimum balance. There are no bank charges attached to accounts and their associated bank cards (subject to certain terms and conditions of use). All basic banking services are offered: bank account, standard and Premium bank card, checkbook, authorized overdraft, savings account, à la carte insurance and personal loans. Customers can perform all their banking operations on a mobile handset. Moreover, when opening a bank account, customers have access to a network of more than 300 Orange stores approved as banking operation and payment service intermediaries.

Relying heavily on telecom functions, Orange Bank’s innovations offer customers the ability to make contactless payments with credit cards or via mobile handsets using Apple Pay and Google Pay, immediate access to their bank account balance, temporary blocking and unblocking of their credit card from the application, to request and send money by text message, and to even change their bank card code at any time from the application. Customer relationships are managed by a virtual advisor, available 24/7, with the possibility of using the customer relationship center located in France.

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With the acquisition of Orange Courtage in 2020, Orange Bank has reached a new milestone in its cross-selling policy with Orange by becoming an insurance broker, while at the same time increasing the scope to assist its customer base with their equipment purchases.

In January 2021, the bank acquired Anytime, a neobank specializing in business banking. This acquisition allows Orange to offer financial support and digital management tools to its millions of customers who are independent professionals.

In June, Orange Bank chose Younited Credit to accelerate its development in the field of consumer credit. It has therefore joined forces with a flagship of French Tech that has seen exponential growth in Europe in recent years. For the bank, this partnership is synonymous with optimizing the business chain, increasing operational efficiency and better risk management.

In addition, Orange Bank continues to offer car loans sold in the Groupama network alongside vehicle insurance, and a home loan offer distributed by Groupama and Meilleurtaux.

On the international stage, Orange Bank was launched in Spain at the end of 2019. This bank, which is 100% mobile, offers Orange customers a selection of savings accounts, checking accounts, Mastercard credit cards, and group management as well as numerous discounts on Orange phone bills. Innovations include the Group management function, which enables funds and expenses to be shared or transferred between several people, giving customers the option to manage joint subscriptions such as water bills or Netflix accounts. Since the summer of 2020, Orange Bank Spain has also been offering consumer credit and a solution for financing purchases of mobile phones in stores.

At December 31, 2021, Orange Bank had 1.7 million customers in France and Spain. This number includes customers who have opened an account with Orange Bank, as well as customers of credit and mobile insurance offers.

Orange Bank Africa

In partnership with NSIA, a leading bancassurance provider, Orange launched Orange Bank Africa’s business activities in July 2020 in Côte d’Ivoire after obtaining a banking license from the Central Bank of West African States (BCEAO) in 2019. For populations still excluded from the conventional banking system, Orange Bank Africa has quickly become one of the most efficient ways of accessing credit and savings 24/7 from their Orange Money mobile account. Orange Bank Africa plans to expand into Senegal, Mali and Burkina Faso.

Orange Bank Africa offers a fully digital micro-credit and savings solution allowing users to borrow smaller amounts instantly, from 5,000 CFA francs (around 8 euros), with an easy to use and innovative service which uses a scoring tool designed to accelerate decision making and a dedicated artificial intelligence algorithm. It is accessible to everyone, regardless of location, time, mobile phone generation or the level of income or savings.

Orange Bank Africa acquired 713,000 customers at the end of December 2021, with its pico-credit and savings offers via Orange Money and a new prepaid card offer. More than 1 million loans were granted in a total amount of 50.7 billion CFA francs, thereby contributing to the economic and social development of the populations concerned. Orange Bank Africa enables the Group to participate more fully in the economic activity of its host countries and thus remains in perfect harmony with the regional financial inclusion strategy promoted by the BCEAO.

1.5     Orange’s networks

For Orange group, the networks are a strategic asset and, as such, are subject to constant supervision, maintenance and modernization. Orange’s strategic plan, Engage 2025, launched in December 2019, is based on four key ambitions, including reinventing its operator model by capitalizing on its network advances (see Section 1.2.3 The Orange group strategy).

At end-2021, the Orange group operated networks in 26 countries to serve its B2C customers and in nearly 200 countries or territories to serve its B2B customers. Orange is continuing to modernize its networks to provide its customers with ever greater and more enhanced connectivity in all its locations.

The Group’s investments in its networks, other than those to maintain their quality (pole, cable and mast replacement, or other equipment that has reached the end of its life) are designed to improve these networks in a number of respects:

−    the development of very high-speed fixed and mobile broadband (FTTH and 4G/5G), increased data transfer volumes and reduced connection latency. These investments concern all networks, from the mobile radio network and household Internet connectivity to submarine cables;

−    user migration from old technologies (analog telephony, copper networks, 2G, 3G) to new technologies;

−    gradual virtualization of network control functions ("programmability" and "softwarization" of networks so that they can be adapted more quickly to new services and uses);

−    automation of network operation, which improves the quality of service for customers.

The networks are very extensive. In each country, they break down into (i) access networks (fixed or mobile), (ii) IP transmission and transport networks and (iii) control and service networks, supplemented by (v) international networks.

Access networks connect each customer - individual or business customers - and provide a first level of customer data aggregation. IP transmission and transport networks connect access networks with each other and with the networks of other operators in the relevant country, as well as with international networks. Service control networks, which drive access, transmission and IP transport networks, provide the connection between people and manage the services (voice, TV, Internet access, data). International terrestrial and submarine networks provide global connectivity for all services, voice and data, for which servers are often located on a different continent.

A glossary defining several of the technical terms used in this Section may be found in Section 7.2.2 at the end of this Registration Document.

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A common feature of all these networks is the continual increase in their capacity. Usage continues to expand, and traffic volumes are increasing across all Group networks. To anticipate this growth, which will continue over the coming years, the Group is investing in its networks to increase their capabilities and performance.

1.5.1      Access networks

Fixed access networks

Analog access and ADSL/vDSL broadband access

Copper access is made up of a pair of copper wires that connect each customer to a concentration point and give the latter access, via the distribution and transport network, to a local switch. It is used to deliver analog voice services and broadband access services.

Orange operates copper access networks in France and Poland, and in various countries in Africa and the Middle East (Côte d’Ivoire, Jordan, Senegal), to provide analog voice access services and data in the B2C, B2B and wholesale markets.

Fixed broadband ADSL/vDSL access (for voice applications, Internet access and television) is available in:

−    France and Poland, with coverage approaching 100% on the incumbent local loop;

−    countries in the Africa and Middle East region, where Orange is the operator of the copper local loop;

−    other countries (including Egypt, Spain and Slovakia), where Orange uses the local loop of incumbent operators, either unbundled or via bitstream-type offers;

−    Belgium and Romania, where broadband offers are marketed using the network of third-party operators;

−    Moldova, where, following the acquisition of Sun Communications, Orange operates a cable network.

Networks and services based on copper access are used less and less as users move to very high-speed broadband. They are therefore constantly being optimized and, in France, a timetable has been drawn up for the gradual discontinuation of the analog voice telephone service, and the removal of the copper network:

−    since the end of 2018: end of the marketing of new analog voice telephony lines;

−    from the end of 2023: technical discontinuation of the analog voice telephony service, by geographical area;

−    phasing out of the copper access network from 2023, with an estimated completion date of 2030 (see section 1.4.1 France).

Very high-speed broadband fiber optic access

FTTH (Fiber To The Home) network access extends the available broadband ADSL/vDSL service offer to include upstream and downstream very high-speed broadband (up to 1 Gbit/s and more), with improved performance, in particular in terms of response time.

In France, Orange has been deploying FTTH access for over ten years using GPON technology, which can pool several very high-speed broadband accesses on a single fiber without impairing the capacity of each access point’s capacity to increase speed. The rollout of the FTTH network started in 2007 in a few major French cities and was then expanded. During the years 2011 and 2012, Orange entered into sharing arrangements with other telecom operators to speed up fiber optic rollout. In 2021 the rollout continued at a steady pace, and Orange consolidated its leadership in France: a total of 28.8 million homes were connectable to Orange fiber at the end of 2021 (see Section 1.3 Significant events).

Orange is also rolling out fiber in Spain, where its FTTH network covered 16.1 million connectable households at end-2021. An FTTH fiber network has also been rolled out in Poland, with connectivity offered to some 5.9 million households, as well as in Slovakia, with 700,000 connectable households. The rollout of FTTH networks is also underway in Jordan, Côte d’Ivoire, Morocco and Senegal.

In 2021, Orange activated 10 Gbit/s services on its network in Spain.

Orange shares its fixed access network in its three main countries: In France, Spain and Poland, Orange plans to share some future FTTH rollouts with other operators via FiberCos, potentially involving third parties. In early 2021, Orange joined forces with long-term investors to create Orange Concession, which will be the leading operator of FTTH networks deployed and operated on behalf of local authorities in France, with 24 PINs (public initiative networks) representing nearly 4.5 million FTTH connections. In Poland, Orange has established the 50%-owned FiberCo, with 2.4 million lines, of which 1.7 million will be deployed over the next five years. See Section 1.3 Significant events.

Radio and satellite access

In various African countries and in Eastern Europe, fixed services are provided through 4G/LTE in addition to copper and fiber optic networks.

Other than copper, fiber and radio access, fixed residential access and satellite television services are marketed via space capacity rental.

Mobile access networks

The GSM (2G), UMTS (3G), LTE (4G) and 5G access networks support voice and data communication services that reach average speeds of several tens of Mbit/s and up to several hundred in optimal conditions, allowing to easily send and receive voluminous content (audio, photo and video). The Group operates a mobile network in each of the countries where it offers consumer telecommunication services. The network supports GSM, UMTS and LTE technologies in all countries; in Europe, it also supports 5G. Between 2025 and 2030, the Group will gradually phase out its 2G and 3G networks in France and in all European Union countries where it operates. The shutdown of 2G and 3G will allow Orange to optimize the management of its networks and to move them towards more secure, resilient, energy-efficient and modern technologies such as 4G and 5G. Radio frequencies currently used for 2G and 3G will be used to improve capacity and coverage of 4G and 5G networks in both urban and rural areas.

5G technology enables improved connection speed to mobile services, with average speeds 3 to 4 times faster than 4G thanks to smart antennas installed on existing 4G sites. Orange’s 5G is currently marketed in six countries in Europe (Spain, France, Luxembourg, Poland, Romania, Slovakia). It is initially being rolled out in urban areas where 4G is in high demand and in areas with high levels of economic activity to ease the load on other networks. Rollouts will continue gradually in those countries over the 2022-2023 period, as well as in other countries where the Group operates in Europe, Africa and the Middle East, depending on the availability of spectrum.

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To reduce its environmental impact and operating costs, Orange shares more than half of its radio sites with a competitor. Sharing can be either "passive" (confined to masts only), or "active" (masts and active equipment). Sharing of this nature, which previously concerned 2G/3G/4G technologies, now includes 5G. Passive sharing is in place in almost all of the Group’s host countries. Active sharing, which is more effective, has mainly been adopted in the following countries:

−    Poland, for nearly all of the mobile access network;

−    Spain, where the mobile access network is shared outside major cities (those with more than 175,000 inhabitants);

−    France, for 4G coverage of dead zones including the 2,000 new sites of the New Deal program;

−    Belgium, where an active mobile access network sharing agreement was signed with a competitor in 2019. Consolidation work on both networks is taking place over several years and was still in progress at the end of 2021;

−    Romania, for sites in rural areas.

2021 was marked by:

−    the creation of TOTEM, a European TowerCo. At the end of 2021, TOTEM’s passive mobile infrastructure portfolio included more than 26,000 sites in France and Spain (See section 1.3 Significant events);

−    the commercial launch of 5G in Slovakia and the expansion of 5G coverage in other countries.

1.5.2      National transmission and IP transport and control networks

In each country where it has consumer customers, Orange operates a layered network:

−    transmission networks;

−    IP transport network;

−    control network;

−    voice service network.

The transmission network consists primarily of fiber optics, but also radio links, especially for alternative or purely mobile networks in MEA countries. These networks support voice and data traffic, for fixed and mobile retail (B2C and B2B) and wholesale services. Optical links offer bandwidth of up to 400 Gbit/s per wavelength, and Dense Wavelength Division Multiplexing (DWDM) technology makes it possible to have up to 80 wavelengths per fiber. Orange is one of the world leaders in the use of advanced optical functions to obtain a more flexible transmission network.

The IP network consists of routers connected to the transmission network. In France, an IP network dedicated to businesses is also in operation, in addition to the network managing data for B2C customers. The main purpose of this network is to connect a company’s French sites for internal data exchange on a Virtual Private Network (VPN) and provide it with Internet connectivity. It also provides Voice over IP transport for companies.

The control network (also known as the signaling network) manages calls and data connections, updates of location data for mobile phones, roaming and SMS. This network is being upgraded to new standards, for example to manage 5G.

In the countries in which it has fixed operations, Orange operates a switched telephone network (STN) to deliver analog voice and ISDN digital services. These networks are continually being optimized because of declining usage. In France, Orange stopped marketing its analog voice services at the end of 2018, and announced the first zones where voice services will only be available using IP technology from the end of 2023.

Orange has also rolled out fixed VoIP networks using IMS technology (IP Multimedia Subsystem) in many countries for B2C and B2B uses.

Until 2015, all mobile voice traffic was managed in switch mode by the mobile network in each country. In 2015, Orange rolled out mobile IMS infrastructure in European countries to offer VoLTE services (VoIP over LTE) and VoWiFi (mobile Voice over WiFi). At end-2021, VoLTE and VoWiFi had been rolled out in all of the Group’s European networks and are being rolled out in some countries in the MEA region.

1.5.3      International networks

Terrestrial network

The international terrestrial network comprises four main networks, connected via submarine cables:

−    the European network, whose rollout began in April 2012 in France, and which has been extended to include services in Frankfurt, London, Barcelona and Madrid, as well as submarine cable stations;

−    the North American backbone, one of the most strategic routes for Europe since 80% of the Internet traffic generated by Europe is destined for the United States;

−    the Asian backbone in Singapore served by the SEA-ME-WE3 and SEA-ME-WE4 submarine cables; and

−    Djoliba, the first pan-African backbone, brought into service in November 2020. This infrastructure is based on a terrestrial fiber optic network coupled with submarine cables, thereby offering secure international connectivity from West Africa. The new backbone covers eight countries, Burkina Faso, Côte d’Ivoire, Ghana, Guinea, Liberia, Mali, Nigeria and Senegal.

Satellites

Orange uses satellite communications to provide VSAT (Very Small Aperture Terminal) services to Orange Business Services’ terrestrial or maritime B2B customers and to ensure connection with isolated mobile sites in Africa and IP or voice connectivity to other operators. To provide those services, Orange uses rented space capacity from satellite operators (such as Eutelsat, Intelsat, SES and Arabsat).

Submarine cables

To address the strong growth in international telecommunication traffic and in a highly competitive market, Orange is maintaining its level of investment in submarine cables and is continuing to develop its network in order to meet the needs of its customers. Due to the high cost of investments required in the construction of cables, such investments are carried out with the different players involved (operators, private companies, GAFAM) and in various forms (consortiums, purchase of user rights, transmission-capacity rental, etc.).

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Orange is an investor in more than 40 submarine cables and consortiums covering various routes: North Atlantic, Caribbean, Europe-Asia, Europe-Africa.

2021 was marked by:

−    the commissioning of the Dunant transatlantic cable between the United States and France. Orange will benefit from two pairs of optical fiber with a capacity of up to 30 Tbit/s each, three times the capacity of the previous generation of transatlantic submarine cables;

−    the deployment of the AMITIÉ transatlantic cable, which will be put into service in 2022 (see section1.3 Significant events).

International service control networks

Orange operates an international control network to manage the signaling associated with the voice traffic, roaming and text messaging of its mobile networks and those of its operator customers. This network is evolving to handle new standards such as 5G.

Orange also operates a network for the supply of voice services for international businesses, based on the international IP MPLS network.

In addition, several centralized platforms were rolled out on the international transit points to provide value-added services to mobile operators.

1.5.4      Network resilience

Network resilience ensuring continuity of services is an essential element of Orange’s purpose as a trusted operator. Orange’s network resilience approach focuses on:

−    anticipation, by choosing architectures most likely to resist hazards. This includes anticipating future weather conditions and the weather events they will produce;

−    the assessment of the system’s ability to anticipate and absorb potential disruptions, to develop ways to adapt to changes in the system itself (such as the introduction of a new technology, or external changes), and to enhance its ability to withstand disruptions or to recover as quickly as possible after a shock.

Orange’s network resilience is built on:

−    transmission and transport networks structured in loops in order to guarantee a minimum of service in the event of a branch outage;

−    redundancy at different levels (sites, energy chains, equipment, servers) in order to compensate for failures of individual units;

−    anticipation and prevention capabilities to detect and implement the first redundancy and diversity mechanisms. Historically, these capabilities referred to the robustness of the network;

−    absorption capabilities with defense mechanisms, including congestion or overload control mechanisms;

−    adjustment capabilities to reduce the impact of incidents on the services provided to customers;

−    repair capabilities to restore normal functioning.

1.6     Research and innovation

In the information and communication technology (ICT) sector, which is undergoing major change in its value chain with the increase in the number of players and the creation of new economic models, innovation is a major growth engine for the Orange group. In 2021, the Group devoted 620 million euros (i.e. 1.5% of revenue) to furthering its research and innovation activities, including employee costs and operating and capital expenditure related to research and innovation for new products and services.

1.6.1      Strategy and key actions

Orange is currently a leading private player involved in digital research in France. The Group aims to be a committed player in current and future transformations including connectivity, especially with 5G, 6G and fiber, responsible artificial intelligence, the Internet of Things on a large scale, and digital technology with low environmental impact, synonymous with trust and excellence. Orange aims to use research to improve daily life for everyone and to respond to major societal challenges through innovative and responsible uses of new digital technologies. Bringing together its activities around the creation of strategic innovation, research and the implementation of technical and data policies for the Group, Orange Innovation is the driving force behind this innovation. Against the backdrop of rapid changes in our customers’ uses and expectations, Orange Innovation is building competitive and value-creating assets for the Group. Its mission, "Prepare the future, build the present," is part of the Group’s strategy.

Orange is convinced that using data and artificial intelligence (AI) in a responsible, useful and accessible way will open new prospects for individuals, society and the planet. Its research and innovation teams support four priority areas: making networks smarter, improving operational efficiency, reinventing the customer experience and ensuring that the use of data and AI is sustainable and responsible. Orange established its Data and AI Ethics Council in 2021 with this in mind. The Group also offers its employees a complete range of training in AI/Data: acculturation, training for professions and experts. In partnership with DataScientest, Orange offers certification programs for people receiving professional retraining and a Data Analyst course at the Orange Apprentice Training Center. The Group also makes use of platforms such as Coursera and Open Classroom to enable employees to develop their skills independently.

Supplying its customers with the best connectivity is key to Orange’s strategy. Several innovations are currently being developed or tested which are likely to provide solutions in the coming years to improve connectivity, achieve the "Net Zero Carbon by 2040" commitment, develop new services and improve the quality of service provided to our customers.

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5G technology enables improved connection speed to mobile services, with average speeds 3 to 4 times faster than 4G thanks to 5G smart antennas installed on existing 4G sites (see section 1.5.1 Access networks). 5G is also more energy efficient than 4G, making it an essential lever for the Group to achieve its commitment to be "Net Zero Carbon by 2040." From 2023, when the new 5G Stand Alone (SA) core networks are installed, Orange will be in a position to offer lower latency and network slicing by allocating certain network slices to cover critical usage or specific needs. In 2021, Orange continued the preparatory tests for the implementation of the 5G SA technical infrastructure in European countries during 2022.

For the general public, 5G will promote the development of even more interactive, immersive and contextualized experiences for learning, working, communicating, playing and improving daily lives. Its technical performance also makes 5G a lever for business competitiveness and regional development. Combined with other technologies like edge computing, artificial intelligence and the Internet of Things, 5G will open up a host of opportunities including the optimization of production processes and better support for isolated workers during maintenance operations. Advances are also expected in the health sector, for the management and monitoring of patients, and in the area of connected mobility. This will offer alternatives to travel, thereby cutting CO2 emissions. In the area of decentralized renewable energies such as wind and solar power, it will make it possible to adapt production to demand in real time and improve remote maintenance of production sites. Through the Orange 5G Lab initiative launched in 2021, Orange is proposing a true mesh of nine sites in Europe to help economic players better understand the opportunities, value and utility of 5G. More than 70 companies have received support in order to test uses.

In 2021, Orange continued the deployment of dedicated IoT networks in Europe, LoRaWAN® and LTE-M to best meet customers’ connectivity needs. In the B2C market, Orange has enhanced its "Protected Home" remote surveillance offer in France and launched a service in Spain that allows users to monitor their homes using a high-resolution Wi-Fi camera and a mobile application. In the B2B market, Orange also offers two turnkey solutions, "smart tracking" and "smart office," in order to continue to support companies and local authorities in the democratization of IoT uses.

In 2021, Orange launched several initiatives to realize its vision for the future of networks. In particular, the Group rolled out Pikeo, an experimental 5G SA network in Lannion, France, which is Cloud native and 100% software-based. This network is also based on the Open RAN technology that Orange is working on. It will serve as a model for the next generation of more efficient and self-adaptive networks that will enable Orange to offer the best quality of service in every situation, thanks to the contributions of AI and data, and to move toward a more autonomous network ("zero touch network," minimizing human intervention).

Orange is also committed to the rollout of Open RAN: the first test and integration center dedicated to this technology opened in November 2021 on its premises in Châtillon (Hauts-de-Seine). Finally, the Group has entered into a partnership agreement with Google Cloud around data, AI, Cloud and edge computing, and will open, on the same site that opened in 2021, the first Edge Computing Lab to implement and test end-to-end edge computing services leveraging Orange’s 5G performance.

For the environment, Orange is one of the sector’s pioneers, with its green network approach already going back several years. The Green ITN program, which has already reduced the Group’s energy consumption linked to network and information system operations [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED], continues under the Engage 2025 strategic plan. It relies in particular on the energy efficiency of 5G and the eco-design of Data centers, as well as the use of data and AI, to further reduce energy consumption caused by network elements. In 2021, Orange opened the Padus Lab, a new generation of lab that addresses the energy efficiency challenges of future networks and Data centers. Orange’s commitment to green networks is also reflected in the purchase of renewable energy. In 2021, Orange signed several new power purchase agreements (PPAs), multi-year contracts for the purchase of electricity produced by solar or wind farms, in France.

For sustainable innovation, Orange reduced the environmental impact of SIM cards by deploying a new version Group-wide that requires half the volume of plastic backing of previous cards and can accommodate two chips rather than just one. This approach is further illustrated by the use of fully recycled plastic for the manufacture of Eco-SIM cards. All 26 Orange Group countries launched this new format in 2021, including Orange France at the end of the year. In order to encourage the reduction of the environmental impact of products, together with other European operators, Orange has launched the Eco Rating, a new classification index for cell phones. This labeling helps consumers identify and compare the most environmentally friendly cell phones. The Eco Rating will also encourage suppliers to reduce the environmental impact of their products.

Orange supports and wishes to systematize an eco-design and circular economy approach as part of its active approach to its CSR commitment throughout the life cycle of its handsets and networks. Neva leaf, launched in France in August 2021, is a repairable smartphone, designed to last longer and offered at an affordable price. In networks, the OSCAR program, which aims to put the circular economy at the heart of the Group’s networks and infrastructures, has taken concrete form with the conclusion of agreements with network equipment vendors to increase the use of reconditioned equipment.

Orange’s research and innovation activities are conducted within the framework of an Open Innovation strategy to capture trends, find original solutions and benefit from the Group’s partners’ skills and contributions.

This is reflected in a number of developments:

−    Orange signed nearly 78 research contracts with the world’s top University research centers between 2019 and 2021, and has also set up three joint laboratories: one with INRIA on the virtualization of network functions, one on antennas with the University of Nice and one with the University of Grenoble-Alpes on health. It is also involved in the b<>com Institut de Recherche Technologique, and is contributing to 58 national and European cooperative projects, including through its involvement in seven competitiveness clusters (including the chair of the Images & Réseaux cluster) as part of a network of more than 158 industrial and academic stakeholders. Orange also funds five research chairs, including one with Institut Mines-Télécom on the values and policies of personal data;

−    Orange is also involved in several research projects in France (Quantum@UCA, ParisRegionQCI) and in Europe (EuroQCI) around quantum communication networks with numerous academic, industrial and start-up partners;

−    many start-ups benefit from Orange’s support through a number of schemes, including the Orange Fab program, which offers programs to accelerate and internationalize start-up businesses in 19 countries. The Group also supports women start-up creators, with #FemmesEntrepreuses and Women Start (launch of season 3 in 2021), as well as the best positive impact technology projects in Africa and the Middle East with the Orange Prize for Social Entrepreneurship in Africa and the Middle East (known by its French acronym POESAM). It is also part of various global networks and events, including the Business France and French Tech networks;

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−    lastly, Orange has an active policy of forming strategic partnerships with leading industrial players worldwide, which allows it to enhance its portfolio of products and services and open itself to new ecosystems.

1.6.2      Intellectual Property and Licensing

The Intellectual Property and Licensing Department protects, manages and adds value to Orange’s patent portfolio, which is one of the Group’s intangible assets; it also derives value from software. It is an asset that sets Orange apart from its academic and industry partners. Its role is also to defend the Group’s interests in the event of disputes involving intellectual property.

At December 31, 2021, the Orange group had a portfolio of more than 9,000 patents or patent applications in France and abroad protecting its innovations. To maximize their value, some patents are licensed through patent pools for patents pertaining to industry standards (e.g. NFC, MPEG Audio, WiFi, HEVC, 5G). Value maximization also concerns software such as engineering tools for the mobile network.

In 2021, 204 new inventions were patented, including major technical contributions to standardization (5G, coding, video, etc.). These inventions mainly come from the Group’s Innovation Research Centers in France and abroad. In France, Orange is ranked 11th in the INPI 2020 ranking, ex-aequo with L’Oréal* (source: INPI 2021, ranking of the top 50 patent applicants). Orange is the only telecom operator among the largest French filers, and ranks ninth among the top 10 of large French companies.

1.6.3      Capital-investissement

As a keen major financer of innovation in information technology, over the last 15 years the Orange Group has committed more than 750 million euros to this area via two main and complementary channels of investment:

−    Orange Ventures, wholly owned by the Group: at the end of 2020, Orange strengthened its venture capital activity by creating Orange Ventures, a new company with a budget of 350 million euros. That makes it one of Europe’s 10 largest corporate venture capital funds. Orange Ventures invests in fast-growing companies in Orange’s established business areas such as connectivity, cybersecurity, digital enterprise and innovative financial services, as well as in new areas that the Group is exploring, such as e-health.

With offices in Paris and Dakar, Orange Ventures supports start-ups at all stages of their development, from the seed stage in Africa and the Middle East, to more mature phases in Europe and the United States, with unit investments of up to 20 million euros per round of fundraising.

For Orange, Orange Ventures serves to promote the emergence of future technological champions helping drive the transition to an increasingly digital and responsible world in the service of the greatest number in order to share their innovation capabilities with the Group’s 271 million customers worldwide.

To that end, Orange Ventures innovates by envisioning flexible and optional, but nevertheless highly structured processes for creating synergies between Orange and start-ups. Orange Ventures aims to match the financial performance of the best venture capitalists, and will make its investment decisions independently. The 20-strong Orange Ventures team has been strengthened with acknowledged experts from the world of venture capital. It has assumed the management of the Orange Digital Ventures portfolio, launched in 2015.

−    Investment funds run by management companies outside Orange. These invest in accordance with investment theses that meet the requirements associated with Orange’s strategy and activities. As well as generating a profit, these investments aim to sustain the Group’s Open Innovation approach, forge strategic, technological and/or commercial partnerships, and enhance the Group’s image within the innovation ecosystem and with its customers and other stakeholders. Since this year, they have also helped respond to new challenges, particularly Orange’s commitment to be Net Zero Carbon by 2040. Over the last 15 years, the Group has committed more than 400 million euros of investment as follows:

-      the Iris Venture IV and Iris Next funds and the three Orange Publicis Ventures funds (Growth, Global and Early-Stage), created within the framework of a partnership with the Publicis group, and managed by Iris Capital Management in which the Group is also involved at governance level,

-      the Raise Investissement, Raise Ventures and Raise Seed for Good funds, run by the management company of the Raise group, whose philanthropic approach is creating a virtuous ecosystem founded on a benevolent economy,

-      several "thematic" funds, including Robolution Capital, managed by 360 Capital Partners and focused on robotics, Ecomobility Ventures, managed by Idinvest Partners and focused on digital and sustainable mobility, Digital Health 2, managed by LBO France and focused on digital health, Venture Reality Fund 2, managed by VR Fund 2 Partners and focused on augmented reality, and Move Capital, managed by Kepler Cheuvreux Invest and focused on European B2B technology companies,

-      two funds focused mainly on investments in Africa: Partech Africa, managed by Partech Partners, and the French African Fund (FFA), managed by AfricInvest,

-      two seed capital funds, Paris-Saclay Seed Fund and Seedcamp IV,

-      the LAC 1 fund managed by Bpifrance, a fund of listed assets whose main decision-making centers are located in France,

-      two natural capital funds, partly involving co-investing in the Livelihoods Carbon Fund 3 fund, advised by Livelihoods Venture, and partly involving the design and creation of an innovative fund called Orange Nature, in which Orange is the sole investor. Management of Orange Nature has been entrusted to leading sustainable finance specialist Mirova, a subsidiary of Natixis Investment Managers. Both these investments aim to fund carbon capture and storage projects, with payment in the form of high-quality carbon credits.

In 2021 and January 2022, there was significant activity with six new investments: the creation of the Orange Nature fund and investment in the Iris Venture IV, Move Capital, Livelihoods Carbon Fund 3, Raise Seed for Good and Venture Reality Fund 2 funds, as described above.

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1.7     Regulation of telecommunication activities

In the countries where it operates, the Orange group must comply with various regulatory obligations governing the provision of its products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as oversight by authorities seeking to maintain effective competition in electronic communications markets. Orange also faces specific regulatory constraints in some countries due to its dominant position in the relevant markets. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.7.1      European Union

1.7.1.1     Legal and regulatory framework

The European Union has laid down a common legal framework aimed at harmonizing the regulation of electronic communications. It is binding on the Member States and must be implemented by the National Regulatory Authorities.

The general legal framework of the European Union has been amended by the European Electronic Communications Code, which came into force on December 20, 2018. It revises and combines four main directives deriving from the 2002 Telecom Package on:

−    a common regulatory framework for electronic communications networks and services;

−    the authorization of electronic communications networks and services;

−    access to and interconnection of electronic communications networks and associated facilities;

−    universal service and users’ rights relating to electronic communications networks and services.

Furthermore, Regulation (EC) 1211/2009 of November 25, 2009, canceled and replaced by Regulation (EU) 2018/1971 of December 11, 2018, implemented the Body of European Regulators for Electronic Communications (BEREC).

This legal framework is supplemented by sector-based texts (international roaming, open Internet, etc.) as well as broader texts aimed at the European digital ecosystem (protection of privacy, etc.).

1.7.1.2     Main community texts in force

The European Electronic Communications Code

The European Electronic Communications Code (Directive (EU) 2018/1972) came into force on December 20, 2018. The Member States then had 24 months to transpose it into national law. However, due to the health crisis, the transposition has not yet been completed in certain countries, particularly in Orange’s European countries.

The Code includes a regulatory objective to support the deployment and adoption of very high-connectivity networks - in line with Orange’s wish to see regulatory objectives redirected toward support for investment.

In addition, the rules governing access obligations imposed on operators with significant market power have been positively adjusted in relation to the previous framework:

−    access obligations should better target only the relevant fixed access infrastructure so as to address competition issues in the retail market;

−    the Code promotes co-investment in very high-connectivity networks. If an operator in a dominant position makes a co-investment offer that complies with certain provisions, it could be exempted from remedies related to its dominant status. Only co-investors will have access to the full capacity of these networks. The other operators will be able to enjoy the same quality of wholesale access as they did before the rollout of these networks. National regulators will need to secure approval from the European Commission for such measures;

−    the Code also favors the wholesale operator model - not present in the retail market - by exempting it from certain remedies, even in cases of market dominance.

In addition, obligations for access to fixed access infrastructure serving subscribers may be imposed symmetrically on all operators when it is not technically feasible or economically reasonable to replicate such infrastructure. These obligations are subject to a joint veto by the Commission and BEREC.

Concerning the allocation of radio spectrum needed for mobile services, the Code reinforces European rules aimed at improved harmonization and cooperation between Member States, including the minimum 20-year visibility of spectrum licenses. The implementation and in particular the allocation of spectral capacity remains a national affair with only light supervision from Europe. Provisions facilitating the deployment of "small-area wireless access points" and the availability schedule of the 5G spectrum were also adopted.

With respect to the regulation of communication services, most of the obligations intended to protect end-users are for Internet access service and services using public numbering plan resources, independently of the service provider. Other services, such as interpersonal communication services independent of the numbering plan and signal transport services are only subject to a limited number of obligations.

However, regulation of the competitive markets for intra-European calls and SMS has been introduced with the Code through Regulation (EU) 2018/1971 of December 11, 2018, imposing a cap of 19 -euro cents/minute and 6 -euro cents/SMS, applicable since May 15, 2019.

Concerning universal service obligations, the Code abandons the principle of telephone service provision and calls on Member States to ensure the availability of affordable Internet access service, upholding the principle of potential designation should Member States consider that the market does not provide such services under said conditions, but increasing the burden of proof for Member States. The system of financing the universal service remains in the hands of the Member States, with coverage from public funds or from a fund financed by the sector. In addition, the Code opens the door to an extension of universal service obligations to include the supply of affordable mobile services.

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The Code and its associated regulation on changes in BEREC’s responsibilities and governance do not create a European regulator. However, the Code does adopt the principle of full standardization of the rights of end-users, subject to exceptions, and strengthens the control exercised by the European Commission over access regulation and over the spectrum.

To help national regulators implement the Code, and as provided for within it, BEREC has put most of its guidelines out for consultation and published some of them in 2020 and 2021.

Harmonization of analyses of relevant markets

On December 18, 2020, the European Commission published a new recommendation identifying two relevant product and service markets for which National Regulatory Authorities should carry out market analyses that may lead to the implementation of ex-ante regulation:

−    market 1: wholesale provision of local access at a fixed location (formerly market 3a/2014 of recommendation 2014/710/EC);

−    market 2: wholesale provision of high-quality access at a fixed location (formerly market 4/2014 of recommendation 2014/710/EC).

Call termination rates

The Code provides that fixed and mobile call termination rates will cease to be determined by National Regulatory Authorities but will be determined by the European Commission for all countries of the European Economic Area. This provision concerns European operators for calls terminating in a European country.

In this context, on April 22, 2021 the European Commission published Delegated Act 2021/654 determining call termination rates:

−    fixed call termination is set at 0.07-euro cents per minute. As exceptions, certain countries have the possibility of charging higher prices until the end of December 2021 (notably Poland, Belgium, Luxembourg, Romania and Slovakia);

−    mobile call termination is set at 0.2-euro cents per minute. However, a glide path is planned until the end of 2023: the maximum call termination rate for countries with rates above 0.2-euro cents per minute is 0.7-euro cents per minute in 2021, 0.55-euro cents per minute in 2022 and 0.4-euro cents per minute in 2023. Spain was able to maintain its mobile call termination rate of 0.64-euro cents per minute in 2021, as it is below the cap of 0.7-euro cents per minute.

The Delegated Act entered into force on July 1, 2021.

-  Change in Orange’s mobile voice call termination rates in Europe (in euro cents per minute)

	2021(1)	2022	2023	from 2024 on
France	0.70	0.55	0.40	0.20
Spain	0.64
Poland	0.70
Belgium
Romania
Slovakia

Source: Delegated act (EU) 2021/654.

(1)   Tarifs into force since July 1st 2021.

-  Change in Orange’s fixed voice call termination rates in Europe (in euro cents per minute, except Poland)

	2021(1)	from 2022 on
France	0.070	0.070
Spain	0.070
Poland (2)	0.005
Belgium	0.093
Romania	0.078
Slovakia	0.078

Source: Delegated act (EU) 2021/654.

(1)   Tarifs into force since July 1st 2021.

(2)   Tariff in zloty for 2021, equivalent to 0,111cent€/min as per the EC delegated regulation project published on 18 Decemember 2020.

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International roaming

Regulation (EU) 2015-2120 of November 25, 2015 [17], which aims to eliminate surcharges for international roaming within the European Union, and Regulation (EU) 2017/920 of May 17, 2017, which lays down the rules for wholesale roaming markets [18]:

−    impose, in the context of fair usage, the alignment of international roaming retail prices with national prices for intra-European communications (voice, SMS and data) from June 15, 2017;

−    expand, for customers using their cellphones outside the EU, pricing transparency requirements and bill shock prevention measures for European operators;

−    grant a regulated right of access to European roaming services for MVNOs and resellers, and sets new caps on wholesale markets:

-      voice: 0.032 euros excl. VAT per minute,

-      SMS: 0.01 euros excl. VAT per SMS,

-      data (price excl. VAT): 3.5 euros per GB in 2020, 3.0 euros per GB in 2021 and 2.5 euros per GB until July 1, 2022.

Suppliers of mobile services subject to the regulation on the pricing of intra-European roaming may apply a reasonable usage policy to their customers in terms of the consumption of these services in order to prevent abnormal or excessive use. Despite this option, in special and exceptional circumstances, when the supply of intra-European roaming at the national price threatens the viability of the supplier’s national pricing model, they can ask the national regulator for authorization to bill additional charges for the use of intra-European roaming, which are limited to the caps on wholesale roaming prices.

On February 24, 2021, the European Commission presented a draft new roaming regulation which envisages a further gradual reduction in wholesale prices until 2032 as well as quality of service obligations. The current regulation, adopted in 2017, expires on June 30, 2022. An agreement between members of the European Parliament and the Council Presidency was made public on December 9, 2021 to extend the "Roam like at home" scheme by ten years. Under the agreement, wholesale caps will gradually decrease from 2 euros per GB on July 1, 2022 to 1 euro per GB in 2027. The formal adoption of this text by the Parliament is expected in the first quarter of 2022, with a probable entry into force on July 1, 2022.

Regulation of the open Internet

The TSM Regulation has introduced rules to ensure an open Internet within the European Union. Article 3.3 of the TSM states that in the provision of Internet access services, providers shall treat traffic equally and without discrimination, restriction or interference, irrespective of sender and recipient, the content consulted or broadcast, the applications or services used or provided, and the terminal equipment used. It is up to the Member States to adapt their national law to comply with this provision.

On April 30, 2019, the European Commission published a report on the implementation of the net neutrality component of the TSM Regulation. The Commission, in the light of market developments, concluded that the principles of the Regulation are appropriate and that they effectively protect end-users by promoting the Internet as a driver of innovation. The Commission pointed out that operators have correctly applied the regulation governing net neutrality and that national regulators have imposed very few fines. It does not propose any amendments to this Regulation.

On the basis of that report, BEREC published a new version of its guidelines in June 2020, clarifying certain points:

−    the scope of the regulation is limited to the part between the interconnection and the customer-side network termination point, thus leaving the terminal equipment outside the scope when it is located beyond that termination point;

−    the possible compatibility of 5G slicing technologies with the regulation.

Protecting personal data

The European Commission wishes to replace the sector directive No. 2002/58/EC of July 12, 2002 on "Privacy and Electronic Communications," known as e-Privacy. The project, which dates from 2017, establishes rules to protect the privacy of online communications and the use of electronic communications data (metadata). It introduces a level of fines that is aligned with the General Data Protection Regulation (GDPR), which came into force in 2018 [19], and maintains the regulatory asymmetry between telecom operators and digital actors (OTT service providers) regarding metadata collection.

However, the e-Privacy regulation project is made less urgent by the fact that the Code has extended the scope of application of the confidentiality of communications to OTT services, and that the GDPR has strengthened the methods used to collect consent and the regime of sanctions to which the 2002 Directive refers. Moreover, the lack of political agreement on the new text makes its approval uncertain.

Regulation of platforms

Regulation (EU) 2019-1150 promoting fairness and transparency for businesses using online intermediation services was adopted on June 20, 2019 and has been applicable from July 12, 2020. It aims to ensure rules for a fair, transparent and predictable trading environment for businesses and vendors on online platforms. This regulation is applicable to telecommunication operators offering Internet television services (IPTV), provided that conditions are imposed on the streaming provider.

Digital Services Act and Digital Market Act

On December 15, 2020, the European Commission published two pieces of legislation: an update of the e-Commerce Directive [20], known as the Digital Services Act (DSA), and a Regulation to combat the role of large online platforms, known as the Digital Market Act (DMA). These two texts were adopted by the European Parliament on January 20, 2022 and December 15, 2021, respectively.

The DSA amends and updates the obligations of intermediaries connecting consumers with goods, services and content. For telecom operators, the DSA brings in very limited changes in relation to the e-Commerce Directive (introduction of a one-stop shop and a limited transparency declaration obligation).

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For its part, the DMA ushers in an ex-ante regulatory framework for online platforms acting as gatekeepers, and also gives powers to the European Commission to conduct market investigations. Telecom operators are outside the scope of the regulation.

NGA Recommendation

The European Commission launched a consultation in July 2020 on the revision of two recommendations impacting fiber regulation: the 2010 Recommendation [21] on next generation access, which promotes a consistent approach to access obligations imposed by national regulators operators in dominant positions, and the 2013 Recommendation [22] on cost methodologies and non-discrimination rules for wholesale Next Generation Network access prices and economic replicability tests. Some of the content of these recommendations is included in the access requirements under the Code.

1.7.2      France

1.7.2.1     Legal and regulatory framework

Legal framework

The electronic communications sector is mainly governed under national law by the French Postal and Electronic Communications Code (CPCE), as well as by legal provisions relating to electronic commerce, the information society, consumer protection and the protection of personal data, which must comply with European directives.

France transposed the European Telecom Package, as amended in 2009, via a government order dated August 24, 2011 and a Decree dated March 12, 2012 for the implementing regulations.

The European Code was transposed by order 2021-650 of May 26, 2021 and implementing decrees 2021-1136 of August 31, 2021 and 2021-1281 of September 30, 2021, with the exception of the provisions relating to universal service (see below) and the obligations relating to geographical surveys of network coverage, which were transposed by the DDADUE law of December 3, 2020 implementing various provisions of the law of the European Union in economic and finance matters. Some provisions on the consumer side are also awaiting final regulations.

The audiovisual communication services produced or distributed by the Orange group come under the specific regulations governing this sector and are governed by law No. 86/1067 of September 30, 1986 on the Freedom of Communication.

Regulatory Authorities

The Postal, Electronic Communications and Media Distribution Regulatory Authority (Arcep) is an independent administrative body created by the law of July 26, 1996 and is in charge of the nationwide regulation of the electronic communications and postal sectors and press distribution. Within the electronic communications sector, Arcep’s main missions are to define regulations for operators present in the markets in question. It has powers to sanction non-compliant operators and can rule in particular on disputes between operators over technical and pricing conditions for network access and interconnection. Arcep also allocates spectrum and numbering resources. Finally, it determines the size of contributions to fund the universal service obligation and oversees the mechanisms for delivering this funding.

The French Competition Authority is an independent administrative authority responsible for ensuring open market competition and compliance with public economic policy. It has jurisdiction over all business segments, including the electronic communications sector. It has sanction powers for anti-competitive practices, as well as consultative powers. It is also responsible for overseeing mergers and acquisitions.

The ANFr (Agence nationale des fréquences - French national frequency agency) is responsible for planning, managing and controlling the usage of radio spectrum and for coordinating the establishment of certain radio transmission facilities. The frequency spectrum is divided between eleven controlling authorities: public administrations, Arcep and the French Broadcasting Authority (CSA). Arcep and the CSA are in turn responsible for allotting to users the spectrum they control.

The CSA (Conseil Supérieur de l’Audiovisuel) is an independent administrative body created by the law of January 17, 1989. It is tasked with protecting the freedom of audiovisual communication in accordance with the law of September 30, 1986. Pursuant to law no. 2021-1382 of October 25, 2021 on the regulation and protection of access to cultural works in the digital age, this authority merged on January 1, 2022 with Hadopi (High Authority for the dissemination of works and the protection of rights on the Internet) created in 2009. The new Authority is called ARCOM (Autorité de régulation de la communication audiovisuelle et numérique; "Regulatory authority for audiovisual and digital communication").

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1.7.2.2     Regulation of mobile telephony

Spectrum

Main Orange spectrum allocations in mainland France

700 MHz	Authorization granted in December 2015 for 10 MHz duplex for 20 years (use between 2015 and 2035).
800 MHz	Authorization granted in January 2012 for 10 MHz duplex for 20 years for the deployment of very high-speed mobile broadband (2012-2032).
900 MHz	Renewal in December 2018 of the 8.7 MHz duplex authorizations for 10 years (2021-2031).
1,800 MHz	Renewal in December 2018 of the 20 MHz duplex authorizations for 10 years (2021-2031).
2.1 GHz	Renewal in December 2018 of the 14.8 MHz duplex authorizations for 10 years (2021-2031).
2.6 GHz	Authorization granted in October 2011 for 4G services for 20 MHz duplex for 20 years for the deployment of very high-speed mobile broadband (2011-2031).
3.4-3.8 GHz	Authorization issued in November 2020 to use a 90 MHz spectrum block (3710-3800 MHz) in time-division duplexing (TDD) mode for a period of 15 years (2020-2035), with a possible extension of 5 years.

NB: This spectrum is technologically neutral for those granted since May 2011, or since May 2016 for those granted earlier, and Arcep may not oppose any request for neutralization.

The New Deal

The agreement signed on January 14, 2018 between the government, Arcep and the four mobile operators (Orange, SFR, Bouygues Telecom and Free Mobile) to ensure better mobile coverage of the country, and particularly rural areas, resulted in the modification, at the request of operators, of authorizations for 900 MHz, 1800 MHz and 2.1 GHz spectrum bands to include commitments for better coverage in the form of obligations, and the launch of a 10-year reassignment procedure of those spectrum bands, without auctions and with stable fees.

By decision of Arcep of July 3, 2018 (Decision No. 2018-0682), the coverage commitments under the New Deal (see below) for the period prior to 2021 apply with immediate effect under the amended authorizations. The obligations and commitments made by the operators beyond 2021 were included into the new authorizations granted in December 2018 (Decision No. 2018-1392) for 10 years from the expiration of the previous authorizations.

5G

3.4-3.8 GHz band in metropolitan France

At the end of the procedure for the allocation of 5G spectrum in the 3,490-3,800 MHz band, the frequency use authorizations issued by Arcep came into effect on November 18, 2020. The spectrum allocated to Orange is in the 3710-3800 MHz band, i.e. a block of 90 MHz in time-division duplexing (TDD) mode. The spectrum is allocated for 15 years, with the possibility of a five-year extension if the licensee agrees to the terms of the extension. The total price of the spectrum allocated to Orange is 854 million euros. Its payment is spread over 15 years for the 350 million euros for the 50 MHz block obtained at the reserve price in return for optional commitments, and over 4 years in the amount of 504 million euros for the 40 MHz block obtained during the main auction phase.

The obligations are as follows:

−    the rollout of sites (3,000 sites by the end of 2022, 8,000 by the end of 2024 and 10,500 by the end of 2025), of which 25% of those rolled out by the end of 2024 and the end of 2025 must be located in rural areas or industrial areas outside of very densely populated areas;

−    widespread availability of a 5G service at all sites by the end of 2030, an obligation that may be met either with the 3.4-3.8 GHz band or another band;

−    the provision of a speed of at least 240 Mbps per sector from 75% of sites by the end of 2022, 85% of sites by the end of 2024, 90% of sites by the end of 2025, and 100% of sites by the end of 2030;

−    coverage of the main highways by the end of 2025, major roads by the end of 2027;

−    the provision of differentiated services and the activation of the IPv6 (Internet Protocol version 6) network protocol.

In addition, the optional commitments made by Orange became obligations in the authorization issued:

−    from the end of 2023, Orange will have to provide a fixed offer from sites using the 3.5 GHz band and a fixed offer to cover premises that benefit from fixed access radio network services;

−    Orange will have to meet reasonable requests for the provision of services from private sector companies and public sector structures, provide indoor coverage, offer hosting for mobile virtual network operators (MVNOs) and be transparent about network failures and planned rollouts.

26 GHz band

The government and Arcep called for the creation of experimentation platforms by way of an open window in January 2019. In this context, Orange has obtained temporary authorizations for the Chatillon campus and for a project with the SNCF (French Rail) at the Rennes station. In addition, Orange is deploying experiments outside the previous framework, notably in Dijon and at the Orange Velodrome in Marseille, in order to explore the technical and service prospects of this band.

Allocations overseas

Auction procedures are underway in Réunion and Mayotte. They relate to the 700 MHz and 3.4-3.8 GHz bands in Réunion and the 700 MHz and 900 MHz bands in Mayotte. Arcep has published the results of the main phase. Orange has obtained:

−    100 MHz in the 3.5 GHz band and 10 MHz in the 700 MHz band in Réunion;

−    10 MHz in the 700 MHz band in Mayotte.

Spectrum use authorizations have a term of 15 years, with a possible extension of 5 years.

Arcep has published the public consultations on the draft decisions concerning the spectrum allocation (700 MHz, 900 MHz, and 3.4-3.8 GHz) in Guadeloupe, Martinique, Saint-Martin and Saint-Barthélemy.

On January 10, 2022, Arcep published the public consultation on the draft decisions concerning the allocation of 700 MHz and 3.4-3.8 GHz frequencies in Guyana.

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Mobile coverage

The New Deal

Under the New Deal, operators are committed to:

−    expanding the coverage of metropolitan France by way of the "targeted coverage scheme, making it possible for each operator to cover 5,000 new areas (most of which are shared between operators), replacing the existing programs ("town center dead zones," "800 strategic sites" and the "France Mobile" program), which will now be fully paid for by the operators;

−    generalizing access to very high-speed broadband by introducing 4G with a power rating in excess of 5W to all their own mobile sites by the end of 2020, and to 75% of the sites in the "town center dead zones" program by the end of 2020, upping this to 100% by the end of 2022;

−    accelerating the coverage of transport routes, so that the main highway and rail routes have 4G coverage. The agreement also includes provisions on coverage in regional trains;

−    improving coverage inside buildings, with two components: progressive availability of voice and SMS services via WiFi with the goal of enabling 80% of our customers who own a compatible handset to benefit from these services by the end of 2019; and marketing of an offering allowing public companies and individuals who so request to obtain improved multi-operator indoor coverage of their buildings at a reasonable rate;

−    improving reception quality throughout the country, and particularly in rural areas. The new performance standard applied to operator obligations will be that of "good coverage" defined as the "ability to be able to call and text SMS outside of buildings in most cases and within buildings in some cases".

These obligations were written into their current authorizations and in the newly allocated 900 MHz, 1,800 MHz and 2.1 GHz band authorizations for ten years.

Obligations to deploy and provide 4G coverage in metropolitan areas including that resulting from the New Deal

(as a % of the population)	Jan-17	Oct-19	Dec-20	Jan-22	Dec-22	Oct-23	Jan-24	Dec-25	Jan-27	End-2030
Regional rail network (coverage inside trains in each region as a % of track)									60%	80%
Regional rail network (national coverage inside trains as a % of track)				60%					80%	90%
Regional rail network (national coverage alongside tracks as a % of track)								90%
Priority highways (as a % of highways out of car)			100%
Priority highways (as a % of highways from inside vehicles)				100%
Town centers in the "dead zones" program (1)			75%		100%
In the priority deployment area (2) with very high-speed mobile broadband service (3)	40% (800 MHz)			90% (800 MHz) 50% (700 MHz)					92% (700 MHz)	97.70% (700 MHz)
In each French department							90%		95%
Across the entire mainland France area		60%				75%			98%	99.60%

(1)   1% of the population and 3,300 town centers.

(2)   18% of the population, 63% of the country.

(3)   An operator has met its obligation to provide a very high-speed mobile broadband service when the equipment deployed enables a theoretical peak speed of 60 Mbps.

Additionally, operators are obliged to provide a mobile radiotelephone service under the "good coverage" conditions set out by Arcep to 99.6% of the population by March 2024 at the latest, and to 99.8% by March 2028.

Arcep opened a sanctions procedure against Orange in June 2019 covering all the obligations laid down in the New Deal.

At end-December 2021, Orange’s 4G coverage was 99.0% of the population and 93.0% of the country.

Infrastructure sharing

The New Deal agreement contains clauses relating to the pooling of networks, including active sharing where all four operators are present on a site as part of the targeted coverage arrangements. A mobile site sharing contract was signed in July 2019 between the four network operators for the deployment of 4G on sites destined to be actively shared. This agreement is gradually being implemented for the sites of the "Town center dead zones" program and the new sites to be deployed as part of the New Deal’s targeted coverage scheme.

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Arcep has issued an opinion validating an amendment to the roaming agreement between Free Mobile and Orange in mainland France, which extends the national roaming termination period until December 31, 2022, while maintaining the maximum upload and download speeds that roaming customers can reach at 384 Kbps. On December 15, 2021, the French Council of State rejected requests by SFR and Bouygues Telecom to overturn Arcep’s opinion.

1.7.2.3     Regulation of fixed telephony, and very high-speed broadband Internet

Regulatory framework

Adoption by Arcep of the new fixed broadband and very high-speed broadband market analysis framework for the 2021-2023 period

On December 17, 2020, Arcep adopted new decisions within the framework of analyses of the fixed broadband and very high-speed broadband markets for the 2021-2023 period.

They define, on the one hand, the asymmetric regulation [23] of the fixed broadband and very high-speed fixed broadband markets:

−    a separate civil engineering contract;

−    market "3a," passive offers;

−    market "3b" for activated mass market offers;

−    market "4" for specific activated B2B offers.

Arcep has also adopted a decision aimed at completing the framework for symmetrical fiber regulation applicable to all operators operating FTTH networks, as well as a recommendation clarifying the application of this framework. Lastly, Arcep adopted a decision setting a price framework for access to Orange’s local copper loop.

The regulatory changes focus on three key objectives: support the switch from the existing copper network to fiber, continue pro-investment regulation to make the FTTH network the new benchmark for fixed infrastructure, and boost the B2B market.

Existing regulatory framework for the regulation of wholesale offers for the 2021-2023 period

"Civil engineering" market analysis Decision No. 2020/1445 defines a new relevant market for all civil engineering infrastructure for network rollout, and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for access to its civil engineering infrastructure (optical local loop offer) and associated resources and services (SAN/OAN hosting offer and LFO offer).

"3a" market analysis Decision No. 2020/1446 redefines the relevant market for access to copper and fiber local loop networks (to take into account the new "civil engineering" market) and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for access to its copper local loop network and the associated resources and services (unbundling offer). Orange must also grant, in very dense areas, reasonable requests for connection to its FTTH network from companies located in buildings not yet covered by FTTH. This obligation only applies to Orange, unlike the rest of the regulatory framework for the pooling of FTTH networks.

"3b" market analysis Decision No. 2020/1447 maintains the relevant market for activated access ("bitstream") to copper and fiber networks for mass market customers and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for activated access to its copper network (DSL access and bitstream offer).

"4" market analysis Decision No. 2020/1448 maintains the relevant market for high-quality activated access to copper and fiber networks for the B2B market and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for high-quality activated access to its copper and fiber networks (DSLE offer/FTTO offers).

These decisions impose on Orange obligations of transparency, non-discrimination, quality of service, publication of reference offers, price control and accounting separation.

Changes in the current regulatory framework for the regulation of FTTH networks

Decision No. 2020-1432 supplements the symmetrical regulatory framework for the pooling of FTTH networks, notably by extending obligations that until now only applied to Orange to all infrastructure operators. Under the new decision, infrastructure operators must notably offer on their FTTH networks an offer with a recovery time guarantee (RTG) of ten hours and an RTG offer of four hours for the B2B market, possibly including an adapted architecture (FTTE). This new decision also specifies the obligations related to rollout (in particular for new buildings or buildings that can be connected on request and buildings without an address), reinforces the non-discrimination obligation (particularly with regard to information systems) and imposes an accounting reporting obligation.

The recommendation of December 8, 2020 clarifies a few additional points, in particular with regard to FTTE and the conditions for the renewal of co-funded usage rights.

Other regulatory provisions relating to fixed broadband and very high speed networks

On May 27, 2021, Arcep ruled on a dispute resolution request filed by Altitude concerning the amount of reimbursement for pole reinforcement/replacement operations carried out by third-party operators under the BLO Civil Engineering offer. Arcep arbitrated a flat rate refund of 300 euros (replacement or reinforcement) applicable from May 28, 2021 for all operators.

Management of FTTH rollouts

Commitments made by Orange in the AMII zone under Article L. 33-13

In early 2018, Orange formalized its proposed FTTH rollout commitments in nearly 3,000 municipalities under Article L. 33-13 of the French Postal and Electronic Communications Code. Orange proposed that it commits to ensuring that, within its FTTH deployment scope in the AMII area: (i) by the end of 2020, 100% of homes and professional premises would have access to FTTH sales offers (including a maximum 8% of premises connectable on demand, excluding refusals by third parties), and (ii) by the end of 2022, 100% of homes and professional premises would be made connectable (excluding refusals by third parties). These commitment proposals took into account the agreement reached at the end of May 2018 by Orange and SFR which led to Orange withdrawing from 236 municipalities to SFR’s benefit.

Commitments proposed by Orange (and by SFR) were accepted by the French government on July 26, 2018 [24].

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Calls for expressions of local commitments (AMEL) and "equity" deployments

In December 2017, the Government announced the launch of a procedure calling for shows of local commitments (AMEL) through which to identify operators wishing to deploy privately funded FTTH connections beyond the current AMII zone.

Orange proposed to make commitments with respect to Article L. 33-13 under AMEL for the French departments of Lot-et-Garonne, Vienne, Deux-Sèvres and Haute-Vienne. Arcep has issued a favorable opinion on Orange’s proposed commitments in these four departments.

Completeness of FTTH networks

Under the obligation of completeness imposed in Decision No. 2010/1312, all infrastructure operators must have made all housing and professional premises in the rear area of a pooling point connectable (except in cases of refusal) within a reasonable period (between two and five years depending on the reasons for the decision) from the deployment of the pooling point.

At the end of 2018, and again at the end of 2020 and end of 2021, Arcep issued Orange with formal notice to comply within one year with the completeness obligation for a list of pooling points (PPs) that had been in service for more than five years but had not reached the required completeness rate.

FTTH connection of premises

The General Directorate of Enterprises of the Ministry of the Economy and Finance launched a public consultation in December 2021 relating to complex connections (civil engineering infrastructure necessary on the conveyance segment before connection) in public initiative zones for which the government is considering providing a State subsidy.

Price framework for access to the copper local loop

On December 17, 2020, Arcep adopted Decision No. 2020/1493, which defines a price framework for full unbundling and bitstream DSL access for the years 2021 to 2023. It sets maximum rates:

−    for fully unbundled access, the monthly recurring rate is capped at 9.65 euros from 2021 to 2023;

−    for bitstream DSL access, the monthly recurring rate is capped at 13.13 euros in 2021, 13.37 euros in 2022 and 13.53 euros in 2023.

Closure of the copper network

Arcep’s decision no. 2020-1493 requires Orange to present its copper network closure plan at least six months before the announcement of the first commercial closure, and for this plan to be subject to public consultation. In accordance with this decision, Arcep has put Orange’s copper closure plan out to public consultation from February 7 2022 to April 4 2022 (see section 1.4.1 Business activities - France). At the same time, Arcep is consulting on a reduction in the tariff obligation in commercially closed areas, which could lead to an upward revision of the tariff for full unbundling.

Quality of service of wholesale offers for B2C and B2B markets

Following the opening of a sanctions procedure (Article L. 36-11 of the French Postal and Electronic Communications Code) in September 2018, Arcep issued Orange with formal notice in December 2018 requiring it to comply, from the first quarter of 2019, with certain indicators relating to production processes and after-sales service for all of the following offers:

−    mass market: unbundling, offers activated without a service reinstatement time guarantee (DSL access);

−    B2B market: LPT, copper access (DSLE, C2E, CELAN), optical access (CE2O, C2E, CELAN).

Regulation of fixed telephony

New round of market analysis

As part of its fifth round of analysis of the relevant fixed markets for non-residential customers for the 2018-2020 period, on December 21, 2017, Arcep adopted Decision No. 2017/1568, which restricts the obligation to formalize a wholesale offer for access to telephone service to the non-residential market only. Wholesale non-residential line rental rates are now governed by Decision No. 2018/1523 of December 5, 2018. The subscription caps are 12.32 euros per month for analog and 18.57 euros per month for digital, and that of the call origination collected at the Operator Connection Point associated with these subscriptions is 0.6958-euro cents per minute.

In July 2020, Arcep published a public consultation on the results of this market analysis and the outlook for the sixth round, for which it plans to set the proportion of the intensity of regulation in line with the challenges of a shrinking market, prioritize the migration of the switched telephone network (STN) directly to FTTH networks, and maintain a level playing field between Orange and alternative operators when the STN is closed.

Universal telephony service

Orange has not been a Universal Service Operator since November 27, 2020, when the last three-year designation period expired.

The transposition of the European Code leads to significant changes in the implementation of universal service by the Member States:

−    the Code extends the scope of universal service to include adequate broadband Internet access at a fixed location in addition to voice communications;

−    this service must be available and affordable, including for people on low incomes or with special social needs;

−    the designation of one or more operators as Universal Service Operator in all or part of the country becomes the exception. Such designation may only be made after analysis based on a geographical survey [25], which must demonstrate that there is evidence of market failure and that other public policy instruments implemented are ineffective.

At the request of the government, Arcep published an opinion on universal service on December 1, 2020 [26]. While reiterating that universal service intervention is now "only subsidiary," Arcep notes the full availability of fixed Internet access of at least 8 Mbit/s throughout the country, based on the offers of the various operators and the technological mix in use at the end of 2020.

The Directorate General for Enterprise launched a public consultation between October and November 2021, including the requirements that should be implemented for the broadband Internet component of the new universal service.

On the other hand, in its decision no. 2021/0644 of April 13, 2021, Arcep set the definitive assessment of the net cost of universal service and operators’ contributions for 2019.

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1.7.3      Spain

1.7.3.1     Legal and regulatory framework

The 2009 Telecom Package was transposed into Spanish law by Royal Decree no. 726/2011 on universal service provision in May 2011 and Royal Decree no. 13/2012 of March 31, 2012.

The transposition of the European Electronic Communications Code [27] was made via a law amending the Telecommunications Code dated October 25, 2021.

The telecommunication sector is also covered by law no. 15/2007 of July 3, 2007 relating to the implementation of competition rules.

The National Commission for Markets and Competition (CNMC), established by law no. 3/2013 of June 4, 2013, brings together regulatory authorities from different economic sectors, including telecommunications, and the antitrust authority.

The Ministry of the Economy and the Digital Transition [28] is in charge of managing authorizations, spectrum allocation, numbering, approval of the cost of universal service, quality of service, as well as the settlement of disputes between consumers and operators that do not hold a dominant position.

1.7.3.2     Regulation of mobile telephony

Spectrum

-  Summary of national spectrum allocated to Orange and their expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.5 GHz
10 MHz duplex (2041)	10 MHz duplex (2031)	10 MHz duplex (2030)	20 MHz duplex (2030)	15 MHz duplex +5 MHz (2030)	20 MHz duplex (2030)	20 MHz duplex (2030) 90 MHz (2038)

Internal source.

5G

As part of the auction of frequencies in the 700 MHz band organized in July 2021 by the Ministry of the Economy and the Digital Transformation, Orange acquired 2 blocks of 2x5 MHz for 350 million euros. These authorizations have a term of 20 years, with a possible extension of 20 years. The coverage obligations extend from December 2022 to June 2025.

To allow the more efficient use of 5G, the government has proposed the reorganization of the spectrum obtained by operators in the 3.4 -3.8 GHz band, so that each has a continuous block. On November 4, 2021, the CNMC issued a favorable opinion on the government’s draft resolution, based on an agreement reached between Telefónica, Orange, Vodafone and Másmóvil in July 2021. The spectrum band allocated to Orange under this project is 3,600 -3,710 MHz.

In addition, on December 1, 2021, the Spanish government presented a plan for connectivity, digital infrastructure and the promotion of 5G technology, with a public investment of 4.32 billion euros by 2025, of which 883 million euros are included in the 2021 budget. The connectivity plan includes measures to encourage the deployment of very high speed broadband in urban centers and unpopulated areas, so that by 2025, 100 Mbps speed will be achieved for 100% of the population. The 5G promotion plan includes measures to support network deployment, with the goal of covering 75% of the Spanish population with 5G, as well as uninterrupted 5G coverage by 2025 on major roads, on railways and in airports.

1.7.3.3     Regulation of fixed telephony, broadband and very high-speed broadband Internet

Wholesale broadband access markets

The CNMC adopted on October 6 and published on October 15, 2021 its decision to analyze the markets for wholesale local access at a fixed location and central access at a fixed location, corresponding to 1/2020 (formerly 3a/2014) and 3b/2014 markets, whereby it decided:

−    regarding the 1/2020 market:

-      to retain the copper network unbundling obligations introduced in the previous 2016 market analysis and to retain access to Telefónica civil engineering infrastructure,

-      not to impose ex ante asymmetrical obligations on Telefónica for the fiber network in 696 municipalities considered effectively competitive (compared to 66 municipalities in the 2016 market analysis), representing 70% of the Spanish population, given that a Virtual Unbundled Local Access (VULA) offer must be made available for the rest of Spain;

−    regarding the 3b/2014 market:

-      to deregulate bitstream access in the area declared non-competitive for copper and NGA and to impose a NEBA fiber offer at rates that satisfy the economic replicability test with no time limit.

Regarding the 2/2020 market (formerly the 4/2014 market), the CNMC launched a consultation in December 2020, proposing to maintain most of the obligations on Telefónica. The decision is expected in 2022.

NEBA reference offers (bitstream)

Since 2018, the CNMC has revised the "economic replicability test" (ERT) of Telefónica’s offers, which is used to set the wholesale price of fiber. This test should confirm that the prices of Telefónica’s wholesale fiber offers (NEBA-local and NEBA-fiber) allow alternative operators to replicate the main fiber offers offered by the incumbent.

In December 2020, the CNMC published the results of the third ERT review. As a result, Telefónica had to lower its access prices to the NEBA and VULA offers to 16.86 euros. This rate could change again in connection with the cost of capital review initiated by the CNMC in August 2021.

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1.7.4      Poland

1.7.4.1     Legal and regulatory framework

Orange’s businesses are governed by the law of July 16, 2004 on telecommunications, transposing the 2002 European Telecom Package concerning electronic communications into Polish law, and by the law of February 16, 2007 concerning competition and consumer protection. The law of December 2012, transposing EU directives issued in 2009, came into force on January 21, 2013. The law of May 7, 2010, on developing telecommunication networks and services, provides access to telecommunications and other technical infrastructures funded by public funds. This law was revised and amended on August 30, 2019 by transposing Directive 2014/61/EU on broadband cost reduction.

The transposition of the Code by a new law on electronic communications was the subject of a public consultation opened in July 2020. Legislative work is ongoing.

The Ministry of Digitization, created in November 2015, was incorporated into the Prime Minister’s Office on November 6, 2020, as a result of the government reshuffle.

The Office of Electronic Communications (UKE) is responsible, in particular, for telecommunication regulation and spectrum management, as well as certain functions related to broadcasting services. In May 2021, the government introduced changes to the Telecommunications Act regarding the appointment and removal of the UKE President. However, in September 2021, the European Commission referred Poland to the EU Court of Justice for infringing the freedom of the national regulator.

The Office of Competition and Consumer Protection (UOKiK) is responsible for the application of competition law, merger control and consumer protection.

1.7.4.2     Regulation of mobile telephony

Spectrum

-  Summary of spectrum allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
10 MHz duplex (2030)	7 MHz duplex (2029)	10 MHz duplex (2027)	15 MHz duplex +5 MHz (2022)	15 MHz duplex (2030)

Internal source.

5G

700 MHz band: as part of the deregulation of 700 MHz spectrum for mobile networks, the UKE has initiated a coordination process with neighboring countries, including Russia. On January 11, 2019, Poland asked the European Commission to extend the deadline to June 2022 due to spectrum coordination problems at borders. In addition, a draft law on cybersecurity, introduced by the government, currently provides for the creation of a State-owned strategic security network using the 700 MHz band to provide telecommunication and cybersecurity services in the areas of defense, State security and public safety. However, the work is still in progress and the bill has not yet been submitted to Parliament.

3.4-3.8 GHz spectrum band: on March 15, 2019, Parliament adopted, then published on April 5, 2019 amendments to the Telecommunications Act allowing operators to use the 3.4-3.8 GHz spectrum bands free of charge for the testing of new technologies or for the reallocation of spectrum. Auctions began on March 6, 2020, but were canceled on May 20, 2020 following the entry into force on May 16, 2020 of the law on the Covid-19 health crisis, which introduced security obligations regarding the spectrum allocation procedure. The new security constraints forced the UKE to start the procedure again from scratch.

As a result of these constraints on the allocation of spectrum in the 700 MHz and 3.4-3.8 GHz bands, 5G allocations have been delayed until 2022.

Infrastructure sharing

The network sharing agreement between Orange and T-Mobile Polska, which dates from 2011, was extended to 4G in December 2016. On May 22, 2018, Orange and T-Mobile decided to end spectrum sharing in the 900 MHz and 1,800 MHz bands.

1.7.4.3     Regulation of fixed telephony, broadband and very high-speed broadband Internet

The ex-ante regulation of Orange’s fixed services, for the areas defined as non-competitive, relates solely to wholesale offers.

Analysis of the wholesale very high-speed broadband market (markets 3a/2014 and 3b/2014)

On October 22, 2019, the UKE published the decisions relating to markets 3a/2014 and 3b/2014.

According to the regulator, market development and increasing competition justify further market deregulation. As a result, UKE decided to increase the number of deregulated zones:

−    in market 3a/2014, to 51 municipalities;

−    in market 3b/2014, to 151 municipalities.

Under these new decisions, out of a total of approximately 14.6 million households, around six million households are deregulated on bitstream access, of which around 2.3 million households are deregulated on bitstream access and unbundling.

Reference offer for fixed markets

The reference offer relates to all wholesale fixed-line services: call origination and termination, wholesale subscription, partial and total unbundling, and bitstream access.

In September 2020, the European Commission approved the changes to Orange’s reference offer without comment. However, no decision has been published since this validation.

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Creation of a FiberCo

On August 3, 2020, the European Commission approved the acquisition of joint control of "Światlowód Inwestycje" ("FiberCo") by Orange and the Dutch company APG Asset Management. The objective of this joint venture is to expand and build a fiber optic infrastructure in order to offer wholesale access services in less dense areas in Poland (see section 1.3 Significant events). This JV is not subject to ex ante regulation at this time. Its regulatory treatment will be investigated during the next phase of the market analysis review.

1.7.5      Other EU countries where the Orange group operates

1.7.5.1     Belgium

Spectrum

-  Summary of spectrum allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
10 MHz duplex (2033)	12 MHz duplex (2022)	25 MHz duplex (2022)	15 MHz duplex +5 MHz (2022)	20 MHz duplex (2027)

Internal source.

With the schedule for 5G awards delayed, on July 14, 2020 the regulator BIPT allocated temporary rights in the 3.6-3.8 GHz band to Orange, as well as to four other operators. These temporary rights allow the first developments, and are applicable until the allocations by auction. These BIPT decisions have been appealed against before the Market Court by associations opposed to 5G. These appeals were dismissed in May 2021.

On January 21, 2021, the government approved the Royal Decree and the draft law establishing the framework for 5G allocations in the 700 MHz, 1,400 MHz and 3.4 - 3.8 GHz spectrum bands, as well as the renewal of the licenses in the 900 MHz, 1,800 MHz and 2,100 MHz bands that expired in March 2021. Taking into account the delay in launching the allocation procedure, BIPT granted temporary rights of use in these bands for a period of six months, the last decision on March 11, 2022, granting temporary rights until September 15, 2022.

On October 21, 2021, the Council of Ministers approved the royal decrees covering the 5G auction, which were published in late December 2021.

On January 14, 2022, BIPT launched the calls for applications for the allocation procedure of these frequencies.

Cable wholesale broadband markets

As part of the review of the wholesale cable broadband markets launched in July 2017 by the Conference of Electronic Communications Regulators (CRC)13], the new decision was published by the CRC on June 29, 2018. Various reference offer decisions have been made by BIPT or the CRC concerning regulated access to cable networks and regulated access to the Proximus fiber network.

Regarding regulated access to cable networks:

−    the decision adopted on May 26, 2020 defined the monthly rates for wholesale access to cable operators’ networks;

−    the June 24, 2021 decision defined the one-time charges and the monthly rental charge "SLA Pro Repair";

−    the March 25, 2021 decisions concerning the approval of the reference offers of Telenet, Brutélé and Nethys/Brutélé for access to the TV offer and for access to the broadband offer, define the technical and operational framework of the regulated wholesale access.

Regarding the reference offer "Bitstream Fiber GPON" for regulated access to the Proximus fiber network, the decision of April 28, 2020 concerns the obligation imposed on Proximus regarding the compensation system for the "Basic SLA" and the adjustment of the parameters of the "Basic SLA Repair," and the decision of March 9, 2021 on monthly rates.

Other products or services that are the subject of ongoing consultations include wholesale fiber prices, which are based on "cost plus," and one-time rates such as activation and installation rates for fiber and cable.

On the other hand, the CRC launched the new review of the broadband and broadcasting markets on April 1, 2021. This work will be linked in particular with the procedure underway for Orange Belgium to acquire the cable operator Voo, which operates in Wallonia and the Brussels region.

1.7.5.2     Romania

Spectrum

-  Summary of spectrum allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4-3.8 GHz
10 MHz duplex (2029)	10 MHz duplex (2029)	20 MHz duplex (2029)	15 MHz duplex +5 MHz (2031)	20 MHz duplex (2029)	25 MHz duplex 10 MHz duplex 45 MHz (2025)

Internal source.

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Orange won additional spectrum on August 14, 2018 at a private auction organized by 2K Telecom for the allocation of 2x10 MHz blocks in the 3.5 GHz band, valid until 2025, for 3.35 million euros.

In July 2019, the regulator Ancom launched a public consultation on the terms and conditions of the auction of licenses in the 700 MHz, 800 MHz, 1,500 MHz, 2,600 MHz and 3,400 - 3,800 MHz spectrum bands. The allocation of 5G spectrum is expected in the first quarter of 2022. The delay in the auction is related to the passage of the 5G Network Security Act, passed on June 11, 2021.

Wholesale broadband markets

In the context of its third round of analysis of the 3a and 3b markets, on October 19, 2020, Ancom confirmed that the retail broadband market is effectively competitive, and that, as a consequence, no obligation should be imposed on the two wholesale markets. The European Commission approved the conclusions, while suggesting that the market be monitored. These items should also take into account the takeover of the incumbent operator TKR by Orange Romania on September 30, 2021 (see section 1.3 Significant events).

1.7.5.3     Slovakia

Spectrum

-  Summary of spectrum allocated to Orange and their expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4-3.8 GHz
10 MHz duplex (2040)	10 MHz duplex (2028)	10 MHz duplex (2025)	15 MHz duplex (2025) +5 MHz duplex (2026)	20 MHz duplex +5 MHz (2026)	30 MHz duplex (2028)	40 MHz duplex (2025)

Internal source.

3.4-3.6 GHz band

In August 2019, Orange acquired a total of 40 MHz from Slovanet in two 20 MHz coupled-spectrum blocks (3,470 MHz-3,490 MHz/3,570 MHz-3,590 MHz), with licenses valid until 2025.

5G

On November 23, 2020, the Slovak regulator (RU) announced the results of the auction for the 5G spectrum in the 700 MHz and 900 MHz bands.

A total of 82.4 MHz was offered at auction, consisting of 2x30 MHz in the 700 MHz band, 2x4.2 MHz in the 900 MHz band, and 2x9 MHz in the 1800 MHz band. Licenses in the 700 MHz band are valid for twenty years, until December 31, 2040. Licenses in the 900 MHz and 1800 MHz band are valid until December 31, 2025. In this context, Orange acquired 2x10 MHz in the 700 MHz spectrum band for 33.6 million euros.

In the 3.4-3.8 GHz band, on March 1, 2022 the UK launched a tender for licenses for a period of use between 2025 and 2045. The auction is scheduled for May 2022.

Wholesale broadband and very high-speed fixed broadband markets

The Slovakian regulator completed its third round of analysis of the 3a, 3b and 4/2014 markets and published its decisions on markets 3a and 3b on January 19, 2018, and on market 4 on November 7, 2016. The regulator eased regulations:

−    in market 3a, by excluding unbundling of the local sub-loop, while maintaining unbundling in the local copper loop, and by limiting the regulatory obligations of NGA offers to the economic replicability test and to a technical equivalence of inputs;

−    in market 3b, by imposing a replicability test of 2P offers and multicast IPTV wholesale access offers, instead of regulated prices;

−    in market 4, by eliminating the sector-based regulatory obligations, because of the competitive nature of the market.

The RU published rate caps for access to fixed physical infrastructure (civil engineering) on October 17, 2018. The maximum monthly fees are as follows: access to ducts (0.257 euro/month/meter), HDPE tube (0.128 euro/month/meter) and micro-tube (0.116 euro/month/meter). This is a significant decrease in the access rates for the infrastructure.

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1.7.6      Non-EU countries where the Orange group operates

The following table shows the type of licenses held by Orange and their expiration dates at December 31, 2021 in each country in which it operates in the Africa and Middle East region:

Renewal of licenses in the MEA region

	Expiration of current license	Type of license
Botswana	January 2036	4G TDD spectrum
Botswana	September 2033	2G - 3G spectrum
Botswana	September 2033	Services and applications
Botswana (1)	August 2028	4G spectrum
Botswana (2)	August 2025	4G spectrum
Burkina Faso (3)	May 2035	Fixed, mobile 2G - 3G - 4G
Cameroon	January 2030	2G - 3G - 4G
Côte d’Ivoire (4)	April 2032	Global (2G - 3G - 4G)
Egypt	October 2031	2G - 3G - 4G, virtual fixed license
Egypt	July 2026	Fixed (closed urban communities)
Egypt	April 2025	Internet
Guinea-Bissau	April 2025	3G - 4G
Guinea-Bissau	May 2026	4G
Guinea-Bissau	January 2027	2G
Guinea	March 2029	2G - 3G - 4G
Jordan	May 2029	2G - 3G
Jordan	September 2030	4G
Jordan	May 2024	Fixed
Jordan	December 2023	Internet
Liberia	July 2030	Global (2G - 3G - 4G)
Madagascar	April 2025	2G - 3G - 4G
Mali	July 2032	Global (2G - 3G - 4G)
Morocco	August 2024	2G
Morocco	December 2031	3G
Morocco	April 2035	4G
Morocco	April 2036	Fixed
Mauritius	November 2026	2G - 3G - 4G
Mauritius	November 2026	Fixed
Central African Republic	May 2027	Global (2G - 3G)
Democratic Republic of the Congo	October 2031	2G - 3G
Democratic Republic of the Congo	May 2038	4G
Democratic Republic of the Congo	September 2040	Fixed Internet, TDD spectrum
Democratic Republic of the Congo	August 2041	Fixed FttX
Democratic Republic of the Congo	August 2041	Mainland France fiber
Senegal	August 2034	Global (2G - 3G - 4G)
Sierra Leone	July 2031	2G - 3G
Sierra Leone	March 2034	4G
Tunisia	July 2024	Global (2G - 3G)
Tunisia	March 2031	4G

Source: data from national regulators.

(1)   Spectrum allocated in the 2,500 - 2,600 MHz band.

(2)   Spectrum allocated in the 1,800 MHz band.

(3)   To replace the two previous licenses, with an effective date of May 2020.

(4)          Global: refers to the type of license that allows an operator to offer both fixed and mobile services through all of the available technologies (depending on the country, the Global license does not include 4G technology).

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[1]     Google, Apple, Facebook rebranded as Meta, Amazon, Microsoft.

[2]     In Tunisia, Ethiopia, Côte d’Ivoire, Egypt, Jordan, Senegal, Mali, Cameroon and Morocco

[3]     The Orange and Deutsche Telekom purchasing joint venture

[4]     Respectively the Retail and Pro-SME markets.

[5]     Mainland France, Overseas Departments and Overseas Territories.

[6]     Source: Orange estimates.

[7]     Source: Orange estimates.

[8]     Mainland France, excluding Overseas Departments and Overseas Territories.

[9]     Source: Orange estimates.

[10]    Source: Orange estimates.

[11]    Source: Orange estimates.

[12]    Source: Orange estimates.

[13]    Source: Orange estimates.

[14]    Source: Orange estimates.

[15]    See Section 7.2.2 Glossary of technical terms.

[16]    See Section 7.2.2 Glossary of technical terms.

[17]    Telecom Single Market, or TSM.

[18]    These rules amended Regulation 531/2012 of June 13, 2012 on roaming using public mobile communications networks within the Union (Roaming III). These new roaming rules are known as "Roam Like At Home." They are rounded out by an implementing regulation on reasonable usage rules for intra-European roaming adopted on December 15, 2016.

[19]    Up to 20 million euros or 4% of worldwide revenue for the most serious offenses.

[20]    Directive 2000/31/EC of the European Parliament and of the Council of June 8, 2000 on certain legal aspects of information society services, in particular electronic commerce, in the Internal Market.

[21]    Recommendation 2010/572/EU of September 20, 2010.

[22]    Recommendation 2013/466/EU of September 11, 2013.

[23]    i.e. applying only to Orange as an operator exercising significant influence.

[24]    Decrees published in the Official Journal of July 31, 2018.

[25]    10 Notice 2020-1405.

[26]    EU Directive 2018-1972.

[27]    EU Directive 2018-1972.

[28]    Ministerio de Asuntos Económicos y Transformación Digital, which replaced the Ministerio de Economia y Empresa (MINECO) in February 2020.

3.1     Review of the Group’s financial position and results

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This section contains forward-looking statements about Orange. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The following comments are based on the Consolidated Financial Statements prepared in accordance with IFRS (International Financial Reporting Standards, see Note 2 to the Consolidated Financial Statements). The IFRS IC (IFRS Interpretation Committee) decision concerning IAS 19 "Employee Benefits" on the procedures for calculating obligations relating to certain defined-benefits pension plans has been retrospectively applied by the Group, affecting opening equity as of January 1, 2019. The application of this decision had no material impact on the Group’s Consolidated income statement for the reported periods (see Note 2.3.1 to the Consolidated Financial Statements).

Data on a comparable basis, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] economic CAPEX (referred to as "eCAPEX" or "economic CAPEX"), [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] net financial debt, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them and considers them useful for readers, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Data on a historical basis (see Section 7.2.1 Financial glossary) relates to data for prior periods as reported in the Consolidated Financial Statements for the current period. The transition from data on a historical basis to data on a comparable basis for the 2020 fiscal year is set out in Section 3.1.5.1 Data on a comparable basis.

The segment information (see Note 1 to the Consolidated Financial Statements) that is presented in the following sections is understood, unless stated otherwise, before eliminations for transactions with other segments.

Unless stated otherwise, data in the tables are presented in millions of euros, without a decimal point. This presentation may lead to immaterial differences in the totals and sub-totals in the tables in certain cases. Furthermore, the changes presented are calculated on the basis of data in thousands of euros.

3.1.1      Overview

3.1.1.1     Financial data and workforce information

Operating data

(at December 31, in millions of euros)	2021	2020 on a comparable basis (1)	2020 on a historical basis	Change (%) on a comparable basis (1)	Change (%) on a historical basis
Revenue (2)	42,522	42,201	42,270	0.8%	0.6%
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Operating income	2,521	5,537	5,521	(54.5)%	(54.3)%
Telecom activities	2,702	5,736	5,715	(52.9)%	(52.7)%
Mobile Financial Services	(182)	(200)	(195)	9.3%	7.0%
eCAPEX (1)	7,660	7,103	7,132	7.8%	7.4%
Telecom activities	7,636	7,070	7,102	8.0%	7.5%
eCAPEX/Revenue from telecom activities	18.0%	16.8%	16.8%	1.2 pt	1.2 pt
Mobile Financial Services	24	33	30	(26.8)%	(20.1)%
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Telecommunication licenses	926	969	969	(4.4)%	(4.4)%
Average number of employees (full-time equivalents) (3)	132,002	134,672	133,787	(2.0)%	(1.3)%
Number of employees (active employees at end of period) (3)	139,698	145,869	142,150	(4.2)%	(1.7)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Revenue from telecom activities. The Net Banking Income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

(3)   See Section 7.2.1 Financial glossary.

Net income

(at December 31, in millions of euros)	2021	2020 on a historical basis
Operating income	2,521	5,521
Finance costs, net	(782)	(1,314)
Income taxes (1)	(962)	848
Consolidated net income	778	5,055
Net income attributable to owners of the parent company	233	4,822
Net income attributable to non-controlling interests	545	233

(1)   Including, in 2020, tax income relating to the settlement of the tax dispute in France in respect of fiscal years 2005-2006 for 2,246 million euros (see Note 10.2 to the Consolidated Financial Statements).

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Net financial debt

(at December 31, in millions of euros)	2021	2020 on a historical basis
Net financial debt (1)	24,269	23,489

(1)   See Section 3.1.5 Financial indicators not defined by IFRS, Section 7.2.1 Financial glossary and Note 13.3 to the Consolidated Financial Statements. Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant.

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3.1.1.2     Summary of results for the fiscal year 2021

Revenue totaled 42,522 million euros in 2021, up 0.6% on a historical basis and 0.8% on a comparable basis with 2020. On a comparable basis, Africa & Middle East countries are the main contributors to this growth with an increase of 10.6% over a year, followed by the Other European countries (up 2.6%) and B2B services (up 0.5%). The 1.6% decrease in revenue in France can be mainly explained by the decline in co-financing received from third-party operators for the FTTH network between the two periods. In Spain, the 4.7% decline in revenue reflects the fiercely competitive environment. On a comparable basis, the increase in Group revenue between 2020 and 2021 is driven by retail services (see Section 7.2.1 Financial Glossary) which continue to grow thanks to convergent services (up 1.9% year-on-year) in France and in Other European countries, and mobile only services (up 4.2%) in Africa and Middle East countries, while the fixed only services fell by 2.8%, affected by the downward trend of classic fixed telephony. On a comparable basis, income from wholesale services is down by 6.8% due to the decrease of co-financing in France while IT & integration services (up 6.6%) and equipment sales (up 8.5%) continue to increase, with the latter nearly returning to their 2019 level.

Commercial activity showed very robust performance, particularly for fiber. The Group has 11.8 million FTTH accesses, up 22.1% year-on-year on a comparable basis, on a basis of 56.5 million households connectable to FTTH connection at December 31, 2021, up 19.7% year-on-year. In France, the FTTH access base has grown by 31.7% year-on-year. The convergent customer base has 11.5 million customers across the Group at December 31, 2021, up 2.1% year-on-year, on a comparable basis. Mobile services have 224.3 million accesses at December 31, 2021, up 4.3% year-on-year, of which 82.0 million are contracts, up 4.8% year-on-year, on a comparable basis. Fixed services amounted to 46.4 million accesses at December 31, 2021 (down 1.7% year-on-year on a comparable basis), of which 11.8 million are FTTH accesses, which continue their strong growth (see above). Fixed narrowband accesses dropped 13.3% year-on-year, due to the downward trend for conventional fixed telephony. Lastly, Mobile Financial Services cover 1.7 million customers in Europe and 0.7 million customers in Africa.

EBITDAaL totaled 12,566 million euros in 2021, down 0.9% on a historical basis and 0.5% on a comparable basis with 2020. This result includes an expense of 172 million euros in 2021 related to the employee shareholding program Together 2021 (see Section 3.1.1.3 Significant Events). Excluding the effect of this program, EBITDAaL would have increased by 0.8% between the two periods, thanks to the strong performance of Africa & Middle East countries and Other European countries which make it possible to offset the decline in Spain, B2B services and France.

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Consolidated net income totaled 778 million euros in 2021, compared with 5,055 million euros in 2020, a drop of 4,278 million euros. This contraction can be mainly explained by the 2,999 million euro decrease in operating income on a historical basis and by the counter-effect of the recognition, in 2020, of current tax income of 2,246 million euros following the settlement of a tax dispute in France in respect of fiscal years 2005-2006 (see Note 10.2 to the Consolidated Financial Statements).

Economic CAPEX stood at 7,660 million euros in 2021, up 7.4% on a historical basis and 7.8% on a comparable basis. This increase, in line with the announced objective, follows the year 2020 that was marked by substantial co-financing received from third-party operators for the FTTH network and by a slowdown in investments related to the Covid-19 health crisis. In the second half of 2021, economic CAPEX began to fall.

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Net financial debt amounted to 24,269 million euros at December 31, 2021. This increase of 780 million euros compared with 2020, despite the disposal of 50% of Orange Concessions (see Section 3.1.1.3 Significant Events), is particularly due to the use in 2021 of a portion of the funds received following resolution of the tax dispute in France in respect of fiscal years 2005-2006 (see licenses in Spain). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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For dividend information, see Section 6.3 Dividend distribution policy.

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3.1.2      Analysis of the Group’s results and capital expenditure

3.1.2.1     Group revenue

3.1.2.1.1      Revenue

Revenue by segment (1) (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
France	18,092	18,394	18,461	(1.6)%	(2.0)%
Europe	10,579	10,665	10,580	(0.8)%	(0.0)%
Spain	4,720	4,951	4,951	(4.7)%	(4.7)%
Other European countries	5,870	5,724	5,638	2.6%	4.1%
Eliminations	(11)	(9)	(9)	26.9%	26.3%
Africa & Middle East	6,381	5,770	5,834	10.6%	9.4%
Enterprise	7,757	7,718	7,807	0.5%	(0.6)%
International Carriers & Shared Services	1,515	1,454	1,450	4.2%	4.5%
Eliminations	(1,802)	(1,801)	(1,861)
Group total	42,522	42,201	42,270	0.8%	0.6%

(1)   Revenue from telecom activities (see Notes 1.1 and 4.1 to the Consolidated Financial Statements). The Net Banking Income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

Revenue by offer (1) (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Retail services (B2C+B2B) (2)	30,564	30,036	30,123	1.8%	1.5%
Convergent services	7,417	7,277	7,276	1.9%	1.9%
Mobile only services	10,652	10,218	10,317	4.2%	3.2%
Fixed only services	9,088	9,345	9,277	(2.8)%	(2.0)%
IT & integration services	3,407	3,196	3,252	6.6%	4.8%
Wholesale services	7,702	8,266	8,255	(6.8)%	(6.7)%
Equipment sales	3,070	2,831	2,821	8.5%	8.9%
Other revenue	1,186	1,068	1,072	11.1%	10.7%
Group total	42,522	42,201	42,270	0.8%	0.6%

(1)   Revenue from telecom activities (see Notes 1.1 and 4.1 to the Consolidated Financial Statements). The Net Banking Income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

(2)   See Section 7.2.1 Financial glossary.

In 2021, Orange group revenue totaled 42,522 million euros, an increase of 0.6% on a historical basis and 0.8% on a comparable basis with 2020.

Change on a historical basis

On a historical basis, the 0.6% increase in Group revenue between 2020 and 2021, an increase of 252 million euros, includes:

−    the negative impact of foreign exchange fluctuations, which amounted to 196 million euros, mainly as a result of movements in the US dollar (for 70 million euros), the Polish zloty (for 68 million euros) and the Egyptian pound (for 25 million euros) against the euro;

−    the favorable impact of changes in the scope of consolidation and other changes, which stand at 126 million euros and primarily include the effect of the takeover of Telekom Romania Communications (TKR) on September 30, 2021 for 164 million euros (see Section 3.1.1.3 Significant events); and

−    the organic change on a comparable basis, representing an increase in revenue of 322 million euros.

Change on a comparable basis

On a comparable basis, the increase of 322 million euros or 0.8% in the Group revenue between 2020 and 2021 is mainly attributable to:

−    the 433 million euro increase (i.e. 4.2% growth) of Mobile only services relating to:

-      the sharp increase of mobile services (prepaid and contracts) in nearly all Africa & Middle East countries, mainly driven by the growth in data services, as well as by the increase in mobile only services in France,

-      partially offset by the decline of mobile only services in Spain in a context of polarization of offers and a general market movement toward low-cost offers;

−    the 239 million euro improvement (i.e. up 8.5%) in Equipment sales, after the 9.5% drop in 2020 against the backdrop of the Covid-19 health crisis (effect of the lockdowns). Between the two periods, this increase is mainly driven (i) by mobile equipment sales in France, in Europe (Spain, Poland, Belgium and Moldova) and for B2B services, and (ii) by fixed equipment and Internet sales (excluding network equipment) in Spain;

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−    the 212 million euro increase (a rise of 6.6%) for IT & integration services, primarily for B2B services (mainly security, Cloud, digital & data services), and to a lesser degree, in Poland;

−    the 140 million euro growth (i.e., up 1.9%) in Convergent services, up in France and in all the Other European countries, and mainly offset by the significant activity downturn in Spain; and

−    the increase of 118 million euros (i.e. an increase of 11.1%) of Other revenue, both in France (in connection with the progression of other contents and notifications, the removal of copper cables, and deployments of build-to-suit mobile sites), for services to International Carriers & Shared Services (especially submarine cable installation and maintenance and the deep sea survey activities of Orange Marine) and in Poland (recovery of the energy resale activity).

These positive changes are partially offset by:

−    the 564 million euro drop (i.e., down 6.8%) in Wholesale services, mainly in France, and to a lesser degree in Poland and in Africa & Middle East countries. In France, the downturn of wholesale services is mainly related to: (i) the counter-effect of the significant co-financing of FTTH lines received from other carriers in 2020, the downward trend of unbundling and national roaming, and the decline of interconnection (particularly mobile call termination due to the regulation), (ii) partially offset by the increase in construction, marketing, operation and optical fiber network maintenance activities (particularly leased lines of third-party carrier); and

−    the 257 million euro decrease (i.e. down 2.8%) in Fixed only services, primarily due to:

-      the structural drop in fixed only narrowband services (conventional telephony) in France, and to a lesser degree, in Poland and in Africa & Middle East countries, and

-      the downturn in fixed only services for B2B services related to (i) the contraction of voice services (with the downward trend of conventional fixed telephony and the counter-effect of the significant use of audio-conference services in 2020 during the lockdown periods), and (ii) the decline in data services (due to the transformation of service technologies and, additionally, the drop in satellite TV broadcasting services (Globecast) which were still impacted by the Covid-19 health crisis),

-      partially offset by the growth in fixed only broadband services in France and in Africa & Middle East countries (due to the progression of optical fiber offers), while these services are down in Spain due to the highly competitive environment.

The analysis of the change in revenue by business segment is detailed in Section 3.1.3 Review by business segment.

3.1.2.1.2      Number of customers

Number of customers (at December 31, in thousands, at the end of the period)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	11,533	11,295	11,056	2.1%	4.3%
Mobile services
Number of mobile accesses (1)	224,311	215,026	214,094	4.3%	4.8%
o/w: Convergent customers mobile accesses	20,937	20,272	19,826	3.3%	5.6%
Mobile only accesses	203,375	194,754	194,268	4.4%	4.7%
o/w: Contract customers mobile accesses	82,026	78,300	77,368	4.8%	6.0%
Prepaid customers mobile accesses	142,285	136,726	136,726	4.1%	4.1%
Fixed services
Number of fixed accesses	46,365	47,168	45,110	(1.7)%	2.8%
Fixed retail accesses	31,119	31,501	29,442	(1.2)%	5.7%
o/w: Fixed broadband accesses	23,491	22,701	21,680	3.5%	8.4%
o/w: Very high-speed fixed broadband accesses	12,302	10,113	9,635	21.6%	27.7%
o/w: Convergent customers fixed accesses	11,533	11,295	11,056	2.1%	4.3%
Fixed only accesses	11,958	11,405	10,624	4.8%	12.6%
Fixed narrowband accesses	7,628	8,800	7,762	(13.3)%	(1.7)%
Fixed wholesale accesses	15,246	15,667	15,667	(2.7)%	(2.7)%
Group total (2)	270,676	262,194	259,204	3.2%	4.4%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   Number of mobile and fixed service accesses.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.2.3     Group net income

(at December 31, in millions of euros)	2021	2020 on a historical basis
Operating income	2,521	5,521
Cost of gross financial debt excluding financed assets	(829)	(1,099)
Interest on debts related to financed assets (1)	(1)	(1)
Gains and losses on assets contributing to net financial debt	(3)	(1)
Foreign exchange gain (loss)	65	(103)
Interest on lease liabilities (1)	(120)	(120)
Other net financial expenses	106	11
Finance costs, net	(782)	(1,314)
Income taxes (2)	(962)	848
Consolidated net income	778	5,055
Net income attributable to owners of the parent company	233	4,822
Net income attributable to non-controlling interests	545	233

(1)   Interest on debts related to financed assets and interest on lease liabilities are included in segment EBITDAaL. They are excluded from segment operating income and included in finance costs, net presented in the Consolidated Financial Statements.

(2)   Including, in 2020, the effect of tax income relating to the settlement of the tax dispute in France in respect of fiscal years 2005-2006 for 2,246 million euros (see Note 10.2 to the Consolidated Financial Statements).

The consolidated net income of the Orange group totaled 778 million euros in 2021, compared with 5,055 million euros in 2020, a decrease of 4,278 million euros. This decrease is chiefly attributable to:

−    the fall of 2,999 million euros in operating income on a historical basis;

−    the 1,810 million euro increase in current tax payables (see Note 10.2 to the Consolidated Financial Statements), which primarily stems from:

-      the change in the income tax expense of the Orange SA tax consolidation group. This can be mainly explained by the counter-effect of the recognition in 2020 of a current tax income of 2,246 million euros following the settlement of a tax dispute in France for fiscal years 2005-2006 (see Note 10.2 to the Consolidated Financial Statements), partially offset (i) by the recognition in 2021 of a current tax income of 376 million euros relating to the re-estimate of an income tax expense recognized prior to the reported periods, and (ii) by the fall in the results of entities in the Orange SA tax consolidation group, and

-      to a lesser degree, (i) the 125 million euro increase in deferred tax expense in the UK under the Orange brand, and (ii) the 60 million euro increase in depreciation of deferred tax assets in Spain (see Note 10.2 to the Consolidated Financial Statements);

−    partially offset by the 532 million euro improvement in finance costs, net (see Note 13.2 to the Consolidated Financial Statements). This change primarily results from (i) the decrease in the cost of gross financial debt excluding financed assets, mainly due to the decrease in the volume of bonds and the change in the interest rate effect of derivatives covering debt denominated in Polish zloty, (ii) the improvement of foreign exchange income, mainly linked to the effect of derivative instruments (cross currency swaps) set up by the Group to cover its economic exposure on the subordinated notes issued in pounds sterling, for which the revaluation in respect of foreign exchange risk is not recognized, and (iii) to a lesser degree, by the increase in other net financial expenses.

Net income attributable to non-controlling interests amounted to 545 million euros in 2021, compared with 233 million euros in 2020 (see Note 15.6 to the Consolidated Financial Statements). After taking into account net income attributable to non-controlling interests, the net income attributable to owners of the parent company totaled 233 million euros in 2021, compared with 4,822 million euros in 2020, a drop of 4,589 million euros.

3.1.2.4     Group comprehensive income

The Group’s transition from consolidated net income to consolidated comprehensive income is described in the Consolidated statement of comprehensive income in the Consolidated Financial Statements.

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3.1.2.5     Group capital expenditure

Investments in property, plant and equipment and intangible assets (1) (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
eCAPEX	7,660	7,103	7,132	7.8%	7.4%
Elimination of proceeds from sales of property, plant and equipment and intangible assets (2)	163	450	444	(63.8)%	(63.4)%
Telecommunication licenses	926	969	969	(4.4)%	(4.4)%
Financed assets (3)	40	241	241	(83.3)%	(83.3)%
Group total	8,789	8,764	8,787	0.3%	0.0%

(1)   See Notes 1.5 and 8 to the Consolidated Financial Statements.

(2)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(3)   Financed assets include set-up boxes in France, which are financed by an intermediary bank and meet the standard criterion for the definition of property, plant and equipment according to IAS 16 (see Note 8.5 to the Consolidated Financial Statements).

Between 2020 and 2021, the Group’s investments in property, plant and equipment and intangible assets are generally stable. Between the two periods, the progression of investments in property, plant and equipment and intangible assets excluding telecommunication licenses is wholly offset by the decline in other capital expenditure, primarily related to the financed assets, and also to telecommunication licenses.

The Group’s financial investments (see Section 7.2.1 Financial glossary) are described in Section 3.1.4 Cash flow, financial debt and equity.

3.1.2.5.1      Capital expenditure

3.1.2.5.1.1       Economic CAPEX

(at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
eCAPEX	7,660	7,103	7,132	7.8%	7.4%
Telecom activities	7,636	7,070	7,102	8.0%	7.5%
eCAPEX/Revenue from telecom activities	18.0%	16.8%	16.8%	1.2 pt	1.2 pt
Mobile Financial Services	24	33	30	(26.8)%	(20.1)%

In 2021, the Orange group’s economic CAPEX amounted to 7,660 million euros (including 7,636 million euros for telecom activities and 24 million euros for Mobile Financial Services). The ratio of economic CAPEX to revenue from telecom activities is 18.0% in 2021, up 1.2 points on 2020 on a historical basis and on a comparable basis.

Change on a historical basis

On a historical basis, the 7.4% or 528 million euro increase in the Group’s economic CAPEX between 2020 and 2021 is due to (i) the negative effect of foreign exchange fluctuations, which amounted to 26 million euros, mainly as a result of movements in the US dollar against the euro, (ii) the negative impact of changes in the scope of consolidation and other changes for 3 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 557 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 557 million euro or 7.8% increase in the Group’s economic CAPEX between 2020 and 2021 is attributable mainly to:

−    the decrease in co-financing in France. The Group’s investments benefit from co-financing received from third-party operators and subsidies (particularly in France, Spain and Poland) which are deducted from economic CAPEX;

−    the decrease in fixed asset disposals, mostly related to the counter-effect of the significant disposals made in 2020 (i) for shared services (in the context of the optimization of real estate assets), (ii) in France (with in particular the disposal of FTTH connections to SFR in 2020, following the agreement reached between Orange and SFR in May 2018), (iii) in Spain (with the second phase of the disposal of mobile sites to Cellnex in 2020 for 75 million euros), and (iv) to a lesser degree, for B2B services (with the interruption of a significant project for a business customer with the resale of the assets to the customer in 2020);

−    the growth of investments in very high-speed mobile broadband networks (4G/5G), mainly in Spain, and to a lesser degree in France, in Other European countries and in Africa & Middle East countries. At the same time, the Group maintains its gross investments in very high-speed fixed networks (FTTH). At December 31, 2021, the Group had 56.5 million households connectable to FTTH worldwide (up 19.7% year-on-year), of which 28.8 million in France, 15.7 million in Spain, 5.9 million in Poland, 2.8 million in Romania and 2.4 million in Africa & Middle East countries (see Section 3.1.1.3 Significant events). The total number of households connectable to all very high-speed networks (FTTH and cabled networks) totaled 57.5 million at December 31, 2021; and

−    by the increase of economic CAPEX relating to leased terminals, to the Livebox and equipment installed on customer premises, mainly in France, in connection with the decrease in financed assets (also recognized in investments in property, plant and equipment and intangible assets);

−    partially offset (i) by the fall in capital expenditure on legacy fixed and mobile networks in France, in line with the gradual migration of customers to very high-speed fixed and mobile broadband networks (optical fiber and 4G/5G), and (ii) by the decline in investments linked to IT and to customer service platforms, mainly in France.

3.1.2.5.1.2       Telecommunication licenses

In 2021, telecommunication licenses (see Note 8.4 to the Consolidated Financial Statements) amounted to 926 million euros and mainly concern (i) Spain for 618 million euros, principally with the acquisition of 5G licenses for 611 million euros (of which two blocks of 10 MHz frequencies in the 700 MHz frequency band), (ii) France for 264 million euros (corresponding to the renewal of 2G licenses for 207 million euros and 3G licenses for 57 million euros), and (iii) Belgium for 22 million euros.

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In 2020, telecommunication licenses amounted to 969 million euros on a historical basis and mainly concerned (i) the acquisition of 5G licenses in France for 875 million euros (for 90 MHz of spectrum in the 3.5 GHz frequency band) and in Slovakia for 37 million euros, and (ii) the renewal of the 3G licenses in the 2,100 MHz frequency band in Romania for 30 million euros.

Telecommunication licenses may, in some cases, give rise to annual fees recognized as operating taxes and levies in the Consolidated income statement.

3.1.2.5.2      Investment commitments

Investment commitments are set out in Note 16 to the Consolidated Financial Statements.

3.1.2.5.3      Investment projects

Orange maintains the targets of the Engage 2025 strategic plan, in a context still impacted by the Covid-19 health crisis. The Group continues to prioritize its investments and its non-strategic asset disposals depending on the expected value creation, with the ambition of reaching a ratio of economic CAPEX to revenue from telecom activities of around 15% by 2023. In line with the announced guidance, Orange expects its investments to fall from 2022.

In addition, Orange confirms its commitment aimed at reducing its carbon footprint with the ambition of reaching 50% renewable energy in 2025, particularly through the signing of the Power Purchase Agreement (PPA, see Section 3.1.1.3 Significant events) and will continue its commitment for digital inclusion.

In its core business, the Group continues to revolutionize the operator role, confirming its leadership while further upgrading its infrastructure based on new fixed and mobile network technologies (FTTH and Standalone 5G in particular, see Section 3.1.1.3 Significant events), by taking advantage of its data in partnership with major Cloud and AI players and by deploying more high-performance IT infrastructures (datacenter, information systems for the next-generation supply chain, etc.):

−    In fixed networks, whether using proprietary infrastructure or third-party networks via co-financing or optimized leasing, Orange has raised its ambitions in terms of the marketing of its FTTH offers to more than 65 million households in Europe by 2023, thus confirming its European leadership in fiber. The growth will be bolstered by new services based on the home of the future by leveraging the gradual increase in household speeds.

Concerning its FTTH infrastructure, Orange will continue to invest directly to meet its commitments in medium-density areas (AMII), for example in France. Conversely, to continue the industrial effort in certain areas while controlling its investments, Orange will rely on its FiberCo companies such as Orange Concessions, which brings together the FTTH connections of the public initiative networks (Réseaux d’Initiative Publique) in France (see Section 3.1.1.3 Significant events).

These FTTH deployments make it possible to accelerate the decommissioning of copper in France that could end around 2030 (see Section 1.4.1 Operating activities - France). Furthermore, the current transition is accompanied by a plan to replace wooden poles with composite equipment with a smaller environmental footprint.

−    On the mobile network, 5G looks set to disrupt the telecom industry. After several commercial launches in Europe (France, Spain, Poland, Romania, Slovakia, Luxembourg), the Group will continue its extension of the 5G coverage by making core network replacements for optimal 5G (Standalone 5G) from 2023. Orange aims to offer lower latency and use network slicing, i.e. prioritizing certain network slices to cover critical usage or specific needs. The technical performance of 5G technology will enable the emergence of many new uses, both for the general public (immersive videos, Cloud gaming) and for businesses, for which 5G will be a catalyst of digital transformation (optimization of production times, remote control of machines, predictive maintenance, etc.). To optimize deployments of its mobile infrastructures, in terms of rhythm, coverage and financial capacities, Orange will continue to develop network sharing agreements (such as those already in place in Spain and in Belgium). Through its TowerCo TOTEM (see Section 3.1.1.3 Significant events), Orange aims to achieve value creation thanks to improved operating efficiency, optimization of investments and an increase in occupancy rate. In this context, there are plans to develop TOTEM on the European market beyond France and Spain.

−    In the Enterprise segment, Orange intends to take advantage of the major shift in telecommunications represented by SD-WAN (Software-Defined Wide Area Network) technology. Orange is thus positioning itself as a trusted partner that supports companies seeking to optimize their connectivity costs, make their networks more reliable, extract value from their data, and ensure a performance in line with the data speed required by services and applications. This commitment is supported by equipment financing programs to minimize customer investments in equipment.

To ensure the deployment and maintenance of international connectivity, Orange will also continue to invest in submarine cable projects in regions where Orange has a strong presence (see Section 3.1.1.3 Significant events).

In Africa & Middle East, a high growth region, Orange plans to accelerate the deployment of mobile and fixed services in urban and rural areas. Multiservice activities, and especially financial services, are also central to the 2025 growth strategy for Africa & Middle East countries.

In Mobile Financial Services, Orange Bank plans to extend its scope (through Orange Bank Africa in particular) and to diversify its product portfolio (loans, insurance, specific digital banking offers) while optimizing its IT infrastructure.

See also Section 1.2.3 The Orange group strategy.

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3.1.3      Review by business segment

The following table presents the Orange group’s main operating data (financial data and workforce information) by segment for fiscal years 2021 and 2020 on a comparable basis and 2020 on a historical basis.

For more details on segment information, see Note 1 to the Consolidated Financial Statements.

For the fiscal year ended December 31 (in millions of euros)	France				Europe
		Spain	Other European countries	Europe eliminations	Europe Total
2021
Revenue	18,092	4,720	5,870	(11)	10,579
EBITDAaL	6,867	1,251	1,579	-	2,830
Operating income	2,653	(3,724)	791	-	(2,933)
eCAPEX	4,117	980	913	-	1,893
Telecommunication licenses	264	618	32	-	650
Average number of employees	49,447	6,589	19,755	-	26,345
2020 - Data on a comparable basis
Revenue	18,394	4,951	5,724	(9)	10,665
EBITDAaL	7,073	1,433	1,482	-	2,914
Operating income	3,729	407	421	-	828
eCAPEX	3,759	969	891	-	1,860
Telecommunication licenses	876	6	67	-	73
Average number of employees	51,492	7,052	20,668	-	27,720
2020 - Data on a historical basis
Revenue	18,461	4,951	5,638	(9)	10,580
EBITDAaL	7,163	1,433	1,499	-	2,932
Operating income	3,809	407	389	-	796
eCAPEX	3,748	969	878	-	1,847
Telecommunication licenses	876	6	67	-	73
Average number of employees	51,476	7,052	19,755	-	26,807

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Africa & Middle East	Enterprise	International Carriers & Shared Services	Telecom activities eliminations	Total telecom activities	Mobile Financial Services	Group eliminations	*

6,381	7,757	1,515	(1,795)	42,530	-	(7)
2,265	970	(237)	-	12,696	(131)	1
1,291	474	1,217	-	2,702	(182)	1
1,064	318	243	-	7,636	24	-
12	-	-	-	926	-	-
14,474	28,143	12,650	-	131,059	943	-

5,770	7,718	1,454	(1,794)	42,208	-	(7)
1,939	1,058	(185)	-	12,799	(165)	1
1,011	653	(486)	-	5,736	(200)	1
1,025	336	91	-	7,070	33	-
20	0	0	-	969	-	-
14,501	27,440	12,644	-	133,797	875	-

5,834	7,807	1,450	(1,855)	42,277	-	(7)
1,964	1,023	(244)	-	12,839	(160)	1
1,027	621	(538)	-	5,715	(195)	1
1,036	339	133	-	7,102	30	-
20	0	0	-	969	-	-
14,501	27,429	12,726	-	132,939	848	-

* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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3.1.3.1     France

France (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	18,092	18,394	18,461	(1.6)%	(2.0)%
EBITDAaL	6,867	7,073	7,163	(2.9)%	(4.1)%
EBITDAaL/Revenue	38.0%	38.4%	38.8%	(0.5 pt)	(0.8 pt)
Operating income	2,653	3,729	3,809	(28.8)%	(30.3)%
eCAPEX	4,117	3,759	3,748	9.5%	9.9%
eCAPEX/Revenue	22.8%	20.4%	20.3%	2.3 pt	2.5 pt
Telecommunication licenses (1)	264	876	876	(69.9)%	(69.9)%
Average number of employees	49,447	51,492	51,476	(4.0)%	(3.9)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

3.1.3.1.1      Revenue - France

France (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	18,092	18,394	18,461	(1.6)%	(2.0)%
Retail services (B2C+B2B)	10,846	10,764	10,764	0.8%	0.8%
Convergent services	4,697	4,559	4,559	3.0%	3.0%
Mobile only services	2,276	2,236	2,245	1.8%	1.4%
Fixed only services	3,872	3,968	3,959	(2.4)%	(2.2)%
Fixed only broadband services	2,862	2,757	2,748	3.8%	4.2%
Fixed only narrowband services	1,010	1,212	1,212	(16.6)%	(16.6)%
Wholesale services	5,313	5,798	5,866	(8.4)%	(9.4)%
Equipment sales	1,226	1,187	1,187	3.3%	3.3%
Other revenue	708	646	644	9.6%	9.9%

Change on a historical basis

On a historical basis, the 369 million euro decrease in revenue from France between 2020 and 2021 stems from (i) the negative impact of changes in the scope of consolidation and other changes amounting to 66 million euros, and (ii) organic change on a comparable basis representing a 303 million euro decrease in revenue.

Change on a comparable basis

On a comparable basis, the 303 million euro or 1.6% decrease in revenue from France between 2020 and 2021 can be mainly explained (i) by the fall in services to carriers and, to a lesser degree, by the decrease of conventional telephony services (narrowband), (ii) partially offset by the increase in convergent services, by the increase in fixed only broadband services and also by the growth of other revenue, mobile only services and equipment sales.

In detail, the 303 million euro decrease in revenue from France between the two periods is primarily related to:

−    the 486 million euro decrease in Wholesale services, primarily related to (i) the counter-effect of the significant co-financing of FTTH lines received from other carriers in 2020, the downward trend of unbundling and national roaming, and the decline of interconnection (particularly mobile call termination due to the regulation), (ii) partially offset by the progression of optical fiber network construction, marketing, operation and maintenance activities (particularly leased lines of third-party carrier); and

−    the 96 million euro decrease in revenue from Fixed only services, due to the structural decline of conventional telephony (down 16.6% or 201 million euros), while fixed only broadband services grew by 105 million euros (up 3.8%), boosted by the 4.0% growth in the fixed only broadband access base. Between the two periods, 12-month fixed only broadband ARPO (see Section 7.2.1 Financial glossary) fell by 1.3%.

This decrease is partially offset by:

−    the 138 million euro increase of Convergent services which continue their growth, in connection with the 1.1% increase of the convergent customer base year-on-year. This growth in volume is also accompanied by growth in value. The 12-month convergent ARPO (see Section 7.2.1 Financial glossary) grew by 1.1% between December 31, 2020 and December 31, 2021, thanks to the effects of all commercial operations conducted. Between the two periods, the growth of convergent ARPO is mitigated by the fall in income from out of bundle usage, due to the decrease in content offer consumption with respect to the consumption observed during the successive lockdowns of 2020 and due to the less extensive catalog of content. Furthermore, the number of mobile telephones in households continues to grow, with 10.0 million convergent mobile customers at December 31, 2021 (up 1.6% year-on-year), i.e. 1.69 mobile accesses per convergent customer;

−    the 62 million euro growth in Other revenue, driven by the effect of the growth of other contents and notifications (particularly push SMS), the increase in revenue from the removal of copper cables, the development in the rollout of build-to-suit mobile sites (enabling Orange to accelerate the rollout of its mobile network and increase its coverage in less densely populated areas and along transport routes, while limiting investments);

−    the 40 million euro increase in the revenue of Mobile only services, driven (i) by the 1.9% increase in 12-month mobile only ARPO (see Section 7.2.1 Financial glossary) between December 31, 2020 and December 31, 2021, and (ii) by the 0.9% increase in the mobile only access base; and

−    the 39 million euro increase in Equipment sales, linked to the turnaround of commercial activity after the decline recorded in 2020 due to the Covid-19 health crisis.

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3.1.3.1.2      EBITDAaL - France

Change on a historical basis

On a historical basis, the 296 million euro decrease in EBITDAaL from France between 2020 and 2021 can be explained (i) by the negative impact of changes in the scope of consolidation and other changes amounting to 91 million euros, and (ii) by the organic change on a comparable basis representing a decrease of 205 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the 205 million euro decrease in EBITDAaL in France between 2020 and 2021 is mainly attributable to:

−    (i) the 303 million euro drop in revenue, (ii) the increase in commercial expenses and cost of equipment (mainly linked to the costs of terminals and other equipment sold), in connection with the progression of equipment sales, the recovery of commercial activity and the acceleration of the penetration of fiber, (iii) the increase in depreciation and amortization of right-of-use assets (due in particular to the increase in leased lines and the commissioning of new technical sites), and (iv) by the increase in network expenses, in connection with the deployment of fiber;

−    partially offset by (i) the reduction in other external purchases, partly due to the reduction in overheads and the counter-effect of the specific additional costs generated by the management of the Covid-19 health crisis in 2020, (ii) the decrease in operating taxes and levies, primarily related to the decrease in 2021 of the applicable rate of the company value added contributions (Cotisation sur la Valeur Ajoutée des Entreprises - CVAE, primary component of the territorial economic contribution (Contribution Économique Territoriale - CET), see Note 10.1 to the Consolidated Financial Statements), (iii) the reduction of other operating expenses, mainly related to the decrease in impairment and losses on trade receivables (re-assessment of the risk of non-recovery of trade receivables at December 31, 2021, mainly in connection with the effects of the Covid-19 health crisis, see Note 4.3 to the Consolidated Financial Statements), and (iv) by the reduction in interconnection expenses (due to the downturn in the mobile carrier services activity).

3.1.3.1.3      Operating income - France

Change on a historical basis

On a historical basis, the 1,156 million euro decrease in operating income in France between 2020 and 2021 stems from (i) the negative impact of changes in the scope of consolidation and other changes amounting to 80 million euros, and (ii) organic change on a comparable basis representing a 1,075 million euro decrease in operating income.

Change on a comparable basis

On a comparable basis, the 1,075 million euro decrease in operating income in France between 2020 and 2021 is largely attributable to:

−    (i) the recognition in 2021, of a specific labor expense of 959 million euros, mainly in respect of the renewal of the French part-time for seniors plans (Temps Partiel Séniors - TPS, plans relating to agreements for the employment of older workers in France, see Section 3.1.1.3 Significant events), and (ii) the reduction of 205 million euros in EBITDAaL;

−    partially offset by the 71 million euro decrease in the net expense on significant litigations, corresponding to the reassessment of the risk on various disputes.

3.1.3.1.4      Economic CAPEX - France

Change on a historical basis

On a historical basis, the 369 million euro increase in economic CAPEX from France between 2020 and 2021 stems from (i) the positive impact of changes in the scope of consolidation and other changes amounting to 11 million euros, and (ii) organic change on a comparable basis representing an increase of 358 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 358 million euro increase in economic CAPEX in France between 2020 and 2021 is mainly attributable to:

−    the reduction in co-financing received from third-party carriers (counter-effect of significant co-financing of FTTH lines received from other carriers in 2020), which are deducted from economic CAPEX;

−    the increase in economic CAPEX relating to leased terminals, the Livebox and equipment installed on customer premises, in connection with the decrease in financed assets (also recognized in investments in property, plant and equipment and intangible assets);

−    the decrease in fixed asset disposals, mainly due to the counter-effect of the disposal of FTTH connections to SFR in 2020, following the agreement signed in May 2018 between Orange and SFR (which led to Orange withdrawing from 236 municipalities in its AMII area, in favor of SFR); and

−    to a lesser degree, the growth of investments in (4G/5G) very high-speed mobile broadband networks;

−    partially offset by (i) the fall in capital expenditure on legacy networks in line with the gradual migration of customers to very high-speed fixed and mobile broadband networks (FTTH and 4G/5G), and (ii) by the decline of investments linked to IT and to customer service platforms.

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3.1.3.1.5      Additional information - France

France (at December 31, in thousands, at the end of the period)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,905	5,843	5,843	1.1%	1.1%
12-month convergent ARPO (in euros) (2)	69.6	68.8	68.8	1.1%	1.1%
Mobile services
Number of mobile accesses (1)	21,785	21,521	21,521	1.2%	1.2%
o/w: Convergent customers mobile accesses	9,968	9,807	9,807	1.6%	1.6%
Mobile only accesses	11,817	11,714	11,714	0.9%	0.9%
o/w: Contract customers mobile accesses	20,055	19,629	19,629	2.2%	2.2%
Prepaid customers mobile accesses	1,730	1,893	1,893	(8.6)%	(8.6)%
12-month mobile only ARPO (in euros) (2)	17.0	16.7	16.8	1.9%	1.5%
Fixed services
Number of fixed accesses	29,431	30,291	30,291	(2.8)%	(2.8)%
Fixed retail accesses	15,543	15,872	15,872	(2.1)%	(2.1)%
o/w: Fixed broadband accesses	12,260	11,955	11,955	2.5%	2.5%
o/w: Very high-speed fixed broadband accesses	5,947	4,515	4,515	31.7%	31.7%
o/w: Convergent customers fixed accesses	5,905	5,843	5,843	1.1%	1.1%
Fixed only accesses	6,355	6,112	6,112	4.0%	4.0%
12-month fixed only broadband ARPO (in euros) (2)	35.8	36.3	36.2	(1.3)%	(0.9)%
o/w: Fixed narrowband accesses	3,283	3,917	3,917	(16.2)%	(16.2)%
o/w: PSTN accesses	3,249	3,880	3,880	(16.3)%	(16.3)%
Other fixed accesses	34	36	36	(5.9)%	(5.9)%
Fixed wholesale accesses	13,889	14,419	14,419	(3.7)%	(3.7)%
o/w: FTTH accesses	5,217	3,785	3,785	37.9%	37.9%
Copper accesses	8,671	10,635	10,635	(18.5)%	(18.5)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   See Section 7.2.1 Financial glossary.

Between 2020 and 2021, the customer base proved resilient in a very competitive environment.

The total mobile access base is up 1.2% year-on-year, with 21.8 million customers at December 31, 2021. Contract offers grew 2.2% year-on-year, reflecting both (i) the growth in premium offers, driven by Open convergent offers (which reached 10.0 million customers at December 31, 2021), (ii) the increase in Sosh brand offers, and to a lesser degree (iii) the increase in offers for SMEs. The Sosh offers had a total of 4.5 million customers at December 31, 2021, up 6.4% year-on-year. The prepaid customer bases are structurally in decline, down 8.6%. In addition, there are 17.0 million 4G customers at December 31, 2021, an increase of 3.9% year-on-year.

The total fixed broadband access base increased by 2.5% year-on-year to reach 12.3 million customers at December 31, 2021. This growth is mainly driven by (i) the dynamism of optical fiber offers, with a total of 5.9 million customers at December 31, 2021, up 31.7% year-on-year, and (ii) to a lesser degree, the continued growth of convergent offers, which grew by 1.1%, with 5.9 million customers at December 31, 2021. Moreover, 7.9 million customers had subscribed to IPTV and satellite TV offers at December 31, 2021, an increase of 3.9% year-on-year. Fixed access sold to other carriers (wholesale) are down 3.7% year-on-year, due to the structural decline of the activity and migration from copper accesses (down 18.5% year-on-year) to very high-speed broadband accesses (up 37.9% year-on-year).

3.1.3.2     Europe

Europe (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	10,579	10,665	10,580	(0.8)%	(0.0)%
EBITDAaL	2,830	2,914	2,932	(2.9)%	(3.5)%
EBITDAaL/Revenue	26.7%	27.3%	27.7%	(0.6 pt)	(1.0 pt)
Operating income	(2,933)	828	796	na	na
eCAPEX	1,893	1,860	1,847	1.8%	2.5%
eCAPEX/Revenue	17.9%	17.4%	17.5%	0.5 pt	0.4 pt
Telecommunication licenses (1)	650	73	73	ns	ns
Average number of employees	26,345	27,720	26,807	(5.0)%	(1.7)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

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3.1.3.2.1      Revenue - Europe

Europe (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	10,579	10,665	10,580	(0.8)%	(0.0)%
Retail services (B2C+B2B)	7,046	7,215	7,147	(2.3)%	(1.4)%
Convergent services	2,720	2,718	2,717	0.1%	0.1%
Mobile only services	2,887	3,022	3,038	(4.5)%	(5.0)%
Fixed only services	1,087	1,171	1,083	(7.2)%	0.4%
IT & integration services	352	304	310	15.9%	13.7%
Wholesale services	1,886	1,943	1,924	(2.9)%	(1.9)%
Equipment sales	1,490	1,374	1,375	8.4%	8.4%
Other revenue	157	133	134	17.9%	17.1%

Europe (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	10,579	10,665	10,580	(0.8)%	(0.0)%
Spain	4,720	4,951	4,951	(4.7)%	(4.7)%
Poland	2,613	2,521	2,590	3.7%	0.9%
Belgium & Luxembourg	1,363	1,315	1,315	3.7%	3.7%
Central Europe (1)	1,904	1,901	1,746	0.2%	9.0%
Eliminations	(22)	(22)	(22)

(1)   Central Europe: entities in Moldova, Romania and Slovakia.

Change on a historical basis

On a historical basis, the stability of revenue for countries in Europe between 2020 and 2021 can be explained by:

−    the favorable impact of changes in the scope of consolidation and other changes for 164 million euros, relating to the effect of the takeover of Telekom Romania Communications (TKR) on September 30, 2021 (see Section 3.1.1.3 Significant events);

−    offset (i) by the negative effect of foreign exchange fluctuations for 79 million euros (mainly due to movements in the Polish zloty against the euro), and (ii) by the organic change on a comparable basis representing a 86 million euro contraction in revenue.

Change on a comparable basis

On a comparable basis, the 86 million euro or 0.8% decrease in revenue from countries in Europe between 2020 and 2021 is mainly attributable to:

−    the 277 million euro decrease in retail services (B2C+B2B) in Spain, and additionally the 57 million euro decrease in wholesale services, in all countries except Romania;

−    partially offset (i) by growth of 116 million euros of equipment sales in all countries, (ii) by growth of 109 million euros of retail services (B2C+B2B) in Other European countries, and (iii) to a lesser degree, by the 41 million euro increase in integration & IT services in Poland.

Between the two periods, the 86 million euro fall in revenue of countries in Europe is due to the 230 million euro decrease in revenue from Spain.

In detail, the 86 million euro decrease in revenue from countries in Europe between the two periods mainly stems from:

−    the decrease of 135 million euros in revenue from Mobile only services, mainly in Spain (132 million euros, see Section 3.1.3.2.6 Additional information - Spain), and to a lesser degree, in Slovakia and Belgium. In Spain, this decrease can be mainly explained by the 4.6% contraction in 12-month mobile only ARPO. The base of mobile only accesses is up 2.7% year-on-year, driven by the robust performances recorded in Poland, Belgium and Luxembourg;

−    the 84 million euro decrease in Fixed only services, mainly due (i) to the decrease in fixed only broadband services in Spain (in connection with the 10.3% drop in 12-month fixed only broadband ARPO) and in Romania, and (ii) the decline of conventional telephony in Poland; and

−    the 57 million euro decrease in revenue from Wholesale services, mainly in Poland. In Europe, the downturn in international wholesale services in Spain and Poland (reduction in international transit activity) is partially offset by the growth in visitor roaming and increase in incoming traffic.

This decrease is partially offset by:

−    the 116 million euro increase in revenue from Equipment sales in all countries, due to the recovery of commercial activity in 2021 with the opening of stores, contrary to 2020 which was marked by restrictions related to the Covid-19 health crisis; and

−    to a lesser degree, the 48 million euro increase in the revenue of IT & Integration services, mainly in Poland.

Between 2020 and 2021, revenue for Convergent services is stable (slightly up by 2 million euros): the deterioration of 114 million euros (down 5.8%) of convergent services in Spain, due to the competitive environment (see Section 3.1.3.2.6 Additional information - Spain), was offset by the 116 million euro growth (up 15.9%) of convergent services in Other European countries. The convergent customer base rose 3.2% year-on-year, up in all countries, and amounted to 5.6 million customers at December 31, 2021.

3.1.3.2.2      EBITDAaL - Europe

Change on a historical basis

On a historical basis, the 102 million euro decrease in EBITDAaL from countries in Europe between 2020 and 2021 stems from (i) the negative effect of foreign exchange fluctuations, amounting to 21 million euros, partially offset by the positive impact of changes in the scope of consolidation and other changes, amounting to 3 million euros, and (iii) organic change on a comparable basis representing a 85 million euro fall in EBITDAaL.

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Change on a comparable basis

On a comparable basis, the 85 million euro decrease in EBITDAaL from countries in Europe between 2020 and 2021 is mainly attributable to:

−    the growth of commercial, equipment expenses and content rights related (i) primarily to the growth of equipment sales and the business upturn in 2021 (counter-effect of the Covid-19 health crisis in 2020 which led to the decline of the costs of terminals and other equipment sold in nearly all countries), and (ii) to a lesser degree, to the rise in content cost in Spain due to the increase in television services costs and soccer rights; and

−    the 86 million euro decrease in revenue;

−    partially offset by the decline in service fees and inter-operator costs, mainly due to the decrease of interconnection expenses in all countries and related (i) to the decline of wholesale services and (ii) the regulatory decrease in call termination rates in some European countries.

3.1.3.2.3      Operating income - Europe

Change on a historical basis

On a historical basis, the 3,729 million euro decrease in operating income from countries in Europe between 2020 and 2021 includes (i) the positive effect of changes in the scope of consolidation and other changes for 37 million euros mainly as a result of the takeover of Telekom Romania Communications (TKR) on September 30, 2021 for 40 million euros (see Section 3.1.1.3 Significant events), (ii) the adverse impact of foreign exchange fluctuations for 5 million euros, and (iii) the organic change on a comparable basis representing a decrease of 3,761 million euros in operating income.

Change on a comparable basis

On a comparable basis, the 3,761 million euro decrease in operating income from countries in Europe between 2020 and 2021 is mainly attributable to:

−    the goodwill impairment in 2021 of 3,702 million euros in Spain (see Note 7 to the Consolidated Financial Statements) for which the business plan has been significantly revised downward since December 31, 2020, in view of (i) a deteriorating competitive environment despite market consolidation operations (affected by the erosion of average revenue per user) and (ii) uncertainties surrounding the continuation of the Covid-19 health crisis (delay in the forecasts for economic recovery); and

−    secondarily, (i) by the recognition in 2021, of an expense of 180 million euros in respect of the restructuring program costs in Spain (employee departure plans and closure of points of sale, see Note 5.3 to the Consolidated Financial Statements), and (ii) by the 85 million euro decrease in EBITDAaL;

−    partially offset by the recognition, in 2021, of a 340 million euro gain from the loss of exclusive control of Światlowód Inwestycje (FiberCo in Poland, see Section 3.1.1.3 Significant events).

3.1.3.2.4      Economic CAPEX - Europe

Change on a historical basis

On a historical basis, the 46 million euro increase in economic CAPEX from countries in Europe between 2020 and 2021 includes (i) the positive effect of changes in the scope of consolidation and other changes for 26 million euros, relating to the takeover of Telekom Romania Communications (TKR) on September 30, 2021 (see Section 3.1.1.3 Significant events), (ii) the adverse impact of foreign exchange fluctuations for 12 million euros, and (iii) the organic change on a comparable basis representing an increase of 33 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 33 million euro increase in economic CAPEX from countries in Europe between 2020 and 2021 can be notably explained by the increase in investments in Belgium, related (i) to the increase in capital expenditure in networks (mainly the deployment of 5G) and (ii) the increase in IT investments.

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3.1.3.2.5      Additional information - Europe

Europe (at December 31, in thousands, at the end of the period)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,628	5,452	5,213	3.2%	8.0%
o/w: Spain	3,018	3,000	3,000	0.6%	0.6%
Poland	1,552	1,483	1,483	4.7%	4.7%
Belgium & Luxembourg	333	289	289	15.2%	15.2%
Central Europe (3)	725	680	441	6.7%	64.4%
12-month convergent ARPO (2)
Spain (in euros)	53.1	56.7	56.7	(6.4)%	(6.4)%
Poland (in zlotys)	111.9	105.7	105.7	5.8%	5.8%
Belgium (in euros)	73.2	75.1	75.1	(2.5)%	(2.5)%
Mobile services
Number of mobile accesses (1)	53,494	51,866	50,934	3.1%	5.0%
o/w: Convergent customers mobile accesses	10,968	10,465	10,020	4.8%	9.5%
Mobile only accesses	42,525	41,401	40,915	2.7%	3.9%
o/w: Contract customers mobile accesses	40,995	38,960	38,029	5.2%	7.8%
Prepaid customers mobile accesses	12,499	12,906	12,906	(3.2)%	(3.2)%
o/w: Spain	16,325	15,913	15,913	2.6%	2.6%
Poland	16,800	15,752	15,752	6.7%	6.7%
Belgium & Luxembourg	5,232	4,906	4,906	6.6%	6.6%
Central Europe (3)	15,136	15,295	14,363	(1.0)%	5.4%
12-month mobile only ARPO (2)
Spain (in euros)	10.7	11.3	11.3	(4.6)%	(4.6)%
Poland (in zlotys)	20.2	19.6	19.6	2.7%	2.7%
Belgium (in euros)	17.7	17.7	17.7	0.3%	0.3%
Fixed services
Number of fixed accesses	12,779	12,931	10,873	(1.2)%	17.5%
Fixed retail accesses	11,421	11,683	9,625	(2.2)%	18.7%
o/w: Fixed broadband accesses	8,925	8,792	7,772	1.5%	14.8%
o/w: Very high-speed fixed broadband accesses	5,727	5,226	4,748	9.6%	20.6%
o/w: Convergent customers fixed accesses	5,628	5,452	5,213	3.2%	8.0%
Fixed only accesses	3,297	3,340	2,558	(1.3)%	28.9%
o/w: Spain	4,032	4,032	4,032	(0.0)%	(0.0)%
Poland	2,746	2,702	2,702	1.6%	1.6%
Belgium & Luxembourg	416	348	348	19.8%	19.8%
Central Europe (3)	1,731	1,709	689	1.2%	151.1%
12-month fixed only broadband ARPO (2)
Spain (in euros)	26.4	29.4	29.4	(10.3)%	(10.3)%
Poland (in zlotys)	59.5	58.0	58.0	2.5%	2.5%
o/w: Fixed narrowband accesses	2,496	2,891	1,853	(13.7)%	34.7%
Fixed wholesale accesses	1,358	1,248	1,248	8.7%	8.7%
o/w: Spain	938	792	792	18.5%	18.5%
Poland	419	457	457	(8.2)%	(8.2)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   See Section 7.2.1 Financial glossary.

(3)   Central Europe: entities in Moldova, Romania and Slovakia.

Between 2020 and 2021, customer bases in European countries are resilient against the backdrop of the Covid-19 health crisis and a highly competitive environment, which is particularly evident in Spain.

On a comparable basis, the total mobile access base is up 3.1% year-on-year, with 53.5 million customers at December 31, 2021. Prepaid offers continued to decline, accentuated by the Covid-19 health crisis while the contract offers grew in nearly all countries, with a year-on-year increase of 5.2%.

On a comparable basis, the total fixed access base is down 1.2% year-on-year, with 12.8 million customers at December 31, 2021. The fixed broadband access base on the other hand, recorded a 1.5% year-on-year increase (with 8.9 million accesses at December 31, 2021), driven by the growth in very high-speed broadband, up 9.6% year-on-year (with 5.7 million accesses at December 31, 2021).

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3.1.3.2.6      Additional information - Spain

Spain (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	4,720	4,951	4,951	(4.7)%	(4.7)%
EBITDAaL	1,251	1,433	1,433	(12.7)%	(12.7)%
EBITDAaL/Revenue	26.5%	28.9%	28.9%	(2.4 pt)	(2.4 pt)
Operating income	(3,724)	407	407	na	na
eCAPEX	980	969	969	1.1%	1.1%
eCAPEX/Revenue	20.8%	19.6%	19.6%	1.2 pt	1.2 pt
Telecommunication licenses (1)	618	6	6	ns	ns
Average number of employees	6,589	7,052	7,052	(6.6)%	(6.6)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

Revenue - Spain

Spain (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	4,720	4,951	4,951	(4.7)%	(4.7)%
Retail services (B2C+B2B)	3,198	3,476	3,476	(8.0)%	(8.0)%
Convergent services	1,870	1,984	1,984	(5.8)%	(5.8)%
Mobile only services	880	1,012	1,012	(13.1)%	(13.1)%
Fixed only services	435	471	471	(7.7)%	(7.7)%
IT & integration services	14	8	8	64.1%	64.1%
Wholesale services	900	916	916	(1.8)%	(1.8)%
Equipment sales	621	547	547	13.6%	13.6%
Other revenue	1	12	12	(88.2)%	(88.2)%

Both on a historical basis and on a comparable basis, the 230 million euro decline in revenue in Spain between 2020 and 2021 is mainly due to:

−    the 132 million euro decline in revenue from Mobile only services, mainly due to the continued migration of the market toward low-cost offers, resulting in (i) a 4.6% drop in 12-month mobile only ARPO and (ii) a 2.6% year-on-year contraction in the mobile only access base for contract customers (excluding M2M). The mobile access base for contract customers (excluding M2M) is impacted by competitive pressure and customer migration to low cost offers, while the mobile access base for prepaid offer customers continues to suffer from the Covid-19 health crisis and its effects on tourism;

−    the 114 million euro decrease in revenue for Convergent services, which can be explained by the persistently aggressive competitive environment leading to a 6.4% drop in 12-month convergent ARPO, which is partially offset by the 0.6% year-on-year rise in the convergent customer base; and

−    to a lesser degree, (i) by the 36 million euro drop in revenue for Fixed only services, also impacted by a competitive environment leading both to a 10.3% contraction of the 12-month fixed only broadband ARPO and to a 1.8% decline in the broadband fixed only accesses year-on-year, and (ii) by the contraction of 16 million euros in Wholesale services, related to the decline of international wholesale services;

−    partially offset by the 74 million euro growth in Equipment sales, related to the turnaround of the commercial activity in 2021 and the counter-effect of the Covid-19 health crisis in 2020 (with in particular the closing of stores).

EBITDAaL - Spain

Both on a historical basis and on a comparable basis, the 182 million euro decline in EBITDAaL in Spain between 2020 and 2021 is mainly due to:

−    (i) the 230 million euro decrease in revenue, (ii) the increase in content costs, mainly due to the increase in costs of television services and soccer rights, (iii) the growth in the costs of terminals and other products sold, in connection with the growth of equipment sales and the business upturn in 2021, and (iv) the increase in the operating expenses and network maintenance;

−    partially offset (i) by the reduction in service fees and inter-operator costs, owing to the decrease in network access connectivity costs due to customer migration to proprietary fiber networks and also the activity downturn (less transit activity), and (ii) by the fall in other external purchases, related in particular to the cost structure optimization efforts.

Operating income - Spain

Both on a historical basis and on a comparable basis, the 4,131 million euro decline in operating income in Spain between 2020 and 2021 is mainly due to:

−    the goodwill impairment in 2021 of 3,702 million euros in Spain (see Note 7 to the Consolidated Financial Statements) for which the business plan has been significantly revised downward since December 31, 2020, in view of (i) a deteriorating competitive environment despite market consolidation operations (affected by the erosion of average revenue per user) and (ii) uncertainties surrounding the continuation of the Covid-19 health crisis (delay in the forecasts for economic recovery); and

−    secondarily, (i) the 182 million euro decrease in EBITDAaL and (ii) the recognition in 2021 of an expense of 180 million euros in respect of the restructuring program costs (employee departure plans and closure of points of sale, see Note 5.3 to the Consolidated Financial Statements).

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Economic CAPEX - Spain

Both on a historical basis and on a comparable basis, Spain’s economic CAPEX is up 11 million euros between 2020 and 2021.

This slight increase stems (i) from the counter-effect of the recognition in 2020 of the second tranche of the disposal of mobile sites to Cellnex for 75 million euros, (ii) largely offset by the 64 million euro decrease (a 6.1% drop) in capital expenditure, due to less significant IT investments and a strong prioritization of network investments such as 5G.

3.1.3.3     Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	6,381	5,770	5,834	10.6%	9.4%
EBITDAaL	2,265	1,939	1,964	16.8%	15.3%
EBITDAaL/Revenue	35.5%	33.6%	33.7%	1.9 pt	1.8 pt
Operating income	1,291	1,011	1,027	27.6%	25.7%
eCAPEX	1,064	1,025	1,036	3.8%	2.7%
eCAPEX/Revenue	16.7%	17.8%	17.8%	(1.1 pt)	(1.1 pt)
Telecommunication licenses (1)	12	20	20	(39.7)%	(39.2)%
Average number of employees	14,474	14,501	14,501	(0.2)%	(0.2)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

The Africa & Middle East countries continue to suffer political, security and economic instability. Sometimes there are also tax or regulatory pressures that may affect the general business climate, the activity and earnings of subsidiaries and shareholdings, and that could continue to affect them in the future. In some cases, these situations have led the Group to book impairments on assets (see Notes 7, 8.3 and 11 to the Consolidated Financial Statements). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.3.3.1      Revenue - Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	6,381	5,770	5,834	10.6%	9.4%
Retail services (B2C+B2B)	5,579	4,945	5,007	12.8%	11.4%
Mobile only services	4,884	4,351	4,420	12.2%	10.5%
Fixed only services	664	566	562	17.3%	18.2%
IT & integration services	31	28	25	9.0%	23.0%
Wholesale services	654	686	695	(4.7)%	(5.8)%
Equipment sales	112	96	89	16.5%	25.7%
Other revenue	36	42	43	(14.5)%	(16.1)%

Africa & Middle East (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	6,381	5,770	5,834	10.6%	9.4%
Sonatel sub-group (1)	2,034	1,819	1,838	11.9%	10.7%
Côte d’Ivoire sub-group (2)	1,471	1,325	1,328	11.0%	10.7%
Egypt	960	866	891	10.9%	7.7%
Morocco	660	622	611	6.0%	7.9%
Jordan	397	378	392	5.2%	1.5%
Cameroon	383	329	329	16.5%	16.5%
Congo (DRC)	290	271	280	7.4%	3.5%
Other countries (3)	245	217	220	13.0%	11.3%
Eliminations	(60)	(56)	(56)	7.8%	7.6%

(1)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(2)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(3)   Other countries: mainly Botswana, Central African Republic (CAR) and Madagascar.

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Change on a historical basis

On a historical basis, the 547 million euro increase in revenue from Africa & Middle East countries between 2020 and 2021 includes (i) the negative effect of foreign exchange fluctuations for 64 million euros mainly in the light of the movements in the Egyptian pound, the Jordanian dinar and the Guinean franc against the euro, and the (ii) the organic change on a comparable basis representing an increase of 611 million euros in revenue.

Change on a comparable basis

On a comparable basis, the 611 million euro increase in revenue from Africa & Middle East countries between 2020 and 2021, i.e. an increase of 10.6%, can be explained by the business upturn in all countries of the region with the exception of Central African Republic (CAR, impacted by a fire at the datacenter in the first half of 2021), with nine countries reporting two-digit growth. The activity is driven by the robust performances (i) of the Sonatel sub-group, mainly driven by Guinea, Mali and Sierra Leone, (ii) the Côte d’Ivoire sub-group, driven mainly by Burkina Faso and Côte d’Ivoire, (iii) Egypt, and (iv) to a lesser degree, Cameroon.

In detail, the 611 million euro growth in revenue of Africa & Middle East countries between the two periods mainly stems from:

−    the 533 million euro increase in Mobile only services, mainly related to (i) the upturn in data services, which reported 25.4% growth year-on-year (driven in particular by the vibrant 4G customer base which grew by 34.4% year-on-year and reached 44.4 million customers in December 31, 2021), and (ii) secondarily, the 4.4% growth of Orange Money year-on-year, supported by the 14.6% growth of the active customer base year-on-year (with 25.1 million active customers at December 31, 2021). Furthermore, the mobile access base continued to grow and reported 5.5% growth year-on-year, with mobile access bases increasing in nearly all countries; and

−    by the 98 million euro increase in the revenue of Fixed only services between the two periods, driven by the development of broadband services, up 28.9% year-on-year, with a fixed only broadband access base up 20.0% year-on-year, totaling 2.1 million customers at December 31, 2021;

−    partially offset by the contraction of 32 million euros in revenue from Wholesale services, particularly due to the decrease in revenue on hubbing and incoming international traffic volumes.

3.1.3.3.2      EBITDAaL - Africa & Middle East

Change on a historical basis

On a historical basis, the 301 million euro increase in EBITDAaL of Africa & Middle East countries between 2020 and 2021 includes (i) the negative effect of foreign exchange fluctuations for 21 million euros, (ii) the adverse effect of changes in the scope of consolidation and other changes for 4 million euros, and (iii) the organic change on a comparable basis, representing a 327 million euro increase in EBITDAaL.

Change on a comparable basis

On a comparable basis, the 327 million euro increase in EBITDAaL in Africa & Middle East countries between 2020 and 2021 is primarily explained by:

−    (i) revenue growth of 611 million euros, and to a lesser extent, (ii) the fall in interconnection costs due to the decline in domestic call termination and the slowdown in international transit activity;

−    partially offset (i) by the increase in operating taxes and levies, mainly due to the business upturn, (ii) by the increase in other operating expenses (net of other operating income), which can be explained by the recognition of provisions for risks in 2021 and the counter-effect of various settlements of trade payables in 2020, (iii) by the growth of distribution fees, in line with the upturn in commercial activity, in particular Orange Money, and (iv) by the increase in other network and IT expenses, with the development of data services and the continued deployment of the network in all countries.

3.1.3.3.3      Operating income - Africa & Middle East

Change on a historical basis

On a historical basis, the 264 million euro increase in the operating income of Africa & Middle East countries between 2020 and 2021 includes (i) the negative effect of foreign exchange fluctuations for 12 million euros, (ii) the adverse impact of changes in the scope of consolidation and other changes for 4 million euros, and (iii) organic change on a comparable basis, representing a 279 million euro increase in operating income.

Change on a comparable basis

On a comparable basis, the 279 million euro increase in the operating income of Africa & Middle East countries between 2020 and 2021 can be mainly explained by the increase of 327 million euros of EBITDAaL, partially offset by the recognition, in 2021, of a 41 million euro expense in respect of restructuring costs and programs.

3.1.3.3.4      Economic CAPEX - Africa & Middle East

Change on a historical basis

On a historical basis, the 28 million euro increase in economic CAPEX in Africa & Middle East countries between 2020 and 2021 includes (i) the negative impact of foreign exchange fluctuations for 11 million euros, (ii) the organic change on a comparable basis, representing an increase of 39 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 39 million euro increase in economic CAPEX in Africa & Middle East countries between 2020 and 2021 is mainly due to the increase in investments in very high-speed mobile broadband networks (4G) to support changes in usage. The 4G customer base reached 44.4 million customers at the end of December 2021, up 34.4% year-on-year. In addition, Africa & Middle East countries had 2.4 million households connectable to very high-speed broadband at December 31, 2021, up 50.8% year-on-year.

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3.1.3.3.5      Additional information - Africa & Middle East

Africa & Middle East (at December 31, in thousands, at the end of the period)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses (1)	135,388	128,351	128,351	5.5%	5.5%
o/w: Contract customers mobile accesses	7,332	6,424	6,424	14.1%	14.1%
Prepaid customers mobile accesses	128,056	121,927	121,927	5.0%	5.0%
o/w: Sonatel sub-group (2)	37,631	35,453	35,453	6.1%	6.1%
Côte d’Ivoire sub-group (3)	28,115	25,693	25,693	9.4%	9.4%
Egypt	27,052	27,501	27,501	(1.6)%	(1.6)%
Morocco	13,897	13,304	13,304	4.5%	4.5%
Jordan	2,303	2,099	2,099	9.7%	9.7%
Cameroon	9,937	9,262	9,262	7.3%	7.3%
Congo (DRC)	11,452	10,495	10,495	9.1%	9.1%
Other countries (4)	5,000	4,542	4,542	10.1%	10.1%
Fixed services
Number of fixed accesses	2,878	2,542	2,542	13.2%	13.2%
Fixed retail accesses	2,878	2,542	2,542	13.2%	13.2%
o/w: Fixed broadband accesses	2,054	1,712	1,712	20.0%	20.0%
Fixed narrowband accesses	823	829	829	(0.7)%	(0.7)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(3)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(4)   Other countries: mainly Botswana, Central African Republic (CAR) and Madagascar.

3.1.3.4     Enterprise

Enterprise (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,757	7,718	7,807	0.5%	(0.6)%
EBITDAaL	970	1,058	1,023	(8.3)%	(5.2)%
EBITDAaL/Revenue	12.5%	13.7%	13.1%	(1.2 pt)	(0.6 pt)
Operating income	474	653	621	(27.5)%	(23.7)%
eCAPEX	318	336	339	(5.1)%	(6.0)%
eCAPEX/Revenue	4.1%	4.3%	4.3%	(0.2 pt)	(0.2 pt)
Average number of employees	28,143	27,440	27,429	2.6%	2.6%

3.1.3.4.1      Revenue - Enterprise

Enterprise (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	7,757	7,718	7,807	0.5%	(0.6)%
Fixed only services	3,633	3,816	3,851	(4.8)%	(5.7)%
Voice services (1)	1,106	1,230	1,237	(10.1)%	(10.6)%
Data services (2)	2,527	2,586	2,614	(2.3)%	(3.3)%
IT & integration services	3,195	3,032	3,086	5.4%	3.6%
Mobile services and equipment sales (3)	929	870	870	6.8%	6.8%
Mobile only services	636	644	649	(1.2)%	(2.0)%
Wholesale services	42	45	45	(7.3)%	(7.3)%
Equipment sales	250	180	175	39.0%	43.0%

(1)   Voice services include (i) legacy voice offers (PSTN access), (ii) Voice over Internet Protocol (VoIP) products, (iii) audio-conference services, (iv) incoming traffic for call centers, and (v) network equipment sales related to the operation of voice services.

(2)   Data services include (i) legacy data solutions still offered by Orange Business Services (Frame Relay, Transrel, leased lines, narrowband), (ii) services having reached a certain maturity such as IP-VPN, and broadband infrastructure products such as satellite or optical fiber access, (iii) satellite TV broadcast services, (iv) Business Everywhere roaming offers and (v) network equipment sales related to operation of data services.

(3)   Mobile services and equipment sales include (i) mobile only services, (ii) wholesale services, corresponding to incoming mobile B2B traffic invoiced to other carriers, and (iii) mobile equipment sales.

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Change on a historical basis

On a historical basis, the 50 million euro decrease in the Enterprise revenue between 2020 and 2021 can be explained by (i) the adverse effect of foreign exchange fluctuations for 51 million euros, mainly as a result of movements in the US dollar against the euro, (ii) the negative impact of changes in the scope of consolidation and other changes for 38 million euros, (iii) partially offset by the organic change on a comparable basis, representing an increase of 40 million euros in revenue.

Change on a comparable basis

On a comparable basis, the 40 million euro or 0.5% increase in Enterprise revenue between 2020 and 2021, mainly stems from (i) the increase in IT & integration services and to a lesser degree (ii) the growth of Mobile services and equipment sales, (iii) partially offset by the contraction of Fixed only services (voice and data).

In detail, the 40 million euro increase in Enterprise revenue between the two periods is primarily related to:

−    the 164 million euro increase in IT & Integration services, driven by the growth drivers of Cybersecurity up 13.8% year-on-year, Cloud up 9.3% year-on-year, and to a lesser degree, Digital & Data, up 7.4% year-on-year; and

−    the 59 million euro increase in Mobile services and equipment sales (see above definition in the table footnotes), largely linked to the upturn in equipment sales for 70 million euros, while roaming continued to be impacted by the travel restrictions related to the Covid-19 health crisis.

These changes are partially offset by the 184 million euros decrease in Fixed only services which can be explained by:

−    the 124 million euro decrease in Voice services (see above definition in table footnote), due to the downward trend of voice services (especially conventional telephony, contraction of 81 million euros, or decrease of 12.5% year-on-year) and the counter-effect of the significant use of audio-conference services in 2020 during the lockdown periods; and

−    the 59 million euro decrease in Data services (see definition below in table footnote), mainly internationally. This change can be explained by the transformation of service technologies and the contraction of satellite broadcasting services (Globecast) which are still impacted by the Covid-19 health crisis.

3.1.3.4.2      EBITDAaL - Enterprise

Change on a historical basis

On a historical basis, the 53 million euro decrease in Enterprise EBITDAaL between 2020 and 2021 includes (i) the positive effect of changes in the scope of consolidation and other changes for 47 million euros, (ii) the negative impact of foreign exchange fluctuations for 12 million euros, and (iii) organic change on a comparable basis, representing a decrease of 88 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the 88 million euro decrease in Enterprise EBITDAaL between 2020 and 2021 can essentially be attributed to:

−    (i) the increase in commercial expenses and equipment costs, in connection with the growth of mobile equipment sales and (ii) the rise in labor expenses mainly due to the development of IT & Integration services and the recognition, in 2021, of the expense relating to the Together 2021 Employee Offering (see Section 3.1.1.3 Significant events);

−    partially offset (i) by the drop in other network expenses and IT expenses, (ii) by the 40 million euro increase in revenue, (iii) by the decline in service fees and inter-operator costs, and (iv) to a lesser degree, by the drop in other operating expenses (net of other operating income).

3.1.3.4.3      Operating income - Enterprise

Change on a historical basis

On a historical basis, the 147 million euro decrease in Enterprise operating income between 2020 and 2021 includes (i) the positive impact of changes in the scope of consolidation and other changes for 47 million euros, and (ii) the negative effect of foreign exchange fluctuations for 14 million euros, and (iii) the organic change on a comparable basis, representing a decrease of 180 million euros in operating income.

Change on a comparable basis

On a comparable basis, the 180 million euro decrease in Enterprise operating income between 2020 and 2021 can be mainly explained (i) by the recognition in 2021, of a specific labor expense of 123 million euros, mainly under the renewal of the French part-time for seniors plans (plans relating to agreements for the employment of older workers in France, see Section 3.1.1.3 Significant events), (ii) by the contraction of 88 million euros in EBITDAaL, (iii) partially offset by the 33 million euro drop in depreciation and amortization of fixed assets, due to the slowdown of investments.

3.1.3.4.4      Economic CAPEX - Enterprise

Change on a historical basis

On a historical basis, the 20 million euro decrease in Enterprise economic CAPEX between 2020 and 2021 can be attributed to (i) the negative impact of foreign exchange fluctuations for 3 million euros, and (ii) the organic change on a comparable basis, representing a 17 million euro decrease in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 17 million euro decrease in Enterprise economic CAPEX between 2020 and 2021 can essentially be attributed to minor projects in the construction phase.

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3.1.3.4.5      Additional information - Enterprise

Enterprise (at December 31, in thousands, at the end of the period)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses in France (1)	13,645	13,287	13,287	2.7%	2.7%
Fixed services
Number of fixed accesses in France	1,277	1,404	1,404	(9.0)%	(9.0)%
Fixed retail accesses	1,277	1,404	1,404	(9.0)%	(9.0)%
o/w: Fixed broadband accesses	251	241	241	4.1%	4.1%
Fixed narrowband accesses	1,026	1,163	1,163	(11.8)%	(11.8)%
IP-VPN accesses worldwide (2)	345	366	366	(5.7)%	(5.7)%
o/w: IP-VPN accesses in France (2)	299	307	307	(2.5)%	(2.5)%

(1)   Contract customers. Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   Access of customers outside the Orange group, not including carrier market.

3.1.3.5     International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	1,515	1,454	1,450	4.2%	4.5%
EBITDAaL	(237)	(185)	(244)	(27.9)%	3.0%
EBITDAaL/Revenue	(15.6)%	(12.7)%	(16.9)%	(2.9 pt)	1.2 pt
Operating income	1,217	(486)	(538)	na	na
eCAPEX	243	91	133	168.1%	82.7%
eCAPEX/Revenue	16.0%	6.2%	9.2%	9.8 pt	6.9 pt
Average number of employees	12,650	12,644	12,726	0.0%	(0.6)%

3.1.3.5.1      Revenue - International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenue	1,515	1,454	1,450	4.2%	4.5%
Wholesale services	1,056	1,045	1,038	1.0%	1.7%
Other revenue	460	409	412	12.3%	11.5%

Change on a historical basis

On a historical basis, the 65 million euro increase in International Carriers & Shared Services revenue between 2020 and 2021 can be attributed to (i) the positive impact of changes in the scope of consolidation and other changes for 8 million euros, partially offset by the adverse effect of foreign exchange fluctuations for 4 million euros, and (ii) the organic change on a comparable basis, representing a 61 million euro increase in revenue.

Change on a comparable basis

On a comparable basis, the 4.2% or 61 million euro increase in revenue from International Carriers & Shared Services between 2020 and 2021 is attributable to:

−    the 50 million euro growth in Other revenue, mainly attributable to the upsurge in Orange Marine activities (installation and maintenance of submarine cables, seabed surveys), with a sharp business upturn in 2021 compared to 2020 (affected by the Covid-19 health crisis and the grounding of a vessel due to damage); and

−    the 11 million euro growth in Wholesale services, mainly on the fixed segment, bolstered by the growth in revenue from international and long distance networks.

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3.1.3.5.2      EBITDAaL - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the 7 million euro improvement in EBITDAaL of International Carriers & Shared Services between 2020 and 2021 includes (i) the positive effect of changes in the scope of consolidation and other changes for 56 million euros, (ii) the positive effect of foreign exchange fluctuations for 3 million euros, and (iii) organic change on a comparable basis, representing a 52 million euro decrease in EBITDAaL.

Change on a comparable basis

On a comparable basis, the 52 million euro deterioration in EBITDAaL for International Carriers & Shared Services between 2020 and 2021 is mainly due to:

−    (i) the increase in labor expenses, mainly due to the recognition in 2021, of the expense relating to the Together 2021 Employee Offering (see Section 3.1.1.3 Significant events), (ii) the growth in other external purchases, partly due to the upsurge in Orange Marine activity and the growth in wholesale services, (iii) the increase in commercial expenses and equipment costs, mainly attributable to the increase in advertising, promotion and sponsoring expenses (rights for the 2024 Olympic Games), and (iv) the growth of IT expenses;

−    partially offset by the 61 million euro increase in revenue.

3.1.3.5.3      Operating income - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the 1,756 million euro increase in operating income of International Carriers & Shared Services between 2020 and 2021 includes (i) the positive effect of changes in the scope of consolidation and other changes for 49 million euros, (ii) the positive effect of foreign exchange fluctuations for 3 million euros, and (iii) organic change on a comparable basis, representing a 1,703 million euro increase in operating income.

Change on a comparable basis

On a comparable basis, the 1,703 million euro improvement in operating income from International Carriers & Shared Services between 2020 and 2021 is mainly attributable to:

−    the recognition in 2021, of a gain of 2,124 million euros from the loss of exclusive control over Orange Concessions (see Section 3.1.1.3 Significant events);

−    partially offset by (i) the recognition in 2021 of a specific labor expense of 190 million euros, mainly in respect of the French part-time for seniors plans (plans relating to agreements for the employment of older workers in France, see Section 3.1.1.3 Significant events), (ii) by the contraction in income from the disposal of fixed assets (counter-effect of the significant disposals made in 2020 as part of the real estate portfolio optimization program) (iii) by the 86 million euro increase in restructuring program costs (mainly owing to the optimization of the real estate portfolio), and by the 52 million euro decrease in EBITDAaL.

3.1.3.5.4      Economic CAPEX - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the 110 million euro increase in the economic CAPEX of International Carriers & Shared Services between 2020 and 2021 stems from (i) the adverse impact of changes in the scope of consolidation and other changes for 42 million euros, and (ii) the organic change on a comparable basis, representing a 152 million euro increase in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 152 million euro increase in the economic CAPEX of International Carriers & Shared Services between 2020 and 2021 mainly results from the fall in disposals of fixed assets relating to the counter-effect of the significant disposals made in 2020 as part of the real estate optimization program.

3.1.3.6     Mobile Financial Services

Mobile Financial Services (at December 31, in millions of euros)	2021	2020 on a comparable basis	2020 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Net banking income (NBI) (1)	109	69	69	57.0%	57.8%
Cost of bank credit risk (2)	(46)	(31)	(31)	46.3%	46.3%
Operating income	(182)	(200)	(195)	9.3%	7.0%
eCAPEX	24	33	30	(26.8)%	(20.1)%
Average number of employees	943	875	848	7.7%	11.2%

(1)   Net Banking Income (NBI) recognized as other operating income (see Notes 1.2, 1.3 and 4.2 to the Consolidated Financial Statements).

(2)   Cost of bank credit risk recognized in other operating expenses (see Notes 1.2, 1.3 and 5.2 to the Consolidated Financial Statements).

In 2021, the Mobile Financial Services business continued to grow:

−    in Europe, with (i) the continued development of value offers, (ii) the repurchase of the minority interests of Groupama in Orange Bank, while maintaining the partnership with the latter (see Section 3.1.1.3 Significant events), (iii) strengthening of the Group’s investment by the 300 million euro increase in the capital of Orange Bank in 2021 to boost its growth drivers, and (iv) the signing of a partnership with Younited aimed at accelerating the development of consumer credit (see Section 3.1.1.3 Significant events). At December 31, 2021, Orange Bank had nearly 1.7 million customers in France and Spain (this number includes customers of all offers sold by Orange Bank for individuals, professionals and businesses: accounts, loans and mobile insurance); and

−    in Africa, with the continued acquisition of new customers in Côte d’Ivoire, expansion of the credit offering (consumer credit for Orange employees in Côte d’Ivoire) and the launch of the prepaid card. At December 31, 2021, Orange Bank Africa had 0.7 million customers.

3.1.3.6.1      Operating activities

The segment information for Mobile Financial Services (operating income, investments in property, plant and equipment and intangible assets) is presented in Notes 1.2 and 1.3 to the Consolidated Financial Statements.

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3.1.3.6.1.1       Operating income - Mobile Financial Services

Change on a historical basis

In 2021, the operating income of Mobile Financial Services is negative at 182 million euros.

On a historical basis, the 14 million euro improvement in operating income from Mobile Financial Services between 2020 and 2021 includes (i) the adverse effect of changes in the scope of consolidation and other changes amounting to 5 million euros, and (ii) organic change on a comparable basis representing a 19 million euro increase in operating income.

Change on a comparable basis

On a comparable basis, the 19 million euro improvement in operating income between 2020 and 2021 can essentially be attributed to:

−    (i) the 40 million euro increase in Net Banking Income (NBI, see Notes 1.2, 1.3 and 4.2 to the Consolidated Financial Statements), driven by the development of accounts and credit offers in Europe and banking activities in Africa, and through the integration of the neobank Anytime (see Section 3.1.1.3 Significant events), and (ii) to a lesser degree, the decrease in overheads;

−    partially offset (i) by the 14 million euro increase in cost of bank credit risk (see Notes 1.2, 1.3 and 5.2 to the Consolidated Financial Statements), primarily linked to the growth of the credit business in Spain and Africa, (ii) the increase in depreciation and amortization of fixed assets, due to the increase in year-on-year investments, (iii) the increase in restructuring program costs and (iv) the increase in acquisition and integration costs, due to the integration of neobank Anytime.

3.1.3.6.1.2       Economic CAPEX - Mobile Financial Services

Change on a historical basis

On a historical basis, the 6 million euro decrease in the economic CAPEX of Mobile Financial Services between 2020 and 2021 includes (i) the positive impact of changes in the scope of consolidation and other changes for 3 million euros, and (ii) the organic change on a comparable basis, representing a 9 million euro decrease in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 9 million euro decrease in Mobile Financial Services economic CAPEX between 2020 and 2021 can essentially be attributed to fewer investments in Europe and Africa.

3.1.3.6.2      Assets, liabilities and cash flows

The segment information for Mobile Financial Services (operating income, investments in property, plant and equipment and intangible assets, assets, liabilities and cash flows) are presented in Note 1 to the Consolidated Financial Statements, and the activities of Mobile Financial Services (financial assets and liabilities, management of market risks connected with the activities, and unrecognized contractual commitments) are described in Note 17 to the Consolidated Financial Statements.

Note that since 2020, Orange Spain has set up a non-recourse program with Orange Bank for the disposal of receivables due in installments, replacing an existing program with a third-party bank. This program led to these receivables being derecognized from the balance sheet of Orange Spain (within telecom activities) and presented as customer loans and receivables within Mobile Financial Services activities (see Notes 4.3 and 17.1.1 to the Consolidated Financial Statements).

Loans and receivables of Orange Bank are comprised of loans and receivables to customers and credit institutions. Outstanding loans and receivables to customers at December 31, 2021 came to 2.3 billion euros, an increase of 297 million euros from December 31, 2020 due to the development of the business in France and Spain. Loans to B2C customers made up 96.3% of that total. 54.4% were consumer loans (see Note 17.1.1 to the Consolidated Financial Statements).

Debts related to Orange Bank transactions are composed of customer deposits and bank debts with financial institutions. Outstanding payables to customers (deposits and savings) at December 31, 2021 amounted to 1.8 billion euros, down 87 million euros from December 31, 2020 (see Note 17.1.2 to the Consolidated Financial Statements).

Outstanding customer debts (deposits and savings) at December 31

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3.1.4      Cash flow, financial debt and equity

To ensure the transparency of the financial statements and separate out the performance of telecom activities and Mobile Financial Services activities, the analysis and financial commentary are split to reflect these two business areas. Accordingly, Sections 3.1.4.1 Liquidity and cash flows from telecom activities and 3.1.4.2. Financial debt and liquidity position of telecom activities deal with telecom activities, and Section 3.1.3.6 Mobile Financial Services covers the Group’s banking activities.

3.1.4.1     Liquidity and cash flows from telecom activities

Outstanding customer debts (deposits and savings) at December 31

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3.1.4.1.2      Cash flows from telecom activities

Cash flows from telecom activities are presented in Note 1.8 to the Consolidated Financial Statements.

Simplified statement of cash flows from telecom activities (1) (at December 31, in millions of euros)	2021	2020 on a historical basis
Net cash provided by operating activities (2)	11,636	12,961
Net cash used in investing activities	(6,227)	(5,634)
Net cash used in financing activities	(5,160)	(5,490)
Cash change in cash and cash equivalents	249	1,839
Cash and cash equivalents in the opening balance	7,891	6,112
Cash change in cash and cash equivalents	249	1,839
Non-cash change in cash and cash equivalents	48	(59)
Cash and cash equivalents in the closing balance	8,188	7,891

(1)   See Note 1.8 to the Consolidated Financial Statements.

(2)   Including, in 2020, the effect of tax income relating to the settlement of the tax dispute in France in respect of fiscal years 2005-2006 for 2,246 million euros (see Note 10.2 to the Consolidated Financial Statements).

3.1.4.1.2.1       Net cash provided by operating activities (telecom activities)

Net cash provided by telecom activities is 11,636 million euros in 2021, versus 12,961 million euros in 2020.

In 2021, Orange pursued its policy of managing its working capital requirement. The effects on the change in working capital requirement (i) of the receivables disposal program, and (ii) the extended payment terms on certain suppliers of goods and services and fixed assets, are described in Notes 4.3 and 5.6, respectively to the Consolidated Financial Statements.

Change in net cash provided by operating activities (telecom activities) - 2021 vs. 2020 (at December 31, in millions of euros)	Decrease/ (Increase)
Net cash provided by operating activities in 2020	12,961
Increase (decrease) in operating income	(3,013)
Impairment of goodwill in Spain (1)	(3,702)
Other	689
Change in working capital requirement	620
Decrease (increase) in operating taxes and levies paid	57
Decrease (increase) in net interest paid and interest rate effects on net derivatives (net of dividends received)	141
Decrease (increase) in income tax paid	130
Tax dispute in France concerning fiscal years 2005-2006 (2)	(2,246)
Change in non-cash items included in operating income and reclassified items for presentation (3)	2,986
Impairment of goodwill in Spain (1)	3,702
Other (3)	(716)
Net cash provided by operating activities in 2021	11,636

(1)   See Note 7 to the Consolidated Financial Statements.

(2)   See Note 10.2 to the Consolidated Financial Statements.

(3)   Reclassified items for presentation include the elimination of operating taxes and levies included in operating income and presented separately above.

Between 2020 and 2021, the 1,325 million euro decrease in net cash provided by telecom activities is largely attributable to:

−    the counter-effect of the recognition in 2020 of tax income relating to the settlement of the tax dispute in France in respect of fiscal years 2005-2006 for 2,246 million euros (see Note 10.2 to the Consolidated Financial Statements);

−    partially offset by (i) the 689 million euro increase in the operating income of telecom activities on a historical basis excluding the goodwill impairment of 3,702 million euros in Spain in 2021 (without any impact on cash flows, see Note 7 to the Consolidated Financial Statements), and (ii) by the 620 million euro change in changes in working capital requirement between the two periods, mainly resulting from the counter-effect of the 483 million euro increase in gross trade receivables in 2020 against a 37 million euro decrease in 2021, mainly in France.

3.1.4.1.2.2       Net cash used in investing activities (telecom activities)

The net cash used in investing activities of telecom activities amounted to a negative 6,227 million euros in 2021, against a negative 5,634 million euros in 2020.

Between 2020 and 2021, the 593 million euro increase in net cash used in investing activities of telecom activities is largely attributable to:

−    the 1,411 million euro increase in purchases and sales of intangible assets and property, plant and equipment (net of the change in trade payables on fixed assets), essentially linked to (i) the growth of investment outflows excluding telecommunication licenses, mainly linked to the decline in co-financing received from third-party operators and the effect of the more substantial cash outflows in 2021 than in 2020 (counter-effect of the significant surge in investments at year-end 2020 to make up for the delay caused by the Covid-19 health crisis), (ii) the increase in paid telecommunication licenses, mainly related to cash outflows for the acquisition of 5G licenses in Spain in 2021 (see Section 3.1.1.3 Significant events), and (iii) the decline in sales of intangible assets and property, plant and equipment;

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−    the acquisition in 2021 of 54% of Telekom Romania Communications (TKR) for 206 million euros (net of cash acquired, see Section 3.1.1.3 Significant events);

−    partially offset by sales of equity securities (net of cash transferred) completed in 2021 for 986 million euros, mainly attributable to (i) the disposal of 50% of Orange Concessions for 758 million euros, and (ii) the disposal of 50% of Światlowód Inwestycje (FiberCo in Poland) for 132 million euros (see Section 3.1.1.3 Significant events).

Purchases and sales of property, plant and equipment and intangible assets

Purchases and sales of property, plant and equipment and intangible assets (at December 31, in millions of euros, net of change in trade payables on fixed assets)	2021	2020 on a historical basis
Purchases of property, plant and equipment and intangible assets (1)	(8,725)	(8,516)
eCAPEX	(7,636)	(7,102)
Elimination of proceeds from sales of property, plant and equipment and intangible assets 2)	(163)	(444)
Telecommunication licenses	(926)	(969)
Increase (decrease) in fixed asset trade payables (3)	(49)	996
Sales of property, plant and equipment and intangible assets (4)	217	374
Total telecom activities	(8,557)	(7,146)

(1)   Financed assets have no effect on cash flows when acquired (see Section 3.1.2.5 Group capital expenditure and Notes 1.5 and 8.5 to the Consolidated Financial Statements).

(2)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(3)   Including advances on grants.

(4)   Net of change in receivables and advances on disposals of fixed assets.

Acquisitions and sales of equity securities

Acquisitions and disposals of equity securities (1) (at December 31, in millions of euros, net of cash acquired or transferred)	2021	2020 on a historical basis
Acquisitions of equity securities (net of cash acquired)	(288)	(89)
Acquisition of 54% of Telekom Romania Communications (TKR) (2)	(206)	-
Other acquisitions	(82)	(89)
Disposals of equity securities (net of cash transferred)	986	5
Disposal of 50% of Orange Concessions (2)	758	-
Disposal of 50% of Światlowód Inwestycje (FiberCo in Poland) (2)	132	-
Other disposals	96	5
Total telecom activities	698	(85)

(1)   See Note 3.2 to the Consolidated Financial Statements.

(2)   See Section 3.1.1.3 Significant events.

Other changes in shareholdings and other financial assets

Other decreases (increases) in securities and other financial assets (at December 31, in millions of euros)	2021	2020 on a historical basis
Investments at fair value (excluding cash equivalents)	943	1,489
Other	689	108
Total telecom activities	1,632	1,596

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3.1.4.1.2.3       Net cash used in financing activities (telecom activities)

The net cash used in the financing of telecom activities are a negative 5,160 million euros in 2021, versus a negative 5,490 million euros in 2020

Net cash used in financing activities (at December 31, in millions of euros)	2021	2020 on a historical basis
Change in medium- and long-term debt (1)	(2,050)	(782)
Medium and long-term debt issuances	2,523	2,694
Medium and long-term debt redemptions and repayments	(4,572)	(3,476)
Repayment of lease liabilities	(1,621)	(1,394)
Increase (decrease) in bank overdrafts and short-term borrowings (1)	1,148	(299)
Net change in cash collateral deposits (1)	973	(749)
Exchange rate effects on derivatives, net	201	37
Subordinated notes issuances (purchases) and other related fees (2) (3)	(311)	(12)
Coupon on subordinated notes (2) (3)	(238)	(280)
Disposal (purchase) of treasury shares (2)	(199)	7
Together 2021 Employee Offering (4)	(188)	-
Other sales (purchases) of treasury shares	(11)	7
Capital increase (decrease) (2)	(316)	(195)
Capital increase (decrease) of owners of the parent company	-	-
Capital increase (decrease) of non-controlling interests	1	2
Capital increase (decrease) Telecom activities/Mobile Financial Services	(317)	(197)
Changes in ownership interests with no gain or loss of control	(403)	(3)
Conditional voluntary public tender offer on shares of Orange Belgium (4)	(316)	-
Other changes in ownership interests (5)	(87)	(3)
Dividends paid (2)	(2,345)	(1,820)
Dividends paid to owners of the parent company (3)	(2,127)	(1,595)
Dividends paid to non-controlling interests	(218)	(225)
Total telecom activities	(5,160)	(5,490)

(1)   See Note 13 to the Consolidated Financial Statements.

(2)   See Note 15 to the Consolidated Financial Statements.

(3)   See Section 3.1.4.3 Equity.

(4)   See Section 3.1.1.3 Significant events.

(5)   Including the impact of the purchase of the non-controlling interests of Groupama in Orange Bank (see Section 3.1.1.3 Significant events).

Between 2020 and 2021, the 330 million euro decrease in net cash used in financing of telecom activities is largely attributable to:

−    the net change in cash collateral deposits (with an improvement of 973 million euros in 2021 compared with a deterioration of 749 million euros in 2020), reflecting the change in the fair value of derivatives used mainly for hedging bonds denominated in the Group’s currencies (see Note 13.8 to the Consolidated Financial Statements);

−    the increase in bank overdrafts and short-term borrowings for 1,447 million euros, mainly attributable to (i) the increased use of the NEU Commercial Paper in 2021, and (ii) the counter-effect of the redemption in February 2020 of 500 million euros of subordinated notes which were reclassified as short-term borrowings at December 31, 2019 (see Note 15.4 to the Consolidated Financial Statements);

−    the 1,096 million euro increase in medium- and long-term debt redemptions (see Notes 13.5 and 13.6 to the Consolidated Financial Statements), mainly from bond redemptions;

−    the 532 million euro increase in dividends paid to owners of the parent company (see Section 3.1.4.3 Equity and Note 15.3 to the Consolidated Financial Statements), due to the payment of an exceptional shareholder dividend of an additional 20 euro cents per share in 2021 in connection with the use of part of the funds received from the settlement of the tax dispute in France for fiscal years 2005-2006 (see Note 10.2 to the Consolidated Financial Statements);

−    the 403 million euro change in ownership interests with no gain/loss of control of subsidiaries in 2021, mainly related to (i) the conditional voluntary public tender offer on shares of Orange Belgium for 316 million euros and (ii) the acquisition of Groupama’s non-controlling interests in Orange Bank (see Section 3.1.1.3 Significant events);

−    the purchase of subordinated notes (net of issues and other fees) in 2021 for 311 million euros (see Note 15.4 to the Consolidated Financial Statements);

−    the 227 million euro increase in the repayment of lease liabilities; and

−    the purchase of treasury shares carried out in 2021 under the Together 2021 Employee Offering for 188 million euros (see Section 3.1.1.3 Significant events).

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3.1.4.2     Financial debt and liquidity position of telecom activities

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.2.1      Net financial debt

Net financial debt (see Note 13.3 to the Consolidated Financial Statements) [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators that are not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary. Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant.

(at December 31)	2021	2020 on a historical basis
Net financial debt (1) (2)	24,269	23,489
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(2)   In millions of euros.

Between December 31, 2020 and December 31, 2021, net financial debt rose by 780 million euros.

Change in net financial debt - 2021 vs. 2020 (at December 31, in millions of euros)	Decrease/ (Increase)
Net financial debt at December 31, 2020	(23,489)
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Telecommunication licenses paid	(717)
Significant litigation paid (and received)	(306)
Net impact of changes in the scope of consolidation (2)	986
Issues (redemptions) of subordinated notes and other related fees (3)	(311)
Coupons on subordinated notes (3)	(238)
Dividends paid to owners of the parent company (3)	(2,127)
Dividends paid to non-controlling interests	(218)
Other financial items	(250)
Capital increases of the Mobile Financial Services entities subscribed by the Group (4)	(317)
Purchase of treasury shares - Together 2021 Employee Offering (5)	(188)
Other (6)	255
Decrease (increase) in net financial debt	(780)
Net financial debt at December 31, 2021	(24,269)

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(2)   Primarily (i) the impacts of the disposal of 50% of Orange Concessions (758 million euros of securities disposals, net of income tax and cash transferred and 663 million euros of repayments of loans granted to Orange Concessions and its subsidiaries) and the disposal of 50% of Światlowód Inwestycje (FiberCo in Poland, of which 132 million euros for securities disposal, net of income tax and cash transferred), (ii) partially offset by the acquisition of 54% of Telekom Romania Communications (TKR) for 206 million euros, the conditional voluntary public tender offer on shares of Orange Belgium for 316 million euros and purchase of Groupama’s non-controlling interests in Orange Bank (see Section 3.1.1.3 Significant events and Note 3.2 to the Consolidated Financial Statements).

(3)   See Section 3.1.4.3 Equity and Note 15 to the Consolidated Financial Statements.

(4)   See Note 1.8 to the Consolidated Financial Statements.

(5)   See Section 3.1.1.3 Significant events.

(6)   Including the effect of recognizing debts relating to financed assets.

3.1.4.2.2      Management of financial debt and liquidity position

Financial assets, liabilities and financial results (excluding Mobile Financial Services activities) and information relating to market risks and the fair value of financial assets and liabilities (excluding Mobile Financial Services activities) are described in Notes 13 and 14 respectively to the Consolidated Financial Statements.

At December 31, 2021, the liquidity position of telecom activities amounted to 16,642 million euros and exceeded the repayment obligations of gross financial debt in 2022. At December 31, 2021, the liquidity position of telecom activities mainly comprised 8,188 million euros in cash and cash equivalents and 2,266 million euros in investments at fair value (see Note 14.3 to the Consolidated Financial Statements).

3.1.4.2.3      Exposure to market risks and financial instruments

The management of interest rate risk, foreign exchange risk, liquidity risk, credit risk and counterparty risk, financial ratios and equity market risk, is described in Note 14 to the Consolidated Financial Statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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3.1.4.2.4      Change in Orange’s credit rating

Orange’s credit rating is an additional overall performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk. It is not a substitute for an analysis carried out by investors. Rating agencies regularly review the ratings they award. Any change in the rating could have an effect on the cost of future financing or access to liquidity.

In addition, a change in Orange’s credit rating will, for some outstanding financing, affect the compensation paid to investors via Step-up clauses (a clause that triggers an increase in the coupon interest rate in the event of a downgrading of Orange’s long-term credit rating by the rating agencies, according to contractually defined rules - this clause may also stipulate a downward revision of the coupon interest rate in the event of an improvement in the rating, as long as the interest rate does not drop below the initial interest rate on the loan - see Note 14.3 to the Consolidated Financial Statements).

Orange’s credit rating at December 31, 2021 is as follows:

Orange’s credit rating (at December 31, 2021)	Standard & Poor’s	Moody’s	Fitch Ratings
Long-term debt	BBB+	Baa1	BBB+
Outlook	Stable	Stable	Stable
Short-term debt	A2	P2	F2

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3.1.4.3     Equity

At December 31, 2021, the French State held 22.95% of the capital of Orange SA and 29.41% of the voting rights, directly or in concert with Bpifrance Participations (see Note 15 to the Consolidated Financial Statements).

The payment of dividends by Orange took place as follows (see Note 15.3 to the Consolidated Financial Statements):

−    in 2021, payment of (i) the balance of the 0.50 euros dividend per share in respect of fiscal year 2020 (including the payment of an exceptional shareholder dividend of an additional 0.20 euros per share in relation to the use of part of the funds received from the settlement of the tax dispute in France concerning fiscal years 2005-2006, see Note 10.2 to the Consolidated Financial Statements), and (ii) the interim dividend of 0.30 euros per share for fiscal year 2021;

−    in 2020, payment of (i) the balance of the dividend of 0.20 euros per share in respect of the 2019 fiscal year, and (ii) the interim dividend of 0.40 euros per share in respect of the 2020 fiscal year.

Additionally, Orange has not exercised its right to defer the coupon payment related to the deeply subordinated notes since their issuance and accordingly paid the noteholders 238 million euros in 2021 and 258 million euros in 2020 (see Note 15.4 to the Consolidated Financial Statements).

Given (i) the issue by Orange of the equivalent of 500 million euros in subordinated notes on May 11, 2021 as part of its EMTN program, and (ii) the partial redemption of existing subordinated notes by a contractual offer for part of the subordinated notes in several tranches, the Group’s outstanding subordinated notes at December 31, 2021 amounted to 5,497 million euros, down 306 million euros (see Note 15.4 to the Consolidated Financial Statements).

Capital management is described in Note 14.7 to the Consolidated Financial Statements. Changes in equity are described in the Consolidated statement of changes in equity and in Note 15 to the Consolidated Financial Statements.

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3.1.5      Financial indicators not defined by IFRS

In this document, in addition to the financial indicators reported in accordance with IFRS (International Financial Reporting Standards), Orange publishes financial indicators that are not defined by IFRS. As described below, these figures are presented as additional information and are not meant to be substitutes for or to be confused with financial indicators as defined by IFRS.

3.1.5.1     Data on a comparable basis

In order to allow investors to track the annual changes in the Group’s operations, data on a comparable basis are presented for the previous period. The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the fiscal year ended and restating the previous fiscal year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. Orange provides the details of the effect of changes in method, scope of consolidation and exchange rates on its key operating indicators in order to isolate the intrinsic business effect. The method used applies the data of the corresponding period of the preceding fiscal year, the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the Consolidated income statement in the Consolidated Financial Statements for the period ended.

Orange’s management believes that the presentation of these indicators on a comparable basis is relevant because these are indicators used internally by the Group for monitoring its operating activities. Changes on a comparable basis better reflect organic business changes.

Data on a comparable basis are not financial indicators defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered as a substitute for an analysis of the Group’s historical data for the past fiscal year or previous periods.

3.1.5.1.1      2020 fiscal year - Group

The following table presents, for the Orange group, the transition from data on a historical basis to data on a comparable basis for the key operating data for fiscal year 2020.

2020 fiscal year/Group (at December 31, 2020, in millions of euros)	Revenue	EBITDAaL	Operating income	eCAPEX	Average number of employees
Data on a historical basis	42,270	12,680	5,521	7,132	133,787
Foreign exchange fluctuations (1)	(196)	(51)	(27)	(26)	-
US dollar (USD)	(70)	(24)	(24)	(6)	-
Polish zloty (PLN)	(68)	(17)	(2)	(11)	-
Egyptian pound (EGP)	(25)	(9)	(4)	(4)	-
Jordanian dinar (JOD)	(14)	(5)	(2)	(2)	-
Guinean franc (GNF)	(13)	(7)	(4)	(2)	-
Other	(6)	11	9	(1)	-
Changes in the scope of consolidation and other changes	126	6	43	(3)	885
Acquisition/Takeover of Telekom Romania Communications (TKR)	164	7	40	26	913
Disposal/Loss of control of Orange Concessions	-	4	14	(29)	(12)
Other	(38)	(5)	(11)	(0)	(16)
Data on a comparable basis	42,201	12,635	5,537	7,103	134,672

(1)   Foreign exchange fluctuations between the average exchange rates for the 2020 fiscal year and the average exchange rates for the 2021 fiscal year.

Changes included in the transition from data on a historical basis to data on a comparable basis for the 2020 fiscal year include:

−    foreign exchange fluctuations between the average exchange rates for the 2020 fiscal year and the average exchange rates for the 2021 fiscal year; and

−    changes in the scope of consolidation (see Section 3.1.1.3 Significant events and Note 3.2 to the Consolidated Financial Statements) and other changes, mainly include:

-      the takeover of Telekom Romania Communications (Europe), through the acquisition of 54% of the capital, on September 30, 2021, effective as of October 1, 2020 on a comparable basis,

-      the loss of control of Orange Concessions (France), through the disposal of 50% of the capital, on November 3, 2021, effective as of November 1, 2020 on a comparable basis.

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3.1.5.1.2      2020 fiscal year - Segments

The following table presents, for each segment of the Orange group, the transition from data on a historical basis to data on a comparable basis the key operating data for fiscal year 2020.

2020 fiscal year/Segments (at December 31, 2020, in millions of euros)	Revenue	EBITDAaL	Operating income	eCAPEX	Average number of employees
France
Data on a historical basis	18,461	7,163	3,809	3,748	51,476
Foreign exchange fluctuations (1)	-	0	0	-	-
Changes in the scope of consolidation and other changes (2)	(66)	(91)	(80)	11	16
Disposal/Loss of control of Orange Concessions	-	4	14	(29)	(12)
Other changes (2)	(66)	(95)	(94)	40	28
Data on a comparable basis	18,394	7,073	3,729	3,759	51,492
Europe
Data on a historical basis	10,580	2,932	796	1,847	26,807
Foreign exchange fluctuations (1)	(79)	(21)	(5)	(12)	-
Changes in the scope of consolidation and other changes (2)	164	3	37	26	913
Acquisition/Takeover of Telekom Romania Communications (TKR)	164	7	40	26	913
Other changes (2)	0	(4)	(3)	(0)	(0)
Data on a comparable basis	10,665	2,914	828	1,860	27,720
Africa & Middle East
Data on a historical basis	5,834	1,964	1,027	1,036	14,501
Foreign exchange fluctuations (1)	(64)	(21)	(12)	(11)	-
Changes in the scope of consolidation and other changes (2)	-	(4)	(4)	-	-
Data on a comparable basis	5,770	1,939	1,011	1,025	14,501
Enterprise
Data on a historical basis	7,807	1,023	621	339	27,429
Foreign exchange fluctuations (1)	(51)	(12)	(14)	(3)	-
Changes in the scope of consolidation and other changes (2)	(38)	47	47	(0)	11
Data on a comparable basis	7,718	1,058	653	336	27,440
International Carriers & Shared Services
Data on a historical basis	1,450	(244)	(538)	133	12,726
Foreign exchange fluctuations (1)	(4)	3	3	0	-
Changes in the scope of consolidation and other changes (2)	8	56	49	(42)	(81)
Data on a comparable basis	1,454	(185)	(486)	91	12,644
Mobile Financial Services
Data on a historical basis	-	(160)	(195)	30	848
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	(5)	(5)	3	27
Data on a comparable basis	-	(165)	(200)	33	875

(1)   Foreign exchange fluctuations between the average exchange rates for the 2020 fiscal year and the average exchange rates for the 2021 fiscal year.

(2)   Including the effect of internal reorganizations between segments, which have no effect at Group level.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.5.6     Net financial debt

Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge in particular items that are not included therein, such as future cash flows. As a result, the portion relating to these unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference.

The breakdown of net financial debt is shown in Note 13.3 to the Consolidated Financial Statements.

Net financial debt is an indicator of financial position used by the Group. Net financial debt is a frequently disclosed indicator. It is widely used by analysts, investors, rating agencies and most groups in all business sectors in Europe.

Net financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered as a substitute for an analysis of all the Group’s assets and liabilities.

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3.2     Recent events and Outlook

3.2.1      Recent events

Project to combine activities in Spain with Masmovil

On March 8, 2022, Orange and Masmovil announced that they had entered into exclusive discussions to combine their businesses in Spain. The combination would take the form of a 50-50 Joint Venture, co-controlled by Orange and Masmovil (Lorca JVCO) with a combined enterprise valuation of 19.6 billion euros. Valuations are attractive for both businesses, with Orange Spain’s enterprise value at 8.1 billion euros [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] and Masmovil’s enterprise value at 11.5 billion euros, which includes the acquisition of Euskaltel [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. Totem Spain and Masmovil Portugal are not part of the contemplated transaction.

Orange and Lorca JVCO would benefit from equal governance rights in the combined entity. Accordingly, neither Orange nor Lorca JVCO will consolidate the combined operations.

The agreement between the parties includes (i) a right to trigger an IPO under certain conditions for both parties and (ii) an option for Orange to take control and thus consolidate the combined entity in the event of an IPO. Orange would neither be forced to exit nor to exercise this option.

The Joint Venture would bring together the assets, capabilities and teams of the two companies in Spain, building on highly complementary business models as well as an existing successful collaboration, to serve 4.0+3.1 million fixed customers (of which 3.0+2.6 convergent), 11.5+8.7 contract mobile customers and close to 1.5 million TV customers.

The Joint Venture would have its own network infrastructure providing it with a competitive edge in the market including:

−    a state-of-the-art, nationwide FTTH network reaching over 16 million homes;

−    a leading-edge mobile network with extensive national coverage, serving large volumes of traffic in the Spanish market.

The combined entity would become a stronger market player with revenues of over 7.5 billion euros, See above note and would gain the necessary scale and efficiency to:

−    undertake an ambitious and sustainable expansion of its FTTH and 5G networks; and

−    contribute to Spain maintaining and further developing a competitive telecom infrastructure.

With a comprehensive and complementary portfolio of brands, the Joint Venture would provide Spanish consumers and businesses with competitive and differentiated offers to serve the needs of all market segments, with high quality connectivity, an excellent customer experience and a comprehensive portfolio of innovative services in the challenging digital landscape.

This Joint Venture is expected to generate synergies which should reach an annual run rate in excess of 450 million euros from the third year post closing onwards.

The transaction is expected to be signed by the second quarter of 2022 and should close by the second quarter of 2023, subject notably to approval from the relevant administrative, competition and regulatory authorities.

Consequences of the conflict in Ukraine

In light of the situation in Ukraine, the Orange Group has taken steps to guarantee the safety of its teams in Ukraine and Russia, as a priority, and to ensure service continuity for its customers as well as the security of its infrastructure. The Group has also stepped up its cybersecurity surveillance and joined the collective effort to support those who have been affected by the conflict.

To this end, Orange has set up a crisis unit that is primarily responsible for monitoring how events are unfolding on a daily basis and how they might affect the Group, and for coordinating all the measures taken by its various entities.

The Orange Group is present in Russia and Ukraine mainly through its Orange Business Services (OBS) subsidiary (see Section 1.4.4 Enterprise). OBS has around 800 employees in Russia and generated just over 100 million euros of revenue there in 2021. The total value of assets located in Russia is approximately 50 million euros. In light of the situation, the Group has decided to continue its business for existing customers in Russia and Belarus but to avoid entering into any new commercial relationships there. Additionally, Orange has fallen into line with Council Regulation (EU) 2022/350 of 1 March 2022, which means its Globecast subsidiary no longer broadcasts the channels RT and Sputnik. OBS has five employees in Ukraine. The revenue it generates there is not significant.

Orange operates on the B2C market in four countries that border Ukraine: Poland, Slovakia, Romania and Moldova (see Section 1.4.2 Europe). The Group is monitoring the situation in these countries very closely.

More information about the risks to which the Group and its stakeholders are exposed can be found in Section 2.1 Risk factors, in particular the following:

−    a high concentration of Orange’s critical suppliers and global supply tensions for a large number of products represent a risk for the Group’s activities;

−    Orange is exposed to the risk of an interruption of its services, especially in case of cyberattacks;

−    Orange’s broad geographic footprint and the scope of its activities expose it to geopolitical, macroeconomic, fiscal and regulatory risks;

−    Orange’s technical infrastructure is vulnerable to damage caused by intentional or accidental damage, but also by natural disasters, the occurrence of which is increased due to climate change;

−    Orange faces a variety of internal and external risks relating to human health and safety.

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4.       Non-financial performance

INTENTIONNALLY OMITTED

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5.       Corporate Governance

In accordance with the decision of the Orange Shareholders’ Meeting of May 4, 2018, Stéphane Richard’s term of office as Director expires at the end of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2021, i.e. May 19, 2022.

On November 24, 2021, after having been acquitted and then convicted by the Paris Court of Appeal in a case unrelated to his duties at Orange and unrelated to the Company, Stéphane Richard simultaneously announced that he was appealing the decision and delivered his resignation as Chairman and Chief Executive Officer to the Board of Directors.

The Board of Directors of Orange met on January 28, 2022 and appointed Christel Heydemann, an independent director, as the Chief Executive Officer of Orange as from April 4, 2022. As the Board decided to separate the positions of Chairman of the Board and Chief Executive Officer, Stéphane Richard will remain a non-independent director and will continue to act as non-executive Chairman until the arrival of the new Chairperson, and at the latest until May 19, 2022, the date of the Orange Shareholders’ Meeting.

With the arrival of a new Chief Executive Officer, opting for this form of management is a natural evolution at a moment of change in governance and is in line with the wishes of the company’s various shareholder stakeholders. Stéphane Richard had also expressed the view that the functions of Chairman of the Board and Chief Executive Officer should be separated by mid-2021.

In July 2021, with the forthcoming expiration of Stéphane Richard’s term of office, the Chairman of the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC) and the Lead Director jointly initiated a series of steps. This process led to the creation, at the proposal of the Chairman, of an ad hoc committee at the Board meeting of October 25, 2021, in accordance with Article 5 of the Board’s internal regulations, to lead the process aimed at renewing the Group’s governance.

The Board appointed the Chairwoman of the GCSERC, Anne-Gabrielle Heilbronner, and the Lead Director, Bernard Ramanantsoa, as members of this ad hoc committee, which was set up to work closely with the French State as shareholder (Agence des participations de l’État) in the search for and identification of a candidate for the position of Chief Executive Officer (see Section 5.2.1.8 Board and committee activities during the fiscal year). The ad hoc committee was assisted in this work by a specialized recruitment firm, Spencer Stuart, and by an expert firm in executive compensation, Mercer.

Beginning in November 2021, this ad hoc committee, after having established the framework for the profile and missions of the Chief Executive Officer, participated in numerous interviews to refine the list of potential candidates, who were asked to provide a strategic roadmap for the Group, and interviewed some of these candidates, leading it to draw up a final list of persons likely to hold the position of Chief Executive Officer. This ad hoc committee also worked on the development of the remuneration elements of all types proposed to Christel Heydemann in her capacity as Chief Executive Officer (see Section 5.4.1.1 Compensation policy for executive and non-executive corporate officers). The steps of this process as well as the roadmaps were regularly shared with the members of the Board of Directors, taking care to preserve confidentiality.

This ad hoc committee interacted on numerous occasions with the directors (independent directors, employee directors) and the Chairman and Chief Executive Officer, and reported on its work to the Board on several occasions. The committee’s work included an update on the work carried out from 2019 as part of the succession plan foreseen in the event of incapacity of the General Management.

More recently, this ad hoc committee has extended its work to the search for a new Chairperson of the Board of Directors and a new independent director, as Helle Kristoffersen, an independent director, resigned her position on January 31, 2022.

On March 30, 2022, the Board of Directors recommended Jacques Aschenbroich as Chairman of the Board of Directors, replacing Stéphane Richard, and Valérie Beaulieu-James to replace Helle Kristoffersen as Director, both with effect from May 19, 2022 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

5.1     Composition of management and supervisory bodies

5.1.1      Board of Directors

At February 16, 2022, the date on which the Board of Directors approved the Corporate Governance report, the Board comprised 14 members: the Chairman, one non-independent Director, five independent Directors, three Directors representing the public sector, three Directors elected by the employees and one Director representing the employee shareholders, with Ms. Helle Kristoffersen, an independent director, having resigned from her term of office on January 31, 2022.

Chairman and Chief Executive Officer

	Date first appointed	Term ending
Stéphane Richard	June 9, 2010 (1)	At the close of the 2022 Shareholders’ Meeting

(1)   Term of office renewed at the Shareholders’ Meetings of May 27, 2014 and May 4, 2018.

Stéphane Richard, born in 1961, has been Chairman and Chief Executive Officer of Orange SA since March 1, 2011. He joined the Orange group in September 2009 and has successively occupied the positions of Deputy Managing Director in charge of French Operations, Delegate Chief Executive Officer and, starting on March 1, 2010, Chief Executive Officer Between 1992 and 2003, Stéphane Richard was successively deputy to the Chief Financial Officer of Compagnie générale des eaux, Chief Executive Officer of Compagnie Immobilière Phénix and Chairman of CGIS (Compagnie générale d’immobilier et de services), now Nexity. From 2003 to 2007, he was Deputy Managing Director of Veolia Environnement and Chief Executive Officer of Veolia Transport, as well as being a Director of Orange SA. From 2007 to 2009, Stéphane Richard was Chief of Staff to the French Minister for the Economy, Industry and Employment. He is also Director and Chairman of the Board of Directors of GSMA. Stéphane Richard is a graduate of École des Hautes Etudes Commerciales (HEC) and École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

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Non-independent Director

	Date first appointed	Term ending
Christel Heydemann	July 26, 2017 (1)	At the close of the 2024 Shareholders’ Meeting

(1)   Co-opted by the Board of Directors on July 26, 2017 to replace José-Luis Durán. Term of office ratified at the Shareholders’ Meeting of May 4, 2018 and renewed by the Shareholders’ Meeting of May 19, 2020.

Christel Heydemann, born in 1974, has been Chief Executive Officer Europe of Schneider Electric since May 2021 and has been a member of the Schneider Electric Executive Committee since April 2017. As of April 4, 2022, she will be Chief Executive Officer of Orange, following her appointment by the Board of Directors of Orange on January 28, 2022. Christel Heydemann began her career in 1997 with the Boston Consulting Group. In 1999, she joined Alcatel, where she held various senior positions, notably within the context of the Alcatel-Lucent merger. In 2004, she joined the Alcatel-Lucent sales department, taking charge of the strategic SFR and Orange accounts. In 2008, she was appointed Sales Director France and Member of the Executive Committee of Alcatel-Lucent France. In 2009, she negotiated a strategic alliance with HP in the United States before being promoted in 2011 to VP Human Resources and Transformation and Member of the Executive Committee. Christel Heydemann joined Schneider Electric in 2014 as Senior VP Strategic Alliances with the task of accelerating the launch of IoT solutions by developing an ecosystem of partners, before being appointed Senior Vice President Strategy and Technology Alliances in February 2016 and then Chairwoman and Chief Executive Officer of Schneider Electric France in April 2017. Christel Heydemann is a graduate of École polytechnique and École nationale des ponts et chaussées. She is a Knight of the French Legion of Honor. She is a French national.

Independent Directors

		Date first appointed	Term ending
Alexandre Bompard	Member of the Innovation and Technology Committee	December 7, 2016 (1)	At the close of the 2023 Shareholders’ Meeting
Anne-Gabrielle Heilbronner	Chairwoman of the GCSER Committee	May 21, 2019	At the close of the 2023 Shareholders’ Meeting
Bernard Ramanantsoa	Chairman of the Audit Committee	June 7, 2016 (2)	At the close of the 2024 Shareholders’ Meeting
Frédéric Sanchez	Chairman of the Innovation and Technology Committee	May 19, 2020	At the close of the 2024 Shareholders’ Meeting
Jean-Michel Severino	Member of the Audit Committee	June 7, 2011 (3)	At the close of the 2023 Shareholders’ Meeting

(1)   Co-opted by the Board of Directors on December 7, 2016 to replace Bernard Dufau. Term of office ratified at the Shareholders’ Meeting of June 1, 2017 and renewed at the Shareholders’ Meeting of May 21, 2019.

(2)   Term of office renewed at the Shareholders’ Meeting of May 19, 2020.

(3)   Term of office renewed at the Shareholders’ Meetings of May 27, 2015 and May 21, 2019.

Alexandre Bompard, born in 1972, has been the Chairman and Chief Executive Officer of Carrefour since July 18, 2017. After graduating from École nationale d’administration (ENA), Alexandre Bompard was posted to the Inspectorate General of Finance (1999-2002). Thereafter he became Technical Advisor to François Fillon, then Minister of Social Affairs, Labor and Solidarity (April to December 2003). From 2004 to 2008, Alexandre Bompard worked in several capacities within the Canal+ group. He was Chief of Staff to Chairman Bertrand Méheut (2004-2005), then Director for Sports and Public Affairs for the Canal+ group (June 2005 to June 2008). In June 2008, he was appointed Chairman and Chief Executive Officer of Europe 1 and Europe 1 Sport. In January 2011, he joined the Fnac group as Chairman and Chief Executive Officer. He then undertook an ambitious transformation plan of the Group, called "Fnac 2015," to meet the challenge of the digital revolution and changes in customer expectations. On June 20, 2013, Alexandre Bompard also led Fnac’s initial public offering. In Autumn 2015, Fnac launched a takeover bid on the Darty group. He became, on July 20, 2016, Chairman and Chief Executive Officer of the new entity made up of Fnac and Darty. Alexandre Bompard is a graduate of Institut d’études politiques in Paris and holds a master’s degree in Public Law, a postgraduate degree (DEA) in Economics and is also a graduate of École nationale d’administration (ENA). Alexandre Bompard is a Knight of the French Order of Arts and Letters. He is a French national.

Anne-Gabrielle Heilbronner, born in 1969, is a member of the Management Board of Publicis group, the world’s third largest company in the field of communication and advertising. As group General Secretary, she is in charge of human resources, procurement, legal affairs, compliance and governance, CSR as well as the internal audit and control functions and risk management. As a member of the Management Board, she participates in all strategic decisions regarding the transformation of the Group. She worked on the merger of Publicis with Omnicom in 2013, and the acquisitions of Sapient in the United States in 2015 and Epsilon in 2019. She began her career as a Financial Inspector before joining the Treasury Department as Deputy Manager of Social Housing Financing. She worked at Euris from 2000 to 2004 as Head of the Corporate Finance in charge of all financial operations for Euris and Casino. After having contributed to EDF’s initial public offering strategy, she then held the positions of Chief of Staff (2004-2005) and Special Adviser (2005-2007) respectively with the French Secretary of State for the Reform of State and then with the Ministry for Foreign Affairs. Director of Internal Audit and Risk Management within SNCF (2007-2010), where she developed and strengthened the role of audit and compliance functions (ethics, fraud prevention, etc.), she then became Senior Banker and Managing Director at Société Générale Corporate and Investment Banking, in charge of a portfolio of listed companies. She joined Publicis group in 2012. Anne-Gabrielle Heilbronner is a Financial Inspector, an alumna of École nationale d’administration (ENA), and a graduate of ESCP-Europe and of Institut d’études politiques in Paris. She also holds a master’s degree in Public Law and a postgraduate degree in Tax Law and Public Finance. She is a French national.

Bernard Ramanantsoa, born in 1948, is a Director of several companies, universities and Grandes Ecoles. Bernard Ramanantsoa began his career, during his military service, as Lecturer at the École Nationale Supérieure de l’Aéronautique et de l’Espace in 1971 and 1972, before joining SNCF where he became head of the Main Lines Marketing Division. In 1979, he joined the École des hautes études commerciales (HEC) faculty as professor of Business Strategy and Policy, specializing in the link between strategy and corporate culture. After being appointed as the Head of Faculty and Research, he became Managing Director of HEC Paris from 1995 to 2015. He gave the institution a decidedly international dimension. Bernard Ramanantsoa is the author of numerous communications and publications in the field of business management. He received the Harvard L’Expansion Prize in 1989 for Technology and Business Strategy and the prize from the Académie des Sciences Commerciales in 1983 for Business Strategy and Diversification. In recent years, he wrote Apprendre et Oser (Learn and Dare), published by Albin Michel, and L’enseignement supérieur français par-delà les frontières: l’urgence d’une stratégie (French higher education beyond the borders: the urgency of a strategy) published by France Stratégie. Bernard Ramanantsoa holds an Engineering degree from the École nationale supérieure de l’aéronautique et de l’espace (Sup’Aéro) and has an MBA from HEC, a post-graduate degree in Sociology from Paris Diderot University, a PhD in Management Sciences from Paris-Dauphine University and a further post-graduate degree in the History of Philosophy from Paris1 Pantheon-Sorbonne University. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit, Knight of the Palmes Académiques and Officer of the National Order of Madagascar. He is a French and Malagasy national.

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Frédéric Sanchez, born in 1960, is Chairman of the Fives group. He began his career at Renault in 1985 in Mexico and the US, before joining Ernst & Young at the end of 1987 as Senior Manager. In 1990, he joined the Fives-Lille group, where he held various positions before becoming Chief Financial Officer in 1994, then Chief Executive Officer in 1997, and finally Chairman of the Management Board in 2002. Fives - the new name of Compagnie de Fives-Lille since 2007 - became a simplified joint stock company (SAS) in 2018, headed by Frédéric Sanchez as Chairman. Under his leadership, Fives has accelerated its development by strengthening its international presence and portfolio of activities through major acquisitions and the opening of regional offices in Asia, Russia, Latin America and the Middle East. In addition, Frédéric Sanchez is Chairman of MEDEF International, and Chairman of the France-United Arab Emirates and France-Japan business councils of MEDEF International. He is also a member of the Supervisory Boards of STMicroelectronics N.V. and Théa Holding SAS, and a Director of Bureau Veritas SA and Compagnie des Gaz de Pétrole Primagaz SAS. Finally, he is Honorary Co-Chairman of the Industry of the Future Alliance and Chairman of the Solutions for the Industry of the Future (SIF) sector of the National Industry Council (NIC). Frédéric Sánchez is a graduate of École des hautes études commerciales (HEC) and Institut d’études politiques in Paris (1985), and holds a DEA in Economics from the University of Paris-Dauphine (1984). He is a French national.

Jean-Michel Severino, born in 1957, is Chairman of Investisseurs et Partenaires, an asset management company specializing in investment in SMEs in sub-Saharan Africa. He is also a member of the Académie des Technologies. Until April 2010, he was Chief Executive Officer of the French International Development Agency (AFD), and was previously Vice-President of the World Bank for Asia. Jean-Michel Severino is a Financial Inspector, a graduate of École nationale d’administration (ENA), ESCP, Institut d’études politiques in Paris and holds a Master of Advanced Studies (DEA) in Economics and a Law degree. He is a French national.

Directors representing the public sector

		Date first appointed	Term ending
Bpifrance Participations (1) represented by Thierry Sommelet (2)	Member of the Innovation and Technology Committee	May 28, 2013	At the close of the 2025 Shareholders’ Meeting
Anne Lange (3)	Member of the GCSER Committee	May 27, 2015	At the close of the 2023 Shareholders’ Meeting
Stéphanie Besnier (4)	Member of the Audit Committee	May 17, 2021	May 16, 2025

(1)   Public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions, appointed by the Shareholders’ Meeting.

(2)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq.

(3)   Appointed by the Shareholders’ Meeting on the basis of a proposal by the French government and the Board of Directors.

(4)   Appointed by ministerial order.

Thierry Sommelet, born in 1969, is a Director, member of the Management Committee and Head of Technology, Media and Telecoms of the growth capital department of Bpifrance. Thierry Sommelet has nearly 20 years’ experience in private and public investment in the technology, media and telecommunication sectors. He began his career in 1992 in the capital markets at Crédit Commercial de France in Paris, then in New York. After leading the team of financial engineers at Renaissance Software (SunGard group) in Los Altos in the United States and serving as Deputy Chief Executive Officer of InfosCE in 2001, he joined the Digital Investments and Equity Department at Caisse des Dépôts et Consignations in 2002, and subsequently took charge of that unit in 2007. After joining the Fonds Stratégique d’Investissement in 2009, Thierry Sommelet joined the teams of Bpifrance Investissement when it was created in 2013. He represents Bpifrance on the Boards of Directors or Supervisory Boards of Technicolor SA, Worldline group SA and Soitec SA, all listed on Euronext Paris, as well as on the Supervisory Boards of Idemia SAS. Thierry Sommelet is a graduate of École nationale des ponts et chaussées in Paris and holds an MBA from INSEAD. He is a French national.

Anne Lange, born in 1968, is an entrepreneur in the new technologies sector and Director. Anne Lange began her career in 1994 working in the Prime Minister’s office where she headed the government department for the State control on public broadcasting. In 1998, she joined Thomson as Head of strategic planning, then in 2000, the Europe e-business department. In April 2003, Anne Lange was appointed as General Secretary for the Internet rights forum, an agency of the Prime Minister’s office. From 2004 to 2014, she successively worked as Vice-President for Europe public sector, Senior Executive Vice-President of global public sector & media operations (based in the US) and Senior Executive Vice-President for innovation for the Internet Business Solutions group at Cisco. She decided to quit Cisco to create her own start-up, the software company Mentis, of which she was Chief Executive Officer until 2017, innovating in the field of the Internet of Things, Cloud and Big Data. Since then, Anne Lange has divided her professional activities between directorships with major groups, technology investment activities and consultancy services to senior managers in the field of business transformation. Anne Lange is a graduate of Institut d’études politiques in Paris and École nationale d’administration (ENA). She is a French national.

Stéphanie Besnier, born in 1977, has been Deputy Chief Executive Officer of the French State Investment Agency (APE) since May 1, 2021. She began her career in 2001 as an analyst at BNP Paribas London, then in 2003 at the Treasury Department (Ministry of Economy and Finance) as assistant to the head of the Multilateral Affairs Office, in charge of Latin American countries. In 2004, she was assistant to the head of the office in charge of SNCF and SNCM at the French State Investment Agency. In 2007, she joined the investment holding company Wendel as an associate in the investment team. In 2018, she was appointed Associate Director, co-head of Wendel’s investment activity in French-speaking Europe and given responsibility for the development of Wendel Lab. Stéphanie Besnier is an alumna of the École Polytechnique (1997), a graduate of the École Nationale des Ponts et Chaussées, and is certified by the Institut Français des Administrateurs. She is a French national.

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Directors elected by the employees

		Date first appointed	Term ending
Sébastien Crozier	Member of the Audit Committee	December 3, 2017	December 2, 2025
Vincent Gimeno	Member of the Innovation and Technology Committee	December 3, 2021	December 2, 2025
Magali Vallée	Member of the Innovation and Technology Committee	December 3, 2021	December 2, 2025

Sébastien Crozier, born in 1968, is Chairman of CFE-CGC Orange. He is also Honorary Chairman of ADEAS (Association pour la défense de l’épargne et de l’actionnariat salariés). Within the Orange group, he is Senior Vice-President and Director of Public Sponsorship (G7, French Pavilion at Expo 2021 Dubai) and he is in charge of the Digital Society Forum (DSF). He began his career in 1990 in the telematic activities for the Alten group, before taking over the senior management of a subsidiary as it spun off from the Group. He joined France Telecom Multimédia in 1994 to prepare the launch of online services and as such participated in the launch of Wanadoo. In 1997, he was the producer of one of the biggest concerts in Paris that year, attracting 40,000 people to the Pelouse de Reuilly grounds for more than 24 hours. In 1998, he founded several start-ups in the area of online advertising and Internet access provision as a telecom operator, with more than 1.3 million customers under the Fnac, M6 and Société Générale brands. Following their acquisition in 2001 by France Telecom (which became Orange), he returned to the Group and became Head of strategy and innovation management of part the Enterprise Division in 2003. He managed several subsidiaries in France and abroad on behalf of the Orange group, in Africa and Latin America, in the areas of innovation and international development. During the 2001-2002 presidential campaign, he acted as Jean-Pierre Chevènement’s permanent advisor on logistics and new technologies. Sébastien Crozier studied engineering at École supérieure d’ingénieurs en électrotechnique et électronique (ESIEE) and the Karlsruher Institut f✔r Technologie (KIT) in the field of Artificial Intelligence. He is a French national.

Vincent Gimeno, born in 1966, is a specialist in innovation and management of technical projects with a strong strategic aspect. He graduated with a specialized master’s degree in underwater engineering, with a specialization in robotics and telecommunications, and started his career in the R&D department of France Telecom (at CNET - Centre National d’Etudes des Télécommunications), where he managed the transition to the year 2000. He then took over the IT and technical responsibility of the Orange R&D sites in Caen, Rennes and Grenoble. In 2006, he strengthened his experience in Open Innovation and launched several collaborative projects in the areas of Machine to Machine and Internet of Things within Orange Labs, where he leads a Research and Development Unit. His humane approach and his commitment led him to continue his career as Director of the User Satisfaction and Ergonomics Project in the Information System Technical Department. In 2015, he was appointed Deputy Central Trade Union Delegate, in charge of Employment & Skills Planning (ESP), digital transformation and international matters. In this capacity, he was Deputy Secretary of the Worldwide Works Council (from 2015 to 2019) and a full member of the European Works Council until his election to the Board of Directors of Orange on December 3, 2021. He is a French national.

Magali Vallée, born in 1972, is currently a sales consultant in an Orange store in Trignac, Loire-Atlantique. She began her career on a fixed-term contract in 1997 with France Telecom as a telephone advisor for the general public (1014) and then professionals (1016). She was hired on a permanent contract in 1999 within the distribution network. Her human values and desire to help others, to assist them, led her to become involved in a union in 2007. Her role as a staff representative, union representative, elected member of the health, Safety and Working Conditions Committee of the Western Distribution Agency and elected member of the works council of the Orange Ouest Division during several terms of office confirmed her decision. She served as deputy treasurer on the works council from 2014 to 2017 as well as chairwoman of the professional equality commission. Before joining the Board of Directors of Orange SA, she was elected to the Social and Economic Committee of the Orange Grand Ouest division and was appointed coordinating union delegate for the CGT. She is a French national.

Director appointed by the Shareholders’ Meeting and representing employee shareholders

		Start date	Term ending
Laurence Dalboussière	Member of the GCSER Committee	May 19, 2020	At the close of the 2024 Shareholders’ Meeting

Laurence Dalboussière, born in 1964, is a member of the Supervisory Board of the Orange Actions mutual fund. She currently works in internal communications at Orange France. Before joining France Telecom in 1998, she worked in an IT services company specialized in customer relations and software development. She then took part in the launch of the first French counter-less bank. She began her career at France Telecom by setting up a customer relations platform for small and mid-sized companies, then worked in operational marketing in the B2B Customer department, before moving to the Enterprise Customer Department. From 2009 to 2012, she was secretary of the French Marketing Sales Committee. She then became Director of Internal Communication for the France B2B Department. Since 2016, she has been General Secretary of CFE-CGC Orange. She is a French national.

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A member of Orange’s Central Social and Economic Committee (CSEC) and a representative of the Worldwide Works Council participate in meetings of the Board of Directors.

Changes in the composition of the Board of Directors

By ministerial order dated May 17, 2021, Stéphanie Besnier was appointed representative of the French State on the Board of Directors, replacing Claire Vernet-Garnier. At its meeting of May 18, 2021, the Board of Directors appointed Stéphanie Besnier as a member of the Audit Committee.

At its meeting of October 25, 2021, the Board of Directors appointed Laurence Dalboussière as a member of the GCSERC.

Following the elections held in November 2021, Sébastien Crozier was re-elected and Vincent Gimeno and Magali Vallée were elected by the Group’s employees as directors, with their terms of office taking effect on December 3, 2021.

In December 2021, the Board of Directors appointed Vincent Gimeno and Magali Vallée as members of the Innovation and Technology Committee.

On January 31, 2022, after having previously informed the Board at its January 28 meeting, Helle Kristoffersen, an independent director since June 7, 2011, resigned from her position for personal reasons.

Summary presentation of the Board of Directors

As of February 16, 2022	Age	Gender	Nationality	Number of shares	Number of positions held in other listed companies	First appointed	Term ending	Seniority on the Board	Membership of Board Committees
Chairman and Chief Executive Officer
Stéphane Richard	60		French	73,758	0	06/09/2010	2022 SM	11 years	X
Non-independent Director
Christel Heydemann (1)	47		French	1,000	0	07/26/2017	2024 SM	4 years	X
Independent Directors
Alexandre Bompard	49		French	1,000	1	12/07/2016	2023 SM	5 years	ITC
Anne-Gabrielle Heilbronner	53		French	1,000	1	05/21/2019	2023 SM	3 years	GCSERC (Chairwoman)
Bernard Ramanantsoa (2)	73		French and Malagasy	1,000	0	06/07/2016	2024 SM	5 years	Audit Comm. (Chairman)
Frédéric Sanchez	61		French	1,000	2	05/19/2020	2024 SM	2 years	ITC (Chairman)
Jean-Michel Severino	64		French	1,000	2	06/07/2011	2023 SM	10 years	Audit Comm.
Directors representing the public sector
Bpifrance Participations (represented by Thierry Sommelet (3))	52		French	254,219,602	3	05/28/2013	2025 SM	8 years	ITC
Anne Lange	53		French	0	3	05/27/2015	2023 SM	6 years	GCSERC
Stéphanie Besnier	44		French	0	2	05/17/2021	05/16/2025	< 1 year	Audit Comm.
Director representing employee shareholders
Laurence Dalboussière	57		French	1,501	0	05/19/2020	2024 SM	2 years	GCSERC
Director representing employees
Sébastien Crozier	54		French	9,077	0	12/03/2017	12/02/2025	4 years	Audit Comm.
Vincent Gimeno	56		French	1,970	0	12/03/2021	12/02/2025	< 1 year	ITC
Magali Vallée	50		French	586	0	12/03/2021	12/02/2025	< 1 year	ITC

(1)   On January 28, 2022, the Board of Directors appointed Christel Heydemann as Chief Executive Officer of Orange as of April 4, 2022. On February 16, 2022, on the recommendation of the CGRSEC and in addition to the criteria set out in Article 9.5 of the AFEP-MEDEF Code, the Board of Directors stated that, in the case in point, she could no longer be considered as an independent director, even before taking up her new position.

(2)   Lead Director.

(3)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq. Thierry Sommelet holds 400 Orange shares.

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5.1.2      Corporate Officers

Chairman and Chief Executive Officer

Stéphane Richard has been Chairman and Chief Executive Officer of Orange SA since March 1, 2011. His directorship was renewed during the Shareholders’ Meetings of May 27, 2014, and May 4, 2018, the Board of Directors having reappointed him as Chairman and Chief Executive Officer on the same date, for a four-year term. As the Board of Directors decided on January 28, 2022 to separate the functions of Chairman and Chief Executive Officer, Stéphane Richard will remain a non-independent director and will continue to act as non-executive Chairman until the end of his term of office on May 19, 2022, the date of the Orange Shareholders’ Meeting.

The biography of Stéphane Richard can be found in Section 5.1.1 Board of Directors.

Delegate Chief Executive Officers

On May 4, 2018, the Board of Directors renewed the terms of office of Ramon Fernandez and Gervais Pellissier as Delegate Chief Executive Officers for the same period as the term of the Chairman and Chief Executive Officer. Ramon Fernandez is also Executive Director Finance, Performance and Development. Gervais Pellissier resigned as Delegate Chief Executive Officer effective December 31, 2021 and is now Deputy Managing Director People & Group Transformation and Chairman of Orange Business Services.

As of the date of this document, the Company has only one Delegate Chief Executive Officer, Ramon Fernandez.

Ramon Fernandez, born in 1967, has been Delegate Chief Executive Officer of Orange SA since January 1, 2016. He is also Executive Director Finance, Performance and Development. He joined the Orange group on September 1, 2014 as Deputy Managing Director in charge of the Group’s finance and strategy. From May 2018 to the end of August 2020, he was Executive Director Finance, Performance and Europe. Ramon Fernandez began his career at the French Treasury before joining the International Monetary Fund in Washington from 1997 to 1999. He then returned to the French Treasury and held a number of senior management positions: Head of the Energy, Telecommunications and Raw Materials Department until 2001; Head of the Savings and Financial Markets Department from 2001 to 2002; Deputy Director of International Financial Affairs and Development, and Vice-Chairman of the Club de Paris between 2003 and 2007. He was also Special Advisor to the Minister of the Economy, Finance and Industry (2002-2003) and to the President of the French Republic (2007-2008). In 2008, he was appointed Chief of Staff to the Minister of Labor, Social Relations, Family and Solidarity (2008-2009). Before joining Orange, from March 2009, he was the Chief Executive Officer of the French Treasury, Chairman of the France Trésor Agency and Chairman of the Club de Paris. As the Alternate Governor of the World Bank for France and Governor of the African Development Bank in this period, he also represented the French government with the Board of Directors of GDF Suez and CNP Assurances as well as with the Supervisory Board of Caisse des Dépôts et Consignations. Since April 2021, he has been a director and a member of the Audit Committee and the Finance Committee of AXA. Ramon Fernandez is a graduate of Institut d’études politiques in Paris and École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

5.1.3      Executive Committee

Pursuant to the provisions of Article L. 22-10-10 2 of the French Commercial Code, and in order to encourage gender diversity, Orange pays close attention to the representation of women on its Executive Committee [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

As of the date of this document, four of the 13 members (including Stéphane Richard) of the Executive Committee are women, Helmut Reisinger having left the Group on January 17, 2022; he has not been replaced.

Jérôme Barré	Chief Executive Officer, Orange Wholesale & International Networks
Fabienne Dulac	Deputy Chief Executive Officer, Orange France
Ramon Fernandez	Delegate Chief Executive Officer, Executive Director Finance, Performance and Development
Hugues Foulon	Executive Director of Strategy and Cybersecurity activities
Nicolas Guérin	Executive Director, Group Secretary-General and Secretary of the Board of Directors
Mari-Noëlle Jégo-Laveissière	Deputy Chief Executive Officer, Europe
Paul de Leusse	Deputy Chief Executive Officer, Mobile Financial Services
Béatrice Mandine	Executive Director Communication, Brand and Engagement
Alioune Ndiaye	Chief Executive Officer of Orange Middle East and Africa
Gervais Pellissier	Deputy Chief Executive Officer People & Group Transformation and Chairman of Orange Business Services
Elizabeth Tchoungui	Executive Director Group CSR, Diversity and Philanthropy
Michaël Trabbia	Group Executive Director of Technology and Innovation

Gervais Pellissier, Delegate Chief Executive Officer, resigned from his position with effect from December 31, 2021.

The biographies of Stéphane Richard and Ramon Fernandez can be found in Sections 5.1.1 Board of Directors and 5.1.2 Corporate Officers.

Jérôme Barré, born in 1962, has been Chief Executive Officer in charge of the Orange Wholesale & International Networks division since May 2, 2018. He joined the Orange group in 1985, where he worked on the quality and development of the network in Île-de-France and then in Brittany. In 1991, he was named French National Director of Local Authorities. From 1996 to 2010, Jérôme Barré alternated between his national responsibilities and his operational management tasks. From 1996 to 2000, he joined the Consumer Services Department as Director of Service and Quality for the Professional Customer Division, and then as Director of Customer Service at the Retail and Customer Service Division. From 2000 to 2006, he worked as the Regional Director in Burgundy and then in Franche-Comté, and from 2006 to 2010 as the Territorial Director in the North-West Center (Lower Normandy, Upper Normandy, Central Region). In 2010, after coordinating negotiations on workplace stress alongside the Group’s Human Resources Director following what was known as the "social crisis," Jérôme Barré was appointed Head of Commercial Activities and Customer Service for the B2C market at Orange France, where he specifically worked on creating the Orange divisions. In April 2011, he was appointed Head of Orange Île-de-France, tasked with developing Orange’s business in the Île-de-France area. In 2016, he became Senior Executive Vice-President of Human Resources and led the launch of Orange’s promise to be a "digital and caring employer." Jérôme Barré is a graduate of the École polytechnique and the École nationale supérieure des télécommunications (ENST).

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Fabienne Dulac, born in 1967, is Deputy Chief Executive Officer of Orange, Chief Executive Officer of Orange France. After having started a doctoral thesis, Fabienne Dulac began her career at the French Interior Ministry, before joining the business community in 1993 with VTCOM, a company which developed multimedia services at the time of the emergence of the Internet and the appearance of a new business sector, where she was Head of Communication and Marketing. Fabienne Dulac joined France Telecom in 1997 within the newly created Multimedia Division. Her responsibilities, as the Head of External Communication, extended to include all of France Telecom’s multimedia activities within companies such as Wanadoo, Voila and Mappy. For a decade, she held various positions within marketing, business development, and customer relations, and witnessed the transformation of the market and the Company, as well as the development of new commercial territories and customer experience at the heart of the operator’s strategy. In 2008, she became Head of Sales and Online Customer Relations at Orange France; she brings innovation to the field and drives the Company’s digital transformation in terms of sales and customer relations. In 2011, Fabienne Dulac became Head of the Orange North France division, where she was responsible for managing an operational entity with over 5,500 employees. In September 2013, she was appointed Senior Vice-President in charge of Communication of Orange France, before becoming Senior Executive Vice-President in August 2014. Fabienne Dulac holds a postgraduate degree (DEA) in Political Sociology from the Institut d’études politiques in Paris, a master’s degree in History and a bachelor’s degree in Modern Literature.

Hugues Foulon, born in 1968, is Executive Director of Strategy and Cybersecurity activities for the Orange group and Chairman and Chief Executive Officer of Orange Cyberdefense. He began his career in 1994 at Générale des Eaux (Veolia group) where he was appointed Director of a drinking water plant, then Director of Monégasque de Télédistribution and Monégasque des Eaux. In 2000, he made his first foray into the world of telecoms by joining Vivendi group’s Monaco Telecom as Deputy Chief Executive Officer, in charge of functional departments. In 2005, he joined the Group as Director of B2C Commercial Finance for the Mobile business. He remained there for two years, before moving to Northern Africa and becoming Maroc Telecom’s Director of Management Control. In 2007, he returned to Orange, where he took on roles as Management Control Director for the Marketing and Innovation division, Director to the Group’s Delegate Chief Executive Officer in charge of Finance, then Chief Financial Officer of the MEA division. He was then appointed Head of the Chairman & Chief Executive Officer’s office and Secretary of the Group’s Executive Committee. He is a graduate of École polytechnique and the École nationale supérieure de techniques avancées (ENSTA). He is also an auditor of the 66th "defense policy" session of the Institut des hautes études de défense nationale (IHEDN).

Nicolas Guérin, born in 1968, has been Group Secretary-General since March 1, 2018, and Secretary of the Board of Directors. He is also Chairman of the Digital Infrastructure Sector Strategic Committee, Vice-Chairman of the Fédération Française des Télécoms, after having served as its Chairman from 2020 to 2021, Honorary Chairman and Director of Cercle Montesquieu and Chairman of the Evaluation and Orientation Committee of the International Chair in Space and Telecommunication Law at the University of Paris XI. Joining the Group’s Competition and Regulation Legal Affairs Department in 1998 after his time at SFR, Nicolas Guérin arrived just as the sector was undergoing deregulation. He became Head of this department in 2003, before becoming General Counsel and Secretary of the Board of Directors in 2009. In this position, he has been a major contributor to many of the Group’s structuring projects, including the roaming agreement with Free in 2012, M&A transactions to expand the Group’s footprint in Africa and Europe with the acquisition of Jazztel or diversification projects (including content and Orange Bank). His support has also been essential in the implementation of regulatory requirements in the Enterprise market, or in the next stage of the mobile agreement signed between operators and the French state and analysis of fixed-line markets by Arcep. He is a graduate of Institut de droit des affaires (IDA) and holds a specialized master’s degree in Business Law and Taxation from University of Paris II Panthéon-Assas.

Mari-Noëlle Jégo-Laveissière, born in 1968, has been Deputy Chief Executive Officer in charge of Europe (excluding France) since September 1, 2020. She joined the Group’s Executive Committee in 2014 as Senior Executive Vice-President in charge of the Technology and Global Innovation division, and became Deputy Chief Executive Officer in charge of the same division in May 2018. Since joining the Orange group in 1996, Mari-Noëlle Jégo-Laveissière has held several management positions: Director of International & Backbone Network Factory, Head of Group Research & Development, Head of the B2C Marketing department of Orange France and Regional Manager, where she was responsible for technical and commercial services for B2C and B2B customers. Mari-Noëlle Jégo-Laveissière is a graduate of École des mines de Paris and École normale supérieure. She also holds a doctorate in Quantum Chemistry from the University of Paris XI - Waterloo.

Paul de Leusse, born in 1972, is Deputy Chief Executive Officer in charge of Mobile Financial Services, Chief Executive Officer of Orange Bank and Chairman of Orange Bank Africa. He joined the Executive Committee at Orange in May 2018, in order to develop the Group’s mobile financial services activities in Europe and Africa. From 1997 to 2009, Paul de Leusse worked as a consultant and then a Director at Oliver Wyman, before moving to Bain & Company. In 2009, he was appointed Director of Strategy at Crédit Agricole SA. In 2011, he joined Crédit Agricole Corporate and Investment Bank as Chief Financial Officer, before being named Delegate Chief Executive Officer. In 2016, he was appointed Chief Executive Officer at CA Indosuez Wealth. Paul de Leusse was a Director at Union des Banques Arabes et Françaises between 2011 and 2018 and at Fondation Grameen Crédit Agricole from 2016 to 2018. Paul de Leusse is a graduate of École polytechnique and has a civil engineering degree from École des Ponts et Chaussées.

Béatrice Mandine, born in 1968, is Executive Director of Communications, Brand and Engagement. She is a member of the Orange Executive Committee (2013) and Chairwoman of Entreprises et Médias (2021). Béatrice Mandine began her career as a journalist at Le Figaro, Marie-Claire and La Cinq before joining Alcatel’s communications department in 1990. In 1998, she was appointed Media Director of Alcatel’s Consumer Division, and in 2000 became Head of Press and Public Relations for Alcatel’s Mobile Telephony Division. She joined Faurecia (PSA Group) in 2005 as head of press relations and corporate image. In 2008, she joined Orange, where she successively managed the press department, then Group Communications and Brand from 2013, which then integrated internal communications in 2018. Since 2020, its scope has expanded to include Customer Experience and Engagement. She is a graduate of the École supérieure de journalisme (ESJ) and Institut des hautes études internationales (IHEI).

Alioune Ndiaye, born in 1960, has been Executive Director of the MEA region and Chief Executive Officer of Orange Middle East and Africa SA since May 22, 2018, and Chairman of the Board since July 16, 2021. He is also a Director of the Orange Foundation, Chairman of the Board of Directors of Sonatel, Orange Côté d’Ivoire and Orange Egypt. He began his career in manufacturing at Pechiney. He then joined Sonatel in 1988, first taking on audit and management control functions, which led him to participate in the privatization of the company, then becoming Chief Financial Officer. In 2002, he moved to Mali to create Ikatel (which became Orange Mali a few years later) as Chief Executive Officer and held this position for 10 years. From 2012 to 2018, he took over the management of the Sonatel group and served as Chairman of the Boards of Directors of Sonatel Mobiles, Orange Mali, Orange Bissau, Orange Sierra Leone and the Fondation Sonatel. Alioune Ndiaye is a graduate of the University of Paris Dauphine and Télécom Sud Paris.

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Gervais Pellissier, born in 1959, joined Bull in 1983 and held a range of responsibilities in the areas of finance and management control, in France, Africa, South America, and Eastern Europe. In 1994, he was successively appointed Chief Financial Officer of the Services and Systems Integration Division, the Outsourcing Services Division and then the Director of the Management Control Division of the Bull group; subsequently, in 1998, he was appointed Chief Financial Officer of the Bull group. From April 2004 to February 2005, Gervais Pellissier served as Managing Director to the Chairman of the Board of Directors and Deputy Chief Executive Officer of the Bull group. From February 2005 to mid-2008, he was Vice-Chairman of the Board of Directors of Bull. Gervais Pellissier joined the Orange group in October 2005 as project manager for the integration of its entities in Spain and to lead thinking on geographical integration within the Group. In January 2006, he was appointed as a member of the Group’s General Management Committee, in charge of Finance and Operations in Spain, and in March 2009, he became Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. After the Group’s new Executive Committee was formed in early April 2010, Gervais Pellissier continued in his role as Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. From November 1, 2011 to December 31, 2021, Gervais Pellissier was Delegate Chief Executive Officer of Orange SA. Between September 2014 and April 2018, he was Delegate Chief Executive Officer in charge of operations in Europe, excluding France. From May 2018 to the end of 2021, he was Delegate Chief Executive Officer, People & Group Transformation and Chairman of Orange Business Services. Since January 1, 2022, he has been Deputy Chief Executive Officer People & Group Transformation and Chairman of Orange Business Services. Since 2015, he has been a member of the Supervisory Board and a member of the Audit Committee of Wendel, and has been Lead Director since 2018. Gervais Pellissier is a graduate of École des hautes études commerciales (HEC), Berkeley, and the University of Cologne. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit.

Elizabeth Tchoungui, born in 1974, is Executive Director Group CSR, Diversity and Philanthropy. In particular, she oversees Orange’s Corporate Social Responsibility policy in line with the objectives of the Engage 2025 strategic plan. She is also Deputy Chairwoman of the Orange Foundation. She is Franco-Cameroonian, was born in the United States, and grew up in Cameroon, Belgium and Italy. A graduate of the École Supérieure de Journalisme in Lille, she had a long career as a journalist and writer before joining the Orange Group. She was a presenter for France 2 (France Televisions Group) and RMC STORY (Altice Group). Elizabeth Tchoungui was the first journalist of African origin to present the TV5 Monde news program and the first woman, after Bernard Pivot, Guillaume Durand and Franz-Olivier Giesbert, to present the emblematic weekly cultural magazine of France 2, the first French national public channel. Elizabeth Tchoungui also headed the culture department of France 24. Elizabeth Tchoungui is the author of several books, including: Le jour où tu es né une deuxième fois (Flammarion), an account of her son, who has Asperger’s syndrome, Je vous souhaite la pluie (Plon), translated into Italian and taught in secondary schools and universities in Cameroon, Bamako Climax (Plon), a novel set against the backdrop of terrorism in the Sahel, and Billets d’Humeur au feminin (Léo Scheer), a collection of opinion pieces published on French website aufeminin.com. She has worked regularly with the Organisation Internationale de la Francophonie. Elizabeth Tchoungui was a Director of Action contre la Faim. She is also a Director of Club XXIe Siècle, a think tank and do tank that promotes diversity through excellence and exemplary career paths. Elizabeth Tchoungui is a Knight of the French Order of Arts and Letters.

Michaël Trabbia, born in 1976, has been the Group’s Executive Director of Technology and Innovation since September 1, 2020. He heads the Orange Innovation division. He began his career at Arcep (the French telecommunication regulator) in 2001, taking charge notably of the allocation and control of mobile licenses. In 2004, he was appointed technical advisor to the office of the Minister for European Affairs, before joining the office of the Minister for Regional Planning in 2005 as technical advisor for ICT and Europe. In 2007, he joined TDF (a network and infrastructure operator in France), where he served as Director of Strategy and Development. In July 2009, he was appointed Deputy Chief of Staff to the Minister for Industry and Head of the Industrial Sectors division. He joined the Orange group in January 2011. He first held the position of Group Director of Public Affairs, before being appointed Director to the Chairman and Chief Executive Officer of Orange, Secretary of the Group’s Executive Committee, in July 2014. In September 2016, he was appointed Chier Executive Officer of Orange Belgium and placed the company in a growth dynamic thanks to customer-centric Bold Challenger positioning. He joined the Group Executive Committee in September 2020. He is a graduate of École polytechnique and Télécom ParisTech, and holds a post-graduate degree in Industrial Economics.

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5.1.4      Information on Directors, Officers and Senior Management

5.1.4.1     Positions held by Directors and Officers

Stéphane Richard

Positions currently held

−    Director, Chairman and Chief Executive Officer of Orange

−    Director of the Opéra National de Paris

−    Director of France Industrie

International

−    Chairman of the Board of Directors and Director of GSMA

−    Permanent representative of Atlas Countries Support in Médi Telecom (1)

Other positions and offices held over the past five years

None

Ramon Fernandez

Positions currently held

−    Delegate Chief Executive Officer of Orange

−    Chairman of the Board of Directors and Director of Orange Bank (1)

−    Chairman of the Board of Directors and Director of Compagnie Financière d’Orange Bank (1)

−    Director of Orange Middle East and Africa (1)

−    Member of the Supervisory Board of Iris Capital Management (1)

−    Member of the Supervisory Board of Orange Venture (1)

−    Director, member of the Audit Committee and the Finance Committee of AXA (2)

−    Director of the Fondation Nationale des Sciences Politiques

−    Director of Institut du Capitalisme Responsable

−    Director of Institut Jean Monnet

International

−    Chairman of the Board of Directors, Director and member of the Remuneration Committee of BuyIn (1)

−    Director of Médi Télécom (1)

−    Vice-Chairman and Member of the Supervisory Board of Orange Polska (1) (2)

Other positions and offices held over the past five years

−    Director of Orange Belgium (1) (2)

−    Chairman of the Board of Directors of BuyIn (1)

−    Director of Médi Télécom (1)

−    Member of the Steering Committee of Institut Orange (1)

−    Member of the Remuneration Committee of Orange Bank (1)

−    Member of the Supervisory Board of Euronext N.V. (2)

−    Member of the Supervisory Board and Member of the Appointments and Remuneration Committee of Euler Hermes group (2)

Stéphanie Besnier

Positions currently held

−    Director representing the State on the Board of Directors of Orange, member of the Audit Committee

−    Director representing the French State on the Board of Directors, member of the Audit Committee, member of the Strategy, Investment and Technology Committee and of the Appointments, Remuneration and Governance Committee of ENGIE (2)

−    Director representing the French State on the Board of Directors, member of the Audit and Risks Committee and of the SAFRAN’s Group Appointments and Remuneration Committee (2)

Other positions and offices held over the past five years

−    Director representing Wendel on the Board of Directors of Bureau Véritas (2)

−    Director representing Wendel on the Board of Directors of IHS towers

Alexandre Bompard

Positions currently held

−    Director of Orange, member of the Innovation and Technology Committee

−    Chairman and Chief Executive Officer of Carrefour (2)

−    Chairman of the Fondation Carrefour

Other positions and offices held over the past five years

−    Chairman and Chief Executive Officer of Fnac Darty (2)

−    Chairman and Chief Executive Officer of Fnac Darty Participations et Services

−    Director of Darty Ltd

−    Member of the Supervisory Board of Banijay group

−    Member of Club Le Siècle

Laurence Dalboussière Positions currently held − Director of Orange, member of the GCSER Committee Other positions and offices held over the past five years None

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

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Sébastien Crozier

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Honorary Chairman of ADEAS (association law 1901)

−    Chairman of CFE-CGC Orange (trade union law Waldeck-Rousseau)

−    Director of Fondation Le Refuge

Other positions and offices held over the past five years

−    Member of the Supervisory Board of the Orange Actions mutual fund

−    Treasurer of L’Engagement (association law 1901 - political party)

−    Member of the Board of Directors of GIE Atout France

−    Treasurer of Manifeste pour l’Industrie

Vincent Gimeno Positions currently held − Director of Orange, member of the Innovation and Technology Committee Other positions and offices held over the past five years None

Anne-Gabrielle Heilbronner

Positions currently held

−    Director of Orange, Chairwoman of the GCSER Committee

−    Member of the Executive Board and General Secretary of Publicis group (2)

−    Chairwoman of Publicis Groupe Services

−    Director and member of the Audit Committee of SANEF

−    Director of Somupi

−    Chairwoman of WEFCOS

−    Representative of Multi Market Services France Holdings on the Shareholders’ Committee of WEFCOS

−    Representative of Multi Market Services France Holdings on the Board of Directors of Régie Publicitaire des Transports Parisiens Metrobus Publicité

−    Member of the Executive Committee of Multi Market Services France Holdings

International

−    Director of US International Holding Company, Inc. (United States)

−    Director of Sapient Corporation (United States)

−    Director of Publicis Group Investments B.V. (Netherlands)

−    Director of Publicis Group Holdings B.V. (Netherlands)

−    Director of Publicis Holdings B.V. (Netherlands)

−    Director of BBH Holdings Limited (UK)

−    Director of Publicis Limited (UK)

−    Director and Chairwoman of Publicis Live SA (Switzerland)

Other positions and offices held over the past five years

None

Christel Heydemann

Positions currently held

−    Director of Orange

−    Chief Executive Officer of European Operations, member of the Executive Committee of Schneider Electric (2)(3)

−    Vice-Chair and Director of the Association AX

Other positions and offices held over the past five years

−    Member of the Orange Audit Committee

−    Chairwoman of GIMELEC

−    Director of Schneider Electric Industries SAS

−    Director of Rexecode

−    Director of France Industrie

−    Chairwoman and Chief Executive Officer and Director of Schneider Electric France SAS

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

(3)   Position until March 31, 2022.

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Anne Lange

Positions currently held

−    Director of Orange, member of the GCSER Committee

−    Director, member of the Strategy Committee and of the Appointments Committee of Pernod Ricard (2)

−    Director, member of the Investment Committee and of the Finance and Audit Committee of Peugeot Invest (formerly FFP) (2)

International

−    Managing partner of ADARA

−    Director, member of the Audit Committee, the Appointments Committee and the CSR Committee of Inditex (2)

Other positions and offices held over the past five years

−    Director of Imprimerie Nationale

−    Founder and Chief Executive Officer of Mentis

−    Director of Econocom

Bernard Ramanantsoa

Positions currently held

−    Lead Director of Orange, Chairman of the Audit Committee

−    Member of the Supervisory Board, the Strategic Committee, Appointments Committee and of the Remunerations Committee of ODDO-BHF SCA

−    Member of the Supervisory Board of EDUCIN Topco

−    Chairman of SILVERCHAIR (SASU)

−    Director of Etablissement public du Château, du Musée et du Domaine National de Versailles

−    Director of Institut Catholique de Paris

−    Member of the Strategic Orientation Committee and of the Board of Directors of Toulouse Business School

−    Member of the Strategic Orientation Council of EM Normandie

−    Member of the Y SCHOOLS Strategic Committee (formerly ESC Troyes group)

−    Director of Aspen France

−    Director of Le Choix de l’École (Teach for France)

−    Member of the Steering Committee of EuropaNova

International

−    Director, member of the Audit Committee of Banque Franco-Lao (Laos)

−    Director, member of the Audit Committee and of the Risk Committee of Bred Bank Cambodia

−    Director of Manorina Ltd (Mauritius)

−    Director of Sommet-Education (Switzerland)

−    Member of the Advisory Board of ShARE Professional Training and Consulting (Netherlands)

−    Member of the Advisory Board of ISCAM (Madagascar)

−    Member of the Scientific Council ESA Business School (Lebanon)

−    Member of the Advisory Board of Saint Gallen University (Switzerland)

−    Member of the Advisory Board of the Getulio Vargas Foundation (Brazil)

−    Member of the Advisory Board of Zhejiang University School of Management (China)

Other positions and offices held over the past five years

−    Director of ANVIE

−    Director of Institut Français des Administrateurs

−    Member of the Supervisory Board of Albarelle

−    Member of the Academic Council CEIBS (China)

−    Member of the Advisory Board of ESADE (Barcelona)

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

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Frédéric Sanchez

Positions currently held

−    Director of Orange, Chairman of the Innovation and Technology Committee

−    Chairman of Fives

−    Director of Bureau Veritas (2)

−    Director of Compagnie des Gaz de Pétrole Primagaz SAS

−    Member of the Supervisory Board of Théa Holding SAS

−    Chairman of MEDEF International

−    Honorary Co-Chairman of the Industry of the Future Alliance and Chairman of the Solutions for the Industry of the Future (SIF) sector of the National Industry Council (CNI)

International

−    Member of the Supervisory Board of STMicroelectronics (2)

Other positions and offices held over the past five years

None

Thierry Sommelet

Positions currently held

−    Permanent representative of Bpifrance Participations on the Orange Board of Directors, member of the Innovation and Technology Committee

−    Director of Worldline (2)

−    Director of Soitec (2)

−    Permanent representative of Bpifrance Participations on the Board of Directors of Technicolor (2)

−    Representative of Bpifrance Investissement on the Supervisory Board of IDEMIA group SAS

−    Representative of Bpifrance Investissement on the Board of Directors of IDEMIA France SAS

Other positions and offices held over the past five years

−    Director of Talend (2)

−    Chairman of the Supervisory Board of Greenbureau (2)

−    Director of Ingenico (2)

−    Director of Tiger Newco

−    Permanent representative of Bpifrance Investissement of the Board of Directors of Mersen (2)

Jean-Michel Severino

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Member of the Supervisory Board and member of the Corporate Social Responsibility Committee of Michelin (2)

−    Director and Chairman of the Audit Committee of Danone (2)

−    Chairman of the Supervisory Board of I&P SAS (Investisseurs et Partenaires)

−    Manager of Emergence Développement

−    Director of Phitrust Impact Investors

−    Director of the Fondation Tunisie Développement

−    Director of FERDI (public interest foundation)

International

−    Director of I&P Développement

−    Director of I&P Gestion

−    Chairman of the Board of Directors of I&P Afrique Entrepreneurs

Other positions and offices held over the past five years

−    Chairman of the Board of Directors of EBI SA (Ecobank International)

−    Director of the Fondation Alstom

−    Director of the Fondation Carrefour

−    Director of Adenia Partners

−    Director of the Fondation Avril

−    Director of the Fondation Grameen Crédit Agricole

Magali Vallée Positions currently held − Director of Orange, member of the Innovation and Technology Committee Other positions and offices held over the past five years None

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

The business address of all Directors and Officers, in relation to their positions, is that of Orange SA’s registered office (see Section 7.1 Company identification).

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Positions and offices held in 2021 by Directors whose terms of office have ended since January 1, 2021

Helle Kristoffersen

(Director until January 31, 2022)

Positions currently held

−    Director of Orange, member of the Innovation and Technology Committee

−    Chief Executive Officer Strategy & Sustainability and member of the Executive Committee of the TotalEnergies group (2)

Other positions and offices held over the past five years

−    Director of Strategy & General Secretariat of the Gas, Renewables & Power Business Line of the TotalEnergies group (2)

−    Member of the Supervisory Board of Peugeot (2)

−    Director of Direct Énergie (2)

−    Member of the Board of Directors of SunPower (United States) (2)

−    Member of the Board of Directors of PSL ComUE

Gervais Pellissier

(Delegate Chief Executive Officer until December 31, 2021)

Positions currently held

−    Deputy Managing Director, Orange People & Group Transformation

−    Chairman and Director of Orange Business Services SA (1)

−    Vice-Chairman, member of the Supervisory Board and Lead Director of Wendel (2)

−    Founder and Director of the Fondation des Amis de Médecins du Monde

International

−    Chairman of the Board of Directors and Director of Orange Spain (1)

−    Chairman of Fundación Orange (1)

Other positions and offices held over the past five years

−    Director of Orange Horizons (1)

−    Director and Member of the Strategic Committee of Orange Belgium (1) (2)

−    Vice-Chairman and member of the Supervisory Board, Chairman and member of the Strategic Committee of Orange Polska (1) (2)

Fabrice Jolys (Director until December 2, 2021) Positions currently held − Director of Orange and member of GCSER Committee Other positions and offices held over the past five years None

René Ollier

(Director until December 2, 2021)

Positions currently held

−    Director of Orange, member of the Innovation and Technology Committee

Other positions and offices held over the past five years

None

Claire Vernet-Garnier

(Director until May 16, 2021)

Positions currently held

−    Director representing the State on the Board of Directors of Orange and member of the Audit Committee

−    Director representing the State on the Board of Directors of Dexia Crédit Local and member of the Remunerations Committee

−    Director representing the State on the Board of Directors of Orano Mining

−    Director representing the State on the Board of Directors of Orano Cycle

−    Member representing the State on the Supervisory Board of Aéroport de Montpellier Méditerranée and member of the Audit and Remunerations Committee

International

−    Director representing the State on the Board of Directors of Dexia SA and member of the Remunerations Committee (Belgium)

Other positions and offices held over the past five years

None

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

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5.1.4.2     Information on Company shares held by Directors and Officers

Number of shares held by Directors and Officers

According to the terms of Article 13 of the Bylaws, each Director appointed by the Shareholders’ Meeting must hold a minimum number of 1,000 shares of the Company, except the Director representing employee shareholders and the Directors representing the public sector, who are exempt in accordance with the law. In the same way, Directors elected by the employees are not concerned by this obligation.

In addition, the Board of Directors has decided that each of the Corporate Officers shall also hold at least 1,000 registered shares.

The following information is provided as of the date of this document and to the Company’s knowledge :

		Number of shares
Chairman and Chief Executive Officer	Stéphane Richard	73,758
Non-independent Director	Christel Heydemann	1,000
Independent Directors	Alexandre Bompard	1,000
	Anne-Gabrielle Heilbronner	1,000
	Bernard Ramanantsoa	1,000
	Frédéric Sanchez	1,000
	Jean-Michel Severino	1,000
Directors representing the public sector	Bpifrance Participations (Thierry Sommelet appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq. He holds 400 Orange shares)	254,219,602
	Anne Lange	0
	Stéphanie Besnier	0
Directors elected by the employees	Sébastien Crozier	9,077
	Vincent Gimeno	1,970
	Magali Vallée	586
Director representing employee shareholders	Laurence Dalboussière	1,501
Delegate Chief Executive Officer	Ramon Fernandez	35,420

Transactions by Directors and Officers on Company securities

The following table details the transactions (reported to the French Financial Markets Authority - AMF) performed on Orange securities during the 2021 fiscal year and between January 1, 2022 and the date of this document by the persons referred to in Article L. 621-18-2 of the French Monetary and Financial Code.

Name	Financial instrument	Type of transaction	Transaction date	Number of securities	Average unit price (in euros)	Transaction amount (in euros)
Stéphane Richard	Equities	Disposals	06/21/2021	10,000	9.8652	98,652.00
Ramon Fernandez	Equities	Purchase	09/10/2021	5,282	9.4560	49,946.59

To the Company’s knowledge, no other transactions having to be reported to the AMF have taken place.

Restrictions regarding the disposal of shares by Directors and Officers

Directors and Officers holding shares under the Orange group’s savings plan through mutual funds that are invested in shares of the Company are subject to the lock-up rules under the legal provisions applicable to investments in this type of company savings plan.

Moreover, within the framework of the EU market abuse regulation, Article 16 of the Board of Directors’ Internal Guidelines prevents members from engaging in any transactions relating to the securities of the listed companies of the Group during the periods preceding the publication of results, and more generally, if they have knowledge of inside information, as well as from directly or indirectly engaging in short sales with respect to such securities.

To the Company’s knowledge, none of the Company’s Directors or Officers has agreed any other restriction to their freedom to dispose without delay of their holding in the Company.

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5.1.4.3     Other information

Court rulings and bankruptcy

To the Company’s knowledge, in the past five years:

−    no Director or Officer has been found guilty of fraud;

−    no Director or Officer has been involved in bankruptcy, receivership or liquidation proceedings;

−    on November 24, 2021, Stéphane Richard was sentenced by the Paris Court of Appeal in the "CDR-Tapie" case, which is unrelated to his functions within Orange and is not related to the Company. He simultaneously announced that he was appealing the decision and that he was resigning as Chairman and Chief Executive Officer before the end of his term; and

−    no Director or Officer has been barred by a court from serving as a member of an administrative, management or supervisory body of a listed company or from being involved in the management or business operations of a listed company.

Family ties

To the Company’s knowledge, there are no family ties among Company Directors and Officers, or between the Directors and Officers and the Executive Committee members.

Conflicts of interest

Under Article 16 of the Internal Guidelines of the Board of Directors, which may be consulted on the Group’s website at www.orange.com, under the heading Group/Governance (see Section 5.2.1.4 Internal Guidelines), each Director must notify the Chairman of the Board and the Lead Director of any situation concerning them liable to give rise to a conflict of interest with a Group company.

In particular, Article 10 of the Internal Guidelines of the Board of Directors entrusts the Lead Director with a specific prevention role regarding conflicts of interest which could occur, primarily by carrying out awareness initiatives. The Lead Director informs the Governance and Corporate Social and Environmental Responsibility (GCSER) Committee and the Board of Directors, if the Committee deems it necessary, of any potential or actual conflicts of interest affecting Corporate Officers and the other members of the Board of Directors. As required, the Lead Director may make recommendations to the GCSER Committee and the Board of Directors on how to manage potential conflicts of interest of which the former becomes aware or which have been reported to him or her (see Section 5.2.1.7 Lead Director).

In addition, Article 16.3 of these Internal Guidelines stipulates that for any situation concerning a Director that may create a conflict of interest, the Director concerned shall refrain from participating in the vote on the corresponding resolution.

Moreover, a declaration relating to the existence or non-existence of a situation of conflict or divergence of interests (even potential) is requested annually from the Company’s Directors and Officers as part of the preparation of the Universal Registration Document, as well as when taking office and any renewals of office. At its meeting of February 11, 2022, the GCSER Committee also took note of the annual declarations of the Directors and Officers (see Section 5.2.1.2 Independent Directors).

To the best of the Company’s knowledge and as of the date of this Universal Registration Document, there is no potential conflict of interests between the duties of Directors or Corporate Officers with regard to Orange and their private interests or other duties.

To the best of the Company’s knowledge, there are no arrangements or agreements with any major shareholder, customer, supplier or any other third party under which any member of the Board of Directors or Corporate Officer has been appointed to the Board of Directors or Company’s General Management (respectively).

5.1.4.4     Shares and stock options held by members of the Executive Committee

As of the date of this document, to the best of the Company’s knowledge, the members of Orange’s Executive Committee, including Stéphane Richard, Chairman and Chief Executive Officer, and Ramon Fernandez, Delegate Chief Executive Officer owned a total of 287,591 Orange shares, representing 0.01% of the capital.

As of the date of this document, the members of the Executive Committee do not hold any stock options, the last plan in force within the Company having expired on May 21, 2017.

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5.2     Operation of the management and supervisory bodies

5.2.1      Operation of the Board of Directors

The Board of Directors presides over all decisions relating to the Group’s major strategic, economic, employment, financial or technological policies and monitors the implementation of those policies by the General Management.

5.2.1.1     Legal and statutory rules relating to the composition of the Board of Directors

In accordance with Article 13 of the Bylaws, the Board of Directors consists of at least twelve members and at most twenty-two members, including three Directors elected by the employees, and one Director elected by the Shareholders’ Meeting and representing employee shareholders. The term of office for Directors is four years.

Pursuant to Government Order No. 2014-948 of August 20, 2014 relating to governance and capital transactions of companies with a public shareholding, as long as the French State holds more than 10% of the Company’s share capital, it is entitled to appoint a representative to the Board of Directors, and a number of positions in proportion to its stake are reserved for members that it may propose. The public sector has three representatives on the Board of Directors: one representative appointed by Ministerial Order and two Directors appointed by the Shareholders’ Meeting.

5.2.1.2     Independent Directors

The annual assessment of Directors’ independence was carried out by the Board of Directors on February 16, 2022, on the basis of a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). In assessing Directors’ independence, the Board took into account all of the criteria of the Afep-Medef Corporate Governance Code for listed companies, which state that a Director, to be considered independent:

−    must not be or have been within the last five years:

-      an employee or executive Corporate Officer of the Company,

-      an employee, executive Corporate Officer or Director of a consolidated subsidiary of the Company,

-      an employee, executive Corporate Officer or Director of the parent company or a consolidated subsidiary of the parent company;

−    must not be an executive Corporate Officer of a company in which the Company directly or indirectly holds a position on the Board of Directors or in which an employee appointed as such, or a person who is an Eexecutive Corporate Officer of the Company or who has been in the previous five years, hold the position of Director;

−    must not be a customer, supplier, commercial banker, investment banker or advisor:

-      that is material to the Company or its Group, or

-      for which the Company or its Group represents a significant share of business.

The assessment of the potential significance of the relationship with Orange or its Group must be debated by the Board, and the qualitative and/or quantitative criteria used in this assessment (continuity, economic dependence, exclusivity, etc.) must be explicitly stated in the Corporate Governance Report;

−    must not have close family ties with a Corporate Officer;

−    must not have been a Statutory Auditor of the Company within the last five years;

−    must not have been a Director of the Company for more than twelve years. Under this criterion, loss of the status of independent Director occurs on the date at which this period of twelve years is reached.

The Afep-Medef Code recommends presenting a summary table of each Director’s position with regard to independence criteria. The analysis of the GCSERC was thus carried out with regard to these criteria; the summary table appears at the end of this section.

The three Directors representing the public sector and the four Directors elected by the employees or representing employee shareholders cannot, by definition, be deemed independent under the Afep-Medef Code. The Orange Board of Directors met on January 28, 2022 and appointed Christel Heydemann, an independent director at that time, as the Chief Executive Officer of Orange as from April 4, 2022. As the Board decided to separate the functions of Chairman and Chief Executive Officer, Stéphane Richard will remain a non-independent director and will continue to act as non-executive Chairman until the end of his term of office on May 19, 2022, the date of the Orange Shareholders’ Meeting.

With regard to the Directors considered to be independent, the GCSERC reviewed, firstly, their annual declarations made when preparing this document, including a section on potential conflicts of interest, and, secondly, any business relationships between the Orange group and these Directors or the companies that employ them, or in which they may hold terms of office (see Section 5.2.1.8 Board and committee activities during the fiscal year).

The GCSERC also examined the nature of business dealings’ volume and partnerships with listed companies in which Company Directors hold offices. This indicated that some of these companies are Orange Business Services customers for "business" telecommunication services or Group suppliers in the normal course of business and for non-material amounts across the Orange group. The Board also reviewed any consultancy services declared that had been carried out the Company’s Directors.

The Board of Directors considered, given the nature and volume of the business relationships in question and the declaration of independence made by each of the aforementioned Directors, that these relationships are not material either for the Orange group or for each of the groups or entities to which the Directors concerned belong. The Board of Directors concluded that these relationships are therefore not likely to call into question their independence.

Following the discussions, Anne-Gabrielle Heilbronner, Alexandre Bompard, Bernard Ramanantsoa, Frédéric Sanchez and Jean-Michel Severino were deemed to be independent under the criteria of the Afep-Medef Code, i.e. five of the Board’s 14 members.

In addition to the criteria set out in Article 9.5 of the Afep-Medef Code, after having appointed Christel Heydemann as Chief Executive Officer of Orange as of April 4, 2022 at its meeting of January 28, 2022, the Orange Board of Directors stated, upon recommendation of the GCSREC, that, in the case in point, she could no longer be considered an independent director, even before she takes up her duties. Thus, with the exception of directors elected by employees or representing employee shareholders, who are not taken into account by the Afep-Medef Code for the purpose of calculating the proportion of independent directors, as of the date of this document the Board had five independent directors out of 10, taking into account the resignation of Helle Kristoffersen from her directorship on January 31, 2022 (see Section 5. Corporate Governance), i.e., 50% of the Board, which is in line with the recommendations of the Afep-Medef Code. The replacement of Stéphane Richard and Helle Kristoffersen as directors of the Company will be subject to an independence analysis in accordance with the Afep-Medef Code.

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The table below presents the position of each independent Director with regard to the independence criteria set in the Afep-Medef Code (Article 9.4).

Directors’ independence	Alexandre Bompard	Anne-Gabrielle Heilbronner	Bernard Ramanantsoa	Frédéric Sanchez	Jean-Michel Severino
Criterion 1: Is not and has not been an employee, Director or Officer within the last five years	✔	✔	✔	✔	✔
Criterion 2: Does not hold cross-directorships	✔	✔	✔	✔	✔
Criterion 3: Does not have significant business relationships	✔	✔	✔	✔	✔
Criterion 4: Does not have close family ties with a Corporate Officer	✔	✔	✔	✔	✔
Criterion 5: Has not been a Statutory Auditor of the Company within the last five years	✔	✔	✔	✔	✔
Criterion 6: Has not have been a Director of the Company for more than twelve years	✔	✔	✔	✔	✔
Criterion 7: Has non-executive Corporate Officer status: does not receive variable compensation in cash or shares or any compensation relating to the Company’s performance	✔	✔	✔	✔	✔
Criterion 8: Has major shareholder status: does not participate in the control of the Company	✔	✔	✔	✔	✔

The detailed list of the offices held by corporate officers is provided in Section 5.1.4 Information on Directors, Officers and Senior Management.

5.2.1.3     Applying the principle of diversity and balanced representation between women and men

The Board ensures that its membership complies with statutory provisions, specifically with regard to diversity and the balanced representation of women and men.

As of the date of this document, the Board of Directors had a total of six women out of 14 Directors. In application of the criteria resulting from the laws of January 27, 2011 (on the balanced representation of women and men on Boards of Directors and Supervisory Boards and on professional equality) and of May 22, 2019 (on growth and the transformation of companies, known as the PACTE law), the proportion of women on the Board was 40% (four women out of 10). This percentage does not take into account the Directors elected by the employees or representing employee shareholders.

Furthermore, pursuant to Article L. 22-10-10 of the French Commercial Code and the Afep-Medef Code, Article 13 of the Company’s Internal Guidelines (see Section 5.2.1.4 Internal Guidelines) states that diversity in the membership of the Board and its committees also refers to indicators such as age, nationality, qualifications and professional experience.

This provision is consistent with the expectations of directors expressed in the 2019 evaluation of the operation of the Board and its committees regarding the need to diversify the profiles present on the Board, with expertise in the digital and international fields and in the "directors’ watch" work carried out by the GCSERC (see Section 5.2.1.8 Board and committee activities during the fiscal year).

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Diversity of expertise on the Board

An assessment of the key skills and expertises of the members of the Board has been carried out among the directors and shows that the Board has the necessary qualities to understand the issues presented to it.

The map below, produced at the beginning of 2022, shows a balanced distribution between the different types of skills required and brought to the Board by its 14 members.

5.2.1.4     Internal Guidelines

In 2003, the Board of Directors adopted Internal Guidelines, which lay down the guiding principles and procedures for its operations and those of its committees. They are available on the website www.orange.com, under the heading Group/Governance.

The Internal Guidelines specify, among other details, the respective responsibilities of the Board of Directors, the Chairman and the Chief Executive Officer, stipulating limits to his powers; they also set the rules governing the composition, powers and operating procedures of each Board committee.

The Internal Guidelines also specify the rules governing the information provided to Directors and the meetings of the Board.

The Internal Guidelines have been updated on a number of occasions by the Board of Directors to reflect changes in the Company’s governance.

5.2.1.5     Chairman of the Board of Directors

Article 1 of the Internal Guidelines of the Board of Directors specifies the role and duties of the Chairman.

The Chairman represents the Board of Directors and, except in unusual circumstances, is the only person authorized to act and speak in the Board’s name. He organizes and steers the work of the Board of Directors and ensures the efficient running of corporate bodies in line with the principles of good governance. He serves as a liaison between the Board of Directors and the Company’s shareholders, in coordination with the General Management; he monitors the quality of the Company’s financial information. When the roles of Chairman of the Board of Directors and Chief Executive Officer are split, he may, in close coordination with the General Management, represent the Company in its upper-level relations with the public authorities, the Group’s major partners and key customers, both within France and internationally. In this case, he is briefed regularly by the Chief Executive Officer on the significant events and situations relating to Group operations, and he may seek any information from the Chief Executive Officer needed to inform the Board of Directors and its committees. The Chairman may meet with the Statutory Auditors in order to prepare the work of the Board of Directors and the Audit Committee. He may attend meetings of Board Committees under the conditions provided for in the Internal Guidelines.

In accordance with Articles 29-1 and 29-2 of French Law No. 90-568 of July 2, 1990, the Chairman of the Board of Directors also has the power to appoint and manage the civil servants employed by the Company.

Pursuant to the Company’s Bylaws, the Chairman of the Board of Directors can hold his position until the age of 70.

5.2.1.6     Committees of the Board of Directors

The Board of Directors is supported by expertise from three specialized committees. Their role is to provide informed input for the Board’s discussions and assist in preparing its decisions. These committees meet as often as is necessary. Their powers and operating procedures are set out in the Internal Guidelines of the Board of Directors. In line with the Afep-Medef Code, significant responsibilities are given to independent Directors. Orange also believes that it is important that each committee benefits from the presence of at least one Director representing the public sector and at least one member representing employees or employee shareholders, which contributes to taking into account different opinions in the work of the committees (see Section 5.2.1.8 Board and committee activities during the fiscal year).

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Thus, with the exception of the Chairman who is free to attend all committee meetings, all of the Directors sit on a committee based on the choices discussed and made by the Board.

Composition of the Board Committees as of the date of this document

	Year created	Chairman	Members
Audit Committee	1997	Bernard Ramanantsoa (2)	Stéphanie Besnier (1) Sébastien Crozier Jean-Michel Severino (2) (3)
Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)	2003	Anne-Gabrielle Heilbronner (2)	Laurence Dalboussière Anne Lange
Innovation and Technology Committee (ITC)	2014	Frédéric Sanchez (2)	Alexandre Bompard (2) Vincent Gimeno (5) Bpifrance Participations represented by Thierry Sommelet (4) Magali Vallée (5)

(1)   Stéphanie Besnier replaced Claire Vernet-Garnier as Director representing the State by ministerial order dated May 17, 2021.

(2)   Independent Director.

(3)   Audit Committee’s financial expert.

(4)   Thierry Sommelet succeeded Nicolas Dufourcq on January 10, 2021 as permanent representative of Bpifrance Participations.

(5)   Magali Vallée and Vincent Gimeno replaced René Ollier and Fabrice Jolys as directors elected by employees on December 3, 2021.

Audit Committee

In accordance with the Internal Guidelines of the Board of Directors, the Audit Committee has at least three members appointed by the Board. At least two-thirds of members must be independent (excluding Directors representing the employees or employee shareholders, who are not taken into account). The Chairman of the Audit Committee is chosen from among the independent Directors.

The composition of the Audit Committee complied with the recommendations of the Afep-Medef Code, with the proportion of independent directors, excluding directors elected by employees or representing employee shareholders, being three out of four until the meeting of the Board of Directors on February 16, 2022, at which time it was decided that Christel Heydemann could no longer be considered independent, even before she takes up her duties on April 4, 2022 (see Section 5.2.1.2 Independent directors). Consequently, it decided, in accordance with the Afep-Medef code and the listing rules, that Christel Heydemann could no longer sit on the Audit Committee as a member. The Committee does not include any corporate officers. The composition of the Audit Committee also complies with the provisions of Article L. 823-19 of the French Commercial Code relating to the establishment of a specialized committee to follow up questions relating to the preparation and control of accounting and financial information.

In this regard, the Committee monitors the financial reporting process and the effectiveness of internal control and risk management systems relating to accounting and financial reporting procedures. It issues a recommendation regarding the Statutory Auditors nominated for appointment, organizes their selection process and submits a reasoned recommendation to the Board regarding their choice and their compensation terms and conditions. It monitors the Statutory Auditors’ fulfillment of their engagement and approves, where applicable, the provision of services other than the certification of the financial statements, for such services that are not prohibited by law or Orange’s rules. The Committee also studies all investment or divestment projects that meet the criteria set out in Article 2 of the Internal Guidelines of the Board of Directors, and prepares related deliberations of the Board. The Audit Committee may also request that any audit or internal/external review be carried out on any matter that it considers to fall within its remit.

Furthermore, the Chairman of the Audit Committee is assigned a particular role, and reports to the Board of Directors on a regular basis on the execution of the Committee’s functions, as well as the outcome of the statutory audit and the manner in which this has contributed to the integrity of the financial information, and the role the Audit Committee has played in this process. He immediately informs the Board of any difficulties encountered and submits a summary of the Audit Committee’s discussions.

The responsibilities of the Audit Committee are detailed in Article 7 of the Internal Guidelines of the Board of Directors.

Financial expertise within the Audit Committee

Members of the Audit Committee are required to have or to gain financial or accounting expertise. The Audit Committee, in accordance with the provisions of Article L. 823-19 of the French Commercial Code and Section 407 of the US Sarbanes-Oxley Act, must also comprise at least one person with specific expertise in the field of finance, accounting or statutory auditing, who must be independent (the "financial expert").

Jean-Michel Severino was appointed financial expert of the Audit Committee during the Board of Directors’ meeting of October 25, 2017, due to his role as Financial Inspector, his past functions as Chief Executive Officer of the Agence française de développement (AFD, French international development agency) and Vice-President of the World Bank for Asia, and his current position as Chairman of fund management company I&P.

Governance and Corporate Social and Environmental Responsibility Committee

In accordance with the Internal Guidelines of the Board of Directors, the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC) has at least three members appointed by the Board.

Its composition is in line with the recommendations of the Afep-Medef Code, as the ratio of independent Directors is 50% (excluding the Director elected by the employees, who is not included in this calculation).

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The major areas of responsibility of this Committee, whose creation is recommended by the Afep-Medef Code, are appointments and compensation, Corporate Social Responsibility, and governance. In particular, it exercises the powers of the specialized committees responsible for the appointment of Directors, and more generally of Corporate Officers, and renewal of their terms of office, as well as the compensation of these Corporate Officers. In these areas, it is tasked in particular with making proposals to the Board of Directors, as well as to the Chairman and, as necessary, the Chief Executive Officer. The Chief Executive Officer also keeps the Committee informed of any new appointments to the Group Executive Committee; the Committee may offer its opinion on the terms and conditions for calculating the compensation of these new members, or regarding multi-year variable compensation plans (Long Term Incentive Plans) or free share award plans in place at the Orange group. The Committee also ensures, with regard to succession plans, that a process is in place for when offices expire and in situations requiring particular attention.

The Committee also examines, in line with the Group’s strategy, the main thrust of the human resources and corporate social and environmental responsibility policies drawn up, based on discussions with the Group’s stakeholders. Once a year, it reviews the Ethics Committee’s report on the Group-wide actions to implement ethics practices, and is informed about the rollout of the Group’s compliance programs.

Article 8 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Innovation and Technology Committee

In accordance with the Internal Guidelines of the Board of Directors, the Innovation and Technology Committee has at least three members appointed by the Board.

The Committee notably reviews the significant multi-annual investment programs and the major technology partnerships entered into by the Group, the Group’s strategic policies in terms of innovation and technology, and its performance in this respect.

Article 9 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Joint meeting of Board Committees

In accordance with Article 11 of the Internal Guidelines of the Board of Directors - and without constituting a specialized committee of the Board itself - the Audit Committee, the GCSERC and the Innovation and Technology Committee meet in a joint forum once a year under the chairmanship of the Chairman of the Audit Committee or chaired by the oldest member present. This Joint Committee is responsible for preparing the work of the Board of Directors relative to internal control and risk management systems. Its last meeting took place on October 22, 2021.

The Internal Guidelines provide that during this meeting, the Company’s General Management presents the risk mapping in the Company, in particular the effectiveness of the risk management system, the major risks facing the Group and the mechanisms for preventing and detecting fraud.

Special-purpose committees

Article 5 of the Internal Guidelines of the Board of Directors provides that the Board may decide, for certain technical issues relating to the Company’s operations and/or issues that may involve conflicts of interest and on which the Board of Directors is expected to give its view or make a decision, to establish a special-purpose committee to review these matters in consultation with the Company’s General Management. Article 5 was amended at the request of the Board on December 5, 2018 in order to enable any Director to participate in such committees, provided that they have no conflicts of interest.

The Board of Directors appoints the Chairman, who is chosen from among the Committee’s independent Directors.

A special-purpose committee consisting of the Chairwoman of the GCSERC, Anne-Gabrielle Heilbronner, and the Lead Director, Bernard Ramanantsoa, was set up by the Board on October 25, 2021 to ensure, in close collaboration with the French State shareholder (Agence des participations de l’État), the process aimed at renewing the Group’s governance (see Section 5.2.1.8 Board and committee activities during the fiscal year).

5.2.1.7     Lead Director

The Internal Guidelines of the Board of Directors allow the Board to appoint a Lead Director from among the independent Directors at the proposal of the GCSERC. A Lead Director must be appointed if the same person is both Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors of February 12, 2020 appointed Bernard Ramanantsoa, who is also Chairman of the Audit Committee, as Lead Director. The powers of the Lead Director are defined in Article 15.1 of the Company’s Bylaws (calling and chairing of Board meetings if the Chairman is unavailable), and in Article 10 of the Internal Guidelines, which also defines the duties.

Duties of the Lead Director

The main duties of the Lead Director are to ensure smooth relations between the Board of Directors and the Company’s General Management. To this end, the Lead Director is responsible for:

−    management of conflicts of interest: the Lead Director informs the GCSERC and, where appropriate, the Board of Directors, of any potential or actual conflicts of interest affecting the Directors and Officers of which the Lead Director becomes aware or which are reported to him or her. Where necessary, the Lead Director makes recommendations on how to manage such conflicts;

−    crisis situations: at the request of the Board of Directors, the Lead Director ensures that the Company’s Corporate Governance enables it to cope with any exceptional crisis situations it may face;

−    assessment of the Board of Directors: the Lead Director may be called on to comment during the GCSERC’s assessment of the work of the Board of Directors and its committees;

−    report on activity: the Lead Director reports on the performance of the Lead Director’s duties annually to the Board of Directors. At Shareholders’ Meetings, the Chairman of the Board of Directors may invite the Lead Director to report on his or her work.

Powers of the Lead Director

The powers of the Lead Director are subject to the limits on those of the Board of Directors and its committees:

−    calling meetings of the Board of Directors/Agenda: the Lead Director may, pursuant to Article 15.1 of the Company’s Bylaws, ask the Chairman of the Board of Directors to call a Board meeting on a given agenda or propose additional agenda items to the Chairman of the Board of Directors. The Lead Director may call meetings of the Board of Directors if the Chairman is unable to do so and may chair Board meetings when the Chairman is absent;

−    information for Directors: the Lead Director ensures that the Directors are able to carry out their duties in the best possible conditions, and in particular that the Directors have all necessary information ahead of Board meetings;

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−    committees of the Board of Directors: the Lead Director is not barred from serving as Chairman of any Board committee. The Lead Director may, on proposal of the committee’s Chairman, contribute to the work of the committees related to the Lead Director’s duties;

−    resources: the Lead Director has access through the Company’s General Management to all documents and information required to carry out his or her duties;

−    compensation: the Board of Directors determines, when the Lead Director is appointed, the amount of compensation the Lead Director receives for this role. In addition, the Lead Director can be reimbursed, upon presentation of receipts, for any expenses incurred in the execution of his or her duties, notably travel costs.

In accordance with a decision of the Board of Directors of October 25, 2017, the Lead Director was identified as the General Management contact regarding situations related to matters of compliance, especially in order to be able to report to all members of the Board on the effectiveness of the compliance system and its level of risk. The Lead Director participates annually in a meeting of the Risk Committee (see Section 5.2.2.3 Executive Committee and Group governance committees).

5.2.1.8     Board and committee activities during the fiscal year

Board activities

The Board of Directors met twelve times in 2021. Its meetings had a collective attendance rate of 97.2%. Individual attendance rates are presented in the table located at the end of this section. Information on the method for allocating and the payment of Directors’ compensation is presented in Section 5.4.2.1 Amount of compensation paid or allocated for 2021 activity. The typical Board meeting lasts around 3.5 hours.

Each meeting is generally preceded by a meeting of one or more of the Board’s committees with a view to preparing its work and deliberations. The issues discussed by the committees are reported on by their Chairperson to the Board of Directors.

In addition to the regular stages in the life of the Company (review of operating performance, quarterly results, half-yearly and annual financial statements, budget review, risk factors, setting the compensation of Corporate Officers, etc.), in the first half of 2021, the Board authorized the conclusion of an agreement with La Banque des Territoires (Caisse des dépôts), CNP Assurances and EDF Invest for the sale of 50% of the share capital and joint control of Orange Concessions and approved the principle and terms of the contribution agreement between Orange and TOTEM France. It also authorized Orange Spain to participate in the 700 MHz auction process for the rollout of 5G in Spain and to acquire the TV distribution rights to Spanish soccer for the 2021-2022 season. In September 2021, the Board approved the proposed acquisition of control of the Belgian operator VOO.

As in 2020, it paid particular attention throughout the year, in close coordination with General Management, to monitoring the Group’s situation and the measures implemented in the context of the crisis linked to the Covid-19 pandemic.

It also voted in favor of the Orange share purchase offer reserved for employees and approved the organization of elections for directors elected by employees.

The Board of Directors also considered the findings and aftermath of the emergency numbers outage that occurred on June 2, 2021. It reviewed Orange Bank’s development projects, in particular the "One Bank" IT project.

With regard to the Group’s strategy, the Board was given details of the 2023 ambitions for three of the high-growth strategic areas of Engage 2025 (Africa & Middle East, Orange Business Services and Orange Cyberdefense).

It was also kept regularly informed of the Company’s employee-related news (Employment & Skills Planning, signing of agreements).

After consultation with the Central Social and Economic Committee (Central SEC) on the Group’s strategic directions, its representative submitted a series of questions on these directions to the Board of Directors at its meeting on February 16, 2022, as it does every year, and the Board is currently working on a reasoned opinion in response.

The Board proposed the renewal of the conditional multi-year variable compensation plan (Long Term Incentive Plan, or LTIP) for Corporate Officers, executives and leaders for the period from 2022 to 2024. This system will be submitted to the vote of the Shareholders’ Meeting of May 19, 2022 (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers). The Board of Directors’ review of points related to the appointment, compensation and evaluation of Corporate Officers is conducted in the absence of the interested parties.

On October 22, 2021, it also examined the existence and monitoring of the effectiveness of internal control and financial and non-financial risk management systems in the form of a joint meeting of the three committees.

The Board of Directors was presented with an update of the Group vigilance plan and the obligations regarding the Statement of Non-Financial Performance. It also approved the information on the corporate social and environmental issues of the Group included in the Report of the Board of Directors to the Shareholders’ Meeting.

In accordance with the provisions of the Afep-Medef Code relating to the policy of gender diversity in management bodies, the Board was presented with a progress report on the objectives that the Company has set for itself in terms of increasing the number of women in management bodies, in particular within the management network of the Group’s executives and leaders. It approved the annual resolution on the policy of professional and salary equality between women and men [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Board also carried out a self-assessment of its operations in the second half of 2021 (see Section 5.2.1.9 Periodic review of the operations of the Board of Directors and its committees).

At the Board of Directors’ meeting of February 16, 2022, Bernard Ramanantsoa reported on his role as Lead Director in 2021.

The main topics covered in his latest report are:

−    the monitoring of potential crisis situations that could undermine the Company’s governance;

−    the quality of relations within the Board and between the Board of Directors and the General Management;

−    periodic review of independence and potential conflicts of interest.

Finally, at its meeting of November 24, 2021, the Board of Directors took note of the decision of Stéphane Richard, Chairman and Chief Executive Officer, to submit his resignation to the Board following his conviction on appeal in the arbitration proceedings in the "Tapie - Crédit Lyonnais" case. Consequently, the Orange Board of Directors’ meeting of January 28, 2022, appointed Christel Heydemann, an independent director, as Chief Executive Officer of Orange as from April 4, 2022. On this occasion, the Board of Directors decided to separate the functions of Chairman and Chief Executive Officer.

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Committee activities

Audit Committee

The Audit Committee met ten times in 2021. Its meetings had a collective attendance rate of 100%.

It met regularly with Orange’s Senior Management and the main managers of the Group’s Finance Department, as well as with the Head of the Group Audit, Control and Risk Management Department and the Statutory Auditors in order to review with them their respective action plans and follow-up on these plans.

Financial reporting

In 2021, the Committee analyzed the Statutory and Consolidated Financial Statements for the 2020 fiscal year and the first half of 2021, together with the first and third quarter results for 2021. At its meeting on February 14, 2022, it reviewed the results of the fourth quarter of 2021, as well as the Statutory and Consolidated Financial Statements for the 2021 fiscal year. It verified that the processes for producing accounting and financial information complied with regulatory and legal requirements, especially in terms of internal control. In this respect, the Committee reviewed the draft Management Report and heard the Statutory Auditors’ Reports. It also reviewed the 2022 budget. The significant risks and off-balance sheet commitments and their accounting impacts, as well as the results of the asset impairment tests were also discussed.

In addition, the Committee reviewed all financial communications before their publication.

Internal control and risk management, ethics

Before approving each set of financial statements, the Committee undertook a review of the significant disputes in which the Group is involved.

Moreover, the Committee examined the results of the annual evaluation of the internal financial control system, which were presented to it by the Group Internal Control Department, and concluded that the system was effective [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Committee also reviewed the major risks that the Company believes could have a significant adverse effect on its business, financial position or earnings, particularly in light of its risk mapping. It also ensured that the recommendations formulated after the internal audit assignments by the Group Audit, Control and Risk Management Department were correctly implemented. The findings of the audit assignments as well as the schedule of upcoming audit assignments were presented. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Management of debt and cash

The Committee regularly reviewed the Group’s debt refinancing and cash management policy and was given a presentation on the annual update of the Group’s derivative counterparty and cash investment limits.

Development projects and strategic plan

The Committee was informed about the position of certain of the Group’s equity interests in Europe, Africa and the Middle East and reviewed the asset impairment tests conducted at the end of 2021 at the Group’s main subsidiaries and equity interests, based on the entities’ updated strategic plans, in order to take the 2022 budget as well as geopolitical and macroeconomic changes into account.

Statutory Auditors

The Committee reviewed the fees of the Statutory Auditors for 2021 and the financial terms of their work during the year. In the second half of 2021, the Statutory Auditors presented their external audit plan to the Audit Committee.

Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)

The GCSERC met eight times in 2021. Its meetings had a collective attendance rate of 100%.

Compensation of Directors and Officers

At the beginning of 2021, the Committee determined the target proposals and calculation methods for the variable portion of the compensation of the Chairman and Chief Executive Officer and the two Delegate Chief Executive Officers for 2021, and the proposed objectives of the Corporate Officers for 2022 were reviewed and discussed at several meetings and defined in February 2022. These efforts have given rise to a great deal of work, within the framework of the GCSERC and with the support of the special-purpose committee for the renewal of the Group’s governance, with a view to preparing the compensation policy for Corporate Officers in respect of their terms of office for the 2022 fiscal year (see Section 5.4 Compensation and benefits paid to Directors, Officers and Senior Management).

The Committee also monitored the implementation of the conditional multi-year variable compensation plans (Long Term Incentive Plans or LTIPs), in particular the results of the LTIP 2019-2021 and the overall terms and conditions of a new LTIP 2022-2024, the principle of which will be put to the vote of the Shareholders’ Meeting of May 19, 2022 (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers).

Lastly, the Committee prepared the breakdown of compensation for Directors in respect of the 2021 fiscal year and defined the Directors’ compensation policy for the 2022 fiscal year (see Section 5.4.2 Board of Directors’ report on Directors compensation). In this context, the GCSERC, taking into account the recurrence of the number of Board meetings and the role played by the chairmen of the three committees, proposed to the Board to increase the compensation of the Directors for their participation in Board meetings as well as that of the committee Chairmen in their capacity as such, and to adopt a new compensation scale as of January 1, 2022.

Governance and operation of the Board

The Committee reviewed the Board’s Corporate Governance Report attached to the Management Report.

It also examined, as it does every year, the situation of each of the independent Directors with regard to the independence criteria set out in the Afep-Medef Code (see Section 5.2.1.2 Independent Directors).

At its meeting of February 11, 2022, the Committee took note of annual declarations made by Orange’s Directors and Officers, in which certain information is required: number of Orange shares held and any related-party transactions, terms of office and positions held in 2021, personal situation, potential conflicts of interest, etc.

Members of the GCSERC noted that in light of the annual declarations made by Directors and Officers, no specific conflicts of interest had been identified. This review, together with other work carried out by the Committee, made it possible to propose to the Board of Directors at its meeting of February 16, 2022 that five Directors be considered independent within the meaning of the Afep-Medef Code, Helle Kristoffersen having resigned from her position on January 31, 2022, and Christel Heydemann no longer being able to be considered independent and a member of the Audit Committee, even before she takes up her position on April 4, 2022 (see Section 5.2.1.2 Independent Directors).

The Committee also considered the annual activity report of the Lead Director.

During the year, the Committee was presented with the operationalization and steering of Orange’s corporate purpose and the establishment of a new committee called the "Raison d’agir" Committee (Purpose of action) designed to make recommendations on implementing the corporate purpose commitments (alignment of commitments and key projects, monitoring of commitments using indicators, informing the various external stakeholders of Orange’s impact in society).

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Nomination

On January 5, 2021, Bpifrance Participations informed the Chairman of the Board of Directors of the appointment of Thierry Sommelet as its new permanent representative to replace Nicolas Dufourcq. The GCSERC recommended to the Board his appointment to the ITC.

In February 2021, the GCSERC reviewed the conditions for renewing the term of office of legal entity Director Bpifrance Participations, whose term expires at the close of the Shareholders’ Meeting of May 18, 2021.

By ministerial order dated May 17, 2021, Orange was informed of the appointment of Stéphanie Besnier to replace Claire Vernet-Garnier as the State’s representative on the Board of Directors, which appointed her to join the Audit Committee.

In the second half of 2021, following Stéphane Richard’s statement that he would not seek reappointment as Chief Executive Officer, the GCSERC began a process to search for and identify a new CEO with the support of an external firm. This process has been the subject of joint work by the Chairwoman of the GCSERC and the Lead Director and of regular reports to the Board. As of November 24, 2021, the date Stéphane Richard announced his intention to resign, this process was extended to the search for a Chairman.

In addition, following the resignation of Helle Kristoffersen from her position as Director on January 31, 2022, the GCSERC launched a search to identify potential candidates to replace her. Accordingly, it has identified a list of candidates who meet the requirements of gender diversity and independence and who correspond to the skills profile required by the Board, in accordance with the recommendations made during the last evaluation of its operations.

More generally, the committee has continued its ongoing monitoring work ("director watch") in order to regularly review a list of director profiles that may correspond to the Board’s needs and thus enable it to prepare for any necessary replacement. The Committee remains attentive to any profile with expertise in the fields of innovation and technology, internationally where appropriate, and who is or has been a Senior Manager.

CSR, ethics, compliance

The Committee reviewed the strategy and important issues related to the Group’s Corporate Social Responsibility policies. It examined the major achievements in this area in 2021. The Committee reported to the Board of Directors on its work on this subject.

The Committee was presented with a report on the progress of the rollout of the Group’s corruption prevention program, in particular relating to the implementation of measures resulting from the French Law of December 9, 2016, known as the Sapin II Law, and from Government Order No. 2017-1180 of July 19, 2017 on the publication of non-financial information. In particular, the Committee examined the implementation of the Code of Conduct and the obligations regarding the Statement of Non-Financial Performance, and the rollout of the Group’s vigilance plan in 2021. The Board of Directors was informed on this matter.

The Committee also examined the annual report on ethics and compliance and studied the Group-wide actions resulting in the implementation of the ethics and compliance program [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] It also assessed the vigilance plan for 2022 and the obligations regarding the Statement of Non-Financial Performance.

The GCSERC was also presented with the system put in place to respond to the assessment notice from the French Anti-Corruption Agency (AFA) received in October 2021, which concerns the "Orange Business Services" activities of Orange SA and all the subsidiaries or companies it controls. He was informed that certain Directors could be contacted as part of the interviews that AFA will request.

Finally, as part of the periodic review of the Board’s work (see Section 5.2.1.9 Periodic review of the operations of the Board of Directors and its committees), the Committee continued its discussions on the development and monitoring of replacement plans for Corporate Officers.

Employment

The Committee monitored changes in the yearly indicators of the employee satisfaction survey. At its meeting of November 18, 2021, the Committee was presented with a detailed annual report on workplace gender equality and equal pay at Orange, specifically covering the proportion of women in the workforce, an analysis of pay gaps, and the awareness and training initiatives undertaken in 2021, and prepared the relevant Board discussions. The gender equality policy within the governing bodies was reviewed by the GCSERC and was the subject of a recommendation to the Board, which, in accordance with the new provisions of the Afep-Medef Code, determines the gender equality objectives within these bodies. This policy is supplemented by special attention paid to the percentage of women on the Boards of Directors of the Group’s subsidiaries and to that of the specialized committees reporting to the Executive Committee.

Innovation and Technology Committee (ITC)

The ITC met three times in 2021. Its meetings had a collective attendance rate of 88.9%.

After having carried out a debate at the beginning of 2021 on its role and function, the ITC devoted one of its meetings to the organization of innovation and technologies within Orange. It reviewed Orange’s research priorities and was presented with the Group’s public Cloud objectives and Orange’s innovation strategy.

Joint meeting of Board Committees

At a joint meeting in October 2021, the members of the Audit Committee, the GCSERC and the ITC reviewed the effectiveness of the risk management system, with a review of 2021 and a focus on the Group’s major risks, particularly from the point of view of security, including data and the impact of climate change.

Special-purpose committee

A special-purpose committee, as provided for in Article 5 of the Internal Guidelines, consisting of the Chairwoman of the GCSERC, Anne-Gabrielle Heilbronner, and the Lead Director, Bernard Ramanantsoa, was set up by the Board on October 25, 2021 to carry out, in close collaboration with the French State shareholder (Agence des participations de l’État), the process of searching for and identifying a candidate for the position of Chief Executive Officer with a view to renewing the governance of the Group. The committee was assisted in this work by a specialized recruitment firm and by an expert firm in executive compensation. In a second phase, this special-purpose committee extended its work to the search for a new Chairman of the Board of Directors and an independent director to replace Helle Kristoffersen, an independent director, who resigned from her position on January 31, 2022.

Strategic seminar

All members of the Board of Directors met with the members of the Executive Committee for a strategic seminar on December 7, 2021. This meeting provided the Directors with an overview of the Orange ecosystem as well as a projection of the decommissioning of the copper network and a focus on the Group’s climate strategy.

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Individual attendance of Board members

In accordance with Article 11.1 of the Afep-Medef Code, the table below presents the attendance rate of each member of the Board of Directors in 2021.

	Attendance of members of the Board of Directors
	Board of Directors	Audit Committee	GCSERC	ITC
Stéphane Richard	100%	N/A	N/A	N/A
Alexandre Bompard	75%	N/A	N/A	33%
Sébastien Crozier	100%	100%	N/A	N/A
Laurence Dalboussière (1)	100%	N/A	100%	100%
Anne-Gabrielle Heilbronner	100%	N/A	100%	N/A
Christel Heydemann	100%	100%	N/A	N/A
Fabrice Jolys	100%	N/A	100%	N/A
Helle Kristoffersen	92%	N/A	N/A	100%
Anne Lange	100%	N/A	100%	N/A
René Ollier	100%	N/A	N/A	100%
Bernard Ramanantsoa	100%	100%	N/A	N/A
Frédéric Sanchez	100%	N/A	N/A	100%
Jean-Michel Severino	92%	100%	N/A	N/A
Claire Vernet-Garnier (2)	100%	100%	N/A	N/A
Bpifrance Participations represented by Thierry Sommelet	100%	N/A	N/A	100%
Stéphanie Besnier (2)	100%	100%	N/A	N/A
Vincent Gimeno (2)	100%	N/A	N/A	N/A
Magali Vallée (2)	100%	N/A	N/A	N/A

(1)   Laurence Dalboussière has left the ICT and will join the GCSERC on October 25, 2021.

(2)   Directors’ attendance rates are calculated based on their term of office in 2021, it being specified that:

•     Claire Vernet-Garnier was appointed as a Director effective October 27, 2020 until May 17, 2021;

•     Stéphanie Besnier was appointed as a Director effective May 17, 2021;

•     Magali Vallée and Vincent Gimeno were elected as Directors by the employees, with a start date of December 3, 2021.

5.2.1.9     Periodic review of the operations of the Board of Directors and its committees

The operating procedures of the Board of Directors and of its committees are alternatively assessed internally via self-assessment, as was the case in 2021, and externally with the help of an independent consultant, as was the case in 2019.

In the second half of 2021, the GCSERC proposed to the Board a self-assessment scheme based on the response to a questionnaire and then a one-on-one interview with the GCSERC Chairwoman and the Secretary of the Board of Directors. All the Directors participated in this exercise.

During the discussions in the GCSERC and then in the Board of Directors’ meetings, the responses and comments made by the Directors were very consistent. The Directors were generally very satisfied with the operation of the Orange Board of Directors, except for the length of the meetings, which were sometimes considered too long, and an expectation that the Board should be more involved in the Group’s strategy. Its composition is considered appropriate by a majority of its members, who would nevertheless like to strengthen it with international profiles and a focus on technical subjects. The fact that all members’ voices are heard and there is freedom of debate were unanimously emphasized. Finally, it appeared that combining the functions of Chairman of the Board and Chief Executive Officer was now considered only "moderately adapted" to Orange’s situation.

The main recommendations, some of which are already being implemented, were submitted to the Board at its December 7, 2021 meeting and are structured around three themes:

−    Strategy and role of the Board (deepen the topics of value creation, improve strategic visibility, periodically offer training on certain technological issues of the Company);

−    Quality of the debates and how they function (reduction of the average length of the meetings, in particular on the subjects which do not necessarily concern the Council, more concise documentation);

−    Practical organization of the Board (review the compensation package for Directors, encourage informal exchanges between Directors outside the framework of the Board).

5.2.1.10   Description of the procedure for assessing ongoing agreements in place

Pursuant to Article L. 225-39 of the French Commercial Code as amended by the law of May 22, 2019 on the growth and transformation of companies (known as the PACTE law), the Boards of Directors of listed companies are required to implement a procedure to regularly assess whether agreements relating to ongoing operations and entered into on an arm’s length basis meet these conditions.

On December 3, 2019, the Orange SA Board of Directors adopted an internal procedure to assess whether the agreements concluded between (i) Orange SA and (ii) the Directors and Officers of Orange SA or the public sector (including the French government, Bpifrance Participations, central government administrations and companies controlled by the government) or any company in which an Orange SA Director or Officer holds a position, can continue to be described as agreements "relating to ongoing operations concluded on an arm’s length basis".

As part of the procedure, the Group Legal Department is responsible for (i) centralizing the recording of these freely negotiated agreements with the Legal Departments of the Orange SA divisions, and (ii) carrying out a subsequent evaluation.

This involves assessing agreements prior to their signature, agreements being classified on a case-by-case basis by the Legal Department in question, with the support of the Operational, Financial and Compliance Departments of the Group, on the basis of cumulative criteria (the operation must be both ongoing and entered into on an arm’s length basis), and a re-examination of these agreements is planned on an annual basis. An annual in-depth check is also carried out on material agreements to ensure that they continue to meet the criteria for current agreements and normal conditions at the level of Orange SA. Material agreements are those subject to significant commitments for Orange SA or decisions made in Group Investment Committees.

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A report on this procedure is presented annually to the Board of Directors for approval. The Board will examine the effectiveness of the procedure for evaluating standard agreements entered into on an arm’s length basis within the Group.

For the year ended December 31, 2020, the above-mentioned report established that the agreements identified, subject to the procedure, could continue to be classified as ongoing agreements entered into on an arm’s length basis. The report was presented to the Audit Committee on July 26, 2021 and was approved by the Board of Directors on July 28, 2021 on the recommendation of the Audit Committee. Its review led to the conclusion that the internal procedure was effective and that it was implemented under the same conditions in 2021.

5.2.2      Operation of General Management

5.2.2.1     Form of exercise of General Management

On February 23, 2011, the Board of Directors decided to combine the roles of Chairman and Chief Executive Officer and to appoint Stéphane Richard as Chairman of the Board of Directors with responsibility for the General Management of the Company. This management structure was considered at the time by the Board of Directors to be the best suited to the Company’s organization and mode of operation, and was supplemented by the appointment of a statutory Lead Director with significant duties and powers (see Section 5.2.1.7 Lead Director).

In view of the end of Stéphane Richard’s term of office, the Orange Board of Directors, which met on January 28, 2022, decided to separate the functions of Chairman and Chief Executive Officer, and appointed Christel Heydemann, then an independent director, as Chief Executive Officer of Orange as from April 4, 2022. At the end of the Chairman’s term of office, and under the conditions defined by the Bylaws, the Board of Directors must decide on the terms and conditions for the exercise of General Management, which is assumed either by a Chairman and Chief Executive Officer, or by another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer. With the arrival of a new Chief Executive Officer, opting for this form of management is a natural evolution at a moment of change in governance and is in line with the wishes of the company’s various shareholder stakeholders; Stéphane Richard also expressed similar sentiments.

5.2.2.2     Limits set on the Chairman and Chief Executive Officer’s or the Chief Executive Officer’s powers

In accordance with the law and the Company’s Bylaws, the Chief Executive Officer is invested with extensive powers to act in the Company’s name. He exercises his powers within the limits of the corporate scope and subject to those powers that the law and Internal Guidelines of the Board of Directors expressly attribute to him. He is supported in this task by the Executive Committee and any Delegate Chief Executive Officers.

Article 2 of the Internal Guidelines of the Board of Directors provides that the Chief Executive Officer must obtain the Board’s prior authorization before committing the Company to:

−    investments or divestments exceeding 200 million euros per transaction falling within the consolidation scope, and when the total consolidated exposure exceeds the Board’s prior authorization for such an investment; or

−    any new investment (excluding acquisitions of telecom spectrum) under the Group’s major multi-annual technology programs in its main geographies (such as FTTH, 5G, etc.) in an average amount per annum exceeding 2.5% of the Group’s investments budgeted during the year in question.

In addition, acquisitions of telecom spectrum by the Group in geographies representing at least 10% of consolidated revenue are subject to prior presentation to the Board of Directors, which will set a maximum amount that can be bid at auction.

Investments or divestments remain, as the case may be, subject to independent review by the governing bodies of the subsidiaries in question.

Furthermore, any investment or divestment that falls outside the scope of the Company’s strategy and involves a transaction in excess of 20 million euros must first be approved by the Board of Directors. Where relevant, the Board of Directors must be kept informed of any significant new developments regarding such transactions.

The Chief Executive Officer must also obtain the authorization of the Board of Directors annually, within ceilings determined by it, to issue sureties, endorsements or guarantees or for the Company to issue bonds or similar securities or arrange syndicated bank loans.

5.2.2.3     Executive Committee and Group governance committees

The Executive Committee, under the authority of the Chief Executive Officer, is responsible for managing the Group and coordinating the implementation of its strategy. It oversees the achievement of operational, employee-related and technical objectives, as well as of those relating to the allocation of financial resources. Its meetings are generally held weekly. Its composition is set out in Section 5.1.3 Executive Committee.

Within the Company, a series of powers and signing authority is in place from the Chief Executive Officer to each of the members of the Executive Committee, each of whom has applied them in their respective area of expertise.

Several specialized committees reporting to the Executive Committee were created to apply or oversee the implementation of its directives throughout the Group. The main committees that support Group governance are the Group Investment Committee, the Treasury and Financing Committee, the Tax Committee, the Claims and Commitments Committee, the Risks Committee, the Employment and Skills Committee and the Disclosure Committee. Each committee has adopted Internal Guidelines or a charter defining their operating and deliberation procedures. These committees are also responsible for monitoring risk management with regard to financial liabilities, thereby helping limit the Group’s overall exposure.

The Group Investment Committee, on delegation from the Chief Executive Officer, is chaired by the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development, and includes four other permanent members: the Deputy Chief Executive Officer in charge of People & Group Transformation, the Chief Technology and Innovation Officer, the Senior Executive Vice-President, Strategy and Cybersecurity activities and the General Secretary. The Internal Guidelines of this Committee (terms of reference) evolved in March 2020. Its role is to review projects implying financial commitments, off-balance sheet commitments and non-financial commitments for the Group, also focusing on value creation. Other than in extraordinary circumstances, the Committee has decision-making authority on investment projects in IT systems and service platforms exceeding 10 million euros as well as bids in response to calls for tender on the Enterprise market whose financing needs exceed 10 million euros, and on other investment projects exceeding 50 million euros (including implied operating expenses). It also rules on acquisitions and asset disposals, and the financing needs of subsidiaries in the event of an increase in the Group’s financial exposure. This Committee meets as often as it deems necessary and in general once a week.

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The Treasury and Financing Committee, chaired by the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development, sets the guidelines for managing the Group’s debt and financing on a quarterly basis, especially in respect of its liquidity, interest rate, exchange rate and counterparty risks. The financial monitoring of the subsidiaries is also presented to the Committee. The Committee also reviews past management (key debt figures, completed transactions, financial results, etc.). It met four times in 2021.

The Tax Committee is chaired by the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development. Its role is to review the major tax issues in order to determine their accounting consequences, if any. The materiality threshold for tax matters that must be submitted to the Tax Committee is 10 million euros. This Committee meets twice a year. However, the Committee may hold special meetings to assess and approve the tax options to be taken on issues that are particularly important for the Group. The Tax Committee met twice in 2021.

The Claims and Commitments Committee, which is chaired by the General Secretary, examines the Group’s significant disputes and contractual commitments to ensure that the related risks are taken into account as necessary in the form of accounting provisions. The Committee’s role also includes approving the information in the notes to the financial statements on significant disputes. The Committee met seven times in 2021.

The Risks Committee, which operates under the authority of the Chairman and Chief Executive Officer, is chaired by the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development. It is made up of members of the Executive Committee, ten of whom are permanent members. The Committee’s role is to review the Group’s principal risks and to propose to the Executive Committee all decisions regarding risk management and the quality of internal control, as well as to assist the General Management in its risk management reporting to the Audit Committee and Board of Directors. To that end, the Committee validates the risk mapping, validates and monitors the execution of the annual internal audit program and ensures the monitoring of the implementation of audit recommendations and corrective action plans. It monitors fraud and corruption prevention programs and reviews identified cases during meetings with the Lead Director. It is also informed of the main work on internal control, and ensures the consistency of the internal control and internal audit plans with the risk management objectives. The Committee met five times in 2021.

The Employment and Skills Committee, under the authority of the Chief Executive Officer, is chaired by delegation by the Deputy CEO, People & Group Transformation. It is made up of members of the Executive Committee or, by delegation, their representatives. The Committee plays a key role in implementing the Group’s employment policy. The Employment and Skills Committee examines employment forecasts and trends in the Group’s sectors, divisions and countries. It also looks at all plans for external hires in France. It also issues recommendations on each candidate presented. The Committee meets several times a year.

The Disclosure Committee operates under the authority of the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development. It is chaired, by delegation, by the Group Chief Accounting Officer, and includes the relevant department heads within the accounting, legal, internal audit, management control, investor relations and communications fields. It ensures integrity, accuracy, and compliance with applicable laws and regulations and recognized practices, and ensures the consistency and quality of the Group’s financial information. It carries out this mission within the procedural framework for the preparation and validation of financial information as defined by the Group. Accordingly, it examines all financial disclosures made by the Company: the consolidated financial statements, the annual and half-yearly financial reports, the Registration Document (now called the Universal Registration Document) filed with the AMF, the US Annual Report (Form 20-F) filed with the SEC, as well as any press releases containing financial information and presentations to institutional investors. In addition, the Committee looks at financial communication issued by the principal listed subsidiaries. It met 17 times in 2021.

Furthermore, in terms of the Group’s governance, the following committees help guide strategy in the area of non-financial performance and diversity at Orange.

The Group Ethics and Sustainable Performance Committee deals with issues of compliance, ethics and social responsibility at Orange. The Committee is co-chaired by the Delegate Chief Executive Officer, Executive Director Finance, Performance and Development and the Executive Director CSR, Diversity and Solidarity. The other members are appointed by General Management, including members of the Executive Committee, the Group’s Inspector General and the Chief Compliance Officer. During a meeting in July 2019, the decision was made to expand its role to steering non-financial performance. It now constitutes the collegiate governance decision-making body of the Executive Committee on in areas of social responsibility. It validates the information presented to the Directors of the Board in the GCSERC and reviews, in particular, the Non-Financial Performance Declaration (NFPD) and the "Orange Group Vigilance Plan," which are included in the Management Report presented to the Shareholders’ Meeting. The Group Ethics Committee met four times in 2021.

The Professional Equality Strategy Committee, created in 2011, guides Orange’s policy in the area of gender equality in the workplace. It is made up of members of the Executive Committee as well as individuals representing the Group’s entities, and is led by the Group’s Diversity and Inclusion Department. This committee defines the main orientations of the Group’s gender equality policy and monitors the implementation of this policy in five areas: gender diversity in all of the Group’s businesses, particularly in the technical and digital sectors, access for women to positions of responsibility, equal pay for men and women, work-life balance and the fight against violence. As such, since 2020, the Committee has been informed of the implementation of the global agreement on gender equality, the fight against discrimination and violence, and work-life balance, which was signed with UNI global union on July 17, 2019. The Professional Equality Strategy Committee met twice in 2021.

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5.3     Reference to a Code of Corporate Governance

Orange refers to the Afep-Medef Corporate Governance Code for listed companies revised in January 2020, which may be consulted on the Orange, Afep and Medef websites. The Company hereby declares that it complies with the recommendations of the Afep-Medef Code as of the date of this document.

Main differences with the rules of the New York Stock Exchange

Orange has endeavored to take the New York Stock Exchange (NYSE) Corporate Governance rules into account. However, since the Company is not a US company, most of these rules do not apply to it, and the Company is allowed to follow the rules applicable in France instead. Accordingly, Orange has elected to refer to the Afep-Medef Code, where the recommendations differ in some respects from the NYSE governance rules applicable to US companies listed on the NYSE.

The main differences between Orange’s practices and the rules applicable to US companies are described in Orange’s annual report (Form 20-F) filed with the Securities and Exchange Commission of the United States.

5.4     Compensation and benefits paid to Directors, Corporate Officers and Senior Management

5.4.1      Report of the Board of Directors on compensation and benefits paid to Corporate Officers

The Company refers in general, and in particular with regard to compensation, to the Afep-Medef Corporate Governance Code for listed companies in its revised version of January 29, 2020.

This report presents the itemized total compensation and benefits of any kind paid to Directors and Officers during the fiscal year ended December 31, 2021, or awarded in respect of that same fiscal year, as well as the compensation policy for Directors and Corporate Officers for their terms of office, pursuant to Article L. 225-37-2 I. of the French Commercial Code.

This report was prepared under the aegis of the Governance and Corporate Social and Environmental Responsibility (GCSER) Committee.

5.4.1.1     Compensation policy for executive and non-executive Corporate Officers

Orange aims to define and implement a balanced and socially equitable compensation policy for its Corporate Officers.

The compensation policy for executive Corporate Officers is in line with the Group’s strategic priorities, and especially its financial objectives. It is not only a management tool for attracting, motivating, and retaining the talent the Company needs, but also meets the expectations of shareholders and other stakeholders, particularly in terms of transparency, performance and fulfillment of CSR commitments.

All compensation and benefits are analyzed by item, then overall, to obtain the appropriate balances between fixed and variable, individual and collective, and short- and long-term compensation.

Orange ensures that the criteria governing the annual and multi-year variable components for executive Corporate Officers are aligned with the criteria for all the Company’s Senior Management.

The compensation policy for Corporate Officers is set by the Board of Directors upon the recommendation of the GCSERC, while taking into account applicable laws (particularly L. 22-10-8 and L. 22-10-9 of the French Commercial Code), and recommendations from the Afep-Medef Code.

Governance

The general principles and criteria for the compensation and assessment of Directors and Officers are prepared and examined by the GCSERC, which then makes recommendations to the Board of Directors for decision.

The GCSERC may use external benchmarks to evaluate the positioning of the Directors’ and Officers’ compensation. In this respect, surveys are regularly used to ensure that compensation levels and structures are competitive in relation to a panel of comparable companies, including companies based in France and internationally that are the Group’s competitors in telecommunications, as well as services companies, some of which have a State shareholder.

The GCSERC listens to the comments and requests of investors and other stakeholders and takes them into account while maintaining a consistent compensation policy, subject to constraints imposed by the confidentiality of the information published.

Finally, the GCSERC ensures the proper alignment of the compensation policies for the Company’s executive Corporate Officers and other Senior Management in terms of the annual variable compensation and award of performance shares, and more generally the balance of Orange’s compensation packages with the analysis of changes in internal pay ratios.

The GCSERC generally defines the structure of the compensation of executive Corporate Officers at the end of the prior year, and at the start of the current year, sets the targets and criteria governing variable compensation packages in line with the Group’s strategy, the contribution demanded of these Corporate Officers as well as the compensation of the other Directors and Officers.

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In 2021, the GCSERC reviewed the compensation of Directors and Officers during five meetings. In light of Stéphane Richard’s term of office expiring, and the separation of the roles of Chairman and Chief Executive Officer, starting in mid-2021 through the date of this document, the GCSERC reviewed the compensation of the Corporate Officers, in particular the executive Corporate Officers, in six meetings, primarily due to the process of finding and choosing a new CEO and Chair of the Board of Directors. The process was led by a special-purpose committee and the GCSERC (see Section 5.2.1.8 Board and committee activities during the fiscal year).

The topic of the compensation of Corporate Officers was addressed during three meetings of the Board of Directors in 2021. Corporate Officers do not participate in the discussions of the Board of Directors about their own compensation.

Compensation structure for executive Corporate Officers (Chair and CEO, separate CEO, Delegate Chief Executive Officers),

The compensation structure for each executive Corporate Officer mainly consists of fixed compensation, annual variable compensation, and multi-year variable compensation. Each of these items is more fully detailed below.

Fixed compensation

The fixed compensation of Corporate Officers is based on:

−    the importance and complexity of their responsibilities;

−    the experience and background of the people holding the various positions;

−    a market analysis for comparable positions.

Annual variable compensation

The purpose of annual variable compensation is to inspire executive Corporate Officers to achieve the annual performance targets set for them by the Board of Directors, in line with the Group’s strategic priorities, and in particular its financial objectives. Pursuant to the Afep-Medef Code, the potential amount of variable compensation is expressed as a percentage of the fixed compensation.

The variable compensation depends on performance levels applied to financial and extra-financial indicators, with both accounting for the overall performance expected. The entire variable compensation is determined on the basis of precise targets, most importantly a quantitative performance measurement, including for the non-financial indicators, made on the basis of the target chosen by the Board of Directors for the needs of the measurement.

Multi-year variable compensation

Orange offers executive Corporate Officers an annual performance share plan for their multi-year variable compensation to retain talent and further align their interests with the company’s success as well as with shareholder returns, in line with market practices. The Shareholders’ Meeting approves the volume and major policies of the plan. The plan will include criteria that takes into account the beneficiaries’ direct contributions to the company’s long-term and overall performance. Employees holding key positions within the Orange group are also eligible for the plan.

In addition to the performance conditions, the vesting of the shares is subject to the executive Corporate Officers still being in office on the date the performance conditions assessment is completed. However, the Board may decide whether a beneficiary can keep an unvested performance share plan if said beneficiary’s term of office is lost.

The use of a multi-year cash incentive plan may again be considered in the future if regulatory changes or any other circumstances were to make it difficult or impossible for the Company to use a performance share-based plan.

Exceptional compensation

Specific circumstances may result in exceptional compensation (for instance, due to how important these circumstances are for the company, the amount of involvement required, and the difficulty), in which case the Board of Directors will provide the reason for this compensation and will explain why accomplishing the event has led to payment of exceptional compensation. The Shareholders’ Meeting will then vote on this exceptional compensation ("say-on-pay"). The company has not used this possibility in prior years.

Directors’ fees

Corporate Officers do not receive Directors’ compensation (e.g. "Directors’ fees") for the duties and offices carried out in the Group’s companies.

Plans related to termination of service or loss of corporate office

There is no compensation or benefit due or likely to be due because of the termination or change of office of Corporate Officers, nor any commitment to pay any compensation in consideration for a non-competition clause. Executive Corporate Officers who are not under an employment contract are also not eligible for unemployment insurance if they lose their office.

If an executive Corporate Officer is appointed from outside the company, the Board of Directors reserves the right to apply such provisions in keeping with the law and in compliance with the Afep-Medef Code.

Supplemental retirement plan

In addition to the compulsory standard and supplementary retirement plans, a supplemental retirement plan in the form of a defined benefit plan with acquired rights (called "new article 39 plans") or defined contribution plans (called "article 82 plans") may be set up for executive Corporate Officers based on a yearly contribution amount to be defined. This contribution will be considered a salary, and as a result, accounted for as a benefit in kind.

Benefits in kind

Executive Corporate Officers are provided, if they so desire, with a company car and driver, consulting services providing personal legal assistance related to their duties, an annual physical, Internet or telephone access and equipment, including IT equipment, necessary to perform their duties. Contributions the company pays for to set up a supplemental retirement plan would also be a benefit in kind.

Miscellaneous

The Chairman and CEO, the CEO as well as the Delegate CEO(s) are enrolled in the Orange group’s death and disability and supplemental health insurance plans [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Compensation structure for non-executive Corporate Officers (separate Chairman of the Board of Directors)

Fixed compensation

The compensation of the separate Chairman of the Board of Directors is established by comparing the compensation levels and structures of a panel of comparable companies, and particularly the compensation levels and structures of companies where the French State is the reference shareholder.

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Directors’ fees

The Board of Directors determines how compensation gets allocated among Directors for their work (formerly "Directors’ fees"). The Board may decide that the separate Chairman of the Board will not receive compensation as a Director (see Section 5.4.2.2 Compensation policy for Directors).

The separate Chairman of the Board of Directors does not receive any other compensation (particularly variable compensation, stock options or performance shares) or benefits in kind. However, the company will provide a company car and driver, an office, a secretary, access to the Internet or telephone and equipment, including IT equipment, necessary to perform their duties. Any fees the non-executive Chairman of the Board of Directors incurs when performing duties will be reimbursed by the Company upon presentation of receipts.

5.4.1.2     Amount of compensation paid or allocated to Corporate Officers for 2021

Tables No. 1 to 11 below follow the standard presentation as recommended in Annex 4 of the Afep-Medef Code.

Summary of the compensation, stock options and shares allocated to each Corporate Officer (table No. 1)

(in euros)	2021	2020
Stéphane Richard
Gross compensation in respect of the fiscal year (breakdown in table 2)	1,782,271	1,534,511
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	221,550	211,960
Total	2,003,821	1,746,471
Ramon Fernandez
Gross compensation in respect of the fiscal year (breakdown in table 2)	963,063	852,692
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	113,940	109,008
Total	1,077,003	961,700
Gervais Pellissier
Gross compensation in respect of the fiscal year (breakdown in table 2)	966,190	846,014
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	113,940	109,008
Total	1,080,130	955,022

Performance shares awarded in 2020 and 2021 under the LTIP 2020-2022 and LTIP 2021-2023 performance share plans were measured at their award date at the IFRS fair value (breakdown of the calculation in table No. 6).

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Summary of the compensation paid to each Corporate Officer (table No. 2)

Gross amounts (in euros)	2021		2020
	Amounts due in respect of the fiscal year	Amounts paid during the fiscal year	Amounts due in respect of the fiscal year	Amounts paid during the fiscal year
Stéphane Richard
Fixed compensation	950,000	950,000	950,000	950,000
Variable compensation	817,760	570,000	570,000	655,120
Multi-year variable compensation (LTIP)
Exceptional compensation
Directors’ fees (1)
Benefits in kind	14,511	14,511	14,511	14,511
Total	1,782,271	1,534,511	1,534,511	1,619,631
Ramon Fernandez
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	353,520	234,000	234,000	278,280
Multi-year variable compensation (LTIP)
Exceptional compensation
Directors’ fees	N/A	N/A	N/A	N/A
Benefits in kind	9,543	9,543	18,692	18,692
Total	963,063	843,543	852,692	896,972
Gervais Pellissier
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	353,520	234,000	234,000	278,280
Multi-year variable compensation (LTIP)
Exceptional compensation
Directors’ fees	N/A	N/A	N/A	N/A
Benefits in kind	12,670	12,670	12,014	12,014
Total	966,190	846,670	846,014	890,294

(1)   Stéphane Richard does not receive Directors’ fees.

N/A: not applicable.

Fixed compensation

In accordance with the resolutions approved by the Shareholders’ Meeting of May 18, 2021, the compensation of Stéphane Richard remained unchanged at 950,000 euros annually, as did that of Ramon Fernandez and Gervais Pellissier at 600,000 euros annually.

Annual variable compensation

In 2021, Stéphane Richard received variable compensation of 570,000 euros in respect of the 2020 fiscal year. Ramon Fernandez and Gervais Pellissier each received variable compensation of 234,000 euros in respect of the same fiscal year. The Shareholders’ Meeting of May 18, 2021 approved these components.

For 2020, Stéphane Richard was entitled to variable compensation of 80% of his annual fixed compensation, subject to the achievement of targets, and up to 100% for outperformance.

For 2020, Ramon Fernandez and Gervais Pellissier were each entitled to variable compensation, subject to the achievement of targets, capped at 60% of their annual fixed compensation.

Reminder of targets and results achieved for 2021

In 2021, the Corporate Officers’ annual variable compensation was based on the weighted average of five indicators emphasizing the Group’s growth, its profitability (Organic cash flow from telecom activities & EBITDAal), service quality, and performance on employee-related issues. The expected performance levels were set by the Board of Directors, with financial indicators based on the Group’s budget.

For the calculation of the achievement rate, an elasticity curve is constructed so that a rate reflecting the level of achievement can be assigned for each indicator.

Organic revenue growth (for 15%)

The revenue growth target (on a comparable basis) set for the Corporate Officers for 2021 was in line with the Group’s budget. With a change of 321 million euros, the elasticity curve puts the achievement rate of this indicator at 111.4% for Stéphane Richard and 100% for Ramon Fernandez and Gervais Pellissier.

Organic cash flow (telecom activities) (for 15%)

The organic cash flow target set for the Corporate Officers for 2021 was in line with the Group’s budget. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] the elasticity curve puts the achievement rate of this indicator at 120.2% for Stéphane Richard and 100% for Ramon Fernandez and Gervais Pellissier.

EBITDAaL (for 20%)

The EBITDAaL target set for the Corporate Officers for 2021 was in line with the Group’s budget. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] the elasticity curve puts the achievement rate of this indicator at 91.2% for Stéphane Richard, Ramon Fernandez and Gervais Pellissier.

B2C and B2B service quality (for 17%)

The customer experience indicator is broken down into two sub-indicators: a mass-market customer experience indicator (B2C customer survey), which accounts for 75% of the result, and a global B2B customer experience indicator (B2B customer survey) for 25%.

The B2C and B2B sub-indicators are mean recommendation scores (MRS) given by customers. These surveys are conducted in several countries: in France, in the Europe region as well as the MEA region, and with the B2B customers of Orange Business Services.

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In 2021, the target for the B2C indicator was 81.7; the actual figure was 81.7. For the B2B indicator, the target was 7.6; the actual figure was 7.79.

The elasticity curve applied to the B2C indicator puts the achievement rate of this indicator at 100% for Stéphane Richard, Ramon Fernandez and Gervais Pellissier. The elasticity curve applied to the B2B indicator puts the achievement rate of this indicator at 111.9% for Stéphane Richard, and at 100% for Ramon Fernandez and Gervais Pellissier.

Performance on employee-related issues - ICPS (for 33%)

The aim was to achieve overall progress in the indicator’s five components:

−    three relate to results from the employee survey with a weighting of 70%. The employee survey is usually conducted by an external body at the end of a given year and at the beginning of the next year. Results are reviewed based on the employees’ perceptions in connection with the three themes: skills, collective agility, commitment;

−    two relate to changes in HR indicators, with a weighting of 30%: the training access rate and the percentage of women in management networks;

the result for each component is measured in the following way:

−    Target not achieved: result of -1;

−    Target achieved: result of 0;

−    Target exceeded: result of +1.

As part of the company’s renewal of its governance at the corporate body level, of which Stéphane Richard has been at the helm for more than 11 years, most notably keeping the Group steady during the employee crisis, following a ruling handed down by the courts against Stéphane Richard on November 24, 2021, in a case that had nothing to do with his position or duties at Orange and not relating to the Company, Stéphane Richard submitted his resignation as Chairman and CEO to the Board of Directors. The employee survey, which covers topics related to the Chairman and CEO and this person’s relationship with the company, was not conducted during the 4th quarter of 2021.

The surveys carried out in 2021 among the social body highlighted in particular that the measures put in place for several years around training and skills development, as well as social support and local management continued to play a key role and enabled the teams to cope with the context of the health crisis.

Against this backdrop, the Board decided to renew the results of the previous employee survey that was completed in early 2021.

Human resources indicators are on target.

Criterion	2021 employee experience results			Scoring
	Minimum	Actual	Maximum
Employee survey	-3	3	3	Delegate CEOs 70%; Chairman and CEO 87.5%
HR indicators	- 2	0	2	Delegate CEOs 30%; Chairman and CEO 37.5%
Total	Delegate CEOs 100%; Chairman and CEO 125%

The elasticity curve puts the achievement rate of this indicator at 112.5% for Stéphane Richard, and, with no overperformance, at 100% for Ramon Fernandez and Gervais Pellissier.

Amount of annual variable compensation for 2021

-  Achievement rate for Stéphane Richard

Criterion	Weighting	Variable compensation 2021 results			Note
		Threshold	Budget/Target	Maximum
Organic revenue growth	15.00%	Budget -1.5 pts	Budget	Budget +0.5 pt	16.7%
Organic cash flow	15.00%	Budget -€120m	Budget	Budget +€109m	18%
EBITDAaL	20.00%	Budget -€105m	Budget	Budget +0.8%	18.2%
B2C customer experience	12.75%	Target -4 pts	Target	Target +4 pts	12.8%
B2B customer experience	4.25%	Target -0.4 pt	Target	Target +0.4 pt	4.8%
Performance on employee-related issues - ICPS	33.00%	0%	100%	125%	37.1%
Weighted total	100.00%				107.6%

-  Achievement rate for Ramon Fernandez and Gervais Pellissier

Criterion	Weighting	Variable compensation 2021 results			Note
		Threshold	Budget/Target	Maximum
Organic revenue growth	15.00%	Budget -1.5 pts	Budget	Budget	15%
Organic cash flow	15.00%	Budget -€120m	Budget	Budget	15%
EBITDAaL	20.00%	Budget -€105m	Budget	Budget	18.2%
B2C customer experience	12.75%	Target -4 pts	Target	Target +4 pts	12.8%
B2B customer experience	4.25%	Target -0.4 pt	Target	Target +0.4 pt	4.2%
Performance on employee-related issues - ICPS	33.00%	0%	100%	100%	33%
Weighted total	100.00%				98.2%

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The application of these achievement rates to the Corporate Officers’ respective annual variable compensation objectives yields the following amounts for 2021:

Corporate Officer	Fixed compensation (€)	Target (%)	Achievement rate (%)	Variable compensation due (€)	Payment rate (%)
Stéphane Richard	950,000	80%	107.6%	817,760	86.08%
Ramon Fernandez	600,000	60%	98.2%	353,520	58.92%
Gervais Pellissier	600,000	60%	98.2%	353,520	58.92%

Performance share plans

Under the LTIP 2019-2021, 35,000 shares were allocated to Stéphane Richard and 18,000 to Ramon Fernandez and Gervais Pellissier, subject to performance and presence conditions in accordance with the twenty-eighth resolution approved by the Shareholders’ Meeting of May 21, 2019.

Results of the LTIP 2019-2021

The performance conditions of this plan are measured using the following two indicators:

−    comparative change between the Orange Total Shareholder Return (TSR) and the TSR of the Stoxx Europe 600 Telecommunications index over the duration of the plan for 50%;

−    organic cash flow (telecom activities), as defined by the plan, measured over three fiscal years and compared annually with the budget forecast for 50%.

The result is adjusted in accordance with five criteria: adjusted EBITDA, diversification revenue, average mobile and fixed data speed, mobile brand power and the Net Promoter Score (NPS). Each criterion is scored +3% if the target is achieved and -3% if not.

Total Shareholder Return (TSR)

The TSR target was not met for the 2019-2021 period. Orange’s TSR was -20.011%, less than the Stoxx Europe 600 Telecommunications index TSR, which was +7.486%, which gives this indicator an achievement rate of 0%.

Organic cash flow (telecom activities), as defined by the plan

The target was achieved for 2019, 2020 and 2021. This gives a valuation of 50%.

Adjustment criteria

The combined results of the five adjustment criteria gave a total result of -3%:

Criterion	Weighting	Result	Scoring	Targets
CO2 per customer use	3.00%	achieved	3.00%	20% decline in 2021 vs 2006
Diversification revenue	3.00%	not achieved	-3.00%	€1.5bn
Mobile and fixed data speeds	3.00%	achieved	3.00%	Mobile speeds: 33 Mps fixed speeds: 260 Mps
Brand power	3.00%	not achieved	-3.00%	Increase in at least 2/3 of countries vs 2018
NPS	3.00%	not achieved	-3.00%	Be a leader in 75% of our countries accounting for at least 66.67% of the customer base.
Total adjustment			-3%

Valuation in number of shares

Adding the results on the two indicators, with an adjustment of -3%, gives a result of 48.50%.

Corporate Officer	Target	Achievement rate (%)	Shares vested LTIP 2019-2021
Stéphane Richard	35,000	48.50%	16,975
Ramon Fernandez	18,000	48.50%	8,730
Gervais Pellissier	18,000	48.50%	8,730

Breakdown of benefits in kind in 2021

Corporate Officers received the following benefits in kind in 2021:

Benefits in kind	Company car	Health check	Legal advice	Internet/telecommunications
Stéphane Richard	X
Ramon Fernandez		X	X	X
Gervais Pellissier	X	X	X	X

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Internal pay ratios

The 2021 internal pay ratios as well as the four previous years are published in accordance with the Afep recommendations:

−    selected entity: Orange SA, which represents 85.27% of the permanent workforce in France (77,377 permanent employees);

−    scope: all private or public employees, civil servants excluding expatriates present throughout the prior and current years;

−    compensation taken into account: compensation (in full-time equivalent for part-time employees) and benefits in kind paid in the current year on a gross basis and LTIP allocated in the current year measured at fair value in accordance with IFRS.

	ratio	2017	2018	2019	2020	2021
Stéphane Richard	versus average	32.2	39.2	37.9	31.4	31,86
	versus median	36.9	44.8	43.0	35.5	36,01
Ramon Fernandez	versus average	19.3	22.9	22.0	17.2	17,37
	versus median	22.1	26.2	24.9	19.5	19,64
Gervais Pellissier	versus average	21.7	24.8	21.9	17.1	17,43
	versus median	24.8	28.4	24.8	19.3	19,70

2018 and 2019 are atypical since they simultaneously present the payment of a cash LTIP and the award of an LTIP benefit in the form of performance shares at the start of the plan.

As already noted in the 2018 Registration Document and 2019 Registration Document, the cash LTIP 2015-2017 paid in 2018 and the award of the LTIP 2018-2020 in performance shares are both taken into account in the calculation of the 2018 ratio. Likewise, the cash LTIP 2016-2018 paid in 2019 and the award of the LTIP 2019-2021 in performance shares are both taken into account in the calculation of the 2019 ratio.

As such, for a better understanding of changes in the Corporate Officers’ compensation in connection with changes in performance (as shown below), the table below presents a pro-forma calculation of the ratios by allocating the cash LTIP amounts at the start of the plan, i.e. in 2015 for the LTIP 2015-2017 and in 2016 for the LTIP 2016-2018:

	2017	2018	2019	2020	2021
Stéphane Richard
% change in compensation	2.6%	4.4%	-0.6%	-1.5%	- 4,13%
ratio versus average	32.2	33.8	32.7	31.4	31,86
ratio versus median	36.9	38.6	37	35.5	36,01
Ramon Fernandez
% change in compensation	-11.2%	3.4%	-5.1%	-4.3%	- 4,83%
ratio versus average	19.3	20	18.5	17.2	17,37
ratio versus median	22.1	22.9	20.9	19.5	19,64
Gervais Pellissier
% change in compensation	-5.0%	-2.6%	-11.0%	-4.5%	- 3,88%
ratio versus average	21.7	21.2	18.4	17.1	17,43
ratio versus median	24.8	24.3	20.8	19.3	19,70
Employees of Orange SA
% change in average compensation	3.3%	-0.5%	2.7%	2.5%	- 5,5%
% change in median compensation	4.1%	-0.4%	3.8%	2.8%	- 5,6%

Change in performance

Amounts in accordance with IFRS (in millions of euros)	2017	2018	2019	2020	2021
Revenue	40,859	41,381	42,238	42,270	42,522
Change (in %)	0.4%	1.3%	2.1%	0.1%	0.6%
 ~~Adjusted EBITDA/EBITDAaL (1)~~ 	 ~~12,680~~ 	 ~~13,005~~ 	 ~~12,856~~ 	 ~~12,680~~ 	 ~~12,566~~
 ~~Change (in %)~~ 	 ~~0.9%~~ 	 ~~2.6%~~ 	 ~~(1.1)%~~ 	 ~~(1.4)%~~ 	 ~~(0.9)%~~
Operating income	4,778	4,829	5,930	5,521	2,521
Change (in %)	22.0%	1.1%	22.8%	(6.9)%	(54.3)%

(1)   2017 and 2018 adjusted EBITDA; 2019, 2020 and 2021 EBITDAaL.

Stock options awarded during the fiscal year to each Corporate Officer (table No. 4)

During the 2021 fiscal year, neither Orange SA nor any other of the Group’s companies awarded any stock options to Corporate Officers.

Stock options exercised during the fiscal year by each Corporate Officer (table No. 5)

None.

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Performance shares awarded during the fiscal year to each Corporate Officer (table No. 6)

Corporate Officer	Award date	Number of shares awarded	Value of the award (in €) (IFRS fair value)	Vesting date of shares	First disposal possible for a portion of them (1)	Performance conditions
Stéphane Richard	July 28, 2021	35,000	221,550	March 31, 2024	50% as of April 1, 2024	Yes
Ramon Fernandez	July 28, 2021	18,000	113,940	March 31, 2024	50% as of April 1, 2024	Yes
Gervais Pellissier	July 28, 2021	18,000	113,940	March 31, 2024	50% as of April 1, 2024	Yes

(1)   These Corporate Officers must hold at least 50% of the shares they will receive from this award until the end of their office.

NB: the performance shares allocated to Stéphane Richard during the fiscal year account for 0.000021% of the share capital and those allocated to each Delegate CEO account for 0.000011% of the share capital.

Performance shares vesting to each Corporate Officer during the fiscal year (table No. 7)

Corporate Officer	Plan	Number of shares that became available (1)
Stéphane Richard	LTIP 2018-2020	10,616
Ramon Fernandez	LTIP 2018-2020	5,459
Gervais Pellissier	LTIP 2018-2020	5,459

(1)   These Corporate Officers must hold at least 50% of these available shares until the end of their term of office.

History of stock option awards (table No. 8)

The last Orange SA stock option plan matured on May 21, 2017. Gervais Pellissier, the only Corporate Officer to have received options under this last plan, has not exercised any of them.

History of performance share awards (table No. 9)

	LTIP 2018-2020	LTIP 2019-2021	LTIP 2020-2022	LTIP 2021-2023
Date of Shareholders’ Meeting	May 4, 2018	May 21, 2019	May 19, 2020	May 18, 2021
Date of Board of Directors’ meeting	July 25, 2018	July 24, 2019	July 29, 2020	July 28, 2021
Total number of bonus shares awarded	1,681,000	1,669,000	1,762,000	1,600,000
Number of shares allocated to Stéphane Richard	35,000	35,000	35,000	35,000
Number of shares allocated to Ramon Fernandez	18,000	18,000	18,000	18,000
Number of shares allocated to Gervais Pellissier	18,000	18,000	18,000	18,000
Vesting date	March 31, 2021	March 31, 2022	March 31, 2023	March 31, 2024
First disposal possible for Corporate Officers	50% as of April 1, 2021	50% as of April 1, 2022	50% as of April 1, 2023	50% as of April 1, 2024
Performance conditions	yes	yes	yes	Yes
Number of shares vested (delivered)	452,111
Number of shares canceled		87,000	N/A	N/A
Residual (number of shares)		1,582,000	N/A	N/A

N/A: Not Applicable.

Summary of the multi-year variable compensation paid to each Corporate Officer (table No. 10)

The only multi-year variable compensation for Corporate Officers is the LTIP. Shares vested under the LTIP 2018-2020 were delivered in 2021. The LTIP 2019-2021, LTIP 2020-2022 and LTIP 2021-2023 are still active. The Board of Directors will ask the Shareholders’ Meeting of May 19, 2022 to set up a new LTIP for 2022-2024.

	LTIP 2018-2020 (1)	LTIP 2019-2021 (2)	LTIP 2020-2022 (2)	LTIP 2021-2023 (2)
	See table No. 7, "Performance shares that became available during the fiscal year"	See table No. 9, "History of performance share awards"	See table No. 9, "History of performance share awards"	See table No. 6, "Performance shares awarded during the fiscal year"
Stéphane Richard	392,700 euros	273,000 euros	211,960 euros	221,550 euros
Ramon Fernandez	201,960 euros	140,400 euros	109,008 euros	113,940 euros
Gervais Pellissier	201,960 euros	140,400 euros	109,008 euros	113,940 euros

(1)   The equivalent value used is the IFRS fair value.

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Other benefits granted to Corporate Officers (table No. 11)

Corporate Officers	Employment contract	Supplemental retirement plan	Compensation or benefits due or likely to be due upon termination or change of office	Compensation payable under a non-competition clause
Stéphane Richard	No	No	No	No
Ramon Fernandez	No	No	No	No
Gervais Pellissier	No	No	No	No

Stéphane Richard’s employment contract was terminated on March 1, 2010, when he was appointed Chief Executive Officer.

Gervais Pellissier’s employment contract was suspended on November 1, 2011, when he was appointed Delegate Chief Executive Officer. Gervais Pellissier resigned as Delegate Chief Executive Officer effective as of December 31, 2021 and his employment contract was reinstated.

Ramon Fernandez’s employment contract was suspended on January 1, 2016, when he was appointed Delegate Chief Executive Officer.

5.4.1.3     Compensation structure for Corporate Officers for 2022

The principles of the compensation policy for Corporate Officers are described in Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers.

The Board of Directors considered the level of approval of the compensation of Corporate Officers for 2021 by the Shareholders’ Meeting and investors’ comments and requests as well as their views on the separation of the Chairman and CEO functions and the appointment of a new CEO, Christel Heydemann, from outside the Company and a new Chairman of the Board of Directors, it being specified that Stéphane Richard will remain Chairman and CEO until April 4, 2022. After this date, he will continue his term of office as a non-independent Director and when the new CEO arrives will continue to carry out the duties of non-executive Chairman until the end of his term, on May 19, 2022 - the date of Orange’s Shareholders’ Meeting.

The Board of Directors took into account:

−    by what margin the Shareholders’ Meeting approved the resolutions relating to the compensation of Corporate Officers for 2021;

−    investor comments and requests as well as views on separating the Chairman and CEO functions;

−    the appointment of a new CEO, Christel Heydemann, as an external candidate and the elements of compensation she was entitled to in her previous role;

−    the upcoming appointment of a new Chairman of the Board of Directors.

These factors led the Board of Directors to establish several different compensation structures for Corporates Officers for 2022, with stable compensation for Corporate Officers until the two executive functions are separated, then a change to take into account the arrival of the external Corporate Officers.

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Summary of proposed changes

Components of compensation	Changes proposed	Reason
Annual fixed compensation	Change in the amount of fixed annual compensation for the new Corporate Officers.

Choosing to separate the Company’s executive functions upon the arrival of a new Chief Executive Officer and the renewal of the Company’s governance led the GCSERC to reflect and work on the Executive Management Team’s compensation structure, its components of compensation, and the associated levels and criteria, and make a revised proposal to the Board of Directors that is in line with the Group’s strategic priorities (see Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers).

Annual variable compensation	No change in structure, but the GCSERC suggests the Board of Directors raise the targets for the new Corporate Officers and set a higher outperformance level for the new CEO.	This proposed change relates to the work carried out with the arrival of the new CEO and the Company renewing its governance (see above).
Performance shares (LTIP 2022-2024)	No change in structure
Other items

For the new Chief Executive Officer, the CGRSE suggests severance pay, a non-competition agreement, and a specific private unemployment insurance policy for corporate officers (the Garantie Sociale des Chefs et Dirigeants d’Entreprise) that the company will take out for the CEO.

For executive Corporate Officers appointed after the Chairman and CEO functions are separated, the CGRSE suggests the Company take out defined benefit retirement plans for the executive Corporate Officers.

As part of the process to renew the Group’s governance, which resulted in hiring a CEO from outside the Company, a specialized recruitment firm and an executive compensation consulting firm has analyzed the chosen candidate’s current compensation and external benchmarks. The Company realized that Chairman and CEO Stéphane Richard’s compensation package, which was defined over 11 years ago, did not include any severance pay due to loss of corporate office (including income replacement benefits equal to unemployment benefits), unlike other similar large groups. Compensation policies now often include early departure severance pay, a non-competition agreement and a specific private unemployment insurance policy for Corporate Officers (the Garantie Sociale des Chefs et Dirigeants d’Entreprise), as well as a supplemental retirement plan.

Fixed compensation

Fixed compensation for Corporate Officers (Chairman and Chief Executive Officer and Delegate Chief Executive Officers) will be as follows for 2022:

−    annual fixed compensation of the Chairman and CEO: 950,000 euros, unchanged, that will be calculated on a prorated basis from January 1 to April 3, 2022;

−    annual fixed compensation of the Delegate CEOs: 600,000 euros, unchanged.

In addition, considering the governance renewal process, the Corporate Officers’ fixed compensation (for the CEO and the non-executive Chairman of the Board of Directors) will be as follows for 2022:

−    annual fixed compensation of the non-executive Chairman of the Board of Directors: 450,000 euros, which will be calculated on a prorated basis;

−    annual fixed compensation of the CEO: 900,000 euros, which will be calculated on a prorated basis started from April 4, 2022.

In accordance with the provisions of Article L. 225-37-2 II of the French Commercial Code, this fixed compensation for Corporate Officers is subject to resolutions that will be submitted for a vote by the Shareholders’ Meeting of May 19, 2022 ("say-on-pay" ex ante) [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Annual variable compensation

The Board of Directors decided that the calculation methods for the executive Corporate Officers’ variable compensation will be as follows for 2022, it being specified that the separate Chairman of the Board of Directors, as a non-executive Corporate Officer, will not be eligible for annual variable compensation:

−    target amount of variable compensation provided targets are achieved: 80% of the fixed compensation for the Chairman and CEO, 100% of the fixed compensation for the CEO and 60% of the fixed compensation for the Delegate CEO (until April 3, 2022), then 80% of the fixed compensation for the Delegate CEOs appointed as from April 4, 2022; as this variable compensation is a percentage of the fixed compensation, it will also apply on a prorated basis;

−    outperformance up to 100% for the Chairman and CEO, 150% for the CEO and no outperformance payment for the Delegate CEOs if the targets are exceeded.

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Executive Corporate Officer	Fixed compensation (€)	Target (%)	Target amount (euros)	Min %	Max %	Maximum amount achievable (euros)
Stéphane Richard (Chairman and CEO until April 3, 2022)	950,000	80%	760,000	0.00%	100.00%	950,000
Ramon Fernandez (Delegate Chief Executive Officer until April 3, 2022)	600,000	60%	360,000	0.00%	60.00%	360,000
Christel Heydemann (CEO as from April 4, 2022)	900,000	100%	900,000	0.00%	150%	1,350,000
The Delegate Chief Executive Officer(s) (as from April 4, 2022)	600,000	80%	480,000	0.00%	80%	480,000

Annual variable compensation structure for the Chief Executive Officer and the Delegate Chief Executive Officer(s)

−    financial indicators accounting for 50% of the annual variable compensation calculated based on the budget in effect, including:

-      revenue growth for 15%,

-      organic cash flow (telecom activities) for 15%,

-      EBITDAaL for 20%;

−    non-financial indicators accounting for 50% of the annual variable compensation, including:

-      service quality/customer experience for 17%:

B2C customer experience with respect to the consumer market (weighted 75%),

B2B customer experience with respect to the business market (weighted 25%),

-      performance on employee-related issues for 33%, based on:

50% for the employee survey; this employee-related performance criterion remains critically important for a group like Orange and the Group will continue to use a reputable independent third party firm to measure it. The result is examined on the basis of employee perceptions on three themes and is equal to the average of the results obtained on those three themes.

50% for two HR and CSR indicators: the rate of access to training and the percentage of women in management networks.

-  For the CEO

Criterion	Weighting	2022 performance targets			Range
		Threshold	Target	Maximum
Organic revenue growth	15.00%	Budget -1.15 pts	Budget	Budget +0.85 pt	0-22.50%
Organic cash flow	15.00%	Budget -€180m	Budget	Budget +€180m	0-22.50%
EBITDAaL	20.00%	Budget -€30m	Budget	Budget +€45m	0-30.00%
B2C Service quality	12.75%	78.2	82.2	86.2	0-19.125%
B2B Service quality	4.25%	7.4	7.8	8.2	0-6.375%
Employee survey	16.50%	70%	87%	92%	0-24.75%
Rate of women in management networks	8.25%	31.6%	32.4%	33.2%	0-12.375%
Training access rate	8.25%	83%	87%	91%	0-12.375%
Weighted total	100.00%				0-150%

Hiring

If a person outside the Company is appointed as an executive Corporate Officer, the same principles will apply, bearing in mind that the amount due will be pro-rated to his or her time in office if he or she arrives during the fiscal year.

Termination of service

If the person leaves the Group, the executive Corporate Officer’s variable compensation will be pro-rated to his or her time in office.

Annual variable compensation structure for the Chairman and CEO

Given that these two positions will be separated soon, and Stéphane Richard will no longer be vested with the operational authority to ensure the Company’s strategic priorities are achieved starting on April 4, 2022, and to keep things simple, the Board of Directors has decided that the Chairman and CEO’s annual variable compensation for 2022 would continue in the same format as his 2021 annual variable compensation, and calculated on a prorated basis until his position as Chairman and CEO ends on April 3, 2022. This compensation will only be paid at the end of the Ordinary Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2022 (ex post "say-on-pay").

Multi-year variable compensation

The Board of Directors has decided to implement a new performance share-based LTIP for 2022-2024 in line with the previous plans. A resolution on this bonus share allocation plan will be submitted for approval by the Shareholders’ Meeting of May 19, 2022, to authorize the Board of Directors to award bonus shares to Corporate Officers and to certain Employees holding key positions within the Group [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

If the Shareholders’ Meeting of May 19, 2022 does not approve the eighteenth resolution, the Board of Directors may decide to pay sums due in respect of the LTIP 2022-2024 in cash.

Performance indicators

The Board of Directors has selected the following indicators for the new LTIP, which still has a term of three years:

−    a market indicator, Total Shareholder Return (TSR), based on the relative performance over three fiscal years compared with the Stoxx Europe 600 Telecommunications index, with a weighting of 30%;

−    organic cash flow (telecom activities), for which growth is measured on a multi-year basis over the term of the plan, with a weighting of 50%;

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−    a composite CSR indicator, with a weighting of 20%, made up of the following criteria:

-      reduction in CO2 emissions (10%),

-      percentage of women in management networks (10%).

Performance conditions

−    organic cash flow from telecom activities:

-      organic cash flow will be assessed over the three-year plan period against the target set by the Board of Directors:

if the result is below 95% of the target: no award,

if the result is equal to or above the target: 100% of the award,

-      Straight-line variation between 80% and 100% between the two previous limits;

−    TSR:

-      if the Orange TSR is equal to or greater than the change in the Stoxx Europe 600 Telecommunications index over the plan period: 100% of the award. However, should the Orange TSR reach the target but be negative, the result would be submitted to the Board of Directors for approval,

-      if the change in Orange TSR is below that of the index: no award;

−    composite CSR indicator, for each CSR criterion:

-      if the result is lower than the target defined by the Board of Directors: no award,

-      if the result is equal to or above the target: 100% of the award.

Condition of continued employment

The final vesting of the shares is subject to the beneficiary executive Corporate Officers still being in office on the date the performance conditions assessment is completed.

However, if the beneficiary stops performing their functions before the three-year LTIP period ends, the Board may decide to maintain the unvested performance share plan under the following conditions:

−    If the beneficiary’s functions are terminated due to death or disability, the TSR, organic cash flow and CSR indicator targets will be considered achieved over the three-year period;

−    If the beneficiary’s functions are terminated due to the loss of his or her office:

-      performance conditions will be assessed by taking into account changes approved for each year until the plan ends, meaning without changing the performance conditions,

-      the award of shares will be pro-rated to his or her effective time with the Company as an executive Corporate Officer.

It is also stipulated that if the beneficiary is no longer an executive Corporate Officer while remaining in the Group during the LTIP period, he or she shall retain their right to shares awarded under the plan.

Maximum award

The CEO, Christel Heydemann, will be awarded 70,000 performance shares and the current Delegate Chief Executive Officer, Ramon Fernandez, will be awarded 18,000 shares under the LTIP 2022-2024. This is the maximum amount that can be awarded, subject to performance and presence conditions.

Stéphane Richard will not be eligible for the LTIP 2022-2024 either as Chairman and CEO (until April 3, 2022) or as a non-executive Chairman of the Board of Directors, like a future non-executive Corporate Officer.

Lock-up period

When the Shareholders’ Meeting authorizes the award of performance shares, Corporate Officers must keep at least 50% of the shares they will receive as registered shares until the end of their term of office. Moreover, Corporate Officers have made the formal commitment not to use hedging instruments on these shares until the end of their term of office.

Loss of the Chairman and CEO’s office

The Board of Directors decided, for awards that it had already approved for Chairman and CEO Stéphane Richard (LTIP 2020-2022 and LTIP 2021-2023), namely a maximum 35,000 Orange shares for each of these plans, that these plans will be maintained even though they are not yet vested, with the presence condition waived, without changing the performance condition, and prorating his actual presence in the company as Chairman and CEO, i.e. until April 3, 2022. As a result, the maximum amount awarded to Stéphane Richard subject to performance conditions would be 26,250 shares for the LTIP 2022-2022 (considering 27 months actually serving as Chairman and CEO out of 36 months of the plan) and 14,583 shares for the LTIP 2021-2023 (considering 15 months actually serving as Chairman and CEO out of 36 months of the plan), without changing any performance conditions or vesting dates (March 31, 2023 and March 31, 2024, respectively).

Annual exceptional income for the Chairman and CEO

On November 24, 2021, Stéphane Richard submitted his resignation as Chairman and Chief Executive Officer to the Board of Directors. His compensation package did not include any severance pay for loss of office, nor is he eligible for unemployment or similar compensation.

The Orange Board of Directors met on January 28, 2022 and decided to separate the functions of Chairman and Chief Executive Officer at this meeting. It also decided at this time that Stéphane Richard will continue his term of office as a non-independent Director (May 19, 2022) and when the new CEO arrives will continue to carry out the duties of non-executive Chairman until a new Chairman arrives. The Board also appointed Stéphane Richard Honorary Chairman of Orange.

Stéphane Richard’s employment contract with Orange was terminated on March 1, 2010 when he was appointed Chairman and Chief Executive Officer of Orange over 11 years ago. The Board of Directors highlighted his commitment at the helm of Orange during sometimes tumultuous times, and always working in the company’s best interests, including the appeasement following the employee crisis and successfully leading Orange’s transformation into a leading multi-services operator in Europe and Africa.

In the process of finding and choosing a candidate to take over as Chief Executive Officer in order to renew the Group’s governance, Stéphane Richard has been committed to maintaining the Group’s proper governance and preparing for the transition in the best possible conditions. Not only did he identify potential candidates, but throughout the entire process, he followed up regularly with the special-purpose committee and the various stakeholders involved. He also got involved with the Company’s employees and representatives regarding communications on the outside hiring and arrival of Christel Heydemann as CEO and the Company’s new separate governance structure. In order to protect the Company’s interests and ensure a smooth transition, and as part of regular discussions, he began supporting the new CEO as she started her functions, considering his intimate knowledge and vision of the global telecoms ecosystem and the challenges Orange faces, the history of strategic issues he has worked on and the close relationships he has been able to forge throughout his 11 years with the Group’s many internal and external partners.

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Stéphane Richard also agreed to continue his functions, both as Chairman and Chief Executive Officer until the new CEO arrives on April 4, 2022 and as non-executive Chairman until his legal term of office ends, even though his corporate term of office as Chairman and CEO was initially to end on January 31, 2022.

Due to the work described above, the Board decided to grant Stéphane Richard exceptional gross compensation of 475,000 euros.

No other exceptional compensation is being considered, particularly regarding the transition of the new CEO.

Plans related to termination of function or loss of corporate office of the CEO

As part of the process of finding and choosing a CEO candidate to renew the Group’s governance, (see Section 5.2.1.8 Board and committee activities during the fiscal year), which led to hiring Christel Heydemann from outside the Company, two specialized firms-Spencer Stuart, a recruitment firm, and an executive compensation firm, Mercer-assisted the special-purpose committee (consisting of the Chair of the GCSERC, Anne-Gabrielle Heilbronner and the Lead Director, Bernard Ramanantsoa) in reviewing the chosen candidate’s current compensation package and external benchmarks (see Section 5.4.1.1 Compensation policy for Executive and Non-Executive Corporate Officers). The Company realized that Chairman and CEO Stéphane Richard’s compensation package did not include any severance pay should he lose his term of office (including income replacement benefits equal to unemployment benefits), which does not align with market practices. This led the Board to institute severance pay, a non-compete agreement, and a specific private unemployment insurance policy for executives (Garantie Sociale des Chefs et Dirigeants d’Entreprise) for Christel Heydemann that the Company will pay for.

In accordance with Afep-Medef Code recommendations, the total amount of severance pay and non-competition compensation that would be paid may not exceed two years of compensation (annual fixed and variable).

Severance pay

If her office is revoked or not renewed and it is not due to gross misconduct or gross negligence, Orange will pay CEO Christel Heydemann gross severance pay equal to 12 months of fixed compensation and annual variable compensation calculated based on the last fixed compensation plus the annual variable compensation paid, with the latter being calculated based on the average annual variable compensation paid for the last 24 months prior to leaving the Company. This compensation will only be due if performance conditions for the annual variable compensation of the past two years prior to leaving the Company were achieved at an average of at least 90%.

Non-compete agreement

In order to protect the Group’s legitimate interests, and considering her duties and the strategic information Christel Heydemann has access to as CEO, she undertakes, for a period of one year starting from the day she ceases to perform CEO functions, to not work for or manage a telecommunication operator in the European Union, directly or indirectly, personally or through a third party in any way or for any purpose, on her own behalf or on behalf of a third party.

The non-compete compensation will be a gross amount equal to 12 months fixed compensation and annual variable compensation, with the variable compensation being calculated based on the average annual variable compensation paid for the last 24 months prior to leaving the Company. Subject to the Board of Directors’ approval, Orange may decide to release the CEO from this commitment at its sole discretion.

Loss of corporate office

Orange will take out a specific insurance policy (Garantie Sociale des Chefs et Dirigeants d’Entreprise) for its CEO, Christel Heydemann. This policy will provide the CEO replacement income (subject to the policy’s terms and conditions) if the Company ever decides to revoke the CEO’s office. Orange will pay for the entire premium and it will be treated as a benefit in kind.

Supplemental retirement plan

Executive Corporate officers do not receive a supplemental retirement plan for their term of office beyond the basic and supplementary pension plans that are compulsory by law.

To match what Christel Heydemann received in previous roles, the Board of Directors decided to set up what is called an "article 82" supplementary defined benefit retirement plan for executive Corporate Officers. Orange will contribute an amount equivalent to 20% of the executive Corporate Officers’ annual fixed and variable compensation to the plan per year and it will be treated as a benefit in kind.

Benefits in kind

In addition to paying for the insurance premium on the private executive unemployment insurance policy for CEO Christel Heydemann, and premiums for the supplementary retirement plan (see above), executive Corporate Officers may also receive a company car with driver, personal legal assistance related to their duties, an annual health check, Internet or telephone access and equipment, including IT equipment, necessary to perform their duties, if they so desire.

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5.4.2      Board of Directors’ report on Director compensation

5.4.2.1     Amount of compensation paid or allocated for 2021 activity

On February 16, 2022, the Board of Directors decided on the allocation of compensation to Directors (formerly "Directors’ fees") for the 2021 fiscal year in accordance with the compensation policy approved by the Shareholders’ Meeting of May 18, 2021.

Pursuant to this policy, the total amount of compensation allocated to Directors for their term of office in respect of the 2021 fiscal year amounts to 712,806 euros. The Chairman and CEO waived his right to receive the compensation allocated to him in respect of his directorship (as has been the case since his appointment). The variable share of this compensation, linked to attendance and participation in the work of the Board and its committees, represents 80.5% of the sums to be paid in respect of fiscal year 2021.

The payment of the compensation of non-executive Directors will be made in the month following the Shareholders’ Meeting of May 19, 2022, subject to approval. Compensation allocated to Directors representing the French State will be paid to the State budget. In addition, the Directors elected by the employees have requested that the compensation for their terms of office be paid to their trade union.

Compensation for activity (in euros)	Gross amounts paid in 2022 (for the 2021 fiscal year)	Gross amounts paid in 2021 (for the 2020 fiscal year)	Gross amounts paid in 2020 ( for the 2019 fiscal year)
Directors
Alexandre Bompard	32,000	38,000	32,000
Stéphanie Besnier (3)	36,222	N/A	N/A
Bpifrance Participations	40,000	24,000	22,000
Sébastien Crozier (1)	58,000	62,000	54,000
Laurence Dalboussière (1)	44,000	22,167	N/A
Vincent Gimeno (1)	4,806	N/A	N/A
Anne-Gabrielle Heilbronner	63,000	57,000	30,111
Christel Heydemann	58,000	56,000	50,000
Helle Kristoffersen	46,000	46,000	36,000
Anne Lange (2)	54,000	54,000	54,000
Bernard Ramanantsoa	84,000	81,329	70,000
Frédéric Sanchez	42,000	20,167	N/A
Jean-Michel Severino	56,000	54,000	46,000
Magali Vallée (1)	4,806	N/A	N/A
Former Directors
Philippe Charry (1)	N/A	19,833	19,472
Hélène Dantoine (3)	N/A	39,028	37,972
Charles-Henri Filippi	N/A	35,504	79,000
Fabrice Jolys (1)	47,194	54,000	52,000
Luc Marino (1)	N/A	N/A	20,528
René Ollier (1)	39,194	42,000	38,000
Mouna Sepehri	N/A	N/A	5,889
Claire Vernet-Garnier (3)	21,778	7,778	N/A
Total	731,000	712,806	646,972

(1)   Directors who requested the direct payment of their compensation to their trade union.

(2)   Director proposed by the French State; 15% of the amount of compensation due is paid to the French State budget.

(3)   Directors representing the French State, whose compensation is paid to the French State budget.

N/A: not applicable.

5.4.2.2     Director compensation policy

In accordance with the law, the maximum amount of compensation that can be paid annually to Directors is set by the Shareholders’ Meeting. The resolution approved remains valid until a new decision is made by the Shareholders’ Meeting. The Shareholders’ Meeting of May 27, 2014 set this amount at 750,000 euros. The Board of Directors is asking the Shareholders’ Meeting of May 19, 2022 to vote to increase this amount to 1,050,000 euros, considering the large number of Board and Committee meetings every year with high attendance rates, the amount of work and time the chairs of the three committees dedicate to their duties. Additionally, benchmarks were created based on the practices and director compensation of similar major French companies. The Board used all of the above when formulating this proposal.

At the beginning of every year, the Board of Directors sets the compensation policy for Directors based on their term of office for the fiscal year within the amount limit decided on by the Shareholders’ Meeting, and upon a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). Then it is put to vote at the Shareholders’ Meeting ("say-on-pay" ex ante).

At its meeting on February 16, 2022, the Board of Directors set the compensation policy for Directors. It decided to use the following points as a scale for the 2022 fiscal year:

−    a fixed amount of 10,000 euros per Director per year calculated prorata temporis where applicable;

−    an amount directly related to attendance and participation in the work of the Board and its committees, namely:

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-      3,000 euros per meeting of the Board of Directors and the Strategic Seminar,

-      2,000 euros per meeting of the Audit Committee, the GCSERC and the Innovation and Technology Committee,

-      2,000 euros additional per Committee meeting for the Chairmen of the Committees.

The total amounts definitively allocated may not exceed the maximum amount set by the Shareholders’ Meeting, and consequently, these amounts may not be reduced after cross multiplying once they are granted.

Corporate officers who are also directors will not be eligible for this compensation.

In addition, the Internal Guidelines of the Board of Directors provide for:

−    the creation of special-purpose committees, when the Board of Directors decides to assign, on an exceptional basis, a task to one (or several) of its members or one (or several) third parties, with the Board of Directors deciding the main characteristics of this task (Article 5);

−    the appointment by the Board of Directors, on the proposal of the GCSERC, of a Lead Director from among the independent Directors (Article 10).

In this context, it is recommended that the following scale be used:

−    in accordance with Article 5 of the Board’s Internal Guidelines, the Board of Directors will determine not only the special-purpose committees’ assignments, but their compensation as well, if applicable, taking into account the type of assignment, the duration of the assignment and the time needed to complete the assignment;

−    a fixed amount of 15,000 euros per year for the Lead Director for his or her assignment.

Compensation for members of the special-purpose committee, where applicable, or for the Lead Director, can be paid in the same form as the compensation allocated to Directors, and in these two cases under the same conditions relating to any maximum amount and reductions applying to sums allocated under non-executive Director compensation.

The Directors elected by the employees and the Directors representing employee shareholders receive compensation for their activities under the same conditions and in the same manner as any other non-executive Director.

5.4.2.3     Other compensation

The following table sets out the compensation paid to the Directors elected by the employees and the Directors representing employee shareholders, excluding compensation for their activities as non-executive Directors (already mentioned above).

Gross amounts (in euros)	Amounts paid in 2021	Amounts paid in 2020
Sébastien Crozier	218,396	208,993
Laurence Dalboussière	88,490	51,139
Vincent Gimeno (1)	6,511	N/A
Fabrice Jolys (2)	41,264	41,556
René Ollier (3)	37,072	37,378
Magali Vallée (4)	3,281	N/A

(1)   Starting from December 3, 2021.

(2)   Until December 2, 2021.

(3)   Until December 2, 2021.

(4)   Starting from December 3, 2021.

N/A: Not Applicable.

This amount includes all compensation paid in respect of the 2021 fiscal year: gross salaries, bonuses (including annual variable compensation), LTIP, benefits in kind, profit-sharing and incentive bonuses (excluding any employer’s matching contribution as regards the last two items).

The directors elected by the employees and the directors representing employee shareholders are employed by Orange SA as civil servants or private company employees contractually covered by the national telecommunication collective bargaining agreement. Like eligible Orange group employees, they receive bonus share allocation plans (where applicable as part of Long Term Incentive Plans - LTIP).

With the exception of this compensation, non-executive Directors receive no compensation other than that paid for their office.

Furthermore, there are no contracts linking any member of the Board of Directors to Orange SA or any of its subsidiaries that provide for the granting of any benefits to this Director at the end of his or her term.

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5.4.3      Compensation of members of the Executive Committee

The Executive Committee’s members are described in Section 5.1.1. Executive Committee.

The overall gross amount, excluding employer social security contributions, of compensation due for the 2021 fiscal year from Orange SA and controlled companies to all members of the Orange Executive Committee is 13,112,682 euros.

This amount includes all compensation due in respect of the 2021 fiscal year: gross salaries, bonuses (including annual variable compensation), granted shares, benefits in kind, profit-sharing and incentive bonuses (excluding any employer’s matching contribution as regards the last two items).

The annual variable portions included are the target amounts for 2021 to be paid in 2022 concerning Executive Committee members, but not including Directors and Officers. For Directors and Officers, the variable portion included is the part due for 2021 and to be paid in 2022.

The employment contracts of the members of the Executive Committee (excluding Corporate Officers), signed from January 1, 2015, include a clause providing for contractual severance pay not exceeding 15 months of salary based on total annual gross compensation (including any termination pay provided for by contractual agreements).

The members of the Executive Committee do not receive Directors’ compensation for their positions as Directors or Officers of the Orange group’s subsidiaries.

They did not receive any stock options during the 2021 fiscal year.

The Board of Directors set up share-based Long-Term Incentive Plans (LTIP) that also apply to Executive Committee members subject to the terms and conditions voted on by the Shareholders’ Meeting.

The LTIP 2019-2021 allowed for 15,000 shares to be awarded to the Delegate CEOs and executive officers who are divisional heads and 10,000 shares to the other senior executives.

The thirty-first resolution submitted to the Shareholders’ Meeting of May 18, 2021 related to the LTIP for the 2021-2023 period, which applies to members of the Executive Committee with the same share-based compensation levels as the LTIP 2019-2021.

Stock options awarded to the top 10 employees and options exercised by them

During the 2021 fiscal year, neither Orange SA nor any other Group company awarded any stock options to employees.

There have been no stock option plans in effect since 2017, the date the last Orange SA stock option plan matured. Therefore, no stock options were exercised during the fiscal year.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

6.1.3      Authorizations to carry out capital increases

The Orange SA Shareholders’ Meeting of May 18, 2021 approved various financial authorizations that delegated to the Board of Directors the authority to increase the capital of the Company by issuing shares or other securities, with or without preferential subscription rights (public offering, contribution of securities, etc.) and subject to certain conditions (outside the periods of public tender offers for the Company’s securities, ceilings, etc.).

The Orange SA Shareholders’ Meeting also delegated authority to the Board of Directors to carry out capital increases reserved for members of the Group savings plan.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Shareholders’ Meeting of May 19, 2022 will once again be asked to authorize the Board of Directors to carry out capital increases [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

6.1.4      Treasury shares - Share Buyback program

The Shareholders’ Meeting of May 18, 2021 renewed the share Buyback program for 18 months within a limit of 10% of the share capital outstanding at the date of this Meeting. On February 16, 2022 the Board of Directors resolved to ask the Shareholders’ Meeting of May 19, 2022 to renew this authorization under the same conditions.

A description of the program for 2022 appears in the Report of the Board of Directors on the fifteenth resolution submitted to the Shareholders’ Meeting of May 19, 2022 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

In the context of French Financial Markets Authority (Autorité des marchés financiers - AMF) decision no. 2021-01 of June 22, 2021, Orange and Rothschild Martin Maurel entered into a new liquidity contract on February 11, 2019, replacing the contract executed in May 2007. This latter agreement reduced the resources allocated to the liquidity account which, on the date of implementation of the new contract, amounted to 950,000 Orange shares and 37,913,500 euros. At December 31, 2021, the liquidity account contained no Orange shares but 50,809,592.11 euros in cash.

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Summary of purchases and sales of treasury shares during the 2021 fiscal year

Objective of the purchases	Number of shares held at December 31, 2020	Number of shares purchased	Gross weighted average price (in euros)	Number of shares sold	Gross weighted average price (in euros)	Number of shares held at December 31, 2021	% of capital
Shares allocated to employees	1,095,099	27,442,559	9.47	26,528,158 (1)	2.96	2,009,500	0.08%
Liquidity contract	170,000 (2)	19,740,243	9.91	19,910,243	9.92	0 (3)	0.00%
Total	1,265,099	47,182,802		46,438,401		2,009,500	0.08%

(1)   Of which 11,839,000 shares subscribed by employees at a price of €6.64 per share and 14,236,974 shares as part of the Together 2021 offer; 452,184 shares granted on expiry of the Orange Vision 2020 and LTIP 2018-2020 plans and, in accordance with Article L. 225-197-3 of the French Commercial Code, to the heirs and assigns of beneficiaries of free share plans who died or became incapacitated before the end of the plans’ vesting period.

(2)   Position at December 29, 2020 in order to take into account the two business days needed for transfer of ownership.

(3)   Position at December 29, 2021 in order to take into account the two business days needed for transfer of ownership.

6.2     Major shareholders

6.2.1      Distribution of capital and voting rights

Holder	December 31, 2021			December 31, 2020			December 31, 2019
	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights
Bpifrance Participations (1)	254,219,602	9.56%	8.19%	254,219,602	9.56%	8.20%	254,219,602	9.56%	8.23%
French State	356,194,433	13.39%	21.22%	356,194,433	13.39%	21.23%	356,194,433	13.39%	21.31%
Total Public Sector	610,414,035	22.95%	29.41%	610,414,035	22.95%	29.43%	610,414,035	22.95%	29.54%
Group employees (2)	196,264,286	7.38%	10.81%	163,270,522	6.14%	9.67%	144,262,978	5.42%	8.99%
Treasury shares	2,009,500	0.07%	0.00%	1,265,099	0.05%	0.00%	9,742,968	0.37%	0.00%
Free float	1,851,368,778	69.60%	59.78%	1,885,106,943	70.86%	60.90%	1,895,636,618	71.26%	61.47%
Total	2,660,056,599	100%	100%	2,660,056,599	100%	100%	2,660,056,599	100%	100%

(1)   Public financing and investment group for businesses, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions.

(2)   Includes shares held as part of the Group savings plan, in particular through the Orange Actions and Orange Ambition International mutual funds, or directly by employees in registered form.

The public sector (the French State and Bpifrance Participations) and the Orange Actions mutual fund of the Group savings plan invested in Orange shares have double voting rights for their shares held in registered form for over two years (see Section 6.4.1 Rights, preferences and restrictions attached to shares).

The French State and Bpifrance Participations hold in concert 22.95% of the capital and 29.41% of voting rights at Shareholders’ Meetings, taking into consideration the double voting rights.

At December 31, 2021, the mutual funds of the Group savings plan invested in Orange shares represented 6.83% of the Company’s capital and 10.05% of voting rights at Shareholders’ Meetings. The regulations governing the mutual funds state that voting rights attached to securities held as fund assets are exercised by the Supervisory Boards of these funds. In the absence of an express reference in the regulations to the cases where the Supervisory Boards must gather the prior opinions of unit holders, the Supervisory Boards decide on the tender of securities held as fund assets to public tender or exchange offers, in accordance with Article L. 214-164 of the French Monetary and Financial Code.

As of the date of this document, to Orange’s knowledge, no shareholder other than the French State, Bpifrance Participations and Group employees (in particular via the Orange Actions mutual fund) held, directly or indirectly, more than 5% of the capital or voting rights.

6.2.1.1     Changes in the distribution of capital held by major shareholders over the last three fiscal years

In the last three fiscal years, the Company has bought and sold treasury shares to meet obligations related to employee share allocation programs. In December 2021, Orange sold 26 million existing shares to employees as part of the Together 2021 Employee Offering. To Orange’s knowledge, there has been no major change in the distribution of capital and voting rights since December 31, 2021.

6.2.1.2     Information on shareholders’ agreements

On February 23, 2016, the French Financial Markets Authority (Autorité des marchés financiers - AMF) was notified of the execution, on February 18, 2016, of a new shareholders’ agreement between the French Republic and Bpifrance Participations. This agreement replaces the previous shareholders’ agreement signed between the same parties on December 24, 2012, formalizing the existing concert action between them with respect to their shareholding in Orange.

The shareholders’ agreement has been established for a period of two years (renewable), and stipulates that the parties will:

−    consult on the vote of resolutions put to the Shareholders’ Meeting, with a commitment to exchange respective views and seek a common position on resolutions, without being under any obligation to reach a joint position;

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−    consult each other on the form (within the meaning of Article L. 228-1 of the French Commercial Code) of their Orange securities.

6.2.1.3     Additional information on the distribution of the free float

Orange regularly identifies its shareholders, notably via the procedure known as "Identifiable Bearer Shares" (IBS). As of December 31, 2021, institutional investors held 63.0% of the capital (down by 1.9 points compared to 2020) and individual investors 6.6% (up by 0.6 points).

Geographical distribution of institutional investors at December 31, 2021

France	25%
United Kingdom	12%
Other European countries	21%
Europe Total	58%
North America	36%
Rest of the world	6%
Total	100%

Source:IBS survey.

6.2.2      Direct or indirect control of Orange SA

As of the date of this document, the public sector (French State and Bpifrance Participations) has three representatives out of a total of 14 members on the Board of Directors of Orange (see Section 5.1.1 Board of Directors).

Orange’s main shareholder is the public sector: the French State, which, in concert with Bpifrance Participations, held 22.95% of the share capital and 29.41% of voting rights at December 31, 2021. As is the case with all Orange’s shareholders, these shares carry double voting rights when held in registered form for over two years (see above Sections 6.2.1.2 Information on shareholders’ agreements and 6.2.1 Distribution of capital and voting rights). While not giving it as such the ability to exercise control over the Company, this level of holding could, based on the attendance rate at Shareholders’ Meetings in the past, allow the public sector to block the adoption of resolutions requiring a qualified majority vote by the shareholders.

In light of the recommendations of the Afep-Medef Code, revised in January 2020, Orange has put in place Corporate Governance rules to ensure the proper operation of the Board of Directors and its specialist committees in respecting the interests of all shareholders. The Board of Directors comprises 5 independent Directors including a Lead Director (See section 5.2 Operation of the management and supervisory bodies). Orange therefore feels there is no risk that the French State may exercise control in an abusive manner.

No other natural or legal persons exercise or could exercise control over Orange, be it directly or indirectly, or individually, jointly or in concert.

To Orange’s knowledge, there is no agreement which, if implemented, could, at a later date, entail a change in its control.

6.3     Dividend distribution policy

For the 2020 fiscal year, Orange distributed a dividend of 0.70 euros per share, plus 0.20 euros linked to the favorable decision of the French Conseil d’État concerning a long-standing tax dispute.

For the fiscal year 2021, the Shareholders’ Meeting of May 19, 2022 will decide on the distribution of a dividend of 0.70 euros per share. Taking into account an interim dividend of 0.30 euros paid on December 15, 2021, the balance of the dividend, subject to approval by the Shareholders’ Meeting, will amount to 0.40 euros per share and will be paid in cash on June 9, 2022. The ex-dividend date will be June 7, 2022.

With respect to the 2022 fiscal year, the payment of a dividend of 0.70 euros per share will be proposed to the Shareholders’ Meeting in 2023. An interim dividend of 0.30 euros per share will be paid in December 2022.

Past dividend payments

Fiscal year	2020	2019	2018	2017	2016
Dividend per share (in euro)	0.90	0.50	0.70	0.65	0.60

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6.4     Statutory information on shares and Shareholders’ Meetings

6.4.1      Rights, preferences and restrictions attached to shares

Orange has only issued ordinary shares. Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share shall entitle its holder to vote and be represented in the Shareholders’ Meetings in accordance with provisions of the law and of the Bylaws. Ownership of one share implies, ipso jure, adherence to the Bylaws and the decisions of the Shareholders’ Meeting.

There is no clause in the Bylaws providing for double or multiple voting rights for Orange shareholders. However, in accordance with legal stipulations, double voting rights are automatically granted to all shares held in registered form by the same holder for at least two years.

The shareholders shall only be liable for losses within the limits of their contributions to the Company’s capital.

Payment of dividends

The terms and conditions for the payment of the dividends approved by the Shareholders’ Meeting are determined by the Shareholders’ Meeting, or in lieu, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless extended by court order. The Ordinary Shareholders’ Meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year when the balance sheet established during or at the end of a fiscal year and certified by a Statutory Auditor shows that the Company has made a profit since the close of the last fiscal year, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French State.

Disposal and transfer of shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and are transferred by means of a transfer order from account to account.

6.4.2      Actions necessary to modify shareholders’ rights

Shareholders’ rights may be modified as allowed by law. Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

6.4.3      Rules for participation in and notice of Shareholders’ Meetings

Access to, participation in and voting rights at Shareholders’ Meetings

Shareholders’ Meetings are composed of all shareholders whose shares are fully paid-up and for whom a right to attend Shareholders’ Meetings has been established by registration of their shares in an account in the name either of the shareholder or of the intermediary holding their account, where the shareholder is not resident in France, by midnight (Paris time) on the second business day preceding the Meeting.

The shares must be registered within the time limit specified in the preceding paragraph either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by the authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to shareholders and require them to produce these cards at the Meeting.

Shareholders participating via video-conferencing or other means of telecommunication which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of quorum and majority at Shareholders’ Meetings. The Board of Directors organizes, in accordance with legal and regulatory requirements, the participation and vote of the Shareholders’ Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote without attending the Meeting or grant a proxy to any other physical person or legal entity of his or her choice. Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via electronic means of telecommunication, until 3:00 pm (Paris time) the day before the Shareholders’ Meeting. Transmission methods are set forth by the Board of Directors in the notice of Meeting and the notice to attend.

Shareholders sending in their vote within the time limit specified under this section, by means of the form provided by the Company to shareholders, are deemed present or represented at the Meeting.

The forms for sending in a vote or a proxy, as well as the certificate of attendance, can be completed in electronic format duly signed under the conditions provided for in the applicable laws and regulations. For this purpose, the recording of the electronic signature on the certificate can be made directly on the Internet site established by the organizer of the Meeting.

Shareholders who are not resident in France may be represented at a Shareholders’ Meeting by a registered intermediary who may participate subject to legal requirements.

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Notice of Shareholders’ Meetings

Shareholders’ Meetings are convened by the Board of Directors, or, failing that, by the Statutory Auditors, or by any person empowered for this purpose. Meetings are held at the registered office or at any other location indicated in the notice to convene. Subject to exceptions provided by law, notice must be given at least 15 days before the date of the Shareholders’ Meeting. When the Shareholders’ Meeting cannot deliberate due to the lack of the required quorum, the second Meeting and, if applicable, the second postponed Meeting, must be called at least 10 days in advance in the same manner as the first notice.

Ordinary Shareholders’ Meeting

Ordinary Shareholders’ Meetings are those Meetings called to make any and all decisions that do not amend the Bylaws. An Ordinary Meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the Statutory and Consolidated Financial Statements for the fiscal year in question or, in the case of postponement, within the period established by court order. Upon first notice, the Meeting shall only validly deliberate if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

Extraordinary Shareholders’ Meeting

Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. Subject to the legal provisions governing capital increases by incorporation of reserves, profits or premiums, the Extraordinary Shareholders’ Meeting shall only validly deliberate if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second Meeting may be postponed to a date no later than two months after the date for which it was called. Subject to the same condition, the second Meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

6.4.4      Declarations of threshold crossing

In addition to the legal obligation to inform the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF) when thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% and 95% of the capital and voting rights are crossed, any individual or legal entity, acting alone or in concert with others, who acquires, directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the capital or voting rights in Orange is required, within five trading days from the date of registration of the securities that result in reaching or crossing such threshold, to declare to Orange by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such individual or entity holds.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question shall be deprived of the voting rights attached to any securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the capital or voting rights so requests at a Shareholders’ Meeting.

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7.1     Company identification

Company name: Orange

Place and registration number:

Paris Trade and Companies Register (Registre du commerce et des sociétés) 380 129 866 APE (principal activity) code: 6110Z

Legal Entity Identifier (LEI): 969500MCOONR8990S771

Date of incorporation and term:

Orange SA was incorporated as a French société anonyme (a public limited company under French law) on December 31, 1996 for a 99-year term. Barring early liquidation or extension, the Company will expire on December 31, 2095.

Registered office:

78, rue Olivier de Serres, 75015 Paris, France

Telephone: + 33 (0)1 44 44 22 22

Website: www.orange.com

Legal form and legislation applicable:

Orange is governed by French corporate law subject to specific laws governing the Company, notably Act 90/568 of July 2, 1990 on the organization of public postal services and France Telecom, as amended.

The regulations applicable to Orange as a result of its operations are described in Section 1.7 Regulation of activities.

Purpose: "As a trusted partner, Orange gives everyone the keys to a responsible digital world"

The purpose of Orange, included in Article 2 Corporate scope and Purpose of the By-laws, is part of the Strategic Plan, Engage 2025, which is guided by exemplary social and environmental conduct. See Chapter 4 Non-financial performance, Section Orange’s Purpose.

Corporate scope:

The Company’s corporate scope, in France and abroad, specifically pursuant to the French Postal & Electronic Communications Code, shall be;

−    to provide all electronic communication services in internal and international relations;

−    to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

−    to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

−    to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

−    to set up, acquire, rent or manage all real-estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops within the corporate scope defined above;

−    to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

−    to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or by any other means;

−    and more generally, all industrial, commercial and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

7.2     Glossaries

7.2.1      Financial glossary

Average number of employees (full-time equivalents): average number of active employees over the reporting period, prorated for their work time, including both permanent contracts and fixed-term contracts.

Change in working capital requirement: change in working capital requirement is made up of:

−    Change in working capital requirements for operations, which is made up of (i) the changes in gross inventories, (ii) the change in gross trade receivables, (iii) the change in trade payables for other goods and services, and (iv) the change in customer contract assets and liabilities; and

−    Change in working capital requirements excluding operations which includes the change in other assets and liabilities (excluding receivables and payables related to operating taxes and levies).

Commercial expenses, equipment and content costs: see External purchases.

Convergent ARPO: average revenue per customer from convergent offers (Average Revenue Per Offer, ARPO) for the period is calculated by dividing (i) the revenue from retail convergent offers invoiced to customers (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of retail convergent offers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Convergent ARPO is expressed in monthly revenue per convergent offer customer.

Convergent services: see Revenue.

Data on a comparable basis: data with comparable methods, scope of consolidation and exchange rates are presented for the preceding period (see Section 3.1.5.1 Data on a comparable basis). The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the fiscal year ended and restating the previous fiscal year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. The method used applies the data of the corresponding period of the preceding fiscal year, the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the Consolidated income statement in the consolidated financial statements for the period ended. Changes on a comparable basis enable organic business changes to be reflected. Data on a comparable basis is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

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Data on a historical basis: data for past periods as reported in the consolidated financial statements of the current financial period.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

eCAPEX or "economic CAPEX": investments in property, plant and equipment and intangible assets excluding telecommunication licenses and financed assets, minus the disposal price of fixed assets (see Note 1.5 to the consolidated financial statements). eCAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Economic CAPEX: see eCAPEX.

Equipment sales: see Revenue.

External data: data after elimination of internal flows between the consolidation scopes taken into consideration.

External purchases: external purchases include the following operating expenses, excluding lease contracts falling within the scope of application of IFRS 16 (see Note 5.1 to the consolidated financial statements):

−    Commercial expenses, equipment and content costs: cost of handsets and other equipment sold, retail fees and commissions, advertising, promotional, sponsoring and rebranding expenses, and content costs;

−    Other external purchases: overheads, real estate fees, purchases of other services and service fees, purchases of equipment and other supplies held in inventory, call center outsourcing expenses and other external services, net of capitalized goods and services produced;

−    Other network expenses and IT expenses: outsourcing expenses for operations and technical maintenance, IT expenses; and

−    Service fees and inter-operator costs: network expenses and interconnection costs.

Financial investments: acquisitions of equity securities (net of cash acquired) and changes in ownership interests with no gain of control in subsidiaries.

Fixed only broadband ARPO: average revenue per customer of fixed only offers (Average Revenue Per Offer, ARPO) for the period is calculated by dividing (i) the revenue from fixed only broadband services sold on a retail basis (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of fixed only broadband offers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Fixed only broadband ARPO is expressed in monthly revenue per fixed offer only customer.

Fixed only services: see Revenue.

Investments in intangible assets and property, plant and equipment: see eCAPEX.

IT & Integration services: see Revenue.

Labor expenses: wages and employee benefit expenses (net of capitalized costs), employee profit- sharing expenses, and expenses relating to share- based compensation (see Note 6.1 to the consolidated financial statements).

Mobile only ARPO: average revenue per customer of mobile only offers (Average Revenue Per Offer, ARPO) for the period is calculated by dividing (i) the revenue from mobile only services sold on a retail basis (excluding Machine to Machine and excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of mobile only offers (excluding Machine to Machine) over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Mobile only ARPO is expressed in monthly revenue per mobile only customer.

Mobile only services: see Revenue.

Net financial debt: net financial debt as defined and used by Orange does not incorporate the Mobile Financial Services activities for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge items that are not included therein, such as future cash flows. As a consequence, the portion of these components related to unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference (see Note 13.3 to the consolidated financial statements). Net financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Number of employees (active employees at end of period): number of employees working on the last day of the reporting period, including both permanent contracts and fixed-term contracts.

Operating taxes and levies: taxes and levies including the Territorial Economic Contribution (CET) and the Flat-rate Tax on Network Enterprises (IFER) in France, fees for the use of frequencies and levies on telecommunication services (see Note 10.1 to the consolidated financial statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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Other external purchases: see External purchases.

Other network expenses and IT expenses: see External purchases.

Other operating expenses: see Other operating income and expenses.

Other operating income and expenses: other operating income net of other operating expenses. Other operating income and expenses include:

−    Other operating expenses: mainly disputes, impairments and losses on trade receivables from telecom activities, universal service charges, acquisition and integration costs, operating foreign exchange gains/losses and the cost of bank credit risk (see Note 5.2 to the consolidated financial statements); and

−    Other operating income: primarily income related to collection of trade receivables, net banking income (NBI, net balance of income and expenses from banking operations), site rentals and franchises, tax credits and subsidies, income from universal service, brand royalties and management fees invoiced to certain unconsolidated entities, rebilling of network sharing costs, income from disputes, income relating to line damage (see Note 4.2 to the consolidated financial statements).

Other operating income: see Other operating income and expenses.

Other revenue: see Revenue.

Retail services (B2C+B2B): see Revenue from retail services (B2C+B2B).

Revenue from retail services (B2C+B2B): aggregation of Convergent services, Mobile only services, Fixed only services and IT & Integration services (see these definitions). Revenue from retail services (B2C+B2B) bring together all revenue from a given scope excluding revenue from Wholesale services, Equipment sales and Other revenue (see these definitions).

Revenue: revenue (see Notes 1.1 and 4.1 to the consolidated financial statements) includes:

−    Convergent services: revenue from the convergent offers sold on a retail basis to B2C customers, excluding equipment sales (see this definition). A convergent offer is defined as the combination of, at least, fixed broadband access (xDSL, FTTx, cable, fixed 4G) and a mobile voice plan;

−    Equipment sales: fixed and mobile equipment sales, excluding (i) equipment sales related to the supply of IT & Integration services, and (ii) network equipment sales related to the operation of voice and data services for the Enterprise segment and (iii) equipment sales to external dealers and brokers;

−    Fixed only services: revenue of fixed only services sold on a retail basis, excluding convergent services and equipment sales (see these definitions). It includes (i) narrowband fixed services (conventional fixed telephony), (ii) fixed broadband services, and (iii) business solutions and networks (with the exception of France, for which essential business solutions and networks are supported by the Enterprise operating segment). For the Enterprise segment, revenue for fixed only services includes network equipment sales linked to the operation of voice and data services;

−    IT & integration services: revenue including unified communication and collaboration services (Local Area Network and telephony, consultancy, integration, project management), hosting and infrastructure services (including Cloud Computing), applications services (customer relations management and other applications services), security services, video conferencing services, services related to Machine to Machine activities (off-line), as well as sales of equipment related to the above products and services;

−    Mobile only services: revenue from mobile plans (mainly outgoing calls: voice, SMS and data) for retail sales, excluding convergent services and equipment sales (see these definitions);

−    Other revenue: other revenue includes equipment sales to external dealers and brokers, revenue from portals, on-line advertising revenue and corporate transversal business line activities of the Group, and other miscellaneous revenue; and

−    Wholesale (Carrier services): revenue including (i) mobile services to carriers, which groups together in particular incoming mobile traffic, visitor roaming, network sharing, national roaming and mobile virtual network operators (MVNO), and (ii) fixed services to other carriers, which include in particular national interconnection, services to international carriers, high-speed and very high-speed broadband access services (fiber access, unbundling of telephone lines, xDSL access sales), and sales of telephone lines on the wholesale market;

Service fees and inter-operator costs: see External purchases.

Statutory data: data before elimination of internal flows between the consolidation scopes taken into consideration.

Wages and employee benefit expenses: see Labor expenses.

Wholesale (Carrier services): see Revenue.

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7.2.2      Glossary of technical terms

API (Application Programming Interface): computer programming interface that enables programs to interact with one another, in a similar manner to a human-machine interface.

Arcep: regulatory authority for electronic communications, posts and press distribution.

Bitstream: wholesale offer enabling alternative operators to rent broadband access which has been activated by the incumbent operator. In this way they can offer retail broadband services in areas where they do not offer unbundled access.

Call termination (interconnection or termination rate): amount per minute paid by one telephone operator to another to transmit a telephone conversation over the network of the second operator to its destination. These rates are regulated.

Cloud Computing: concept that involves using remote servers for the storage and processing of electronic data, traditionally located on local servers or the user’s workstation.

DSL (Digital Subscriber Line): technologies enabling the use of copper cables connecting subscribers of "Switched Telephone Networks" (STN) to enable broadband transfers of digital packets.

DWDM (Dense Wavelength Division Multiplexing): digital transmission technology based on multiplexing wavelengths over fiber optic, enabling very high-speed broadband (up to 10 Gigabits per second) information transfers over long distance networks.

Efficient operator: concept used in relation to the regulation of prices for wholesale and retail services sold by an operator when the regulatory authority requires the operator to orient its prices towards the costs borne. If the actual costs of this operator turn out to be higher than they should be because of its inefficiency, the corresponding excess cost is excluded from the price base used to determine prices.

FTTH (Fiber To The Home): connection by fiber optic directly to the subscriber’s home ensuring very high-speed transmissions compatible with triple play packages.

FTTx: (Fiber To The X): generic name for different forms of optical connections.

Full MVNO: MVNO (virtual mobile operator) that operates its own core network components and its own applications platforms, while renting radio capacities to host operators. See MVNO.

Gbit/s or Gigabit per second: one billion bits (109) transferred per second on a transmission network. See Bit.

Go or Gigaoctet: a unit of measurement used in computing to indicate memory capacity. Each unit corresponds to a billion octets (octet is a computer coding unit consisting of 8 bits).

GPON (Gigabit Passive Optical Network): passive FTTH optical network architecture, not to be confused with the competing point to point FTTH architecture; it is used for on-demand broadcasting such as video over IP (IPTV).

GSMA (GSM Association): association representing nearly 800 mobile telephony operators and manufacturers in 220 countries of the world. The GSMA takes part in the definition and publication of mobile telephony standards.

ICT (Information and Communication Technologies): techniques used to process and transmit information, mainly computing, audiovisual, multimedia, Internet and telecommunications.

Integrated Service Digital Network (ISDN): digital network for the transmission of integrated information: data, voice and video. Orange trade name: Numéris.

IMS (IP Multimedia Subsystem): standardized IP-based network architecture and technology providing fixed and mobile voice and multimedia services, including VoIP, VoLTE and VoWifi.

IP-VPN: see Virtual Private Network.

IPX: interconnection service ensuring interoperability between the different technologies and thus allowing the secure exchange of IP-based traffic between customers of the different mobile, fixed-line telephony and Internet operators.

ISDN: see Integrated Service Digital Network.

LoRaWAN (Long Range Wide-Area Network): telecommunication protocol that allows connected devices to exchange small amounts of data in narrowband, reducing the energy used by the objects.

LAN (Local Area Network): network enabling workstations or PCs of the same entity on the same site to be interconnected with other local networks on other sites and be linked to the public network.

LTE (Long Term Evolution): standard developed within 3GPP which produced technical specifications for the fourth-generation mobile network standard (4G). By extension, LTE also refers to so-called fourth generation mobile systems.

LTE-M (LTE for Machines): technology which enables Internet of Things equipment to connect to the 4G network without a gateway.

M2M or Machine to Machine: exchanges of information between machines that are established between the central control system (server) and any type of equipment, through one or several communication networks.

MEA (Middle East & Africa): Africa & Middle East zone.

Mobile network sharing: Pooling between several operators of all or part of the equipment constituting their mobile networks. There are different types of infrastructure sharing:

−    Passive sharing: pooling of passive infrastructure among operators. The partners jointly use the pylons, premises or even the technical environment (power supply, air conditioning), but each operator deploys its own active network equipment;

−    Active sharing: pooling of active elements (base station equipment, base station controllers, transmission links) among operators, in addition to passive infrastructure sharing.

MPLS (Multi-Protocol Label Switching): routing technique which improves network speed and efficiency, allowing routers to transfer information along p-defined paths depending on the level of quality required.

Multiplexing: technique to simultaneously transfer several communications on a single transmission channel.

NFC (Near Field Communication): technology for short-range and 7 high-frequency wireless communications, allowing the exchange of information between devices up to a distance of about 10 cm.

NGN (New Generation Network or Next Generation Network): generic concept referring to IP-based voice and data networks, making it possible to switch from a simple connectivity approach to a new approach to developing services for customers.

OTT (Over-The-Top): refers to a broadcaster that provides services, for example on-demand video services on the Internet, using the infrastructures of a telecoms network operator, when the network operator does not offer this service itself.

Roaming: the use of a mobile phone service on the network of another operator than the one with which the subscription is taken out. A typical example is the use of a mobile phone abroad from another operator’s network of.

Scopes 1, 2 and 3 (linked to the greenhouse gas emission perimeters):

−    Scope 1: emissions directly related to Orange’s activities (equipment, buildings, etc.);

−    Scope 2: indirect emissions related to Orange’s energy consumption (electricity);

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−    Scope 3: other indirect emissions (employee travel, product transport, emissions from Orange customers and suppliers).

Seamless network: a telecommunications service provided by a network operator or a service provider which uses the resources of one or more other operators or suppliers to give users the impression that they are accessing the same network without interruption regardless of where they are.

Signaling System 7 (SS7): information exchanges required for the management of a telephone communication (establishment and termination, maintenance and supervision, invoicing) and transferred in digital form by a network separate from that used for the communication itself.

SS7: see Signaling System 7.

Streaming: technology enabling the broadcasting of video images on the Internet and continuous viewing in real time.

Switched Telephone Network (STN): voice transport network comprised of terminals, subscriber lines, circuits and exchanges/switches. It is also used to access certain data services.

Triple play: broadband contract package including Internet access, telephony and a package of television channels.

UMTS (Universal Mobile Telecommunications System): third-generation (3G) mobile telephony standard allowing broadband communication (up to 2 Mbits/s at theoretical symmetrical speed) over the 1.9 to 2.2 GHz frequency band.

vDSL (Very high bit-rate DSL): technique based on the same technique as xDSL. vDSL signals are sent over a pair of copper wires, simultaneously and without interfering with voice telephony. This allows for very high speeds.

Virtual Private Network (VPN): a set of resources on a public network made exclusively available to a business customer.

Voice over Internet Protocol - VoIP: transport of voice services using IP technologies.

VPN: see Virtual Private Network.

VSAT (Very Small Aperture Terminal): satellite communications technology that uses two-way satellite dishes with a diameter of less than 3 m and requires few ground resources. VSAT is used to connect a small site to communication networks, either for telephony or Internet access.

WiFi (Wireless-Fidelity): technology enabling the connection of wireless equipment using radio waves in the 2.4 GHz wavelength, at speeds of 11 Mbits/s (802.11b standard) or 54 Mbits/s (802.11g standard). By extending the Ethernet protocol to cover radio services, WiFi offers businesses and individuals the ability to wirelessly connect several computers or shared devices in a network over distances that may reach several dozen meters.

xDSL: see DSL.

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